As filed with the Securities and Exchange Commission on August 3, 2020

Registration No. 333-239161

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Humanigen, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	77-0557236
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

533 Airport Boulevard, Suite 400

Burlingame, California 94010

(650) 243-3100

(Address, including zip code, and telephone number, including area code,

of principal executive offices)

Cameron Durrant, M.D.

Chief Executive Officer

Humanigen, Inc.

533 Airport Boulevard, Suite 400

Burlingame, California 94010

(650) 243-3100

(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin L. Vold

Polsinelli PC

1401 Eye Street, NW, Suite 800

Washington, DC 20005

Telephone: (202) 783-3300

Facsimile: (202) 783-3535

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the Securities and Exchange Commission declares this registration statement effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 3, 2020

82,563,584 Shares of Common Stock

This prospectus relates to the resale or other disposition, from time to time, by the selling stockholders named in this prospectus or their pledgees, donees, transferees, or other successors in interest of up to 82,563,584 shares of our common stock, comprising (i) 82,528,718 shares of common stock issued pursuant to a June 1, 2020 securities purchase agreement; and (ii) 34,866 shares of common stock issued at the direction of Carter, Terry & Company, Inc. in connection with its performance of capital markets advisory services for us.

The selling stockholders may offer and sell any of the shares from time to time in a number of different ways and at varying prices, and may engage a broker, dealer or underwriter to sell the shares. Information regarding the selling stockholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Stockholders” and “Plan of Distribution” in this prospectus.

We are not selling any common stock under this prospectus and we will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders. All expenses of registration incurred in connection with this offering are being borne by us. All selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders.

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “HGEN”. We cannot assure investors that our listing application will be approved by Nasdaq. Our common stock is currently listed for quotation on the OTCQB Venture Market operated by OTC Markets Group, Inc., under the symbol “HGEN”. On July 31, 2020, the last reported sale price per share of our common stock on the OTCQB Venture Market was $4.78.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                           , 2020.

ABOUT THIS PROSPECTUS

This prospectus forms a part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, or the SEC. Under this process, the selling stockholders may from time to time, in one or more offerings, sell the common stock described in this prospectus.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Cautionary Note Regarding Forward-Looking Statements.”

This prospectus contains references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and the related notes, in each case included in this prospectus before making an investment decision.

In this prospectus, unless we indicate otherwise or the context requires, references to the “Company,” “Humanigen,” “we,” “our,” “ours,” and “us” refer to Humanigen, Inc. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto included elsewhere in this prospectus.

Overview

We are a clinical stage biopharmaceutical company, developing our clinical stage COVID-19 immunology and immuno-oncology portfolio of monoclonal antibodies. We are focusing our efforts on the development of our lead product candidate, lenzilumab, our proprietary Humaneered® (“Humaneered” or “Humaneered®”) anti-human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) immunotherapy.

Our proprietary and patented Humaneered technology platform is a method for converting existing antibodies (typically murine) into engineered, high-affinity human antibodies designed for therapeutic use, particularly for chronic conditions. We have developed or in-licensed targets or research (mouse) antibodies, typically from academic institutions, and then applied our Humaneered technology to them. Lenzilumab and our other two product candidates, ifabotuzumab and HGEN005, are Humaneered antibodies. Our Humaneered antibodies are closer to human antibodies than chimeric or conventionally humanized antibodies and have a high affinity for their target but low immunogenicity. Specifically, our Humaneered technology generates an antibody from an existing antibody with the required specificity as a starting point and, we believe, provides the following additional advantages:

•	high potency;
•	slow off-rate;
•	high solubility;
•	retention of identical target epitope specificity and generation of higher affinity antibodies;
•	high antibody expression yields;
•	attractive cost-of-goods;
•	physiochemical properties that facilitate process development and formulation;
•	lack of aggregation at high concentration;
•	very-near-to-human germ line sequence (which means they are less likely to induce an inappropriate immune response when used chronically, which has proven to be the case in clinical studies); and
•	an optimized antibody processing time of three to six months.

Lenzilumab is a monoclonal antibody that has been proven in animal models to neutralize GM-CSF, a cytokine that we believe is of critical importance in the inflammatory cascade, sometimes referred to as cytokine release syndrome (“CRS”) or cytokine storm, associated with COVID-19, chimeric antigen receptor T-cell (“CAR-T”) therapy and acute Graft versus Host Disease (“GvHD”) related side-effects. Lenzilumab binds to and neutralizes soluble, circulating GM-CSF.

Published scientific evidence links GM-CSF expression to serious and potentially life-threatening outcomes in respiratory conditions such as COVID-19 pneumonia. Evidence also indicates a potential causal role of GM-CSF expression in serious and potentially life-threatening side-effects associated with CAR-T therapy, and reduced efficacy in CAR-T therapies approved by the U.S. Food and Drug Administration (“FDA”). As a result, while we believe our leadership position in GM-CSF pathway science and cytokine storm presents us with a diverse set of development opportunities, we currently are focused on developing lenzilumab for three primary indications:

•	As a therapy targeting severe outcomes in hospitalized patients with confirmed COVID-19 pneumonia;
•	As a sequenced therapy ahead of CAR-T administration in CD19 targeted CAR-T therapies; and
•	As an early treatment or potential prophylaxis for acute GvHD in high and intermediate risk patients.

Our Development Program for Lenzilumab

COVID-19

We are currently enrolling patients in a Phase III multi-center, randomized, placebo-controlled, double-blinded, clinical trial in the setting of COVID-19. There are currently 17 clinical sites across the U.S. actively recruiting patients. The Phase III trial will assess the safety and efficacy of lenzilumab in reducing severe outcomes in hospitalized adult patients with confirmed severe or critical COVID-19 pneumonia. On May 6, 2020, we announced that the first patient had been randomized in the Phase III lenzilumab COVID-19 study.

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There are currently no products approved by the FDA for the prevention of CRS/cytokine storm associated with COVID-19. There are numerous products currently in development for COVID-19 which can be broadly categorized as direct-acting antivirals, immunomodulators, and other preventative strategies such as vaccines. Recently, remdesivir (a direct-acting antiviral) has been given emergency use authorization by the FDA for COVID-19 based on results from the NIAID ACTT-1 trial. In this trial, remdesivir demonstrated improvement in the primary endpoint of time to recovery reducing this measurement by four days (11 days in the remdesivir cohort vs. 15 days in the placebo cohort). There was not a statistically significant difference in mortality between the remdesivir treated cohort and the placebo cohort. Other direct acting antiviral agents such as lopinavir/ritonavir and hydroxychloroquine (with or without a macrolide) have not demonstrated efficacy in randomized controlled trials to date. In addition, no immunomodulator therapy has proven efficacy in a randomized controlled clinical trial in the setting of COVID-19 and the two leading IL-6 inhibitors, Actemra (tocilizumab) and Kevzara (sarilumab) both recently failed to demonstrate efficacy in randomized, placebo-controlled studies in COVID-19 patients.

We believe that, as an upstream regulator of cytokine storm, GM-CSF neutralization with lenzilumab may offer advantages over other immunomodulator strategies that either target other downstream cytokines such as IL-1, IL-6, CCR5 or MIP-1 alpha or are broadly immunosuppressive and target cytokine signaling pathways non-selectively through JAK inhibition. In addition, lenzilumab is the only immunomodulator that was in an active clinical trial in another indication to prevent cytokine storm prior to embarking upon the Phase III COVID-19 trial and is currently the only agent in an active Phase III trial targeting GM-CSF.

Lenzilumab was granted emergency single use Investigational New Drug Application (“IND”) authorization from the FDA (often referred to as compassionate use) to treat patients with COVID-19. On June 15, 2020, we announced that Mayo Clinic published data derived from the compassionate use of lenzilumab in treatment of 12 patients hospitalized in the Mayo Clinic system. Under applicable FDA rules, a patient cannot receive a compassionate use drug unless FDA has issued an individual patient emergency IND authorization, which the Mayo Clinic requested from FDA prior to each individual patient dosing of lenzilumab. Accordingly, there was no randomized control group in the Mayo Clinic program. We did not pre-select patients to receive lenzilumab through the compassionate use program and did not deny any requests for compassionate use. Mayo Clinic clinicians solely determined which patients for which they would request emergency IND authorization from the FDA.

The patients receiving lenzilumab had severe or critical pneumonia as a result of COVID-19. They were also viewed as being at high risk of further disease progression. All patients required oxygen supplementation and had elevation in at least one inflammatory biomarker prior to receiving lenzilumab. All patients had at least one co-morbidity associated with poor outcomes in COVID-19 and several patients had multiple co-morbidities: 58% had diabetes mellitus, 58% had hypertension, 58% had underlying lung diseases, 50% were obese (defined as a BMI greater than 30), 17% had chronic kidney disease and 17% had coronary artery disease. The median age was 65 years.

Patients receiving lenzilumab showed rapid clinical improvement with a median time to recovery of five days, median time to discharge of five days and 100% survival to the data cut-off date. Patients also demonstrated rapid improvement in oxygenation, temperature, and inflammatory cytokines consistent with the improved clinical outcomes. At the cut-off date, 11 of the 12 patients had been discharged.

On July 27, 2020, we announced that the National Institute of Allergy and Infectious Diseases (“NIAID”), a part of the National Institutes of Health (“NIH”), which is part of the United States Government Department of Health and Human Services (“HHS”) as represented by the Division of Microbiology and Infectious Diseases (“DMID”), and Humanigen have executed a clinical trial agreement for lenzilumab as an agent to be evaluated in the NIAID-sponsored Big Effect Trial (“BET”) in hospitalized patients with COVID-19.

BET will help advance NIAID’s strategic plan for COVID-19 research, which includes conducting studies to advance high-priority therapeutic candidates. Identification of agents with novel mechanisms of action for therapy is a strategic priority.

This trial builds on initial data from NIAID’s Adaptive COVID-19 Treatment Trial (ACTT) that demonstrated Gilead’s investigational antiviral, remdesivir, may improve time to recovery in hospitalized patients with COVID-19. BET will evaluate the combination of lenzilumab and remdesivir on treatment outcomes versus placebo and remdesivir in hospitalized COVID-19 patients. The trial is expected to enroll 100 patients in each arm of the study with an interim analysis for efficacy after 50 patients have been enrolled in each arm.

With data from the BET and our ongoing Phase III study, we expect to have data from approximately 500 hospitalized COVID-19 patients.

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CAR-T Therapies

Our current clinical and regulatory development plan in the CAR-T setting is focused on a collaboration agreement we executed with Kite Pharmaceuticals, Inc., a Gilead company (“Kite”), in May 2019, which we refer to as the Kite Agreement. Pursuant to the Kite Agreement, the parties have agreed to conduct and are currently enrolling patients for a multi-center Phase 1b/2 study (“ZUMA-19”) of lenzilumab with Kite’s YESCARTA in patients with relapsed or refractory B-cell lymphoma, including diffuse large B-cell lymphoma (“DLBCL”). Kite is the sponsor of ZUMA-19 and is responsible for its conduct. The primary objective of ZUMA-19 is to determine the effect of lenzilumab on the safety of YESCARTA. In addition, efficacy and healthcare resource utilization will be assessed. On June 30, 2020, we announced that the first patient had been infused in the ZUMA-19 study.

Kite’s YESCARTA is one of two CAR-T therapies that have been approved by FDA and is the leading CAR-T by revenue. We believe our collaboration with Kite is the only current clinical collaboration that is enrolling patients with the potential to improve both the safety and efficacy of CAR-T therapy. The Kite Agreement is non-exclusive. Depending upon FDA feedback, we believe ZUMA-19 may serve as the basis for registration for lenzilumab in the CAR-T setting.

GvHD

We are collaborating with IMPACT, a clinical trial partnership of 23 transplant centers in the United Kingdom, in planning a potential randomized, placebo controlled, Phase II/III study focused on early intervention with lenzilumab in patients at high risk or intermediate risk for steroid refractory acute GvHD based on specific biomarkers.  The goal of the trial, as it is currently contemplated, would be to determine the efficacy and safety of lenzilumab in reducing non-relapse mortality at six months.

Our Pipeline

In addition to these programs with lenzilumab, we are also exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody, or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage including the prevention and/or treatment of GvHD while preserving graft-versus-leukemia (“GvL”) benefits in patients undergoing allogeneic hematopoietic stem cell therapy (“HSCT”). In this context, GvHD is akin to cytokine storm and we believe this to be a similar mechanism and driven by elevated GM-CSF levels.

We believe that we have built a strong intellectual property position in the area of GM-CSF neutralization through multiple approaches and mechanisms, as they pertain to COVID-19, CAR-T, GvHD and multiple other oncology/transplantation, inflammation, fibrosis and autoimmune conditions which may be driven by GM-CSF.

Our clinical-stage pipeline also comprises a further Phase I study which is almost fully enrolled with ifabotuzumab in glioblastoma multiforme (“GBM”) and potentially other solid cancers and an additional Phase II study in CMML. We also have a focus on creating safer and more effective CAR-T therapies in hematologic malignancies and solid tumors via three key modalities:

•	Combining FDA-approved and development stage CAR-T therapies with lenzilumab;
•	Creating next-generation gene-edited CAR-T therapies using GM-CSF gene knockout technologies; and
•	Exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments, including allogeneic HSCT.

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These product candidates are in the early stage of development and will require substantial time, resources, research and development, and regulatory approval prior to commercialization. Furthermore, none of these product candidates have been approved for marketing and it may be years, if this occurs at all. Our current pipeline is depicted below:

1 Phase III may not be necessary for approval in ZUMA-19; precedent is CAR-Ts to date have been approved on Phase II data

2 UK

3 US, EU, Australia

4 Australia

Our Team

We have assembled an experienced management team with significant biotech and immuno-oncology expertise. Since January 2016, our team has been led by our chairman who was subsequently, in March 2016, appointed as our chief executive officer, Dr. Cameron Durrant, a medical doctor who also holds an MBA and several post-graduate medical qualifications. Prior to joining our company, Dr. Durrant held senior executive positions at multinational pharmaceutical companies including Johnson & Johnson, Pharmacia Corporation (“Pharmacia”) (acquired by Pfizer), GlaxoSmithKline and Merck, as well as entrepreneurial roles with smaller biotech companies.

On August 3, 2020, we announced that Timothy Morris was appointed as our Chief Operating Officer and Chief Financial Officer, effective August 1, 2020. From June 2016 until his appointment as our Chief Operating Officer and Chief Financial Officer, Mr. Morris served as a member of our Board. Mr. Morris formerly served as the Chief Financial Officer of Iovance Biotherapeutics, a publicly traded immuno-oncology biotech company (Nasdaq: IOVA), from August 2017 to June 2020. Mr. Morris has extensive operational experience with public companies in the biopharmaceutical industry, particularly in the areas of finance and corporate development.

On July 7, 2020, we announced the addition of two new members to our executive management team. Dr. Dale Chappell, the managing member of Black Horse Capital Management LLC (“BH Management”), a private investment manager that specializes in biopharmaceuticals and a significant stockholder, joined the company in a full-time role as our Chief Scientific Officer. Dr. Chappell, who received his MD from Dartmouth Medical School and his MBA from Harvard Business School, began his career as a Howard Hughes Medical Institute fellow at the National Cancer Institute where he studied tumor immunology, worked as a researcher in the labs of Dr. Steven A. Rosenberg (widely thought of as one of the pioneers in CAR-T therapy) and Dr. Nicholas P. Restifo (a leading researcher in the field of immunology) and is published in the field of GM-CSF, giving him clear insights into the development and execution of our business strategy. In addition, David Tousley joined the company as Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer. Mr. Tousley has held a number of senior finance and accounting roles within the industry, including serving as Executive Vice President and Chief Financial Officer and President and Chief Operating Officer at companies including Pasteur Merieux Connaught (now Sanofi Pasteur), AVAX Technologies, Inc. (Nasdaq: AVXT) and DARA BioSciences (Nasdaq: DARA). Mr. Tousley has led functions including finance and accounting, procurement, customer account management, strategic and financial planning and management, corporate governance, equity capital financing and business development.

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Our board of directors actively supports Dr. Durrant and our team in the development and execution of the company’s business strategy. The four other members of our board, each of whom is independent, offer extensive experience in biotech/pharmaceuticals, finance and law, including:

•	Bob Savage, the former Worldwide Chairman of J&J Pharmaceuticals, has extensive experience serving on boards of publicly traded biotech companies;
•	Dr. Rainer Boehm, the former interim CEO and Chief Commercial and Chief Medical Affairs Officer of Novartis Pharma, also serves as a member of the board of directors of Cellectis, a leading allogeneic CAR-T company;
•	Cheryl Buxton has, for the past 25 years, worked at Korn/Ferry International, the world’s largest executive search company, currently serving as the Korn/Ferry Vice Chairman, Global Sector Leader, Pharmaceuticals; and
•	Ron Barliant, a former bankruptcy judge, has significant legal experience counseling management teams and boards of directors of companies with complex financial needs.

Risks Associated with Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, but are not limited to, the following:

•	We have a history of operating losses, we expect to continue to incur losses, and we may never become profitable;
•	Our business is solely dependent on the success of our current product candidates and technology platforms. We cannot be certain that we will be able to obtain regulatory approval for, or successfully develop or commercialize, any of our product candidates, which are at an early stage of development;
•	The evolution of scientific discovery around the coronavirus, COVID-19 and the lung dysfunction resulting in some patients may indicate that cytokine storm is caused by or results from something other than elevated GM-CSF levels, which might limit or eliminate the utility of lenzilumab as a part of a potential COVID-19 therapy;
•	If our competitors develop and receive FDA approval for treatments or safe and effective vaccines for COVID-19 which are widely utilized, our commercial opportunity may be reduced or eliminated;
•	We may be unable to successfully complete our Phase III trial of lenzilumab for the prevention and treatment of cytokine storm in COVID-19 pneumonia;
•	The COVID-19 pandemic, or any other health epidemic, may have a negative impact on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole;
•	We have in the past relied, and may rely in the future, on third parties to conduct investigator-sponsored trials (“ISTs”) of lenzilumab, our GM-CSF gene knockout platform, and our other immunotherapies, which is cost-effective for us but affords the investigators the ability to retain significant control over the design and conduct of the trials, as well as the use of the data generated from their efforts;
•	The adoption of CAR-T therapies as the potential standard of care for treatment of certain cancers is uncertain, and dependent on the efforts of a limited number of market entrants, and if not adopted as anticipated, a market for lenzilumab in combination with CAR-T therapies or gene-edited CAR-T therapies may not develop;
•	We may be unable to successfully pursue the Kite collaboration;
•	If third parties do not conduct the trials in accordance with our agreements with them, our ability to pursue our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates;
•	Our product candidates are subject to extensive regulation, compliance with which is costly and time consuming, may cause unanticipated delays, or may prevent the receipt of the required approvals to commercialize our product candidates;
•	We have a limited staff, and rely heavily on outside consultants to conduct our business under the leadership of Dr. Durrant. If we fail to attract and retain key management and clinical development personnel, or if the attention of such personnel is diverted, we may be unable to successfully manage our business and develop or commercialize our product candidates;
•	If our competitors develop treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or are demonstrated to be safer or more effective than our product candidates, or if the FDA approves biosimilar competitors to our products post-approval, our commercial opportunity will be reduced or eliminated;
•	If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, healthcare payers and the medical community, the revenue that it generates may be limited;
•	Reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates profitably;
•	We rely completely on third parties, most of which are sole source suppliers, to supply drug substance and manufacture drug product for our clinical trials and preclinical studies and intend to rely on other third parties to produce commercial supplies of product candidates, and our dependence on third parties could adversely impact our business;
•	We may not be successful in establishing and maintaining development partnerships and licensing agreements, which could adversely affect our ability to develop and commercialize product candidates;
•	If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish, and our business and competitive position would suffer;
•	We may not be successful in our attempt to list our common stock on the Nasdaq Capital Market;
•	We will need additional capital to develop and commercialize our product candidates and technology platforms, and our access to capital funding is uncertain;

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•	The concentration of our common stock owned by insiders may limit the ability of our other stockholders to influence corporate matters and may contribute to volatility in our stock price;
•	We have identified material weaknesses in our internal control over financial reporting and may be unable to maintain effective control over financial reporting. Any material weaknesses in our internal control over financial reporting in the future could adversely affect investor confidence, impair the value of our common stock and increase our cost of raising capital;
•	Pending, threatened or future litigation or governmental proceedings could result in material adverse consequences, including judgments or settlements; and
•	Our stock price is volatile and purchasers of our common stock could incur substantial losses.

Corporate Information

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001. We completed our initial public offering in January 2013. Effective August 7, 2017, we changed our legal name to Humanigen, Inc. We maintain a website at www.humanigen.com where you may obtain copies of our reports, information and proxy statements and other filings with the SEC as soon as they are filed. Information contained on our website is not part of this prospectus, and the inclusion of our website address in this prospectus is intended to be an inactive textual reference only. The address of our principal executive office is 533 Airport Boulevard, Suite 400 Burlingame, CA 94010 and our telephone number is (650) 243-3100.

The Offering

Common stock offered by the Selling Stockholders	82,563,584 shares, consisting of:

82,528,718 shares of common stock issued pursuant to a June 1, 2020 securities purchase agreement; and

34,866 shares issued at the direction of Carter, Terry & Company, Inc. in connection with its performance of capital markets advisory services for us.

Common stock outstanding	210,499,810 shares outstanding as of July 29, 2020, excluding shares of common stock issuable upon the exercise of stock options and warrants.

Use of proceeds	We will receive no proceeds from the sale of shares of common stock by the selling stockholders in this offering. See “Use of Proceeds.”

OTCQB Venture Market Trading Symbol	“HGEN”

Risk factors	You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 6 of this prospectus before deciding whether or not to invest in our common stock.

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RISK FACTORS

Investing in our securities involves a high degree of risk. Any of the risks and uncertainties set forth herein or therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price or value of our securities. As a result, you could lose all or part of your investment. The risks described in these documents are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Please also read carefully the section below entitled “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Common Stock and This Offering

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, including pursuant to this offering, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of our common stock in the public market, including pursuant to this offering, or the perception in the market that the holders of a large number of shares intend to sell shares, could depress the market price of our common stock and could impair our future ability to obtain capital, especially through an offering of equity securities. If there are more shares of common stock offered for sale than buyers are willing to purchase, then the market price of our common stock may decline to a market price at which buyers are willing to purchase the offered shares of common stock and sellers remain willing to sell the shares.

Persons who were our stockholders prior to our issuance of common stock to certain of the selling stockholders pursuant to a June 1, 2020 securities purchase agreement continue to hold a substantial number of shares of our common stock. If such persons sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. In April 2018, we filed a registration statement registering additional shares of common stock that we may issue under the Humanigen, Inc. 2012 Equity Incentive Plan. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

Moreover, holders of a substantial number of shares of our common stock have rights, subject to specified conditions, to require us to file a registration statement covering their shares. Registration of these shares under the Securities Act of 1933, as amended (the “Securities Act”), would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by affiliates, as defined in Rule 144 under the Securities Act. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

The concentration of our common stock owned by insiders may limit the ability of our other stockholders to influence corporate matters and may contribute to volatility in our stock price.

We have a relatively small public float due to the ownership percentage of our executive officers and directors, and greater than 5% stockholders. Our directors, executive officers, and the other holders of more than 5% of our common stock together with their affiliates beneficially owned approximately 72% of our common stock as of July 29, 2020. Some of these persons or entities may have interests that are different from our other stockholders, which could prevent or discourage unsolicited acquisition proposals or offers for our common stock that may be in the best interest of our other stockholders. This may also adversely affect the trading price of our common stock because investors may perceive disadvantages in owning stock in companies with a significant concentration of ownership.

As a result of our small public float, our common stock may be less liquid and have greater stock price volatility than the common stock of companies with broader public ownership. In addition, the trading of a relatively small volume of shares of our common stock may result in significant volatility in our stock price. If and to the extent ownership of our common stock becomes more concentrated, whether due to increased ownership by our directors and executive officers or other principal stockholders, or other factors, our public float would further decrease, which in turn would likely result in increased stock price volatility.

Additionally, because a large amount of our stock is closely held, we may experience low trading volume or large fluctuations in share price and volume due to large sales by our principal stockholders. If our existing stockholders, particularly our directors, executive officers and the holders of more than 5% of our common stock, or their affiliates or associates, sell substantial amounts of our common stock in the public market, or are perceived by the public market as intending to sell substantial amounts of our common stock, the trading price of our common stock could decline significantly.

In conjunction with a June 1, 2020 securities purchase agreement, our directors, executive officers, and certain holders of more than 5% of our common stock together with their affiliates, which collectively beneficially owned approximately 50% of our common stock as of July 29, 2020, entered into lock-up agreements pursuant to which they have agreed to, among other things, not sell their shares of common stock or any securities convertible into or exercisable or exchangeable for common stock until 180 days after the closing of the private placement on June 2, 2020. Sales of a substantial number of such shares upon expiration of the lock-up agreements, the perception that such sales may occur, or early release of restrictions in the lock-up agreements, could cause the market price of our common stock to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.

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There is a limited trading market for our securities and we do not currently have an active public market for our securities, which means you may not be able to resell shares of our common stock publicly, if at all, at times or prices you feel are fair and appropriate. An active trading market for our common stock may not develop or be sustained.

While our intention is to list our common stock on the Nasdaq Capital Market, our common stock is currently quoted on the OTCQB Venture Market, and trading in our common stock has been limited. The OTCQB Venture Market is generally understood to be a less active, and therefore less liquid, trading market than a national securities exchange. We cannot predict whether an active market for our common stock will ever develop in the future. In the absence of an active trading market:

•	investors may have difficulty buying and selling shares of our common stock;
•	market visibility for shares of our common stock may be limited;
•	a lack of visibility for shares of our common stock may have a depressive effect on the market price for shares of our common stock; and
•	significant sales of our common stock, or the expectation of these sales, could materially and adversely affect the market price of our common stock.

Our historically small trading volume in our common stock may make it difficult for our stockholders to sell their shares as and when they choose. Small trading volumes generally depress market prices. As a result, you may not be able to resell shares of our common stock publicly, if at all, at times or prices that you feel are fair or appropriate.

An inactive market may also impair our ability to raise capital and to fund operations by selling shares and may impair our ability to acquire additional intellectual property assets by using our shares as consideration.

No assurance can be given that an active market will develop for the common stock or as to the liquidity of the trading market for the common stock. The common stock may be traded only infrequently in transactions arranged through brokers or otherwise, and reliable market quotations may not be available.

We have applied to list our common stock on the Nasdaq Capital Market, but there is no assurance that our listing application will be approved by Nasdaq or that our common stock will ever be listed on the Nasdaq Capital Market or any other national securities exchange.

While we have applied to list our common stock on the Nasdaq Capital Market, we cannot ensure that we will be able to satisfy the listing standards or that our common stock will be accepted for listing on the Nasdaq Capital Market. Should we fail to satisfy the initial listing standards of the Nasdaq Capital Market, or our common stock are otherwise rejected for listing, our common stock will continue to trade on the OTCQB Venture Market, in which event the trading price of our common stock could suffer, the trading market for our common stock may be less liquid, and our common stock price may be subject to increased volatility.

Even if our common stock is accepted for listing on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria, there can be no assurance that an active trading market for our common stock will develop or be sustained, and the Nasdaq Capital Market may subsequently delist our common stock if we fail to comply with ongoing listing standards.

In the event we are able to list our common stock on the Nasdaq Capital Market upon our satisfaction of the exchange’s initial listing criteria, the exchange will require us to meet certain financial, public float, bid price and liquidity standards on an ongoing basis in order to continue the listing of our common stock. In addition to specific listing and maintenance standards, the Nasdaq Capital Market will have broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock.

If we fail to meet these continued listing requirements, our common stock may be subject to delisting. If our common stock is delisted from the Nasdaq Capital Market and we are not able to list our common stock on another national securities exchange, we expect our securities would be quoted on an over-the-counter market; however, if this were to occur, our stockholders could face significant material adverse consequences, including limited availability of market quotations for our common stock and reduced liquidity for the trading of our securities. In addition, in the event of such delisting, we could experience a decreased ability to issue additional securities and obtain additional financing in the future.

Further, even if our common stock is listed on the Nasdaq Capital Market, there can be no assurance that an active trading market for our common stock will develop or be sustained after our initial listing.

Raising additional funds by issuing securities or through licensing or lending arrangements may cause dilution to our existing stockholders, restrict our operations or require us to relinquish proprietary rights.

To the extent that we raise additional capital by issuing equity securities, the share ownership of existing stockholders will be diluted. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance could result in further dilution to our stockholders by causing a reduction in their proportionate ownership and voting power.

Any future debt financing may involve covenants that restrict our operations, including, among other restrictions, limitations on our ability to incur liens or additional debt, pay dividends, redeem our stock, make certain investments, and engage in certain merger, consolidation, or asset sale transactions. In addition, if we raise additional funds through licensing arrangements, it may be necessary to grant potentially valuable rights to our product candidates or grant licenses on terms that are not favorable to us.

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We have identified material weaknesses in our internal control over financial reporting and may be unable to maintain effective control over financial reporting.

In the course of the preparation and external audit of our consolidated financial statements for the fiscal year ended December 31, 2019, we and our independent registered public accounting firm identified a “material weakness” in our internal control over financial reporting related to our limited number of accounting and financial reporting personnel. A material weakness in internal control over financial reporting is a deficiency, or combination of deficiencies, in internal control over financial reporting that results in more than a reasonable possibility that a material misstatement of annual or interim consolidated financial statements will not be prevented or detected on a timely basis. We identified an insufficient degree of segregation of duties amongst our accounting and financial reporting personnel.

We intend to work to remediate the material weaknesses identified above, which could include the addition of accounting and financial reporting personnel and/or the engagement of accounting and personnel consultants on a limited-time basis until we add a sufficient number of personnel.

Any material weaknesses in our internal control over financing reporting in the future could adversely affect investor confidence, impair the value of our common stock and increase our cost of raising capital.

If we are unable to remediate our material weakness over financial controls or we identify other material weaknesses or significant deficiencies in the future, our operating results might be harmed, we may fail to meet our reporting obligations or fail to prevent or detect material misstatements in our financial statements. Any such failure could, in turn, affect the future ability of our management to certify that internal control over our financial reporting is effective. Inferior internal control over financial reporting could also subject us to the scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties or stockholder litigation, which could have an adverse effect on our results of operations and the market price of our common stock.

In addition, if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our share price. Furthermore, deficiencies could result in future non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Such non-compliance could subject us to a variety of administrative sanctions, including review by the SEC or other regulatory authorities.

Our stock price is volatile and purchasers of our common stock could incur substantial losses.

The market price of our common stock may fluctuate significantly in response to a number of factors. These factors include those discussed in this “Risk Factors” section of this prospectus and others such as:

•	delay or failure in initiating or completing preclinical studies or clinical trials, or unsatisfactory results of these trials and the resulting impact on ongoing product development;
•	the success, progress, timing and costs of our efforts to evaluate or consummate various strategic alternatives if in the best interests of our stockholders;
•	our ability to successfully list and maintain the listing of our common stock on the Nasdaq Capital Market;
•	announcements regarding equity or debt financing transactions;
•	sales or potential sales of substantial amounts of our common stock or securities convertible into our common stock;
•	announcements about us or about our competitors including clinical trial results, regulatory approvals, or new product candidate introductions;
•	developments concerning our development partner, licensors or product candidate manufacturers;
•	litigation and other developments relating to our patents or other proprietary rights or those of our competitors;
•	conditions in the pharmaceutical or biotechnology industries and the economy as a whole;
•	governmental regulation and legislation;
•	recruitment or departure of members of our board of directors, management team or other key personnel;
•	changes in our operating results;
•	any financial projections we may provide to the public, any changes in these projections, our failure to meet these projections, or changes in recommendations by any securities analysts that elect to follow our common stock;
•	change in securities analysts’ estimates of our performance, or our failure to meet analysts’ expectations; and
•	price and volume fluctuations in the overall stock market or resulting from inconsistent trading volume levels of our shares.

In recent years, the stock market in general, and the market for pharmaceutical and biotechnological companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to changes in the operating performance of the companies whose stock is experiencing those price and volume fluctuations. Broad market and industry factors may seriously affect the market price of our common stock, regardless of our actual operating performance.

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In addition, public statements by us, government agencies, the media or others relating to the COVID-19 outbreak (including regarding efforts to develop COVID-19 vaccines, treatments or therapies) have in the past resulted, and may in the future result, in significant fluctuations in our stock price. Given the global focus on the COVID-19 outbreak, any information in the public arena on this topic, whether or not accurate, could have an outsized impact (either positive or negative) on our stock price. Information related to our Phase III trial of lenzilumab, or our development, manufacturing and distribution efforts with respect to lenzilumab, or information regarding such efforts by competitors, may also impact our stock price.

Our common stock may be considered to be a “penny stock” and, as such, any market for our common stock may be further limited by SEC rules applicable to penny stocks. Some brokers may be unwilling to trade our securities, and you may have difficulty reselling your shares, which may cause the value of your investment to decline.

To the extent the price of our common stock continues to trade at prices below $5.00 per share, our common stock may be subject to the “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors. For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations may adversely affect the ability of brokers to sell our common stock and limit the liquidity of our common stock, and because of the imposition of these additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent a holder of our shares from reselling those shares and may cause the value of such investment to decline.

In addition, under applicable SEC rules and interpretations, issuers of penny stocks are subject to disclosure requirements that can increase the cost and complexity of registering shares for sale in a public offering, including a public offering proposed to be made to facilitate sales by existing stockholders. These penny stock disclosure requirements may pose challenges or impediments to achieving our goals of increasing our public float and the liquidity of the trading market for our shares.

If securities analysts do not publish research or publish unfavorable research about our business, our stock price and trading volume could decline.

The trading market for a company’s common stock often is based in part on the research and reports that securities and industry analysts publish about the company. We are not currently aware of any well-known analysts that are covering our common stock, and without analyst coverage it could be hard to generate interest in investments in our common stock. Furthermore, if analyst coverage does develop, and an analyst downgrades our stock or publishes unfavorable research about our business, or if our clinical trials or operating results fail to meet the analysts’ expectations, our stock price would likely decline.

We have never paid and do not intend to pay cash dividends and, consequently, the ability to achieve a return on any investment in our common stock will depend on appreciation in the price of our common stock.

We have never paid cash dividends on any of our capital stock, and we currently intend to retain future earnings, if any, to fund the development and growth of our business. Therefore, a holder of our stock is not likely to receive any dividends on our common stock for the foreseeable future. Since we do not intend to pay dividends, the ability to receive a return on an investment in our common stock will depend on any future appreciation in the market value of our common stock. There is no guarantee that our common stock will appreciate or even maintain the price at which it was purchased.

Anti-takeover provisions in our charter documents and Delaware law, could discourage, delay, or prevent a change in control of our company and may affect the trading price of our common stock.

We are a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law may discourage, delay, or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder, even if a change in control would be beneficial to our existing stockholders.

Our Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and our Second Amended and Restated Bylaws (the “Bylaws”) may discourage, delay, or prevent a change in our management or control over us that stockholders may consider favorable. Our Charter and Bylaws:

•	provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office;
•	do not provide stockholders with the ability to cumulate their votes; and
•	require advance notification of stockholder nominations and proposals.

In addition, our Charter permits the Board to issue up to 25 million shares of preferred stock with such powers, rights, terms and conditions as may be designated by the Board upon the issuance of shares of preferred stock at one or more times in the future. Specifically, the Charter permits the Board to approve the future issuance of all or any shares of the preferred stock in one or more series, to determine the number of shares constituting any series and to determine any voting powers, conversion rights, dividend rights, and other designations, preferences, limitations, restrictions and rights relating to such shares without any further authorization by our stockholders. The Board’s power to issue preferred stock could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might otherwise be in the best interest of our stockholders.

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Risks Related to our Business and Industry

The fluid and unpredictable nature of the COVID-19 pandemic, which began in late 2019 and has spread worldwide, may affect our ability to conduct our Phase III trial of lenzilumab for the prevention and treatment of cytokine storm in COVID-19 pneumonia, delay the initiation of planned and future clinical trials, disrupt regulatory activities, or have other adverse effects on our business and operations. In addition, this pandemic has caused substantial disruption in the financial markets and may adversely impact economies worldwide, both of which could result in adverse effects on our business and operations.

In December 2019, an outbreak of the respiratory illness COVID-19 caused by a strain of novel coronavirus, SARS-Cov-2, was first reported in China. The COVID-19 outbreak has spread worldwide, causing many governments to implement measures to slow the spread of the outbreak through quarantines, strict travel restrictions, heightened border scrutiny, and other measures. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred; supply chains have been disrupted; facilities and production have been suspended; and demand for certain goods and services, such as medical services and supplies, has spiked, while demand for other goods and services, such as travel, has fallen. The future progression of the outbreak and its effects on our business and operations are uncertain.

We and our third-party contract research organizations (“CROs”) and clinical sites may experience disruptions in supply of product candidates and/or procuring items that are essential for our research and development activities, including raw materials used in the manufacturing of our product candidates, medical and laboratory supplies used in our clinical trials or preclinical studies or animals that are used for preclinical testing, in each case, for which there may be shortages because of ongoing efforts to address the outbreak. While these delays have not materially impacted our overall manufacturing supply chain operations to date, and we continue to explore back up or alternative sources of supply, any future disruption in the supply chain from the COVID-19 outbreak, or any potential future outbreak could have a material adverse impact on our clinical trial plans and business operations.

Additionally, we have enrolled, and will seek to enroll, patients in our clinical trials at sites located in many areas affected by COVID-19 and, as a result, our trials may be impacted. In addition, even if sites are actively recruiting, we may face difficulties recruiting or retaining patients in our ongoing and planned clinical trials if patients are affected by the virus or are fearful of visiting or traveling to our clinical trial sites because of the outbreak. Prolonged delays or closure to enrollment in our trials or patient discontinuations could have a material adverse impact on our clinical trial plans and timelines, including our Phase III trial of lenzilumab for the prevention and treatment of cytokine storm in COVID-19 pneumonia.

In addition, our ability to collect all data requested of patients enrolled in our clinical trials during this pandemic is being impacted to varying degrees by COVID-19. Clinical trial data collection generally continues for each of our clinical trials, but at a slower pace, and in some instances, we encounter disruption of collection of complete study data. This could have a material adverse impact on our data analysis.

The response to the COVID-19 pandemic may redirect resources with respect to regulatory and intellectual property matters in a way that would adversely impact our ability to progress regulatory approvals and protect our intellectual property. In addition, we may face impediments to regulatory meetings and approvals due to measures intended to limit in-person interactions.

Any negative impact that the COVID-19 outbreak has on the ability of our suppliers to provide materials for our product candidates or on recruiting or retaining patients in our clinical trials or our ability to collect patient data could cause costly delays to clinical trial activities, which could adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, and have a material adverse effect on our financial results. Furthermore, any negative impact that the outbreak has on the ability of our CROs to deliver data sets and execute on experimentation could cause substantial delays for our discovery activities and materially impact our ability to fuel our pipeline with new product candidates.

Any negative impact that the COVID-19 pandemic has on recruiting or retaining patients in our clinical trials, obtaining complete clinical trial data or on the ability of our suppliers to provide materials for our product candidates could cause additional delays to clinical trial and developmental activities, which could materially and adversely affect our ability to obtain regulatory approval for and to commercialize our product candidates, increase our operating expenses, affect our ability to raise additional capital, and have a material adverse effect on our financial results.

The COVID-19 pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact our ability to raise additional funds through public offerings and may also impact the volatility of our stock price and trading in our stock. Moreover, the pandemic has also significantly impacted economies worldwide, which could result in adverse effects on our business and operations. We cannot be certain what the overall impact of the COVID-19 pandemic will be on our business. It has the potential to adversely affect our business, financial condition, results of operations, and prospects.

If our competitors develop and receive FDA approval for treatments or vaccines for COVID-19, our commercial opportunity may be reduced or eliminated.

There are numerous companies working on therapies to treat COVID-19 and/or vaccines to prevent or treat COVID-19. The speed at which all parties are acting to create and test many treatments and vaccines for COVID-19 is unusual, and evolving or changing plans or priorities within the FDA, including changes based on new knowledge of COVID-19 and how the disease affects the human body, may significantly affect the regulatory timeline for lenzilumab. Results from clinical testing may raise new questions and require us to redesign proposed clinical trials. Many of our competitors and potential competitors have substantially greater scientific, research, and product development capabilities, as well as greater financial, marketing, sales and human resources capabilities than we do. In addition, many specialized biotechnology firms have formed collaborations with large, established companies to support the research, development and commercialization of products that may be competitive with ours.

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Furthermore, the incidence of COVID-19 in the communities where the Phase III trial participants reside will vary across different locations. If the overall incidence of clinical deterioration of patients with COVID-19 in the lenzilumab COVID-19 Phase III trial is low, it may be difficult for this study to demonstrate differences between participants in the study who receive placebo and those who receive lenzilumab. There can be no assurance that we will receive FDA approval or Emergency Use Authorization for lenzilumab as a therapy for patients suffering from COVID-19 pneumonia, or that we would be the first to successfully develop a therapy for this indication. If we are not the first therapy approved, or if other competing therapies are approved after lenzilumab, and/or a safe, efficacious, accessible preventative vaccine is approved, such approval could have a material adverse impact on our ability to commercialize lenzilumab as a therapy for COVID-19.

We have a history of operating losses, we expect to continue to incur losses, and we may never become profitable.

We have incurred net losses in nearly every year since our inception. For the fiscal year ended December 31, 2019 we incurred a net loss of $10.3 million, and we have an accumulated deficit of $284.9 million as of December 31, 2019. Since inception, we have recognized a nominal amount of revenue from payments for funded research and development and for license or collaboration fees, none of which was recognized in either of the last two years. We expect to make substantial expenditures and incur additional operating losses in the future to further develop and commercialize our product candidates. Our accumulated deficit is expected to increase significantly as we continue our development and clinical trial efforts. Our ability to achieve and sustain profitability depends on obtaining regulatory approvals for and successfully commercializing our product candidates, either alone or with third parties. We do not currently have the required approvals to market any of our product candidates and we may never receive them. We may not be profitable even if we or any future development partners succeed in commercializing any of our product candidates. Because of the numerous risks and uncertainties associated with developing and commercializing our product candidates, we are unable to predict the extent of any future losses or when we will become profitable, if at all.

Our ability to execute on all of the initiatives in our development pipeline is substantially dependent on third parties to plan and conduct the referenced studies and clinical trials.

Our success depends on our ability to negotiate agreements with third parties with resources to plan and conduct the initiatives, studies and clinical trials we are pursuing. If we are not able to reach agreements with current or future partners for it, we will not be able to execute on each of these particular initiatives, studies and trials. Our inability to identify and complete negotiations with any such third party therefore could have a material and adverse impact on our ability to pursue our business plan in respect of the applicable element of our pipeline, which in turn could have a material adverse effect on our business.

 We review and explore strategic alternatives on an on-going basis, but there can be no assurance that we will be successful in identifying or completing any strategic alternative or that any such strategic alternative will yield additional value for our stockholders.

We regularly review strategic alternatives to ensure our current structure optimizes our ability to execute our strategic plan and to maximize stockholder value. The review of strategic alternatives could result in, among other things, a sale, merger, consolidation or business combination, asset divestiture, partnering, licensing or other collaboration agreements, or potential acquisitions or recapitalizations, in one or more transactions, or continuing to operate with our current business plan and strategy. There can be no assurance that the exploration of strategic alternatives will result in the identification or consummation of any transaction.

In addition, we may incur substantial expenses associated with identifying and evaluating potential strategic alternatives. The process of exploring strategic alternatives may be time consuming and disruptive to our business operations and if we are unable to effectively manage the process, our business, financial condition and results of operations could be adversely affected. We also cannot assure that any potential transaction or other strategic alternative, if identified, evaluated and consummated, will provide greater value to our stockholders than that reflected in our current stock price. Any potential transaction would be dependent upon a number of factors that may be beyond our control, including, among other factors, market conditions, industry trends, the interest of third parties in our business or product candidates and the availability of financing to potential buyers on reasonable terms.

Future acquisitions of and investments in new businesses could impact our business and financial condition.

From time to time, we may acquire or invest in businesses or partnerships that we believe could complement our business and drug candidates. The pursuit of such acquisitions or investments may divert the attention of management and cause us to incur various expenses, regardless of whether the acquisition or investment is ultimately completed. In addition, acquisitions and investments may not perform as expected and we may be unable to realize the expected benefits, synergies or developments that we may initially anticipate. Further, if we are able to successfully identify and acquire additional businesses, we may not be able to successfully integrate the acquired personnel or operations, or effectively manage the combined business following the acquisition, any of which could harm our business and financial condition.

In addition, to the extent we finance any acquisition or investment in cash, it would reduce our cash reserves, and to the extent the purchase price is paid with shares of our common or preferred stock, it could be dilutive to our current stockholders. To the extent we finance any acquisition or investment with the proceeds from the incurrence of debt, this would increase our level of indebtedness and could negatively affect our liquidity, credit rating and restrict our operations. Moreover, we may face contingent liabilities in connection with any acquisitions or investments.

We will require additional financing to pursue our development pipeline.

As previously disclosed, we do not expect to recognize any revenues while we continue to pursue the development of lenzilumab and our other product candidates. As a result, we will require additional capital to support our business efforts, including our Phase III study of lenzilumab in COVID-19, our collaboration with Kite and our GvHD clinical programs.

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We will also require substantial additional capital to support our other business efforts, including obtaining regulatory approvals for our other product candidates, product manufacturing and CMC work, clinical trials and other studies, and, if approved, the commercialization of our product candidates. The amount of capital we will require and the timing of our need for additional capital will depend on many factors, including:

•	the type, number, timing, progress, costs, and results of the product candidate development programs that we are pursuing or may choose to pursue in the future;
•	the scope, progress, expansion, costs, and results of our pre-clinical and clinical trials;
•	the timing of and costs involved in obtaining regulatory approvals;
•	our costs in connection with the manufacturing of drugs, whether alone or with a manufacturing partner or several partners;
•	our ability to establish and maintain development partnering arrangements and any associated funding;
•	the emergence of competing products or technologies and other adverse market developments;
•	the costs of maintaining, expanding, and protecting our intellectual property portfolio, including potential litigation costs and liabilities;
•	the resources we devote to marketing, and, if approved, commercializing our product candidates;
•	the scope, progress, expansion and costs of manufacturing our product candidates; and
•	the costs associated with being a public company.

The scientific rationale behind the hypothesis that GM-CSF is a cause of the cytokine storm that leads to adverse results in COVID-19 patients is still being tested and may not prove accurate.

The hypothesis that elevated GM-CSF levels may contribute to cytokine storm-induced immune mechanisms that places patients at greater risk of ICU admission and mortality with the current pandemic strain of coronavirus is unproven. Certain data are the subject of pre-publication papers that have not been peer-reviewed and may not be substantiated. If this hypothesis is not ultimately proven through clinical trials which are underway, the potential for lenzilumab to play a meaningful role in a COVID-19 therapy likely would decrease or be eliminated. We cannot assure you that our exploratory efforts in this respect will be fruitful.

Our business depends on the success of our current product candidates. We cannot be certain that we will be able to obtain regulatory approval for, or successfully commercialize, any of our product candidates.

We have a limited pipeline of product candidates and we do not plan to conduct active research at this time for discovery of new molecules or antibodies. We depend on the successful continued development and regulatory approval of our current product candidates for our future business success. Since the fall of 2017, our primary focus has been the development of lenzilumab. We are also working to create next-generation gene-edited CAR-T therapies using GM-CSF gene knockout technologies, as well as working to develop ifabotuzumab and related products. We will need to successfully enroll and complete clinical trials of lenzilumab and ifabotuzumab, and potentially obtain regulatory approval to market these products. The future clinical, regulatory and commercial success of our product candidates is subject to a number of risks, including the following:

•	we may not be able to enroll adequate numbers of eligible patients in the clinical trials we propose to conduct, whether alone or through collaborations, including the collaboration with Kite announced in May 2019;
•	we may not have sufficient financial and other resources to fund our clinical trials or collaborations;
•	we may not be able to provide acceptable evidence of safety and efficacy for our product candidates;
•	the results of our clinical trials or collaborations may not meet the level of statistical or clinical significance, or product safety, required to move to the next stage of development or, ultimately, obtain marketing approval from the FDA;
•	we may not be able to obtain, maintain and enforce our patents and other intellectual property rights; and
•	we may not be able to obtain and maintain commercial manufacturing arrangements with third-party manufacturers or establish commercial-scale manufacturing capabilities.

Furthermore, even if we do receive regulatory approval to market any of our product candidates, any such approval may be subject to limitations on the indicated uses for which we may market the product. If any of our product candidates are unsuccessful, that could have a substantial negative impact on our business.

Accordingly, we cannot assure you that our product candidates will be successfully developed or commercialized. If we or any future development partners are unable to develop, or obtain regulatory approval for or, if approved, successfully commercialize, one or more of our product candidates, we may not be able to generate sufficient revenue to continue our business.

Our product candidates are at an early stage of development and may not be successfully developed or commercialized.

Our product candidates are in the early stages of development and will require substantial clinical development, testing, and regulatory approval prior to commercialization. Of the large number of drugs in development, only a small percentage successfully completes the FDA regulatory approval process and are commercialized. Accordingly, we cannot assure you that our product candidates will be successfully developed or commercialized. If we or any future development partners are unable to develop, or obtain regulatory approval for or, if approved, successfully commercialize, one or more of our product candidates, we may not be able to generate sufficient revenue to continue our business.

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The adoption of CAR-T therapies as the potential standard of care for treatment of certain cancers is uncertain, and dependent on the efforts of a limited number of market entrants, and if not adopted as anticipated, the market for lenzilumab or next-generation gene-edited CAR-T therapies may be limited or not develop.

We are seeking to advance the development of lenzilumab to address, among other things, the serious and potentially fatal side effects associated with CAR-T therapies and to improve the efficacy of these treatments. We are also working to create next-generation gene-edited CAR-T therapies using GM-CSF gene knockout technologies. Although two CAR-T therapies have been approved by FDA to date, the use of engineered T cells as a potential cancer treatment is a recent development and may not be broadly accepted by physicians, patients, hospitals, cancer treatment centers, payers and others in the medical community. The degree of market acceptance of any approved product candidates will depend on a number of factors, including:

•	the efficacy and safety as demonstrated in clinical trials;
•	the clinical indications for which the product candidate is approved;
•	acceptance by physicians, major operators of hospitals and clinics, and patients of the product candidate as a safe and effective treatment;
•	the potential and perceived advantages of product candidates over alternative treatments;
•	the safety of product candidates seen in a broader patient group, including its use outside the approved indications;
•	competitive approaches to tackle similar issues;
•	the cost of treatment in relation to alternative treatments;
•	the availability of adequate reimbursement and pricing by payers;
•	relative convenience and ease of administration;
•	the prevalence and severity of adverse events;
•	the effectiveness of sales and marketing efforts; and
•	the ability to manage any unfavorable publicity relating to the product candidate.

If the medical and payer community is not sufficiently persuaded of the safety, efficacy and cost-effectiveness of CAR-T therapy and the potential advantages of using lenzilumab compared to existing and future therapeutics, and there is not significant market acceptance of CAR-T therapy as the standard of care for treatment of certain cancers, the market for lenzilumab or next-generation gene-edited CAR-T therapies may be limited or not develop, and our stock price could be adversely affected.

CAR-T therapies currently in early development purport to incorporate technology that may minimize or eliminate the adverse side-effects that we believe have impaired the uptake of the approved CAR-T therapies. If these developing therapies are proven equally efficacious in their proposed indications and approved for use by FDA and other regulatory agencies, the market growth for the currently-approved CAR-T therapies may be limited, impairing demand for lenzilumab.

In recent months, several biotechnology companies describing business plans focusing on development of CAR-T therapies have completed or announced they are pursing initial public offerings, or “IPOs”. Several of these companies have described their belief that their therapies will not result in the same level of CRS or NT as has been experienced in use of previously FDA-approved CAR-T therapies. While these products are in early stage development, the data is limited and these products have not yet been approved for use by FDA, if any such product were also proven equally efficacious and subsequently approved, the market for lenzilumab may not develop or grow as anticipated. Any such failure of a market for lenzilumab to develop could adversely affect our stock price.

Our business could target benefits from various regulatory incentives, such as Emergency Use Authorization, orphan drug exclusivity, breakthrough therapy designation, fast track designation, and priority review, but we may not ultimately qualify for or benefit from these arrangements.

We may seek various regulatory incentives, such as Emergency Use Authorization, orphan drug exclusivity, breakthrough therapy designation, fast track designation, accelerated approval, priority review and Priority Review Vouchers (“PRVs”), where available, that provide for certain periods of exclusivity, expedited review and/or other benefits, and we may also seek similar designations elsewhere in the world. Often, regulatory agencies have broad discretion in determining whether or not products qualify for such regulatory incentives and benefits. We cannot guarantee that we will be able to receive orphan drug status from FDA or equivalent regulatory designations elsewhere. We also cannot guarantee that we will obtain breakthrough therapy or fast track designation, which may provide certain potential benefits such as more frequent meetings with FDA to discuss the development plan, intensive guidance on an efficient drug development program, and potential eligibility for rolling review or priority review. Legislative developments in the U.S., including recent proposed legislation that would restrict eligibility for PRVs, may affect our ability to qualify for these programs in the future.

Even if we are successful in obtaining beneficial regulatory designations by FDA or other regulatory agency for our product candidates, such designations may not lead to faster development or regulatory review or approval, and it does not increase the likelihood that our product candidates will receive marketing approval. We may not be able to obtain or maintain such designations for our product candidates, and our competitors may obtain these designations for their product candidates, which could impact our ability to develop and commercialize our product candidates or compete with such competitors, which would adversely impact our business, financial condition or results of operations.

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There is a limited amount of information about us upon which investors can evaluate our product candidates and business prospects, including because we have a limited operating history developing product candidates, have not yet successfully commercialized any products, have changed our strategy and have a small management team.

On August 29, 2017, we shifted our primary focus toward developing our proprietary monoclonal antibody portfolio, which comprises lenzilumab and ifabotuzumab and HGEN005. We are also currently developing our GM-CSF knockout gene-editing CAR-T platform to create next-generation CAR-T therapies that preserve the benefits of CAR-T therapy while altogether avoiding its serious and potentially life-threatening side-effects. Our limited operating history developing clinical-stage product candidates may make it more difficult for us to succeed or for investors to be able to evaluate our business and prospects. In addition, as an early-stage clinical development company, we have limited experience in development activities, including conducting clinical trials, or seeking and obtaining regulatory approvals, even though our executives have had relevant experience at other companies. We currently have five full-time employees and therefore are heavily dependent on external consultants and expert vendors for scientific, clinical manufacturing and regulatory expertise. We have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in the biopharmaceutical area. To execute our business plan we will need to successfully:

•	execute our product candidate development activities, including successfully completing our clinical trial programs, including through our Phase III study and through our collaboration with Kite;
•	obtain required regulatory approvals for the development and commercialization of our product candidates;
•	manage our costs and expenses related to clinical trials, regulatory approvals, manufacturing and commercialization;
•	secure substantial additional funding;
•	develop and maintain successful strategic relationships;
•	build and maintain a strong intellectual property portfolio;
•	build and maintain appropriate clinical, sales, manufacturing, distribution, and marketing capabilities on our own or through third parties; and
•	gain market acceptance and favorable reimbursement status for our product candidates.

If we are unsuccessful in accomplishing these objectives, we may not be able to develop product candidates, raise capital, expand our business, or continue our operations.

Our collaboration with Kite is critically important to our business. If we are unable to maintain this collaboration, or if this collaboration is not successful, our business could be adversely affected.

In May 2019, we entered into the Kite Agreement to conduct a multi-center Phase 1b/2 study of lenzilumab with Kite’s YESCARTA in patients with relapsed or refractory B-cell lymphoma. See "Business — Kite Collaboration."

Pursuant to the terms of the Kite Agreement, Kite may elect to terminate or suspend the Study at any time. Because we currently rely on Kite for a substantial portion of our discovery capabilities, if Kite delays or fails to perform its obligations under the Kite Agreement, disagrees with our interpretation of the terms of the collaboration or our discovery plan or terminates the Kite Agreement, our pipeline of product candidates would be adversely affected. Kite may also fail to properly maintain or defend the intellectual property we have licensed from them, or even infringe upon, our intellectual property rights, leading to the potential invalidation of our intellectual property or subjecting us to litigation or arbitration, any of which would be time-consuming and expensive. Additionally, either party has the right to terminate the Kite Agreement under certain circumstances. If our collaboration with Kite is terminated, the development of lenzilumab would be materially delayed or harmed.

In addition to our collaboration with Kite, we may, in the future, seek to enter into collaborations with other third parties for the discovery, development and commercialization of our product candidates. If our collaborators cease development efforts under our collaboration agreements, or if any of those agreements are terminated, these collaborations may fail to lead to commercial products and we may never receive milestone payments or future royalties under these agreements.

We may in the future seek to enter into agreements with other third-party collaborators for research, development and commercialization of other therapeutic technologies or product candidates. Biopharmaceutical companies are our likely future collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements. If we fail to enter into future collaborations on commercially reasonable terms, or at all, or such collaborations are not successful, we may not be able to execute our strategy to develop our product candidates or therapies that we believe could benefit from the resources of either larger biopharmaceutical companies or those specialized in a particular area of relevance.

With respect to our existing Kite Agreement and with any future collaboration agreements, we have limited control over the amount and timing of resources that our collaborators dedicate to the development or commercialization of our product candidates. Moreover, our ability to generate revenues from these arrangements will depend on our collaborators' abilities to successfully perform the functions assigned to them in these arrangements.

Collaborations involving our product candidates pose the following risks to us:

•	collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations;
•	collaborators may not pursue development and commercialization of our product candidates or may elect not to continue or renew development or commercialization programs based on preclinical studies or clinical trial results, changes in the collaborators' strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

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•	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;
•	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidates if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;
•	collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;
•	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to litigation or potential liability;
•	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;
•	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidates or that result in costly litigation or arbitration that diverts management attention and resources; and
•	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

As a result of the foregoing, our current and any future collaboration agreements may not lead to development or commercialization of our product candidates in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated. Any failure to successfully develop or commercialize our product candidates pursuant to our current or any future collaboration agreements could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Moreover, to the extent that any of our existing or future collaborators were to terminate a collaboration agreement, we may be forced to independently develop these product candidates, including funding preclinical studies or clinical trials, assuming marketing and distribution costs and defending intellectual property rights, or, in certain instances, abandon product candidates altogether, any of which could result in a change to our business plan and have a material adverse effect on our business, financial condition, results of operations and prospects.

We have relied and may in the future rely on third parties to conduct investigator-sponsored trials (“ISTs”) of our products, which is cost-effective for us but affords the investigators the ability to retain significant control over the design and conduct of the trials, as well as the use of the data generated from their efforts.

We have relied and may in the future rely on third parties to conduct and sponsor clinical trials relating to lenzilumab, our GM-CSF gene knockout platform and our other immunotherapies, ifabotuzumab and HGEN005. Such ISTs may provide us with valuable clinical data that can inform our future development strategy in a cost-efficient manner, but we do not control the design or conduct of the ISTs, and it is possible that the FDA or non-U.S. regulatory authorities will not view these ISTs as providing adequate support for future clinical trials, whether controlled by us or third parties, for any one or more reasons, including elements of the design or execution of the trials or safety concerns or other trial results.

These arrangements provide us limited information rights with respect to the ISTs, including access to and the ability to use and reference the data, including for our own regulatory filings, resulting from the ISTs. However, we would not have control over the timing and reporting of the data from ISTs, nor would we own the data from the ISTs. If we are unable to confirm or replicate the results from the ISTs or if negative results are obtained, we would likely be further delayed or prevented from advancing further clinical development. Further, if investigators or institutions breach their obligations with respect to the clinical development of our product candidates, or if the data proves to be inadequate compared to the first-hand knowledge we might have gained had the ISTs been sponsored and conducted by us, then our ability to design and conduct any future clinical trials ourselves may be adversely affected.

If the third parties conducting our clinical trials do not conduct the trials in accordance with our agreements with them, our ability to pursue our clinical development programs could be delayed or unsuccessful and we may not be able to obtain regulatory approval for or commercialize our product candidates when expected or at all.

We do not have the ability to conduct all aspects of our preclinical testing or clinical trials ourselves. Therefore, the timing of the initiation and completion of these trials is uncertain and may occur on substantially different timing from our estimates. We also use CROs to conduct our clinical trials and rely on medical institutions, clinical investigators, CROs, and consultants to conduct our trials in accordance with our clinical protocols and regulatory requirements. Our CROs, investigators, and other third parties play a significant role in the conduct of these trials and subsequent collection and analysis of data.

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There is no guarantee that any CROs, investigators, or other third parties on which we rely for administration and conduct of our clinical trials will devote adequate time and resources to such trials or perform as contractually required. If any of these third parties fails to meet expected deadlines, fails to adhere to our clinical protocols, or otherwise performs in a substandard manner, our clinical trials may be extended, delayed, or terminated. If any of our clinical trial sites terminates for any reason, we may experience the loss of follow-up information on subjects enrolled in our ongoing clinical trials unless we are able to transfer those subjects to another qualified clinical trial site. In addition, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and may receive cash or equity compensation in connection with such services. If these relationships and any related compensation result in perceived or actual conflicts of interest, the integrity of the data generated at the applicable clinical trial site may be jeopardized.

We may experience delays in commencing or conducting our clinical trials, in receiving data from third parties or in the continuation or completion of clinical testing, which could result in increased costs to us, delay our ability to generate product candidate revenue or, ultimately, render us unable to complete the development and commercialization of our product candidates.

We have product candidates in clinical development and preclinical development. The risk of failure for each of our product candidates is high. It is impossible to predict when or if any of our product candidates will prove effective or safe in humans or will receive regulatory approval. Before obtaining marketing approval from regulatory authorities for the sale of any product candidate, we must complete preclinical development and then conduct extensive clinical trials to demonstrate the safety and efficacy of our product candidates in humans.

Before we can initiate clinical trials in the United States for any new product candidates, we are required to submit the results of preclinical testing to FDA as part of an IND application, along with other information including information about product candidate chemistry, manufacturing, and controls and our proposed clinical trial protocol. For our programs already underway, we are required to report or provide information to appropriate regulatory authorities in order to continue with our testing programs. If we are unable to make timely regulatory submissions for any of our programs, it will delay our plans for our clinical trials. If those third parties do not make the required data available to us, we will likely have to identify and contract with another third party, and/or develop all necessary preclinical and clinical data on our own, which will lead to significant delays and increase development costs of the product candidate. In addition, FDA may require us to conduct additional preclinical testing for any product candidate before it allows us to initiate clinical testing under any IND application, which may lead to additional delays and increase the costs of our preclinical development. Moreover, despite the presence of an active IND application for a product candidate, clinical trials can be delayed for a variety of reasons, including delays in:

•	identifying, recruiting, and enrolling qualified subjects to participate in a clinical trial;
•	identifying, recruiting, and training suitable clinical investigators;
•	reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and trial sites, the terms of which can be subject to extensive negotiation, may be subject to modification from time to time, and may vary significantly among different CROs and trial sites;
•	obtaining and maintaining sufficient quantities of a product candidate for use in clinical trials, either as a result of transferring the manufacturing of a product candidate to another site or manufacturer, deferring ordering or production of product in order to conserve resources or mitigate risk, having product in inventory become no longer suitable for use in humans, or other reasons that reduce or delay availability of drug supply;
•	obtaining and maintaining Institutional Review Board (“IRB”) or ethics committee approval to conduct a clinical trial at an existing or prospective site;
•	retaining or replacing participants who have initiated a clinical trial but may withdraw due to adverse events from the therapy, insufficient efficacy, fatigue with the clinical trial process, or personal issues;
•	developing any companion diagnostic necessary to ensure the study enrolls the target population;
•	being required by the FDA to add more patients or sites or to conduct additional trials; or
•	the FDA placing a clinical trial on hold.

Once a clinical trial has begun, recruitment and enrollment of subjects may be slower than we anticipate. Numerous companies and institutions are conducting clinical studies in similar patient populations which can result in competition for qualified patients. In addition, clinical trials will take longer than we anticipate if we are required, or believe it is necessary, to enroll additional subjects than originally planned. Clinical trials may also be delayed as a result of ambiguous or negative interim results. Further, a clinical trial may be suspended or terminated by us, an IRB, an ethics committee, or a data safety monitoring committee overseeing the clinical trial, any of our clinical trial sites with respect to that site, or FDA or other regulatory authorities, due to a number of factors, including:

•	failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols;
•	inspection of the clinical trial operations or clinical trial site by the FDA or other regulatory authorities;
•	inability to provide timely supply of drug product;
•	unforeseen safety issues, known safety issues that occur at a greater frequency or severity than we anticipate, or any determination that the clinical trial presents unacceptable health risks; or
•	lack of adequate funding to continue the clinical trial or unforeseen significant incremental costs related to the trial.

Additionally, if any future development partners do not develop the licensed product candidates in the time and manner that we expect, or at all, the clinical development efforts related to these licensed product candidates could be delayed or terminated. In addition, our ability to enforce our partners’ obligations under any future collaboration efforts may be limited due to time and resource constraints, competing corporate priorities of our future partners, and other factors.

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Any delays in the commencement of our clinical trials may delay or preclude our ability to further develop or pursue regulatory approval for our product candidates. Changes in U.S. and foreign regulatory requirements and guidance also may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for re-examination, which may affect the costs, timing, and likelihood of a successful completion of a clinical trial.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete clinical trials of our product candidates or other testing, if the results of these trials or tests are not positive or are only modestly positive or if there are safety concerns, we may:

•	be delayed in obtaining marketing approval for our product candidates;
•	not obtain marketing approval at all;
•	obtain approval for indications or patient populations that are not as broad as intended or desired;
•	obtain approval with labeling that includes significant use or distribution restrictions or safety warnings;
•	be subject to additional post-marketing testing requirements; or
•	have the product removed from the market after obtaining marketing approval.

Our product development costs will also increase if we experience delays in testing or in obtaining marketing approvals. We do not know whether any of our preclinical studies or clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. We may also determine to change the design or protocol of one or more of our clinical trials, including to add additional arms or patient populations, which could result in increased costs and expenses and/or delays. If we or any future development partners experience delays in the completion of, or if we or any future development partners must terminate, any clinical trial of any product candidate our ability to obtain regulatory approval for that product candidate will be delayed and the commercial prospects, if any, for the product candidate may suffer as a result. Significant preclinical study or clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates or allow our competitors to bring products to market before we do and impair our ability to successfully commercialize our product candidates and may harm our business and results of operations. In addition, many of these factors may also ultimately lead to the denial of regulatory approval of a product candidate.

Our product candidates are subject to extensive regulation, compliance with which is costly and time consuming, may cause unanticipated delays, or may prevent the receipt of the required approvals to commercialize our product candidates.

The clinical development, approval, manufacturing, labeling, storage, record-keeping, advertising, promotion, import, export, marketing, and distribution of our product candidates are subject to extensive regulation by FDA in the United States and by comparable authorities in foreign markets. In the United States, we are not permitted to market our product candidates until we receive regulatory approval from FDA. The process of obtaining regulatory approval is expensive, often takes many years, and can vary substantially based upon the type, complexity, and novelty of the products involved, as well as the target indications. Approval policies or regulations may change and FDA has substantial discretion in the drug approval process, including the ability to delay, limit, or deny approval of a product candidate for many reasons. Despite the time and expense invested in clinical development of product candidates, regulatory approval is never guaranteed. FDA or other comparable foreign regulatory authorities can delay, limit, or deny approval of a product candidate for many reasons, including:

•	such authorities may disagree with the design or implementation of our or any future development partners’ clinical trials;
•	such authorities may not accept clinical data from trials that are conducted at clinical facilities or in countries where the standard of care is potentially different from the United States;
•	the results of clinical trials may not demonstrate the safety or efficacy required by such authorities for approval;
•	we or any future development partners may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;
•	such authorities may disagree with our interpretation of data from preclinical studies or clinical;
•	such authorities may find deficiencies in the manufacturing processes or facilities of third-party manufacturers with which we or any future development partners contract for clinical and commercial supplies; or
•	the approval policies or regulations of such authorities may significantly change in a manner rendering our or any future development partners’ clinical data insufficient for approval.

With respect to foreign markets, approval procedures vary widely among countries and, in addition to the aforementioned risks, can involve additional product testing, administrative review periods, and agreements with pricing authorities. In addition, events raising questions about the safety of certain marketed pharmaceuticals may result in increased caution by FDA and comparable foreign regulatory authorities in reviewing new drugs based on safety, efficacy or other regulatory considerations and may result in significant delays in obtaining regulatory approvals. Any delay in obtaining, or inability to obtain, applicable regulatory approvals may delay or prevent us or any future development partners from commercializing our product candidates.

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The results of preclinical studies and early clinical trials are not always predictive of future results. Any product candidate we or any future development partners advance into clinical trials may not have favorable results in later clinical trials, if any, or receive regulatory approval.

Drug development has substantial inherent risk. We or any future development partners will be required to demonstrate through adequate and well-controlled clinical trials that our product candidates are effective, with a favorable benefit-risk profile, for use in their target populations for their intended indications before we can seek regulatory approvals for their commercial sale. Drug development is a long, expensive and uncertain process, and delay or failure can occur at any stage of development, including after commencement of any of our clinical trials. Success in early clinical trials does not mean that later clinical trials will be successful because product candidates in later-stage clinical trials may fail to demonstrate sufficient safety or efficacy despite having progressed through initial clinical testing. Furthermore, our future trials will need to demonstrate sufficient safety and efficacy for approval by regulatory authorities in larger patient populations. Companies frequently suffer significant setbacks in advanced clinical trials, even after earlier clinical trials have shown promising results. In addition, only a small percentage of drugs under development result in the submission of a New Drug Application (“NDA”) or Biologic License Application (“BLA”) to FDA and even fewer are approved for commercialization.

In addition, serious adverse or undesirable side effects may emerge or be identified during later stages of development that were not observed in earlier stages. If our product candidates, either alone or in combination with other therapeutics, are associated with serious adverse events or undesirable side effects or unacceptable drug-drug interactions in clinical trials or have characteristics that are unexpected in clinical trials or preclinical testing, we may need to abandon their development or limit development to more narrow uses or subpopulations in which the serious adverse events, undesirable side effects or other characteristics are less prevalent, less severe or more acceptable from a risk-benefit perspective. In pharmaceutical development, many compounds that initially show promise in early-stage or clinical testing are later found to cause side effects that prevent further development of the compound. In addition, if third parties manufacture or use our product candidates without our permission, and generate adverse events or unacceptable side effects, this could also have an adverse impact on our development efforts.

Unacceptable adverse events caused by any of our product candidates that we advance into clinical trials could cause us or regulatory authorities to interrupt, delay, or halt clinical trials and could result in the denial of regulatory approval by FDA or other regulatory authorities for any or all targeted indications and markets. This in turn could prevent us from completing development or commercializing the affected product candidate and generating revenue from its sale. We have not yet successfully completed testing of any of our product candidates for the treatment of the indications for which we intend to seek approval in humans, and we currently do not know the extent of adverse events, if any, that will be observed in individuals who receive any of our product candidates. If any of our product candidates cause unacceptable adverse events in clinical trials, we may not be able to obtain regulatory approval or commercialize such product candidates.

If we fail to attract and retain key management and clinical development personnel, or if the attention of such personnel is diverted, we may be unable to successfully manage our business and develop or commercialize our product candidates.

We will need to effectively manage our managerial, operational, financial, and other resources in order to successfully pursue our clinical development and commercialization efforts. As a company with a limited number of personnel, we are heavily affected by turnover and highly dependent on the expertise of the members of our senior management, in particular our Chief Executive Officer, Dr. Cameron Durrant, and Dr. Dale Chappell, the controlling owner of the Black Horse Entities (as defined below) and our current Chief Scientific Officer. Furthermore, we rely on third party consultants for a variety of services. We cannot predict the impact of the loss of such individuals or the loss of services of any of our other senior management, should they occur, or the difficulty in replacing such individuals. Such losses could delay or prevent the further development and potential commercialization of our product candidates and, if we are not successful in finding suitable replacements, could harm our business.

If our competitors develop treatments for the target indications of our product candidates that are approved more quickly, marketed more successfully or are demonstrated to be safer or more effective than our product candidates, or if FDA approves generic or biosimilar competitors to our products post-approval, our commercial opportunity will be reduced or eliminated.

We compete in an industry characterized by rapidly advancing technologies, intense competition, a changing regulatory and legislative landscape and a strong emphasis on the benefits of intellectual property protection and regulatory exclusivities. Our competitors include pharmaceutical companies, other biotechnology companies, academic institutions, government agencies and other private and public research organizations. We compete with these parties in immunotherapy and oncology treatments and in recruiting highly qualified personnel. Our product candidates, if successfully developed and approved, may compete with established therapies, with new treatments that may be introduced by our competitors, including competitors relying on our biologics approvals under section 351(k) of the Public Health Service Act, or with generic copies of our products approved by FDA under an abbreviated new drug application (“ANDA”), referencing our drug products. We believe that competitors are actively developing competing products to our product candidates. See “Competition” in the “Business” section of this prospectus for a discussion of competition with respect to our current product candidates.

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Many of our competitors and potential competitors have substantially greater scientific, research, and product development capabilities, as well as greater financial, marketing, sales and human resources capabilities than we do. In addition, many specialized biotechnology firms have formed collaborations with large, established companies to support the research, development and commercialization of products that may be competitive with ours. Accordingly, our competitors may be more successful with respect to their products than we may be in developing, commercializing, and achieving widespread market acceptance for our products. If a competitor obtains approval for an orphan drug that is the same drug or the same biologic as one of our candidates before we do, we will be blocked from obtaining FDA approval for seven years from the date of the competitor’s product, unless we can establish that our product is clinically superior to the previously-approved competitor’s product or we can meet another exception, such as by showing that the competitor has failed to provide an adequate supply of its product to patients after approval. In addition, our competitors’ products may be more effective or more effectively marketed and sold than any treatment we or our development partners may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses related to developing and supporting the commercialization of any of our product candidates. Developments by competitors may render our product candidates obsolete or noncompetitive. After one of our product candidates is approved, FDA may also approve a generic version with the same dosage form, safety, strength, route of administration, quality, performance characteristics and intended use as our product. These generic equivalents would be less costly to bring to market and could generally be offered at lower prices, thereby limiting our ability to gain or retain market share.

The acquisition or licensing of pharmaceutical products is also very competitive, and a number of more established companies, which have acknowledged strategies to in-license or acquire products, may have competitive advantages as may other emerging companies taking similar or different approaches to product acquisitions. The more established companies may have a competitive advantage over us due to their size, cash flows, institutional experience and historical corporate reputation.

We are subject to a multitude of manufacturing risks, any of which could substantially increase our costs and limit supply of our products.

We are, and will for the foreseeable future continue to be, wholly dependent on third party contract manufacturers for the timely supply of adequate quantities of our products which meet or exceed requisite quality and production standards for use in clinical and nonclinical studies. Given the extensive risks, scope, complexity, cost, regulatory requirements and commitment of resources associated with developing the capabilities to manufacture one or more of our products, we have no present plan or intention of developing in-house manufacturing capabilities for nonclinical, clinical or commercial scale production, beyond our current supervision and management of our third-party contract manufacturers. In addition, in order to balance risk and conserve financial and human resources, we have and may continue from time to time to defer commitment to production of product, which could result in delays to the continued progress of our clinical and nonclinical testing.

In addition to the foregoing, the process of manufacturing our products is complex, highly regulated and subject to several risks, including but not limited to the following:

•	We, and our contract manufacturers, must comply with FDA’s current Good Manufacturing Practice, (“cGMP”), regulations and guidance. We, and our contract manufacturers, may encounter difficulties in achieving quality control and quality assurance and may experience shortages in qualified personnel. We, and our contract manufacturers, are subject to inspections by FDA and comparable agencies in other jurisdictions to confirm compliance with applicable regulatory requirements. Any failure to follow cGMP or other regulatory requirements or any delay, interruption or other issues that arise in the manufacture, fill-finish, packaging, or storage of our products as a result of a failure of our facilities or the facilities or operations of third parties to comply with regulatory requirements, or a failure to pass any regulatory authority inspection, could significantly impair our ability to develop and commercialize our products, including leading to significant delays in the availability of products for our clinical studies or the termination or hold on a clinical study, or the delay or prevention of a filing or approval of marketing applications for our product candidates. Significant noncompliance could also result in the imposition of sanctions, including injunctions, civil penalties, failure of regulatory authorities to grant marketing approvals for our product candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of products, operating restrictions, adverse publicity, and criminal prosecutions, any of which could damage our reputation. If we are not able to maintain regulatory compliance, we may not be permitted to market our products and/or may be subject to product recalls, seizures, injunctions, or criminal prosecution. Any adverse developments affecting manufacturing operations for our products may result in shipment delays, inventory shortages, lot failures, product withdrawals or recalls, or other interruptions in the supply of our products. Once our product candidates are approved, we may also have to take inventory write-offs and incur other charges and expenses for products that fail to meet specifications, undertake costly remediation efforts or seek more costly manufacturing alternatives.
•	The manufacturing facilities in which our products are made could be adversely affected by equipment failures, plant closures, capacity constraints, competing customer priorities or changes in corporate strategy or priorities, process changes or failures, changes in business models or operations, materials or labor shortages, natural disasters, power failures and numerous other factors.
•	We are wholly dependent upon third party CMOs for the timely supply of adequate quantities of requisite quality product for our nonclinical, clinical and, if approved by regulatory authorities, commercial scale production.
•	The process of manufacturing biologics is extremely susceptible to product loss due to contamination, equipment failure or improper installation or operation of equipment, or vendor or operator error. Even minor deviations from normal manufacturing processes could result in reduced production yields, product defects and other supply disruptions. If microbial, viral or other contaminations are discovered in our products or in the manufacturing facilities in which our products are made, such manufacturing facilities may need to be closed for an extended period of time to investigate and remedy the contamination.

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If any product candidate that we successfully develop does not achieve broad market acceptance among physicians, patients, healthcare payers and the medical community, the revenue that it generates may be limited.

Even if our product candidates receive regulatory approval, they may not gain market acceptance among physicians, patients, healthcare payers, and the medical community. Coverage and reimbursement of our product candidates by third-party payers, including government payers, generally is also necessary for commercial success. The degree of market acceptance of any approved product candidates will depend on a number of factors, including:

•	the efficacy and safety as demonstrated in clinical trials;
•	the clinical indications for which the product candidate is approved;
•	acceptance by physicians, major operators of hospitals and clinics, and patients of the product candidate as a safe and effective treatment;
•	the potential and perceived advantages of product candidates over alternative treatments;
•	the safety of product candidates seen in a broader patient group, including its use outside the approved indications;
•	the cost of treatment in relation to alternative treatments;
•	the availability of adequate reimbursement and pricing by payers;
•	relative convenience and ease of administration;
•	the prevalence and severity of adverse events;
•	the effectiveness of our sales and marketing efforts; and
•	the ability to manage any unfavorable publicity relating to the product candidate.

If any product candidate is approved but does not achieve an adequate level of acceptance by physicians, hospitals, healthcare payers, and patients, we may not generate sufficient revenue from that product candidate and may not become or remain commercially attractive as a standalone indication for that product.

Reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our product candidates profitably.

Market acceptance and sales of our product candidates will depend significantly on the availability of adequate insurance coverage and reimbursement from third-party payers for any of our product candidates and may be affected by existing and future health care reform measures. Government authorities and third-party payers, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. Reimbursement by a third-party payer may depend upon a number of factors including the third-party payer’s determination that use of a product candidate is:

•	a covered benefit under its health plan;
•	safe, effective, and medically necessary;
•	appropriate for the specific patient;
•	cost-effective; and
•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product candidate from a government or other third-party payer is a time-consuming and costly process that could require us to provide supporting scientific, clinical, and cost effectiveness data for the use of our product candidates to the payer. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. We cannot be sure that coverage or adequate reimbursement will be available for any of our product candidates. Also, we cannot be sure that reimbursement amounts will not reduce the demand for, or the price of, our product candidates. If reimbursement is not available or is available only to limited levels or with restrictions, we may not be able to commercialize certain of our product candidates profitably, or at all, even if approved.

In the United States and in certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could affect our ability to sell our product candidates profitably. In particular, the Medicare Modernization Act of 2003 revised the payment methods for many product candidates under Medicare. This has resulted in lower rates of reimbursement. There have been numerous other federal and state initiatives designed to reduce payment for pharmaceuticals.

As a result of legislative proposals and the trend toward managed health care in the United States, third-party payers are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement of new drugs. They may also refuse to provide coverage of approved product candidates for medical indications other than those for which FDA has granted market approvals. As a result, significant uncertainty exists as to whether and how much third-party payers will reimburse patients for their use of newly approved drugs, which in turn will put pressure on the pricing of drugs. We could be subject to pricing pressures in connection with the sale of our product candidates due to the trend toward managed health care, the increasing influence of health maintenance organizations, and additional legislative proposals as well as country, regional, or local healthcare budget limitations.

Similar concerns about the costs of treatment have been raised in Europe and the United Kingdom, where the cost effectiveness of CAR-T therapies have been an impediment to utilization of Kymriah and YESCARTA. If CAR-T companies are not able to convince regulators and payers in national healthcare systems that the benefits of a CAR-T therapy outweigh its costs, the market for lenzilumab might not develop.

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If we are unable to establish sales and marketing capabilities or fail to enter into agreements with third parties to market and sell any product candidates we may successfully develop, we may not be able to effectively market and sell any such product candidates.

We do not currently have the sales and marketing infrastructure in place that would be necessary to sell and market products. As our drug candidates progress, while we may build the infrastructure that would be needed to successfully market and sell any successful drug candidate, we currently anticipate seeking strategic alliances and partnerships with third parties, particularly for any drug candidates that we determine would require larger sales efforts. The establishment of a sales and marketing operation can be expensive and time consuming and could delay any product candidate launch.

Governments may impose price controls, which may adversely affect our future profitability.

We intend to seek approval to market our future product candidates in the United States and potentially in foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product candidates. In some foreign countries, particularly in the European Union, the pricing of prescription pharmaceuticals and biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate. If reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

We face potential product liability exposure and, if successful claims are brought against us, we may incur substantial liability for a product candidate and may have to limit its commercialization.

The use of our product candidates in clinical trials and the sale of any product candidates for which we may obtain marketing approval expose us to the risk of product liability claims. Product liability claims may be brought against us or any future development partners by participants enrolled in our clinical trials, patients, health care providers, or others using, administering, or selling our product candidates. If we cannot successfully defend ourselves against any such claims, or have insufficient insurance protection, we would incur substantial liabilities. Regardless of merit or eventual outcome, product liability claims may result in:

•	withdrawal of clinical trial participants;
•	termination of clinical trial sites or entire trial programs;
•	costs of related litigation;
•	substantial monetary awards to trial participants or other claimants;
•	decreased demand for our product candidates and loss of revenue;
•	impairment of our business reputation;
•	diversion of management and scientific resources from our business operations; and
•	the inability to commercialize our product candidates.

We have obtained limited product liability insurance coverage for our clinical trials domestically and in selected foreign countries where we are conducting clinical trials. As such, our insurance coverage may not reimburse us or may not be sufficient to reimburse us for any expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive and in the future we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to product liability. We intend to expand our insurance coverage for product candidates to include the sale of commercial products if we obtain marketing approval for our product candidates in development; however, we may be unable to obtain commercially reasonable product liability insurance for any product candidates approved for marketing. Large judgments have been awarded in class action lawsuits based on drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us, particularly if judgments exceed our insurance coverage, could decrease our working capital and adversely affect our business.

Our insurance policies are expensive and protect us only from some business risks, which leaves us exposed to significant uninsured liabilities.

We do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include general liability, employment practices liability, property, auto, workers’ compensation, products liability, and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain existing insurance with adequate levels of coverage. Any significant, uninsured liability may require us to pay substantial amounts, which would adversely affect our working capital and results of operations.

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Our employees and consultants may engage in misconduct or other improper activities, including noncompliance with regulatory standards, which could have a material adverse effect on our business.

We are exposed to the risk of employee fraud or other misconduct.  Misconduct by employees or consultants could include intentional failures to comply with FDA regulations or similar regulations of comparable foreign regulatory authorities, failure to provide accurate information to FDA or comparable foreign regulatory authorities, failure to comply with manufacturing standards, failure to comply with federal and state healthcare fraud and abuse laws and regulations and similar laws and regulations established and enforced by comparable foreign regulatory authorities, failure to report financial information or data accurately, violations of anti-bribery laws, or failure to disclose unauthorized activities to us.  In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices.  These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements.  Employee or consultant misconduct could also involve the improper use of confidential information obtained in the course of our business, which could result in civil or criminal legal actions, regulatory sanctions, or serious harm to our reputation.  We have adopted a Code of Business Conduct and Ethics and other corporate policies, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations.  If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

We may encounter difficulties in managing our growth and expanding our operations successfully.

As we seek to advance our product candidates through clinical trials we will need to expand our development, regulatory, manufacturing, marketing, and sales capabilities, and contract with third parties to provide these capabilities for us. As our operations expand we expect that we will need to manage additional relationships with various development partners, suppliers, and other third parties. Future growth will impose significant added responsibilities on members of management. Our future financial performance and our ability to commercialize our product candidates and to compete effectively will depend in part on our ability to manage any future growth effectively. To that end, we must be able to manage our development efforts and clinical trials effectively. We may not be able to accomplish these tasks and our failure to accomplish any of them could prevent us from successfully growing our company.

We and any future development partners, third-party manufacturers and suppliers use hazardous materials, and any claims relating to improper handling, storage, or disposal of these materials could be time consuming or costly.

We and any future development partners, third-party manufacturers and suppliers may use hazardous materials, including chemicals and biological agents and compounds that could be dangerous to human health and safety or the environment. Our operations and the operations of our development partner, third-party manufacturers and suppliers also produce hazardous waste products. Federal, state, and local laws and regulations govern the use, generation, manufacture, storage, handling, and disposal of these materials and wastes. Compliance with applicable environmental laws and regulations may be expensive and current or future environmental laws and regulations may impair our product development efforts. In addition, we cannot entirely eliminate the risk of accidental injury or contamination from these materials or wastes. We do not carry specific biological or hazardous waste insurance coverage and our property, casualty, and general liability insurance policies specifically exclude coverage for damages and fines arising from biological or hazardous waste exposure or contamination. Accordingly, in the event of contamination or injury we could be held liable for damages or be penalized with fines in an amount exceeding our resources, and our clinical trials or regulatory approvals could be suspended.

Our internal computer systems, or those of our future development partners, third-party clinical research organizations or other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our product development programs.

Despite the implementation of security measures, our internal computer systems and those of our development partners, third-party clinical research organizations and other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failures. While we have not experienced any such system failure, accident, or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our programs. For example, the loss of clinical trial data for any of our product candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach results in a loss of or damage to our data or applications or other data or applications relating to our technology or product candidates, or inappropriate disclosure of confidential or proprietary information, we could incur liabilities and the further development of our product candidates could be delayed.

Healthcare reform measures, when implemented, could hinder or prevent our commercial success.

There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at broadening the availability of health care and containing or lowering the cost of health care. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations, and other payers of healthcare services to contain or reduce costs of health care may adversely affect:

•	the demand for any drug products for which we may obtain regulatory approval;
•	our ability to set a price that we believe is fair for our product candidates;
•	our ability to generate revenue and achieve or maintain profitability;
•	the level of taxes that we are required to pay; and
•	the availability of capital.

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We and any of our future development partners will be required to report to regulatory authorities if any of our approved products cause or contribute to adverse medical events, and any failure to do so would result in sanctions that would materially harm our business.

If we and any future development partners are successful in commercializing our products, FDA and foreign regulatory authorities would require that we and any future development partners report certain information about adverse medical events if those products may have caused or contributed to those adverse events. The timing of our obligation to report would be triggered by the date we become aware of the adverse event as well as the nature of the event. We and any future development partners may fail to report adverse events we become aware of within the prescribed timeframe. We and any future development partners may also fail to appreciate that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our products. If we and any future development partners fail to comply with our reporting obligations, FDA or a foreign regulatory authority could take action including criminal prosecution, the imposition of civil monetary penalties, seizure of our products, or delay in approval or clearance of future products.

Our product candidates for which we intend to seek approval as biologic products may face competition sooner than anticipated.

With the enactment of the Biologics Price Competition and Innovation Act of 2009, or the BPCIA, as part of the Affordable Care Act, an abbreviated pathway for the approval of biosimilar and interchangeable biological products was created. The abbreviated regulatory pathway establishes legal authority for FDA to review and approve biosimilar biologics, including the possible designation of a biosimilar as ‘‘interchangeable’’ based on its similarity to an existing brand product. Under the BPCIA, an application for a biosimilar product cannot be approved by FDA until 12 years after the original branded product was approved under a BLA. The law is complex and is still being interpreted and implemented by FDA. As a result, its ultimate impact, implementation, and meaning are subject to uncertainty. While it is uncertain when such processes intended to implement BPCIA may be fully adopted by FDA, any such processes could have a material adverse effect on the future commercial prospects for our biological products.

We believe that any of our product candidates approved as biological products under a BLA should qualify for the 12-year period of exclusivity. However, there is a risk that FDA will not consider our product candidates to be reference products for competing products, potentially creating the opportunity for biosimilar competition sooner than anticipated. Moreover, the extent to which a biosimilar, once approved, will be substituted for any one of our reference products in a way that is similar to traditional generic substitution for non-biological products is not yet clear, and will depend on a number of marketplace and regulatory factors that are still developing. Finally, there is a risk that the 12-year exclusivity period could be reduced which could negatively affect our products.

In addition, foreign regulatory authorities may also provide for exclusivity periods for approved biological products. For example, biological products in Europe may be eligible for a 10-year period of exclusivity. However, biosimilar products have been approved under a sub-pathway of the centralized procedure since 2006. The pathway allows sponsors of a biosimilar product to seek and obtain regulatory approval based in part on the clinical trial data of an originator product to which the biosimilar product has been demonstrated to be ‘‘similar.’’ In many cases, this allows biosimilar products to be brought to market without conducting the full suite of clinical trials typically required of originators. It is unclear whether we and our development partner would face competition to our products in European markets sooner than anticipated.

We may in the future be subject to various U.S. federal and state laws pertaining to health care fraud and abuse, including anti-kickback, self-referral, false claims and fraud laws, and any violations by us of such laws could result in fines or other penalties.

If one or more of our product candidates is approved, we will likely be subject to the various U.S. federal and state laws intended to prevent health care fraud and abuse. The federal anti-kickback statute prohibits the offer, receipt, or payment of remuneration in exchange for or to induce the referral of patients or the use of products or services that would be paid for in whole or part by Medicare, Medicaid or other federal health care programs. Remuneration has been broadly defined to include anything of value, including cash, improper discounts, and free or reduced price items and services. Many states have similar laws that apply to their state health care programs as well as private payers. Violations of the anti-kickback laws can result in exclusion from federal health care programs and substantial civil and criminal penalties.

The False Claims Act imposes liability on persons who, among other things, present or cause to be presented false or fraudulent claims for payment by a federal health care program. The False Claims Act has been used to prosecute persons submitting claims for payment that are inaccurate or fraudulent, that are for services not provided as claimed, or for services that are not medically necessary. The False Claims Act includes a whistleblower provision that allows individuals to bring actions on behalf of the federal government and share a portion of the recovery of successful claims. If our marketing or other arrangements were determined to violate the False Claims Act or anti-kickback or related laws, then our revenue could be adversely affected, which would likely harm our business, financial condition, and results of operations.

State and federal authorities have aggressively targeted medical technology companies for alleged violations of these anti-fraud statutes, based on improper research or consulting contracts with doctors, certain marketing arrangements that rely on volume-based pricing, off-label marketing schemes, and other improper promotional practices. Companies targeted in such prosecutions have paid substantial fines in the hundreds of millions of dollars or more, have been forced to implement extensive corrective action plans or corporate integrity agreements, and have often become subject to consent decrees severely restricting the manner in which they conduct their business. If we become the target of such an investigation or prosecution based on our contractual relationships with providers or institutions, or our marketing and promotional practices, we could face similar sanctions, which would materially harm our business.

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Also, the Foreign Corrupt Practices Act and similar worldwide anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. We cannot assure you that our internal control policies and procedures will protect us from reckless or negligent acts committed by our employees, future distributors, partners, collaborators or agents. Violations of these laws, or allegations of such violations, could result in fines, penalties, or prosecution and have a negative impact on our business, results of operations and reputation.

Legislative or regulatory healthcare reforms in the United States may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to produce, market, and distribute our products after approval is obtained.

From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture, and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of our current product candidates or any future product candidates. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require:

•	changes to manufacturing methods;
•	additional studies, including clinical studies;
•	recall, replacement, or discontinuance of one or more of our products; and
•	additional record-keeping.

Each of these would likely entail substantial time and cost and could materially harm our business and our financial results. In addition, delays in receipt of or failure to receive regulatory approvals for any future products would harm our business, financial condition, and results of operations.

Even if we are able to obtain regulatory approval for our product candidates, we will continue to be subject to ongoing and extensive regulatory requirements, and our failure to comply with these requirements could substantially harm our business.

If we receive regulatory approval for our product candidates, we will be subject to ongoing FDA obligations and continued regulatory oversight and review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations. If we are not able to maintain regulatory compliance, we may not be permitted to market our product candidates and/or may be subject to product recalls or seizures.

If the FDA approves any of our product candidates, the labeling, manufacturing, packaging, storage, distribution, export, adverse event reporting, advertising, promotion and record-keeping for our products will be subject to extensive regulatory requirements. Violations of these regulatory requirements or the subsequent discovery of previously unknown problems with the products, including adverse events of unanticipated severity or frequency, may result in:

•	the issuance of warning or untitled letters;
•	requirements to conduct post-marking clinical trials;
•	restrictions on the marketing and distribution of the product, including potential withdrawal of the product from the market;
•	suspension of ongoing clinical trials;
•	the issuance of product recalls, import and export restrictions, seizures, and detentions; and
•	the issuance of injunctions, or imposition of other civil and/or criminal penalties.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be subject to certain limitations.

We have incurred substantial losses during our history and do not expect to become profitable in the foreseeable future and may never achieve profitability. To the extent that we continue to generate taxable losses, unused losses will carry forward to offset future taxable income, if any, until such unused losses expire. We may be unable to use these losses to offset income before such unused losses expire. The Tax Cuts and Jobs Act, enacted in 2017, limited the use of net operating loss carryforwards for periods beginning after 2017 to eighty-percent of taxable income in the period to which the losses were carried. However, this limitation on the use of the carryforwards was eliminated by the Coronavirus Aid, Relief and Economic Security Act (the “CARES” Act) for tax years beginning before January 1, 2021. In addition, Section 382 of the Internal Revenue Code of 1986, as amended, may limit the utilization of net operating loss carryforwards. Under Section 382, if a corporation undergoes an ‘‘ownership change’’ (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We have recently and in the past experienced ownership changes that have resulted in limitations on the use of a portion of our net operating loss carryforwards. If we experience further ownership changes our ability to utilize our net operating loss carryforwards could be further limited.

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We rely completely on third parties, most of which are sole source suppliers, to supply drug substance and manufacture drug product for our clinical trials and preclinical studies and intend to rely on other third parties to produce commercial supplies of product candidates, and our dependence on third parties could adversely impact our business.

We are completely dependent on third-party suppliers, most of which are sole source suppliers of the drug substance and drug product for our product candidates. We regularly evaluate potential alternate sources of supply but there can be no assurance that any such suppliers would be available, acceptable or successful. The costs of manufacturing our drug candidates are high, and we will require additional capital to ensure that we can maintain an adequate supply to conduct our contemplated development programs.

If our third-party suppliers do not supply sufficient quantities for product candidates to us on a timely basis and in accordance with applicable specifications and other regulatory requirements, there could be a significant interruption of our supplies, which would adversely affect clinical development of the product candidate, including affecting our ability to enroll in and timely progress clinical trials. Furthermore, if any of our contract manufacturers cannot successfully manufacture material that conforms to our specifications and with regulatory requirements, we will not be able to secure and/or maintain regulatory approval, if any, for our product candidates.

We will also rely on our contract manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our anticipated clinical trials. There are a small number of suppliers for certain capital equipment and raw materials used to manufacture our product candidates. We do not have any control over the process or timing of the acquisition of these raw materials by our contract manufacturers. Moreover, we currently do not have agreements in place for the commercial production of these raw materials. Any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical trial could considerably delay completion of that clinical trial, product candidate testing, and potential regulatory approval of that product candidate.

We do not expect to have the resources or capacity to commercially manufacture any of our proposed product candidates if approved, and will likely continue to be dependent on third-party manufacturers. Our dependence on third parties to manufacture and supply us with clinical trial materials and any approved product candidates may adversely affect our ability to develop and commercialize our product candidates on a timely basis.

We may not be successful in establishing and maintaining development partnerships and licensing agreements, which could adversely affect our ability to develop and commercialize product candidates.

Part of our strategy is to enter into development partnerships and licensing agreements. We face significant competition in seeking appropriate partners and the negotiation process is time consuming and complex. Even if we are successful in securing a development partnership, we may not be able to continue it. Moreover, we may not be successful in our efforts to establish a development partnership or other alternative arrangements for any of our other existing or future product candidates and programs because, among other reasons, our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early a stage of development for collaborative effort and/or third parties may not view our product candidates and programs as having the requisite potential to demonstrate safety and efficacy. Even if we are successful in our efforts to establish new development partnerships, the terms that we agree upon may not be favorable to us and we may not be able to maintain such development partnerships if, for example, development or approval of a product candidate is delayed or sales of an approved product candidate are disappointing. Any delay in entering into new development partnership agreements related to our product candidates could delay the development and commercialization of our product candidates and reduce their competitiveness if they reach the market.

Moreover, if we fail to establish and maintain additional development partnerships related to our product candidates:

•	the development of our current or future product candidates may be terminated or delayed;
•	our cash expenditures related to development of certain of our current or future product candidates would increase significantly and we may need to seek additional financing;
•	we may be required to hire additional employees or otherwise develop expertise, such as sales and marketing expertise, for which we have not budgeted; and
•	we will bear all of the risk related to the development of any such product candidates.

Our or any new partner’s failure to develop, manufacture or effectively commercialize our product would result in a material adverse effect on our business and results of operations and would likely cause our stock price to decline.

Currently pending, threatened or future litigation or governmental proceedings or inquiries could result in material adverse consequences, including judgments or settlements.

We are, or may from time to time become, involved in lawsuits, inquiries and other legal proceedings. See “Business—Legal Proceedings” set forth elsewhere in this prospectus for information regarding currently pending litigation that could have a material impact on the Company. Many of these matters raise complicated factual and legal issues and are subject to uncertainties and complexities, all of which make the matters costly to address. The timing of the final resolutions to any such lawsuits, inquiries, and other legal proceedings is uncertain.

Additionally, the possible outcomes or resolutions to these matters could include adverse judgments or settlements, either of which could require substantial payments, adversely affecting our consolidated financial condition, results of operations and cash flows. Any judgment against us, the entry into any settlement agreement, or the imposition of any fine could have a material adverse effect on our consolidated financial condition, results of operations and cash flows.

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Risks Related to Intellectual Property

If we fail to adequately protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish, and our business and competitive position would suffer.

Our success, competitive position and future revenues will depend in part on our ability and the abilities of our licensors and licensees to obtain and maintain patent protection for our products, methods, processes and other technologies, to preserve our trade secrets, to prevent third parties from infringing on our proprietary rights and to operate without infringing the proprietary rights of third parties. We have an active patent protection program that includes filing patent applications on new compounds, formulations, delivery systems and methods of making and using products and prosecuting these patent applications in the United States and abroad. As patents issue, we also file continuation applications as appropriate. Although we have taken steps to build what we believe to be a strong patent portfolio, we cannot predict:

•	the degree and range of protection any patents will afford us against competitors, including whether third parties find ways to invalidate or otherwise circumvent our licensed patents;
•	if and when patents will issue in the United States or any other country;
•	whether or not others will obtain patents claiming aspects similar to those covered by our licensed patents and patent applications;
•	whether we will need to initiate litigation or administrative proceedings to protect our intellectual property rights, which may be costly whether we win or lose;
•	whether any of our patents will be challenged by our competitors alleging invalidity or unenforceability and, if opposed or litigated, the outcome of any administrative or court action as to patent validity, enforceability or scope;
•	whether a competitor will develop a similar compound that is outside the scope of protection afforded by a patent or whether the patent scope is inherent in the claims modified due to interpretation of claim scope by a court;
•	whether there were activities previously undertaken by a licensor that could limit the scope, validity or enforceability of licensed patents and intellectual property; or
•	whether a competitor will assert infringement of its patents or intellectual property, whether or not meritorious, and what the outcome of any related litigation or challenge may be.

Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel, our consultants and advisors as well as our licensors, sublicensees and contractors. To help protect our proprietary know-how and our inventions for which patents may be unobtainable or difficult to obtain, we rely on trade secret protection and confidentiality agreements. To this end, we require all employees, consultants and board members to enter into agreements that prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired, and our business and competitive position would suffer.

Due to legal and factual uncertainties regarding the scope and protection afforded by patents and other proprietary rights, we may not have meaningful protection from competition.

Our long-term success will substantially depend upon our ability to protect our proprietary technologies from infringement, misappropriation, discovery and duplication and avoid infringing the proprietary rights of others. Our patent rights, and the patent rights of biopharmaceutical companies in general, are highly uncertain and include complex legal and factual issues. These uncertainties also mean that any patents that we own or may obtain in the future could be subject to challenge, and even if not challenged, may not provide us with meaningful protection from competition. Patents already issued to us or our pending applications may become subject to dispute, and any dispute could be resolved against us.

If some or all of our or any licensor’s patents expire or are invalidated or are found to be unenforceable, or if some or all of our patent applications do not result in issued patents or result in patents with narrow, overbroad, or unenforceable claims, or claims that are not supported in regard to written description or enablement by the specification, or if we are prevented from asserting that the claims of an issued patent cover a product of a third party, we may be subject to competition from third parties with products in the same class of products as our product candidates or products with the same active pharmaceutical ingredients as our product candidates, including in those jurisdictions in which we have no patent protection.

Our commercial success will depend in part on obtaining and maintaining patent and trade secret protection for our product candidates, as well as the methods for treating patients in the product indications using these product candidates. We will be able to protect our product candidates and the methods for treating patients in the applicable product indications using these product candidates from unauthorized use by third parties only to the extent that we or our exclusive licensor owns or controls such valid and enforceable patents or trade secrets.

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Even if our product candidates and the methods for treating patients for prescribed indications using these product candidates are covered by valid and enforceable patents and have claims with sufficient scope, disclosure and support in the specification, the patents will provide protection only for a limited amount of time. Our and any licensor’s ability to obtain patents can be highly uncertain and involve complex and in some cases unsettled legal issues and factual questions. Furthermore, different countries have different procedures for obtaining patents, and patents issued in different countries provide different degrees of protection against the use of a patented invention by others. Therefore, if the issuance to us or any licensor, in a given country, of a patent covering an invention is not followed by the issuance, in other countries, of patents covering the same invention, or if any judicial interpretation of the validity, enforceability, or scope of the claims in, or the utility, written description or enablement in, a patent issued in one country is not similar to the interpretation given to the corresponding patent issued in another country, our ability to protect our intellectual property in those countries may be limited. Changes in either patent laws or in interpretations of patent laws in the United States and other countries may materially diminish the value of our intellectual property or narrow the scope of our patent protection.

We may be subject to competition from third parties with products in the same class of products as our product candidates, or products with the same active pharmaceutical ingredients as our product candidates in those jurisdictions in which we have no patent protection. Even if patents are issued to us or any licensor regarding our product or methods of using them, those patents can be challenged by our competitors who can argue such patents are invalid or unenforceable on a variety of grounds, including lack of utility, lack sufficient written description or enablement, utility, or that the claims of the issued patents should be limited or narrowly construed. Patents also will not protect our product candidates if competitors devise ways of making or using these products without legally infringing our patents. The current U.S. regulatory environment may have the effect of encouraging companies to challenge branded drug patents or to create non-infringing versions of a patented product in order to facilitate the approval of ANDAs for generic substitutes. These same types of incentives encourage competitors to submit NDAs that rely on literature and clinical data not prepared for or by the drug sponsor, providing another less burdensome pathway to approval.

If we infringe the rights of third parties, we could be prevented from selling products and be forced to defend against litigation and pay damages.

There is a risk that we are infringing the proprietary rights of third parties because numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields that are the focus of our development and manufacturing efforts. Others might have been the first to make the inventions covered by each of our or any licensor’s pending patent applications and issued patents and/or might have been the first to file patent applications for these inventions. In addition, because patent applications take many months to publish and patent applications can take many years to issue, there may be currently pending applications, unknown to us or any licensor, which may later result in issued patents that cover the production, manufacture, synthesis, commercialization, formulation or use of our product candidates. In addition, the production, manufacture, synthesis, commercialization, formulation or use of our product candidates may infringe existing patents of which we are not aware. Defending ourselves against third-party claims, including litigation in particular, would be costly and time consuming and would divert management’s attention from our business, which could lead to delays in our development or commercialization efforts. If third parties are successful in their claims, we might have to pay substantial damages or take other actions that are adverse to our business.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs and may have to:

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;
•	redesign our products or processes to avoid infringement, which may not be possible or could require substantial funds and time;
•	stop using the subject matter claimed in patents held by others, which could cause us to lose the use of one or more of our drug candidates;
•	pay damages royalties, or other amounts; or
•	grant a cross license to our patents to another patent holder.

We expect that, as our drug candidates move further into clinical trials and commercialization and our public profile is raised, we will be more likely to be subject to such claims.

We may fail to comply with any of our obligations under existing agreements pursuant to which we license or have otherwise acquired rights or technology, which could result in the loss of rights or technology that are material to our business.

We are a party to technology licenses and have acquired certain assets and rights that are important to our business and we may enter into additional licenses or acquire additional assets and rights in the future. We currently hold licenses from Ludwig Institute for Cancer Research (“LICR”), BioWa, Inc. (“BioWa”), Lonza Sales AG (“Lonza”) Mayo Foundation (“Mayo”) and the University of Zurich (“UZH”). These licenses impose various commercial, contingent payments, royalty, insurance, indemnification, and other obligations on us. If we fail to comply with these obligations, the licensor may have the right to terminate the license or take back rights or assets, in which event we would lose valuable rights under our collaboration agreements, potential claims and our ability to develop product candidates.

We may be subject to claims that our consultants or independent contractors have wrongfully used or disclosed alleged trade secrets of their other clients or former employers to us.

As is common in the biotechnology and pharmaceutical industry, we engage the services of consultants to assist us in the development of our product candidates. Many of these consultants were previously employed at, or may have previously or may be currently providing consulting services to, other biotechnology or pharmaceutical companies including our competitors or potential competitors. We may become subject to claims that our company or a consultant inadvertently or otherwise used or disclosed trade secrets or other information proprietary to their former employers or their former or current clients. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to our management team.

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We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and we intend to seek patent protection only in selected countries. Our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing products made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property protection, particularly those relating to biopharmaceuticals, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	the evolution of scientific discovery around the coronavirus, COVID-19 and the lung dysfunction resulting in some patients may indicate that cytokine storm is caused by or results from something other than elevated GM-CSF levels;
•	our ability to successfully complete our Phase III trial of lenzilumab for the prevention and treatment of cytokine storm in COVID-19 pneumonia;
•	the ultimate impact of the COVID-19 pandemic, or any other health epidemic, on our business, our clinical trials, our research programs, healthcare systems or the global economy as a whole;
•	our ability to research, develop and commercialize our product candidates, including our ability to do so before our competitors develop and receive FDA approval for treatments or vaccines for COVID-19;
•	our ability to execute our strategy and business plan focused on developing our proprietary monoclonal antibody portfolio and our GM-CSF knockout gene-editing CAR-T platform;
•	our ability to attract and retain other collaborators with development, regulatory and commercialization expertise to pursue the other initiatives in our development pipeline;
•	our ability to successfully pursue the Kite collaboration;
•	our ability to attain the additional financing we will need to pursue our development initiatives and commercialize our product candidates on favorable terms or at all;
•	our ability to successfully list our common stock and maintain the listing of our common stock on the Nasdaq Capital Market;
•	the timing of the initiation, enrollment and completion of planned clinical trials;
•	our ability to timely source adequate supply of our development products from third-party manufacturers on which we depend;
•	the potential, if any, for future development of any of our present or future products;
•	increasing levels of market acceptance of CAR-T therapies and the development of a market for lenzilumab in these therapies;
•	our ability to successfully progress, partner or complete further development of our programs;
•	the potential timing and outcomes of development, preclinical and clinical studies of lenzilumab, ifabotuzumab, HGEN005, any of our CAR-T projects and the uncertainties inherent in development, preclinical and clinical testing;
•	our ability to identify and develop additional uses for our products;
•	our ability to attain market exclusivity and/or to protect our intellectual property and to operate our business without infringing on the intellectual property rights of others;
•	the outcome of pending, threatened or future litigation;
•	acquisitions or in-licensing transactions that we may pursue may fail to perform as expected;
•	our ability to obtain and maintain regulatory approval of our product candidates, and any related restrictions;
•	limitations and/or warnings in the label of an approved product candidate;
•	changes in the regulatory landscape that may prevent us from pursuing or realizing any of the expected benefits from the various regulatory incentives, or the imposition of regulations that affect our products;
•	the success, progress, timing and costs of our efforts to evaluate or consummate various strategic alternatives if in the best interests of our stockholders; and
•	the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for additional financing.

In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expects,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes. These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements. We discuss many of the risks associated with the forward-looking statements in this prospectus in greater detail under the heading “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should carefully read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, whether as a result of new information, future events or otherwise.

Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by applicable law.

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DETERMINATION OF MARKET PRICE

The selling stockholders will determine at what price it may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” for more information.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will receive no proceeds from the sale of shares of common stock by any selling stockholder in this offering.

DIVIDEND POLICY

We have never declared or paid any cash dividends. We currently expect to retain all future earnings, if any, for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends in the foreseeable future.

MARKET PRICE OF COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

We have applied to list our common stock on the Nasdaq Capital Market under the symbol “HGEN”. We cannot assure investors that our listing application will be approved by Nasdaq. Our common stock is currently quoted on the OTCQB Venture Market operated by OTC Markets Group, Inc. under the symbol “HGEN”. From January 13, 2016 to June 25, 2017, our common stock was quoted on the OTC Pink marketplace operated by OTC Markets Group, Inc. Previously, our common stock was listed on the Nasdaq Global Market under the symbol “KBIO” from its beginning of trading on January 31, 2013 through January 13, 2016. Prior to January 31, 2013, there was no public market for our common stock.

Holders of Common Stock

As of July 29, 2020, we had 210,499,810 shares of common stock outstanding held by approximately 88 stockholders of record. The actual number of stockholders is greater than this number of record holders, and includes stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

Shares Eligible for Future Sale

Rule 144

As of July 29, 2020, approximately 90% of our outstanding shares of common stock, including all of the shares being registered hereby, are restricted or held by affiliates. These shares may be resold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as that provided by Rule 144 promulgated under the Securities Act. In general, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed 1% of the then outstanding common shares of the same class.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Registration Rights

Pursuant to that certain Registration Rights Agreement between the Company and Nomis Bay LTD (“Nomis Bay”) and the Black Horse Entities (as defined below), dated February 27, 2018 (the “2018 Registration Rights Agreement”), Nomis Bay and the Black Horse Entities have been granted certain registration rights related to all of the shares of our common stock owned by them (collectively, the “Registrable Securities”). Under the 2018 Registration Rights Agreement, these stockholders may demand that we register all or any portion of the Registrable Securities pursuant to a registration statement on Form S-1. In addition, if we propose to register the offer and sale of any shares of our common stock under the Securities Act in another offering, either for our own account or for the account of other stockholders, these stockholders will be entitled to certain “piggyback” registration rights allowing them to include their Registrable Securities in such registration.

In connection with the private placement that we completed on June 2, 2020, we entered into a registration rights agreement with the private placement investors under which we agreed to file the registration statement of which this prospectus is a part, covering the resale of the 82,563,584 shares of common stock issued in such private placement. Nomis Bay and the Black Horse Entities (as defined below) consented to the entry into the registration rights agreement with the private placement investors and have waived their piggyback rights in connection with this filing.

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BUSINESS

During 2019, we completed our transformation into a clinical stage biopharmaceutical company, developing our clinical stage immuno-oncology and immunology portfolio of monoclonal antibodies. We are focusing our efforts on the development of our lead product candidate, lenzilumab, our proprietary Humaneered® (“Humaneered” or “Humaneered®”) anti-human GM-CSF immunotherapy.

The coronavirus pandemic which is due to the SARS-CoV-2 virus and leads to the condition referred to as COVID-19, is characterized in the later and sometimes fatal stages by lung dysfunction and, in many patients, multi-organ impairment, which is triggered by CRS, or cytokine storm. Publications have pointed to GM-CSF as being a key cytokine, with elevated levels correlated to Intensive Care Unit (“ICU”) admission. We are currently enrolling a US, multi-center, randomized, placebo-controlled, double-blind prospective Phase III study in hospitalized severe and critical COVID-19 pneumonia patients. This study may serve as a basis for registration. We are also exploring conducting the same or a similar study in centers outside the US.

On July 27, 2020, we announced that NIAID, a part of NIH, which is part of HHS as represented by the DMID, and Humanigen have executed a clinical trial agreement for lenzilumab as an agent to be evaluated in the NIAID-sponsored Big Effect Trial (“BET”) in hospitalized patients with COVID-19. With data from the BET and our ongoing Phase III study, we expect to have data from approximately 500 hospitalized COVID-19 patients.

We announced a clinical research agreement (the “Kite Agreement”) with Kite Pharmaceuticals, Inc., a Gilead company (“Kite”) on May 31, 2019, to study the effect of lenzilumab on the safety of YESCARTA®, axicabtagene ciloleucel (“YESCARTA” or “YESCARTA®”) including CRS and neurotoxicity, with a secondary endpoint of increased efficacy in a multicenter Phase Ib/II clinical trial in adults with relapsed or refractory large B-cell lymphoma. We believe this study, designated the nomenclature ‘ZUMA-19’, may be the basis for the registration of lenzilumab, given the similar trial design to YESCARTA’s and Novartis’s Kymriah® (“Kymriah” or “Kymriah®”) registration trials.

We are also exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody, or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage including the prevention and/or treatment of GvHD while preserving GvL benefits in patients undergoing allogeneic HSCT. In this context, GvHD is akin to CRS, or cytokine storm and we believe the mechanism to be driven by GM-CSF activated myeloid cells.

We believe that we have built a strong intellectual property position in the area of GM-CSF neutralization through multiple approaches and mechanisms, as they pertain to COVID-19, CAR-T, GvHD and multiple other oncology/transplantation, inflammation, fibrosis and autoimmune conditions which may be driven by GM-CSF.

As a leader in GM-CSF pathway science, we believe that we have the ability to transform prevention and treatment of CRS in SARS-CoV-2 infection. The virus associated with the current COVID-19 pandemic, SARS-Cov-2, is one of a group of several betacoronaviruses, which includes the viruses responsible for Severe Acute Respiratory Syndrome (SARS-CoV) and Middle East Respiratory Syndrome (MERS-CoV). These viruses infect predominantly the lower lung and cause fatal pneumonia. Other coronaviruses infect the upper respiratory tract and cause some cases of the common cold. The clinical course of COVID-19 can be mistaken for influenza infection – patients in both cases often suffer from aches and pains throughout the body, fever, cough and general malaise. A nasal or throat swab can be used to test for SARS-CoV-2 infection, and blood tests can be run to check for viral titers. Travel to areas where COVID-19 appears to have a large number of cases and exposure to people who are known to have suffered from the condition or carriers of SARS-CoV-2 also increases the clinical suspicion of possible infection. Data generated during the SARS and MERS outbreaks point to cytokine storm as a phase of the illness which is characterized by an immune hyperactive phase, which can progress to lung dysfunction and death. In patients who clinically deteriorate, there can be multi-system effects, including hematologic and coagulation disorders, renal, cardiovascular and neurologic impairment, some of which may further complicate respiratory compromised patients. The natural history of SARS infection shows viral load decreases as patients enter the second phase of the illness, which is often characterized by cytokine storm and the elevation of certain biomarkers.

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Source: Adapted from: doi: 10.1016/j.healun.2020.03.012

The severe clinical features associated with some COVID-19 infections result from an inflammation-induced lung injury requiring ICU care and invasive mechanical ventilation. This lung injury is a result of a cytokine storm resulting from a hyper-reactive immune response. The lung injury that leads to death is not directly related to the virus, but appears to be a result of a hyper-reactive immune response to the virus triggering a cytokine storm that can continue even after viral titers remain stable or even begin to fall.

CRS is characterized by an elevation of inflammatory cytokines resulting in fever, hypotension, capillary leak syndrome, pulmonary edema, disseminated intravascular coagulation, respiratory failure, and ARDS. The development of CRS as a direct result of immune hyper- stimulation has been previously described in patients with autoimmune and lymphoproliferative diseases, as well as in patients with B-cell malignancies receiving CAR-T therapy. Over the last five years, preclinical studies and correlative science from clinical trials in CAR-T therapy have shed light on the pathophysiology, development, characterization, and management of CRS.

CRS is characterized by activation of myeloid cells and release of inflammatory cytokines, including interleukin-6 (IL-6), GM-CSF, monocyte chemoattractant protein -1 (MCP-1), macrophage inflammatory protein 1α (MIP-1α), Interferon gamma-induced protein 10 (IP-10), and interleukin-1 (IL-1). The cascade, once initiated, can quickly evolve into a cytokine storm, resulting in further activation, expansion and trafficking of myeloid cells, leading to abnormal endothelial activation, increased vascular permeability, and disseminated intravascular coagulation.

Recent data from China and the subject of a pre-publication titled “Aberrant pathogenic GM-CSF+ T cells and inflammatory CD14+CD16+ monocytes in severe pulmonary syndrome patients of a new coronavirus”, supports the hypothesis that GM-CSF induced cytokine storm immune mechanisms have contributed to patient mortality with the current pandemic strain of coronavirus, and there is increasing acceptance that this pathophysiology may be responsible for worsening of clinical status and poor outcomes. The authors noted that steroid treatment in such cases has been disappointing in terms of outcome, but suggested that a monoclonal antibody that targets GM-CSF may prevent or curb the hyper-active immune response caused by COVID-19 in this setting.

Similar to patients receiving CART therapy, the development of CRS in patients with COVID-19 has been associated with elevation of CRP, ferritin, MCP-1, MIP-1 alpha, INF-gamma, TNF-alpha, and IL-6, as well as correlating with respiratory failure, ARDS, and adverse clinical outcomes. Most significantly, high levels of GM-CSF-secreting Th17 T-cells have been associated with disease severity, myeloid cell trafficking to the lungs, and ICU admission. This indicates that post-COVID-19 CRS is caused by a similar mechanism, induced by activation of myeloid cells and their trafficking to the lung, resulting in lung injury and ARDS. Tissue CD14+ myeloid cells produce GM-CSF and IL-6, further triggering a cytokine storm cascade. Single-cell RNA sequencing of bronchoalveolar lavage samples from COVID-19 patients with severe ARDS demonstrated an overwhelming infiltration of newly-arrived inflammatory myeloid cells compared to mild COVID-19 disease and healthy controls, consistent with a hyperinflammatory CRS-mediated pathology. We believe that these new data suggest that GM-CSF may be a critical triggering cytokine in the increased mortality in COVID-19.

Lenzilumab has been shown to prevent cytokine storm in animal models and this work has been published in peer reviewed journals. These data demonstrate that GM-CSF neutralization results in a reduction in IL-6, MCP-1, MIP-1α, IP-10, vascular endothelial growth factor (VEGF), and tumor necrosis factor-α (TNFα) levels, demonstrating that GM-CSF is an upstream regulator of many inflammatory cytokines that are important in the pathophysiology of CRS. GM-CSF depletion results in modulation of myeloid cell behavior, a specific decrease in their inflammatory cytokines, and a reduction in tissue trafficking, while enhancing T-cell apoptosis machinery.

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Patients are currently being enrolled in a Phase III, potential registration clinical study to determine lenzilumab’s effect on COVID-19 in patients hospitalized with severe or critical COVID-19 pneumonia. On July 27, 2020, we announced that NIAID has selected lenzilumab to participate in the NIAID-sponsored Big Effect Trial (BET) in hospitalized patients with COVID-19.

The Phase III program in COVID-19 is complementary to the programs in CAR-T and GvHD, which are also focused on preventing or reducing cytokine storm in those disease states. Positive results in COVID-19 may be predictive of results in these other settings, which are also characterized by cytokine storm.

As a leader in GM-CSF pathway science, we also believe that we have the ability to transform CAR-T therapy and a broad range of other T-cell engaging therapies, including both autologous and allogeneic cell transplantation. There is a direct correlation between the efficacy of CAR-T therapy and the incidence of life-threatening toxicities (referred to as the efficacy/toxicity linkage). We have begun enrolling patients in ZUMA-19, in collaboration with our partner Kite, to assess effect of the sequential therapy of lenzilumab with YESCARTA, the leading CAR-T, in reducing or minimizing cytokine storm and neurotoxicity in patients receiving CAR-T, and potentially building further on YESCARTA’s current category-leading efficacy. This is a Phase 1b/2 potential registration study.

We believe that our GM-CSF neutralization and gene-editing CAR-T platform technologies have the potential to reduce the inflammatory cascade associated with serious and potentially life-threatening CAR-T therapy-related side-effects while preserving and potentially improving the efficacy of the CAR-T therapy itself, thereby breaking the efficacy/toxicity linkage. Clinical correlative analysis and preclinical in vivo evidence points to GM-CSF as the key initiator of the inflammatory cascade resulting in CAR-T therapy’s side-effects, including CRS and NT. GM-CSF has also been linked to the suppressive myeloid cell axis through recruitment of myeloid-derived suppressor cells (“MDSCs”) that reduce CAR-T cell expansion and hamper CAR-T cell efficacy. Our strategy is to continue to pioneer the use of GM-CSF neutralization and GM-CSF gene knockout technologies to improve efficacy and prevent or significantly reduce the serious side-effects associated with CAR-T therapy.

We believe that our GM-CSF pathway science, assets and expertise create two technology platforms to assist in the development of next-generation CAR-T therapies. Lenzilumab has the potential to be used in combination with any FDA-approved or development stage T-cell therapy, including CAR-T therapy, as well as in combination with other cell therapies such as allogeneic HSCT such as bone marrow transplants, to make these treatments safer and more effective.

In addition, our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that may inherently avoid any efficacy/toxicity linkage, thereby potentially preserving the benefits of the CAR-T therapy while reducing or altogether avoiding its serious and potentially life-threatening side-effects.

We have utilized a precision medicine approach and personalized the development of lenzilumab based on specific genetic mutations or biomarkers at baseline. We are collaborating with IMPACT, a clinical trial partnership of 23 transplant centers in the United Kingdom, in planning a potential randomized, placebo controlled, Phase II/III study focused on early intervention with lenzilumab in patients at high risk or intermediate risk for steroid refractory acute GvHD based on specific biomarkers.  The goal of the trial, as it is currently contemplated, would be to determine the efficacy and safety of lenzilumab in reducing non-relapse mortality at six months.

We also recently reported on a Phase I study of lenzilumab as monotherapy in refractory chronic myelomonocytic leukemia (CMML) and are planning a potential Phase II study of lenzilumab in combination with azacitidine (current standard therapy) in newly-diagnosed CMML patients with certain genetic mutations. We have also reported on a Phase II study in severe asthma in patients uncontrolled on steroid therapy utilizing lenzilumab.

Our Pipeline

Our lenzilumab-based clinical-stage pipeline comprises a Phase III potential registration study in COVID-19, a Phase Ib/II study (ZUMA-19) which is enrolling patients in sequenced therapy of lenzilumab and YESCARTA, a Phase II/III study in acute GvHD, and a Phase II study in CMML, the latter two of which are in advanced planning stages and which we expect will be majority funded by partners. A further Phase 1 study is almost fully enrolled with ifabotuzumab in GBM and potentially other solid cancers. We also have a focus on creating safer and more effective CAR-T therapies in hematologic malignancies and solid tumors via three key modalities:

•	Combining FDA-approved and development stage CAR-T therapies with lenzilumab, including YESCARTA in collaboration with Kite;
•	Creating a proprietary next-generation gene-edited CAR-T therapy pipeline using GM-CSF gene knockout technologies; and
•	Exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments, including allogeneic HSCT.

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These product candidates are in the early stage of development and will require substantial time, resources, research and development, and regulatory approval prior to commercialization. Furthermore, it may be years before any of our products are approved for use, if at all. Our current pipeline is depicted below:

1 Phase III may not be necessary for approval in ZUMA-19; precedent is CAR-Ts to date have been approved on Phase II data

2 UK

3 US, EU, Australia

4 Australia

Lenzilumab

Lenzilumab neutralizes human GM-CSF and has the potential to prevent or reduce poor outcomes associated with COVID-19. We are currently enrolling patients in a Phase III U.S., multi-center, randomized, placebo-controlled, double-blinded, clinical trial in the setting of COVID-19. There are currently 17 clinical sites across the US actively recruiting patients. The Phase III trial will assess the safety and efficacy of lenzilumab in reducing severe outcomes in hospitalized adult patients with confirmed severe or critical COVID-19 pneumonia. On May 6, 2020, we announced that the first patient had been randomized in the Phase III lenzilumab COVID-19 study.

There are currently no products approved by the FDA for the prevention of CRS/cytokine storm associated with COVID-19. There are numerous products currently in development for COVID-19 which can be broadly categorized as direct acting antivirals, immunomodulators, and other preventative strategies such as vaccines. Recently, remdesivir (a direct acting antiviral) has been given emergency use authorization by the FDA for COVID-19 based on results from the NIAID ACTT-1 trial. In this trial remdesivir demonstrated improvement in the primary endpoint of time to recovery reducing this measurement by four days (11 days in the remdesivir cohort vs. 15 days in the placebo cohort). There was not a statistically significant difference in mortality between the remdesivir treated cohort and the placebo cohort. Other direct acting antiviral agents such as lopinavir/ritonavir and hydroxychloroquine (with or without a macrolide) have not demonstrated efficacy in randomized controlled trials to date.

In addition, no immunomodulator therapy has proven efficacy in a randomized controlled clinical trial in the setting of COVID-19 and the two leading IL-6 inhibitors, Actemra (tocilizumab) and Kevzara (sarilumab) both recently failed to demonstrate efficacy in randomized, placebo-controlled studies in COVID-19 patients.

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As an upstream regulator of cytokine storm, GM-CSF neutralization with lenzilumab may offer advantages over other immunomodulator strategies that either target other downstream cytokines such as IL-1, IL-6, CCR5 or MIP-1 alpha or are broadly immunosuppressive and target cytokine signaling pathways non-selectively through JAK inhibition. In addition, lenzilumab is the only immunomodulator that was in an active clinical trial to prevent cytokine storm prior to COVID-19 and is currently the only agent in an active Phase III trial targeting GM-CSF.

We have previously announced that lenzilumab was granted emergency single use IND authorization from the FDA (often referred to as compassionate use) to treat patients with COVID-19. On June 15, 2020, we announced that Mayo Clinic published data derived from the compassionate use of lenzilumab in treatment of 12 patients hospitalized in the Mayo Clinic system. Under applicable FDA rules, a patient cannot receive a compassionate use drug unless FDA has issued an individual patient emergency IND authorization, which the Mayo Clinic requested from FDA prior to each individual patient dosing of lenzilumab. Accordingly, there was no randomized control group in the Mayo Clinic program. We did not pre-select patients to receive lenzilumab through the compassionate use program and did not deny any requests for compassionate use. Mayo Clinic clinicians solely determined which patients for which they would request emergency IND authorization from the FDA.

The patients receiving lenzilumab had severe or critical pneumonia as a result of COVID-19. They were also viewed as being at high risk of further disease progression. All patients required oxygen supplementation and had elevation in at least one inflammatory biomarker prior to receiving lenzilumab. All patients had at least one co-morbidity associated with poor outcomes in COVID-19 and several patients had multiple co-morbidities: 58% had diabetes mellitus, 58% had hypertension, 58% had underlying lung diseases, 50% were obese (defined as a BMI greater than 30), 17% had chronic kidney disease and 17% had coronary artery disease. The median age was 65 years.

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Patients receiving lenzilumab showed rapid clinical improvement with a median time to recovery of five days, median time to discharge of five days and 100% survival to the data cut-off date. Patients also demonstrated rapid improvement in oxygenation, temperature, and inflammatory cytokines consistent with the improved clinical outcomes. At the cut-off date, 11 of the 12 patients had been discharged.

On July 27, 2020, we announced that NIAID, a part of NIH, which is part of HHS as represented by the DMID, and Humanigen have executed a clinical trial agreement for lenzilumab as an agent to be evaluated in the NIAID-sponsored Big Effect Trial (“BET”) in hospitalized patients with COVID-19. BET will help advance NIAID’s strategic plan for COVID-19 research, which includes conducting studies to advance high-priority therapeutic candidates. Identification of agents with novel mechanisms of action for therapy is a strategic priority.

This trial builds on initial data from NIAID’s Adaptive COVID-19 Treatment Trial (ACTT) that demonstrated Gilead’s investigational antiviral, remdesivir, may improve time to recovery in hospitalized patients with COVID-19. BET will evaluate the combination of lenzilumab and remdesivir on treatment outcomes versus placebo and remdesivir in hospitalized COVID-19 patients. The trial is expected to enroll 100 patients in each arm of the study with an interim analysis for efficacy after 50 patients have been enrolled in each arm. With data from the BET and our ongoing Phase III study, we expect to have data from approximately 500 hospitalized COVID-19 patients.

Lenzilumab also has the potential to prevent or reduce serious and sometime fatal side-effects associated with CAR-T therapy (CRS and neurotoxicity) and improve upon the efficacy of CAR-T therapy. This same mechanism we believe to be the causation of CRS/cytokine storm which precedes the decline in lung function seen with severe cases of COVID-19. Preclinical data generated in collaboration with the Mayo Clinic (the “Mayo Clinic”), which was published in ‘blood®’, a premier journal in hematology, indicates that the use of lenzilumab in combination with CAR-T therapy may also enhance the proliferation and improve the efficacy of CAR-T therapy. This may also result in durable, or longer term, responses in CAR-T therapies. There are currently no products approved by the FDA for the prevention of CAR-T therapy-related side effects, nor are there any approved therapies for the treatment of CAR-T therapy related NT. We continue to advance the development of lenzilumab in combination with CAR-T therapy through a non-exclusive clinical collaboration with Kite, pursuant to which we are conducting a multi-center potential registration Phase Ib/II study of lenzilumab with Kite’s YESCARTA in patients with relapsed or refractory B-cell lymphoma, including DLBCL (the “Study”). The Study has been designated the nomenclature ‘ZUMA-19’, consistent with the other Kite CAR-T studies, which also receive a ‘ZUMA’ designation. The primary objective of ZUMA-19 is to determine the effect of lenzilumab on the safety and efficacy of YESCARTA. Kite’s YESCARTA is one of two CAR-T therapies that have been approved by the FDA and is the CAR-T therapy market leader. Our collaboration with Kite is currently the only clinical collaboration which is now enrolling patients with the potential to improve both the safety and efficacy of CAR-T therapy. We also plan to measure other potentially beneficial effects on efficacy and healthcare resource utilization. In addition, lenzilumab’s success in preventing serious and potentially life-threatening side-effects could offer economic benefits to medical system payers by making the CAR-T therapy capable of being administered, and follow-up care subsequently monitored and managed, potentially on an out-patient basis in certain patients and circumstances. In turn, we believe that delivering such provider and payer benefits might accelerate the use of the CAR-T therapy itself, and thereby permit us to generate further revenues from sales of lenzilumab.

In addition to COVID-19 and CAR-T therapy, we are committed to advancing our diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies, as well as other cell-based immunotherapies in development, including allogeneic HSCT, with our current and future partners.

In July 2019, we entered into an exclusive worldwide license agreement (the “Zurich Agreement”) with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent or treat GvHD a serious and potentially fatal condition associated with transplantation, thereby expanding our development platform to include improving the safety and effectiveness of allogeneic HSCT, a potentially curative therapy for patients with hematological cancers. We believe that cytokine storm may be responsible, at least in part, for the emergence of GvHD in this setting. There are currently no FDA-approved agents for the prevention of GvHD nor treatment of GvHD in patients identified as high risk by certain biomarkers. We believe that GM-CSF neutralization with lenzilumab has the potential to prevent or treat GvHD without compromising, and potentially improving, the beneficial GvL effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. Several recent papers have been published which support this approach, including in Science Translational Medicine in November 2018 and in ‘blood advances’ in October 2019.

We aim to position lenzilumab as a necessary companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option in patients identified as high risk for GvHD.

Given our interest in developing lenzilumab to prevent CRS/cytokine storm in COVID-19 as well as in the treatment of rare cancers and other orphan conditions such as GvHD, we believe that we have the opportunity to benefit from various regulatory incentives, such as coronavirus treatment acceleration program (CTAP), orphan drug exclusivity, breakthrough therapy designation, fast track designation, priority review and accelerated approval.

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GM-CSF Gene Knockout

We are advancing our GM-CSF knockout gene-editing CAR-T platform through an exclusive worldwide license agreement (the “Mayo Agreement”) that we entered into in June 2019 with the Mayo Foundation for Medical Education and Research (the “Mayo Foundation”). Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools, including CRISPR-Cas9. We believe that our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy. In addition, we have and continue to file intellectual property encompassing a broad range of gene-editing approaches related to GM-CSF knockout.

Preclinical data indicates that GM-CSF gene knockout CAR-T cells show improved overall survival in animals compared to wild-type CAR-T cells in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. We are establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and we are also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities. Through targeted gene expression and modulating cytokine activation signaling, we may be able to increase the proportion of fitter T-cells produced during expansion, increase their proliferative potential, and inhibit activation-induced cell death, thereby improving the cancer killing activity of our engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. Initial data were published in an abstract that was presented at the December 2019 American Society of Hematology (ASH) meeting and also won an ASH Abstract Achievement award.

We plan to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products. In addition, we anticipate that our GM-CSF knockout gene-editing CAR-T platform may be a future backbone for controlling the serious side-effects that hamper CAR-T therapy that lead to serious and sometimes fatal outcomes for patients as a result of the CAR-T therapy itself.

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CAR-T Overview

Development and implementation of individualized treatments based on T-cell therapies has the potential to revolutionize the fight against cancer. The two CAR-T therapies that have been approved by the FDA, Gilead/Kite’s YESCARTA and Novartis’s Kymriah, seek to treat forms of B-cell cancers such as various types of Non-Hodgkin Lymphoma (“NHL”), including DLBCL and acute lymphoblastic leukemia (“ALL”) that are refractory or in second or later stage relapse. Although patients suffering from these aggressive cancers frequently undergo multiple treatments, including chemotherapy, radiation and targeted therapy including stem cell transplants, the five-year survival rate has been severely limited and patients who do not respond to, or have relapsed following at least two courses of standard treatment, have no other treatment options and a very poor outcome. According to the Surveillance, Epidemiology, and End Results (“SEER”) program of the National Cancer Institute, which is a source of epidemiologic information on the incidence and survival rates of cancer in the U.S., it is estimated that up to 10,000 patients per year in the U.S. with relapsed or refractory (r/r) B-cell NHL and ALL who have failed at least two prior systemic therapies may be eligible for CAR-T therapy. In addition, if CAR-T therapy is approved as an earlier second line option versus stem cell transplantation, an additional 10,000 to 12,000 patients may be eligible for treatment. However, this is predicated on improving the benefit-to-risk profile of CAR-T therapy, addressing the severe life threatening adverse events currently associated with these agents and breaking the efficacy/toxicity linkage.

The FDA-approved CAR-T therapies have demonstrated the effectiveness of using targeted immuno-cellular engineering to cause a patient’s own T-cells to fight certain cancers that have not responded to standard therapies. T-cells are often called the “workhorses” of the immune system because of their role in coordinating the immune response and killing cells infected by pathogens and cancer cells. As depicted below, each of the FDA-approved CAR-T therapies is currently a one-time treatment that involves multiple steps:

•	Harvesting white blood cells from the patient’s blood, also known as apheresis;
•	Engineering T-cells within this population to express cancer-specific receptors;
•	Increasing and purifying the number of genetically re-engineered T-cells; and
•	Infusing the functional cancer-specific T-cells back into the patient to allow for expansion and targeting the cancer cells.

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Both Kymriah and YESCARTA received FDA approval for adults with r/r DLBCL on the basis of one pivotal, single-arm Phase II study (ZUMA-1) which served as the pivotal registration trial for each product in this indication, a markedly accelerated process that indicates the FDA’s view of the strong potential of these novel CAR-T therapy treatments to address an unmet need and improve patient outcomes. The number of evaluable patients in the studies that led to FDA approval for Kymriah and YESCARTA in large B-cell lymphoma was 68 and 101, respectively. Moreover, Kymriah also received FDA approval for the treatment of pediatrics and adolescents with r/r acute lymphoblastic leukemia (“ALL”) based on a single phase II study. The Novartis-sponsored pivotal Kymriah study in ALL showed that 83% of pediatric and adolescent patients with r/r ALL who received treatment with Kymriah (52 of 63; 95% confidence interval: 71%-91%) achieved a complete response rate (“CR”) or a CR with incomplete blood count recovery within three months of infusion. In addition, Novartis announced that no minimal residual disease, a blood marker that indicates potential relapse, was detected among responding patients. The Novartis-sponsored Kymriah study in adults with r/r DLBCL showed that 32% of adults achieved a CR within three months of infusion, which dropped to 30% after six months. In the Kymriah registration study in the DLBCL population, 160 patients were enrolled and 68 were evaluable.

ZUMA-1, the single Phase II study that led to the FDA approval of YESCARTA in r/r DLBCL, showed similarly positive results. The study enrolled 111 patients (101 were evaluable) with large B-cell lymphoma at advanced stages despite having undergone at least two previous treatments, with approximately 20% of patients already having undergone a stem cell transplant. The CR rate within three months of CAR-T treatment, given as a single infusion, was 58%, which dropped to 46% after six months. The CR rate after two years of CAR-T treatment, given as a single infusion, has been reported as 37%.

Encouraged by the success of the Phase II studies, since the initial FDA approvals were granted to Novartis for Kymriah, the CAR-T therapy market has seen rapid expansion, with Gilead/Kite and Novartis and scores of other biotechnology companies actively working to progress CAR-T therapies as potential treatments for numerous blood and solid tumor cancers. The third entrant to the US market, lisocabtagene maraleucel (“liso-cel”) from BMS, had been expected to be approved in 2020, although according to company announcements has been delayed several times relative to previously issued company guidance and the approval timing is unclear.

Kymriah, YESCARTA and liso-cel are autologous individualized CD19 targeted CAR-T therapies. Development is also ongoing to move each agent to earlier lines of therapy for DLBCL (rather than as salvage therapy for patients who have exhausted other options), in other types of B-cell NHL and for the treatment of chronic lymphocytic leukemia (“CLL”). According to SEER, as well as the American Cancer Society's Cancer Statistics Center and World Health Organization Union for International Cancer Control, it is estimated that up to 10,000 patients with r/r B-cell hematologic malignancies (including DLBCL, ALL, CLL) per year may potentially benefit from CD19 targeted CAR-T therapies. In addition, if CAR-T therapy is approved as an earlier second-line option versus stem cell transplantation, an additional 10,000 to 12,000 patients may be eligible for treatment. Moreover, there are two B-cell maturation antigen (“BCMA”) targeted CAR-T therapies in phase II development for relapsed or refractory multiple myeloma and several other novel CAR-T therapies targeting various antigens and neo-antigens in development for a number of hematologic and solid cancers. While there may be individual differences between CAR-T therapy products, the overall toxicity profile is generally expected to be generally consistent with that reported for YESCARTA and for Kymriah and it is known that various development-stage BCMA and other CAR-T therapies are hampered by the emergence of cytokine storm and other serious and potentially fatal side-effects.

Former FDA Commissioner Scott Gottlieb and FDA Center for Biologics Evaluation and Research (CBER) Director Peter Marks detailed plans for the FDA to keep pace with an expected influx of applications for cell and gene therapies over the coming years. Gottlieb and Marks have indicated that by 2020, FDA expects to receive more than 200 active IND applications for cell and gene therapies each year, adding to the 800 active IND applications for such products already filed with FDA. By 2025, they predict that FDA will be approving between 10 and 20 cell and gene therapy products annually. The FDA has also issued final guidance to gene therapy and cell therapy developers, whereby under the Regenerative Medicine Advanced Therapy (“RMAT”) designation, qualified applications will be eligible for FDA priority review and accelerated approval.

Allogeneic HSCT Overview

Allogeneic HSCT, which involves transferring stem cells from a healthy donor to the patient, has demonstrated effectiveness in treating hematological cancers. As depicted below, allogeneic HSCT involves multiple steps:

•	Collecting blood from a healthy donor;
•	Processing the donor’s blood to remove the stem cells before returning the rest of the donor’s blood back to the donor;
•	Pre-conditioning the patient with high-dose chemotherapy and/or radiation; and
•	Infusing the donor’s stem cells into the patient to allow for the production of new blood cells.

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The overall number of allogeneic HSCT treatments continues to increase annually in the US and abroad. In 2019, approximately 10,000 allogeneic HSCT treatments are expected to be performed in the US, with similar trends expected in Europe.

CAR-T Therapy

The two FDA-approved CAR-T therapies are not without significant limitations. Despite the exciting prospects for treating patients with limited options, significant and potentially life-threatening side-effects associated with CAR-T therapy, including NT and CRS, remain a significant unmet need that must be addressed. Because NT and CRS can be life-threatening and have proven fatal in many instances, and because each product bears a “Boxed” warning from the FDA (the strictest FDA warning label intended to alert patients and providers about serious and life-threatening risks associated with a particular drug), patients seeking to benefit from YESCARTA or Kymriah generally may only do so if the treatment center is in compliance with the Risk Evaluation and Mitigation Strategy (“REMS”) program required by FDA.

REMS is a drug safety program that the FDA can require for certain medications with serious safety concerns to help ensure the benefits of the medication outweigh its risks and are intended to assist and train certified treatment centers on the management of these serious side-effects. For example, each hospital and its associated clinics have a minimum of two doses of tocilizumab available on-site for each patient for the potential treatment of moderate to severe cases of CRS. We believe the REMS requirement may have adversely impacted both market uptake and usage to date. Both CRS and NT are caused by a large-scale release of pro-inflammatory cytokines and chemokines induced by the CAR-T therapy, sometimes referred to as a “cytokine storm”. The first placebo-controlled, randomized study evaluating tocilizumab for the treatment of cytokine storm, in this case in COVID-19 patients with cytokine storm, failed to demonstrate an effect.

According to the package inserts for YESCARTA and Kymriah, up to 94% of patients treated with YESCARTA or Kymriah in the clinical trial setting experienced CRS (with up to 49% of cases being severe or grade >3 in nature) and up to 87% experienced NT (with up to 31% of cases being severe or grade >3 in nature) despite the availability and utilization of tocilizumab. Moreover, based on feedback from leading treatment centers in the US, approximately 30 to 60% of patients receiving CAR-T therapy require admission to the ICU and in some cases require an extended stay, with multiple interventions, including ventilator support and other supportive measures, to be urgently administered to manage these side-effects. Some patients can suffer seizures, coma, brain swelling, heart arrhythmias, organ failure and serious and life-threatening clotting disorders, not only causing more complex and potentially fatal medical consequences, but significantly adding to cost of patient care. These can be particularly challenging and concerning issues, especially in younger and pediatric patients.

It is important to note that patients suffering from severe or critical COVID-19 pneumonia can often suffer similar medical conditions and extended hospitalization and ICU care.

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Researchers who evaluated 1,254 patients who underwent CAR-T therapy at 86 hospitals over the past two years reported that the median ICU stay was 15 to 19 days with a median overall cost ranging from $85,726 to $242,730, not including the cost of the CAR-T therapy itself (Harris, et al. TCT 2019 Abstracts 500, 501). In addition, there have also been deaths reported as a result of these serious side-effects. A publication assessing 636 patients who had received either of the two FDA-approved CAR-T therapies (348 patients on YESCARTA and 288 on Kymriah) authored by Anand and Burns, et al. in the Journal of Clinical Oncology (37, 2019 (suppl; abstract 2540)) reported that 15% of CAR-T treated patients (10% receiving YESCARTA and 21% receiving Kymriah) died from factors not associated with disease progression (i.e., non-relapse mortality) and the primary driver of non-relapse mortality was NT and/or CRS. Therefore these serious side-effects are associated with significant mortality rates, despite the availability of approved supportive care measures, even as CAR-T therapies are administered only in trained and certified treatment centers staffed by experts in the field. We expect that the CAR-T therapies under development may be hampered by the same significant side-effects. If such side-effects can be ameliorated or eradicated, and adequate data is submitted to FDA, the “Black Box” warning and REMS program could potentially be scaled back or removed.

There are currently no FDA-approved products for the prevention or treatment of NT or for the prevention of CRS associated with CAR-T therapy. Medicines used to manage NT and CRS, such as tocilizumab and corticosteroids, have not adequately controlled the side-effects, and steroids may have a detrimental impact on the efficacy of the CAR-T therapy itself while tocilizumab may increase the risk of CAR-T therapy induced NT and is correlated with an increased risk of infections, including severe infections. Further, these medicines have not undergone prospective clinical trials for use in this patient population. Tocilizumab is only approved for the treatment of severe cases of CRS, but is not approved for prevention of CRS, nor is it approved for either prevention or treatment of NT.

The approval in CRS was granted as a result of case studies and not as a result of a planned, prospective clinical study in this patient population, as would be typical. Studies testing tocilizumab for the prevention of NT have shown tocilizumab to significantly worsen the rate of NT across all grades as well as the more serious grades 3 and above, as compared to the rate in patients who did not receive tocilizumab prophylactically. In addition, recent publications question the efficacy of tocilizumab in CRS. For example, studies testing tocilizumab as a prophylactic therapy for CRS have shown the rates of overall CRS remained unaltered as compared to the rate in patients who did not receive tocilizumab prophylactically (Locke et al. American Society of Hematology (“ASH”) 2017, Abstract 1547). Further, a publication authored by Le, et al. in The Oncologist (2018, 28(8); 943-947) assessing 60 patients who had received either YESCARTA or Kymriah and had suffered from CRS having received tocilizumab and/or steroids after the onset of CRS, reported that only approximately half of the patients responded at day 11.

These data, along with the Anand/Burns data and the Locke data discussed above, demonstrate that improvements in the ability to prevent or mitigate NT and CRS are needed. Such improvements would help remove these major impediments to uptake and utility of CAR-T therapies, improve healthcare utilization and improve overall patient outcomes. Managing patients with these side-effects can consume a significant amount of in-hospital resources, including extended stays in the ICU. The primary driver of non-drug related costs associated with CAR-T therapy is the length of stay in the hospital, particularly if this includes ICU admission. Non-drug related costs for patients who develop CRS and/or NT are approximately double that of patients who do not develop these serious toxicities. Further, as the potential benefit of CAR-T therapies are explored in earlier lines of hematologic cancers (rather than as salvage therapy for patients who have exhausted other options), as well as moving use of CAR-T therapies into solid tumors, the need to address serious side-effects becomes paramount.

In addition to improving patient outcomes, the ability to significantly reduce the incidence and severity of NT and prevent CRS associated with CAR-T therapy may offer significant benefits in making these treatments more cost-effective. Hospital reimbursement for patients who are treated only as an out-patient is profoundly different from, and more favorable to the hospital than, the reimbursement afforded to treatments for patients who are admitted or re-admitted to the hospital within a 72 hour period. Unfortunately, at present, the need to identify, treat and manage NT and CRS generally has prevented CAR-T therapies from being administered, and follow-up care monitored and managed, potentially on an out-patient basis. Again, 30-60% of patients receiving CAR-T therapy require admission to the ICU, in some cases requiring an extended stay, with multiple interventions, investigations and treatments needing to be urgently administered.  As a result, in some institutions, the treating physician may require the hospital to reserve a bed in the ICU as a prerequisite to administering the CAR-T therapy in case the patient needs to be hospitalized in an attempt to manage the adverse effects from NT and CRS. At other institutions, the patient is admitted as an in-patient and is required to remain in the hospital for at least a week, with discharge being subject to satisfactory short-term outcomes and no emergence of complications. Even in institutions where the CAR-T therapy is initially administered in an out-patient setting, the patient is closely monitored daily for several weeks and is required to stay within a short distance from the hospital in case the patient needs to be admitted to the hospital on an emergency basis, requiring additional lodging, food and other costs to be incurred by the patient, the payer, or both. In some situations these patients are re-admitted to the hospital on an emergency basis as an in-patient if complications ensue. If a patient is admitted or re-admitted to the hospital as an in-patient, the hospital reimbursement dynamics may change in a manner which is negative for the hospital, the payer and the patient. This dynamic also changes typical hospital reimbursement, depending on when in the treatment cycle the patient is admitted or re-admitted. In addition, certain treatment centers do not accept patients who are not potentially able to be treated as an out-patient and refer such patients to other centers who may be willing to treat them as in-patients, primarily as a result of the reimbursement handicap that would accrue as a result of in-patient coding, billing and reimbursement, which generally leads to the hospital system losing money because of the in-patient care reimbursement. Further, the COVID-19 pandemic has placed further stress on the hospital, ICU and broader healthcare systems of almost all countries affected by the outbreak.

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The reimbursement challenges associated with CAR-T therapies are also proving to be an impediment to greater utilization of Kymriah and YESCARTA in Europe and the United Kingdom, where the National Institute of Clinical Excellence (“NICE”) initially recommended that the UK National Health Service not reimburse YESCARTA based on their assessment of the cost per quality-adjusted life-year (“QALY”). A key driver of the cost per QALY is in-patient and potential ICU-related costs. This led to YESCARTA having to be funded through other mechanisms. A positive recommendation for use of YESCARTA within the Cancer Drugs Fund (“CDF”) was subsequently made by the NICE appraisal committee in January 2019, but only in compliance with a managed access agreement. When the data collection period finishes (anticipated by February 2022), the process for exiting the CDF will begin and the review of NICE’s guidance for YESCARTA will start.

While both Kymriah and YESCARTA have been approved by European regulators for market authorization, prescriptions have been limited as Kite and Novartis work to establish reimbursement arrangements intended to facilitate access to the treatments on a discounted basis consistent with the governmental mandates to curb healthcare spending. These dynamics, and the additional complexity of treating patients with serious and potentially life-threatening side-effects in the hospital and/or ICU, mean that enabling true out-patient administration and follow-up would confer significant benefits to patients, payers and the hospital system. Lenzilumab, if proven to be able to abrogate these serious side-effects as well as improve efficacy, may offer a solution.

Other T-cell Engaging Therapies

In addition to CAR-T therapy, we are committed to advancing our diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies, as well as other cell-based immunotherapies in development, to break the efficacy/toxicity linkage, including for the prevention and/or treatment of GvHD in patients undergoing allogeneic HSCT. Many of these treatment options may lead to serious side-effects and have ample room for improved efficacy.

We believe that GM-CSF neutralization with lenzilumab has the potential to prevent or reduce GvHD without compromising, and potentially improving, the beneficial GvL effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. Allogeneic HSCT is a potentially curative therapy for patients with hematological cancers. Although a potentially life-saving treatment for patients suffering from hematological cancers, between 40-60% of patients receiving HSCT treatments experience acute or chronic GvHD, which together carries a 50% mortality rate. After being transplanted into the patient, donor-derived T cells are responsible for mediating the beneficial GvL effect. In many cases, however, donor-derived T cells that remain within the graft itself have also been linked to destruction of healthy tissue in the patient (the host), with particular risk of destroying cells in the patient’s skin, gut, and liver, resulting in GvHD. Although depleting donor grafts of T cells can prevent or reduce the risk of GvHD, this results in a reduced GvL effect, thereby having a detrimental impact on the efficacy of the allogeneic HSCT treatment itself and leading to increased relapse rates. We expect that the use of allogeneic HSCT may be hampered by GvHD complications. A recent study published in ‘blood advances’ an official journal of the American Society of Hematology, suggests that neutralizing or blocking GM-CSF may limit or prevent GvHD in the gastrointestinal tract (Gartlan, K., et al, October 8, 2019, vol. 3, no.19).

There are currently no FDA-approved agents for the prevention of GvHD, and there is a significant unmet medical need for an agent that can uncouple the beneficial GvL effect from harmful GvHD. At this time, pre-conditioning regimens for HSCT treatments vary significantly by treatment centers, including by unapproved, or “off-label”, use of agents that have been approved by the FDA for other uses only. We believe there to be a significant unmet medical need and lenzilumab, if proven to be able to prevent GvHD in allogeneic HSCTs, may offer a solution.

We completed dosing in a Phase 1 clinical trial in patients with CMML to identify the MTD or recommended Phase 2 dose of lenzilumab and to assess lenzilumab’s safety, pharmacokinetics, and clinical activity and reported the results at the 2019 American Society of Hematology (ASH) conference.

Our Solution

We believe that our GM-CSF pathway science, assets and expertise create two technology platforms to assist in the treatment of COVID-19 as well as the development of next-generation CAR-T therapies. Lenzilumab has the potential to be used to prevent cytokine storm in hospitalized COVID-19 patients and improve outcomes.

The clinical manifestations of COVID-19, the disease caused by severe acute respiratory coronavirus 2 (SARS-CoV-2) infection, range from asymptomatic disease to severe and critical pneumonia. Although viral evasion of host immune response and virus-induced cytopathic effects are believed to be critical for disease progression, most deaths associated with COVID-19 are attributed to the development of cytokine release syndrome (CRS) and resultant acute respiratory distress syndrome (ARDS).

Similar to patients receiving CART therapy, the development of CRS in patients with COVID-19 has been associated with elevation of CRP, ferritin, MCP-1, MIP-1 alpha, INF-gamma, TNF-alpha, and IL-6, as well as correlating with respiratory failure, ARDS, and adverse clinical outcomes. Most significantly, high levels of GM-CSF-secreting Th17 T-cells have been associated with disease severity, myeloid cell trafficking to the lungs, and ICU admission. This indicates that post-COVID-19 CRS is caused by a similar mechanism, induced by activation of myeloid cells and their trafficking to the lung, resulting in lung injury and ARDS. Tissue CD14+ myeloid cells produce GM-CSF and IL-6, further triggering a cytokine storm cascade. Single-cell RNA sequencing of bronchoalveolar lavage samples from COVID-19 patients with severe ARDS demonstrated an overwhelming infiltration of newly-arrived inflammatory myeloid cells compared to mild COVID-19 disease and healthy controls, consistent with a hyperinflammatory CRS-mediated pathology. We believe that these new data suggest that GM-CSF may be a critical triggering cytokine in the increased mortality in COVID-19.

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Lenzilumab has been shown to prevent cytokine storm in animal models and this work has been published in peer reviewed journals. These data demonstrate that GM-CSF neutralization results in a reduction in IL-6, MCP-1, MIP-1α, IP-10, vascular endothelial growth factor (VEGF), and tumor necrosis factor-α (TNFα) levels, demonstrating that GM-CSF is an upstream regulator of many inflammatory cytokines that are important in the pathophysiology of CRS. GM-CSF depletion results in modulation of myeloid cell behavior, a specific decrease in their inflammatory cytokines, and a reduction in tissue trafficking, while enhancing T-cell apoptosis machinery.

Patients are currently being enrolled in a Phase III, potential registration clinical study to determine lenzilumab’s effect on COVID-19 in patients hospitalized with severe or critical COVID-19 pneumonia.

Lenzilumab may also be used in combination with any FDA-approved or development stage T-cell therapies, including CAR-T therapy, as well as in combination with other cell therapies such as HSCT, to make these treatments safer and more effective. In addition, our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that may inherently avoid any efficacy/toxicity linkage, thereby potentially preserving the benefits of the CAR-T therapy while reducing or altogether avoiding its serious and potentially life-threatening side-effects.

In our review of results of CAR-T clinical trials, as well as preclinical animal models that seek to understand the causation of side-effects, we noted from independent researchers that CAR-T infusion leads to an early rise in levels of soluble GM-CSF, a cytokine that we believe is of critical importance in the inflammatory cascade associated with CAR-T therapy related side-effects. GM-CSF is one of only two cytokines that have been clearly demonstrated to be associated with severe NT and early rise in, and peak levels of, GM-CSF are associated with NT.

GM-CSF is also implicated in the generation of cytokine storm in COVID-19, GvHD, hemophagocytic lymphohistiocytosis (“HLH”), and macrophage activation syndrome (“MAS”) and the growth of certain hematologic malignancies, such as chronic myelomonocytic leukemia (“CMML”), juvenile myelomonocytic leukemia (“JMML”), certain solid tumors and other serious conditions, particularly a broad range of auto-immune, inflammatory and fibrotic conditions. Moreover, there is an abundance of data demonstrating that GM-CSF is upstream in the cytokine cascade and that the neutralization of GM-CSF is known to inhibit the release of key downstream cytokines known to be associated with cytokine storm/CRS and NT.

Combining CAR-T Therapies with Lenzilumab

We believe lenzilumab has the potential to improve the efficacy and safety of CAR-T therapy and that the use of lenzilumab may minimize or eradicate the incidence, frequency, duration and/or severity of NT and/or CRS that frequently appear in CAR-T patients. Further, GM-CSF neutralization may enhance CAR-T proliferation and effector functions and potentially confer additional benefits in terms of durable efficacy and healthcare resource utilization. However, these effects do not appear to be replicated by antibodies which selectively block the GM-CSF receptor. Lenzilumab has a mechanism of action which does not interfere with the GM-CSF receptor – rather, it neutralizes the ligand GM-CSF, minimizing its availability to interact with the GM-CSF receptor, enhancing its ability to bind to and neutralize soluble, circulating GM-CSF.

We also believe lenzilumab may improve the value proposition of CAR-T and allogeneic HSCT therapies and facilitate their use and acceptance throughout the healthcare systems in the US and abroad.

Our current clinical and regulatory development plan in marketed CAR-T therapies is focused on a collaboration agreement we executed with Kite in May 2019 (the “Kite Agreement”), with Kite marketing one of only two approved CAR-T therapies (YESCARTA) which is the market leader by a large margin. Pursuant to the Kite Agreement, the parties have agreed to conduct a multi-center Phase 1b/2 study (ZUMA-19) of lenzilumab with Kite’s YESCARTA in patients with relapsed or refractory B-cell lymphoma. The primary objective of ZUMA-19 is to determine the effect of lenzilumab on the safety of YESCARTA. In addition, efficacy and healthcare resource utilization will be assessed. The Kite Agreement is non-exclusive. Depending upon FDA feedback, we believe ZUMA-19 may serve as the basis for registration for lenzilumab. On June 30, 2020, we announced that the first patient had been infused in the ZUMA-19 study.

Combining Allogeneic HSCT with Lenzilumab

In addition to CAR-T therapy, we are committed to advancing our diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies as well as other cell-based immunotherapies in development, with our current and future partners.

We believe that GM-CSF neutralization using lenzilumab has the potential to make allogeneic HSCT safer and more effective. Similar to GM-CSF neutralization with lenzilumab breaking the efficacy/toxicity linkage with CAR-T therapy, GM-CSF neutralization has demonstrated potential to attenuate GvHD while maintaining the beneficial GvL effect in patients undergoing allogeneic HSCT.

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In July 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent or treat GvHD, thereby expanding our development platform to include improving the safety and effectiveness of allogeneic HSCT, a potentially curative therapy for patients with hematological cancers. The technology was recently featured in a November 2018 research article published in Science Translational Medicine, where the authors demonstrated in a murine model of GvHD, that donor T cell-derived GM-CSF drives GvHD through activation, expansion, and trafficking of myeloid cells but has no effect on the GvL response. Neutralization of GM-CSF (either using a neutralizing antibody or through GM-CSF gene knock-out) was able to uncouple the myeloid-mediated immunopathology resulting in GvHD from the T cell-mediated control of leukemic cells. This discovery provides a clear mechanistic proof-of-concept for neutralizing GM-CSF to prevent GvHD without compromising, and potentially improving, the GvL effect in patients undergoing allogeneic HSCT. Corroborating data related to the critical effect GM-CSF has on GvHD development in HSCT was published recently by Gartlan et al.

The strong link between T cell-mediated efficacy and myeloid cell mediated toxicity mirrors the findings that have been reported with CAR-T therapies where T cell-produced GM-CSF has emerged as a key driver of the myeloid inflammatory cascade resulting in NT and CRS and potentially impairing improved CAR-T therapy efficacy through effects on myeloid-derived suppressor cells. GM-CSF neutralization has the potential to eliminate or reduce the off-target inflammatory cascade while preserving the on-target efficacy of T cell therapies, thereby breaking the efficacy/toxicity linkage.

We believe that GM-CSF neutralization with lenzilumab has the potential to prevent or treat GvHD without compromising, and potentially improving, the beneficial GvL effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. Accordingly, we aim to position lenzilumab as a “must have” companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option in patients identified as high risk for GvHD.

Lenzilumab in CMML

We believe that lenzilumab also holds promise in CMML, a rare form of hematologic cancer with no FDA-approved treatment options and a three-year overall survival rate of 20% and median overall survival of 20 months, and potentially in JMML, a rare pediatric form of leukemia. CMML is a clonal stem cell disorder of which monocytosis is a key feature. Approximately 40% of CMML patients carry NRAS/KRAS/CBL mutations which are associated with GM-CSF hypersensitivity. CMML has features of myelodysplastic syndrome (“MDS”), including abnormal, dysplastic bone marrow cells; cytopenia; transfusion dependence; and of myeloproliferative neoplasms, including overproduction of white blood cells, organomegaly (e.g., splenomegaly and hepatomegaly) and extramedullary disease. About 15 to 20% of CMML cases progress to acute myeloid leukemia, or AML. According to the American Cancer Society, approximately 1,100 individuals in the United States are newly diagnosed annually with CMML, with the majority of these new patients being age 60 or older. These patients are typically unsuitable for stem cell transplants.

In a recently conducted Phase 1 study, 3 of 6 patients with NRAS/KRAS/CBL mutations demonstrated a clinical response by the MDS/MPN International Working Group criteria. Final results of this study were presented at the 2019 ASH annual meeting and published in ‘blood’. Building on this successful Phase 1 study in CMML with lenzilumab, we are planning a Phase 2 study in combination with azacitidine in newly-diagnosed CMML patients who express NRAS/KRAS/CBL mutations which are known to be hypersensitive to GM-CSF and therefore may lend themselves to responsiveness to lenzilumab treatment.

Gene-edited CAR-T Therapies using GM-CSF Gene Knockout

We believe that our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy via gene-edited CAR-T cells which can be engineered to lack the ability to produce GM-CSF, thereby avoiding any efficacy/toxicity linkage and potentially preserving and improving upon the benefits of the CAR-T therapy while altogether avoiding its serious and potentially life-threatening side-effects.

We are advancing our GM-CSF knockout gene-editing CAR-T platform through the Mayo Agreement that we entered into in June 2019 with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The Mayo Agreement broadened our leadership position in the GM-CSF neutralization space and expanded our discovery platform aimed at improving CAR-T therapy to include gene-edited CAR-T cells.

Preclinical data indicates that GM-CSF gene knockout CAR-T cells show improved overall survival compared to GM-CSF-expressing CAR-T cells in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. We are establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and we are also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities. Through targeted gene expression and modulating cytokine activation signaling, we may be able to increase the proportion of fitter T-cells produced during expansion, increase the proliferative potential, and inhibit activation induced cell death, thereby improving the cancer killing activity of our engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. Preclinical data indicates that CAR-T cells express GM-CSF and signal through GM-CSF receptors upon activation in an autocrine fashion. GM-CSF knockout CAR-T cells are not able to signal through this pathway which results in a gene expression profile distinct from GM-CSF-expressing CAR-T cells after in vitro expansion. This includes lower levels of Fas expression which may indicate a less differentiated state of the CAR-T cells. These data were presented at the 2019 ASH annual meeting and the abstract was the recipient of an Abstract Achievement Award. We continue to explore the phenotypic pattern of GM-CSF knockout CAR-T cells relative to GM-CSF-expressing CAR-T cells and possible implications for improved safety and efficacy. We plan to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products.

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Kite Collaboration

Our current clinical and regulatory development plan is focused on the Kite Agreement we executed in May 2019. Pursuant to the Kite Agreement, the parties have agreed to conduct a multi-center potential registration Phase 1b/2 study (ZUMA-19) of lenzilumab with Kite’s YESCARTA in patients with relapsed or refractory B-cell lymphoma, including DLBCL. The primary objective of ZUMA-19 is to determine the effect of lenzilumab on the safety of YESCARTA. In addition, efficacy and healthcare resource utilization will be assessed. Kite is the sponsor of ZUMA-19 and responsible for its conduct. On June 30, 2020, we announced that the first patient had been infused in the ZUMA-19 study.

The Kite Agreement provides that we and Kite will split only the out-of-pocket costs incurred in conducting the ZUMA-19 study, including third-party expenses incurred in accordance with a mutually agreed budget. We currently project we will be responsible for an aggregate of up to approximately $8 million in out-of-pocket costs, assuming up to a total of 72 patients are recruited for a multi-center study. Each party will otherwise be responsible for its own internal costs, including internal personnel costs, incurred in connection with the Study.

In addition, the parties have agreed to enter into certain additional agreements in connection with ZUMA-19, including a quality and a supply agreement that will obligate us, at our expense, to supply certain quantities of lenzilumab in final form for administration to subjects in ZUMA-19. Kite is responsible, at its expense, to supply YESCARTA. Kite will be responsible for other costs related to ZUMA-19.

The parties have formed a Joint Development Committee (“JDC”) to oversee ZUMA-19, its progress and administration, and other matters between the parties and their obligations set forth in the Kite Agreement. The JDC comprises representatives of each of Humanigen and Kite. Kite’s JDC designees will have decision-making authority with respect to (1) certain operational matters in conducting ZUMA-19, such as selection of participating sites and engagement of third party service providers; and (2) amendments to the ZUMA-19 protocol established by the JDC that do not directly relate to our investigational product or the part of the ZUMA-19 Study combination that consists solely of our investigational product; but only, in each case, to the extent that such decisions by the Kite JDC designees do not result in an increase in the mutually agreed-upon budget by fifteen percent or more. Neither Kite designees nor our designees will have final decision making authority on matters directly related to the investigational product of the other party, including the other party’s investigational product that is used in or a part of ZUMA-19.

We and Kite will jointly own all ZUMA-19 data and sample data, including case report forms, findings, conclusions and other results from ZUMA-19 that relates to each party’s investigational product that is used in combination or sequence in ZUMA-19, and not solely to either party’s investigational product. ZUMA-19 data and sample data that relates solely to a party’s own investigational product will be owned solely by that party. We and Kite will own our respective background intellectual property and neither party has been granted a commercial license to use the respective background intellectual property of the other party. Each party will own any inventions that relate to its own investigational product used in ZUMA-19 or sample data, however, any new inventions related to, or covering, the combination of each party’s investigational product used in ZUMA-19 will be jointly owned by the parties. Kite will control any preparation, filing, prosecution and maintenance of any patent covering any new inventions related to, or covering, the combination of each party’s investigational product used in ZUMA-19 and the parties will equally share costs for all such patents. We will continue to own all world-wide rights to lenzilumab and the intellectual property related to lenzilumab, including use of lenzilumab with CAR-T therapy.

Unless previously terminated, the Kite Agreement will continue until the first anniversary of the date Kite provides the final ZUMA-19 Study report to us or the termination of the Study. Kite may elect to terminate or suspend the Study at any time. Each party may terminate the Kite Agreement under certain circumstances, including (1) for an uncured breach by the other party; (2) if a party determines that the Study may unreasonably affect patient safety; (3) upon certain actions by regulatory authorities that are adverse to the Study; or (4) if a party determines to discontinue the development of its investigational product.

The Kite Agreement imposes additional obligations on the parties, such as confidentiality obligations, obligations to comply with applicable law related to patient privacy and data protection, and potential indemnification obligations. The Kite Agreement is non-exclusive.

Worldwide License for the Prevention of GvHD through GM-CSF Neutralization from UZH

In July 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent GvHD through GM-CSF neutralization. The Zurich Agreement covers various patent applications filed by UZH which complement and broaden our position in the application of GM-CSF neutralization and expands our development platform to include improving allogeneic HSCT.

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Worldwide License to Gene-Editing Technology from the Mayo Foundation

In June 2019, we entered into an exclusive worldwide license with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The license covers various patent applications and know-how developed by the Mayo Foundation in collaboration with us. These licensed technologies complement and broaden our leadership position in the CAR-T/GM-CSF neutralization space and expand our discovery platform aimed at improving CAR-T therapy to include gene-edited CAR-T cells. With this license agreement, we significantly expanded our intellectual property portfolio to include gene-edited CAR-T cells which can be engineered to lack the ability to produce GM-CSF which may improve the efficacy and safety profile of CAR-T therapy. In addition, we have and continue to file intellectual property encompassing a broad range of gene-editing approaches related to GM-CSF knockout.

Lenzilumab

Overview and Mechanism of Action

Lenzilumab, previously referred to as KB003, is a novel monoclonal antibody designed to target and neutralize human GM-CSF, which could also be described as a ‘myeloid inflammatory factor’. We used our proprietary and patent-protected Humaneered antibody development platform to develop lenzilumab.

We have completed a 160 patient Phase 2 study with lenzilumab in severe asthma patients uncontrolled by high-dose corticosteroids. These data were published in the British Medical Journal.

There is extensive evidence linking GM-CSF expression to serious and potentially life-threatening outcomes in other respiratory conditions such as COVID-19 pneumonia. GM-CSF and other downstream cytokines that are triggered by GM-CSF are elevated in patients who are admitted to the ICU. Neutralizing GM-CSF with lenzilumab may result in fewer days to symptom resolution, fewer days in hospital, minimization or absence of admission to the ICU and use of invasive mechanical ventilation.

In addition, there is extensive published scientific evidence linking GM-CSF expression to serious and potentially life-threatening side-effects associated with CAR-T therapy and reduced efficacy through recruitment of MDSCs. Our focus for lenzilumab development is investigating its potential to improve efficacy of CAR-T therapy and to prevent or ameliorate CAR-T therapy-related NT and CRS. Following CAR-T therapy administration, GM-CSF produced by CAR-T cells initiates a signaling cascade of inflammation that results in the trafficking and recruitment of myeloid cells to the tumor site. These myeloid cells produce key cytokines known to be associated with the development of NT and CRS thereby perpetuating the inflammatory cascade. Peer-reviewed publications in leading journals by well-recognized experts have reported that GM-CSF blood levels are elevated early after CAR-T cell administration and reach significant peak levels in patients who suffer serious NT as a side-effect of CAR-T therapy.

GM-CSF seems to be critical for the initiation of CRS, NT and the inflammatory cascade in COVID-19 and following CAR-T administration. GM-CSF acts as an upstream ‘initiator’ and the precursor to other cytokines involved in the cascade. GM-CSF gene knock-out (k/o) mice, or animals that lack a functional myeloid compartment, do not develop CRS and have normal levels of downstream cytokines, including IL-6, IL-1 and MCP-1/CCL2. Animals that are k/o for IL-1, INF-gamma and IL-6 still develop CRS in models which recapitulate this syndrome. This is very telling, given that some investigators believe IL-6 to be causative of CRS. In addition, in pivotal clinical studies, IL-6 has not been shown to correlate with severe NT or CRS emergence. In the COVID-19 setting, some late-stage clinical trials have failed to demonstrate a benefit in patients hospitalized with COVID-19 pneumonia when dosed with IL-6 inhibitors. Furthermore, IL-6 inhibitors have Black Box Warnings in the product label and package inserts related to an increase of potentially fatal infections, including respiratory and an increase in viral reactivation. In the COVID-19 setting, these may be particularly concerning, given the viral and respiratory issues at work. The benefit:risk to patients who are not end-stage and with co-morbidities where the additional risk posed by these Warnings may need to be carefully assessed before using IL-6 inhibitors off-label and in studies in COVID-19 patients.

The lack of GM-CSF does not affect T-cell mediated cancer-killing, or cytotoxicity, as GM-CSF k/o animals had equivalent effector to target cell (E:T) ratios and cytotoxic activity against tumor cells in our published studies. GM-CSF is required for CCR2+ monocytes to initiate and sustain neuro-inflammation. It is postulated that GM-CSF induces CCR2+ inflammatory myeloid derived cells to infiltrate into the CNS, activating microglial cells; the activated microglial cells then increase their expression of CCL2/MCP-1 to further recruit inflammatory myeloid cells in a self-perpetuating manner, forming a positive feedback loop. Research from CAR-T clinical trials demonstrated that fever and elevated MCP-1 levels 36 hours post CAR-T treatment were most predictive of severe CRS and NT across patients with NHL, ALL and CLL, providing further support for the mechanism by which GM-CSF may contribute to these toxicities.

The field of COVID-19 is extremely dynamic and fast-moving, with multiple publications and other information appearing at a very rapid pace, as clinical practice endeavors to optimize care for patients.

There are many other publications that point to the pivotal role of GM-CSF in CRS and NT in CAR-T therapy, as well as potentially hampering efficacy. Based on these publications and extensive discussions with leading key opinion leaders, we believe that lenzilumab, used as alongside CAR-T therapy offers a number of potential benefits, including:

•	Lower rates of severe/grades >3 CRS and all grades of CRS;

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•	Lower rates of severe/grades >3 NT and all grades of NT;
•	Lower rates of ICU admissions and duration of hospitalization;
•	Improved anti-tumor response (e.g. ORR, CR) and overall patient outcomes;
•	Improved duration of response and reduced relapse rates;
•	Improved cost effectiveness and reduced direct/indirect costs;
•	Improved reimbursement, and preferential formulary placement for CAR-T;
•	Expansion of CAR-T beyond the relapse/refractory setting to second-line and potential first-line use due to improved benefit-risk profile, increasing utilization to a significantly larger pool of patients;
•	Expansion of CAR-T into solid tumor treatments; and
•	Scaling back or removal of current CAR-T required REMS programs and “Black Box” warnings due to improved benefit-risk profile of CAR-T.

Preclinical studies in mice conducted at the Mayo Clinic using human ALL blasts, human CD19 CAR-T, and human peripheral blood mononuclear cells (PBMCs), demonstrated that blockade of GM-CSF with lenzilumab prevented the onset of CRS, reduced neuro-inflammation by 75% (as assessed by quantitative MRI) and maintained the integrity of the blood-brain barrier (BBB) compared to CAR-T plus control antibody treatment, where CRS, neuro-inflammation and BBB disruption can be profoundly affected. The administration of lenzilumab in combination with CAR-T therapy led to a significant (5-fold) increase in proliferation of CAR-T cells and improved CAR-T effector function, presumably due to a decrease in MDSC expansion and trafficking which is known to be promulgated by GM-CSF. GM-CSF neutralization in combination with CAR-T therapy reduced relapse, enhanced anti-tumor response and improved overall survival compared to CAR-T therapy alone and these data were published in ‘blood’. Moreover, the combination of lenzilumab and CAR-T reduced myeloid cell infiltration into the CNS and resulted in significantly better leukemic control as quantified by flow cytometry compared to CAR-T and control antibody. Human data from CAR-T clinical trials suggests that the only cytokines associated with grade > 3 NT are GM-CSF, IL-2 and IL-15. Moreover, in patients who developed severe NT, there was a 17-fold increase in myeloid cell trafficking into the CNS further establishing the role of GM-CSF in the expansion and trafficking of myeloid cells in the toxicities associated with CAR-T therapy.

We are also developing lenzilumab alongside allogeneic HSCT for patients with hematological cancers. Accordingly, we are assessing plans to investigate use of lenzilumab as a necessary companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option for patients identified as high risk by certain biomarkers.

Clinical data also shows the potential for lenzilumab as a treatment for certain autoimmune and other inflammatory conditions, including eosinophilic asthma, rheumatoid arthritis (RA), ankylosing spondylitis (“AS”), psoriatic arthritis (“PsA”), inflammatory bowel disease (“IBD”), juvenile idiopathic arthritis (“JIA”), giant cell arteritis (“GCA”), atopic dermatitis (“AD”) and systemic lupus erythematosus (“SLE”). There is potential for a range of other oncology, immunology and autoimmune conditions and we are investigating partnering lifecycle management opportunities for lenzilumab in high value markets with strong unmet medical needs.

Development Program

As a Treatment and/or Prevention of Cytokine Storm Associated with COVID-19

We are currently enrolling patients in a Phase III U.S., multi-center, randomized, placebo-controlled, double-blinded, clinical trial in the setting of COVID-19. There are currently 17 clinical sites across the US actively recruiting patients. The Phase III trial will assess the safety and efficacy of lenzilumab in reducing severe outcomes in hospitalized adult patients with confirmed severe or critical COVID-19 pneumonia. On May 6, 2020, we announced that the first patient had been randomized in the Phase III lenzilumab COVID-19 study.

There are currently no products approved by the FDA for the prevention of CRS/cytokine storm associated with COVID-19. There are numerous products currently in development for COVID-19 which can be broadly categorized as direct acting antivirals, immunomodulators, and other preventative strategies such as vaccines. Recently, remdesivir (a direct acting antiviral) has been given emergency use authorization by the FDA for COVID-19 based on results from the NIAID ACTT-1 trial. In this trial remdesivir demonstrated improvement in the primary endpoint of time to recovery reducing this measurement by four days (11 days in the remdesivir cohort vs. 15 days in the placebo cohort). There was not a statistically significant difference in mortality between the remdesivir treated cohort and the placebo cohort. Other direct acting antiviral agents such as lopinavir/ritonavir and hydroxychloroquine (with or without a macrolide) have not demonstrated efficacy in randomized controlled trials to date.

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In addition, no immunomodulator therapy has proven efficacy in a randomized controlled clinical trial in the setting of COVID-19 and the two leading IL-6 inhibitors, Actemra (tocilizumab) and Kevzara (sarilumab) both recently failed to demonstrate efficacy in randomized, placebo-controlled studies in COVID-19 patients.

As an upstream regulator of cytokine storm, GM-CSF neutralization with lenzilumab may offer advantages over other immunomodulator strategies that either target other downstream cytokines such as IL-1, IL-6, or MIP-1 alpha or are broadly immunosuppressive and target cytokine signaling pathways non-selectively through JAK inhibition. In addition, lenzilumab is the only immunomodulator that was in an active clinical trial to prevent cytokine storm prior to COVID-19 and is currently the only agent in an active Phase III trial targeting GM-CSF.

We have previously announced that lenzilumab was granted emergency single use IND authorization from the FDA (often referred to as compassionate use) to treat patients with COVID-19. On June 15, 2020, we announced that Mayo Clinic published data derived from the compassionate use of lenzilumab in treatment of 12 patients hospitalized in the Mayo Clinic system. Under applicable FDA rules, a patient cannot receive a compassionate use drug unless FDA has issued an individual patient emergency IND authorization, which the Mayo Clinic requested from FDA prior to each individual patient dosing of lenzilumab. Accordingly, there was no randomized control group in the Mayo Clinic program. We did not pre-select patients to receive lenzilumab through the compassionate use program and did not deny any requests for compassionate use. Mayo Clinic clinicians solely determined which patients for which they would request emergency IND authorization from the FDA.

The patients receiving lenzilumab had severe or critical pneumonia as a result of COVID-19. They were also viewed as being at high risk of further disease progression. All patients required oxygen supplementation and had elevation in at least one inflammatory biomarker prior to receiving lenzilumab. All patients had at least one co-morbidity associated with poor outcomes in COVID-19 and several patients had multiple co-morbidities: 58% had diabetes mellitus, 58% had hypertension, 58% had underlying lung diseases, 50% were obese (defined as a BMI greater than 30), 17% had chronic kidney disease and 17% had coronary artery disease. The median age was 65 years.

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Patients receiving lenzilumab showed rapid clinical improvement with a median time to recovery of five days, median time to discharge of five days and 100% survival to the data cut-off date. Patients also demonstrated rapid improvement in oxygenation, temperature, and inflammatory cytokines consistent with the improved clinical outcomes. At the cut-off date, 11 of the 12 patients had been discharged.

As a Sequenced Therapy In Combination with CD19 Targeted CAR-T Therapies

Our current clinical and regulatory development plan is focused on the Kite Agreement we executed in May 2019. Pursuant to the Kite Agreement, the parties have agreed to conduct a multi-center Phase 1b/2 study (ZUMA-19) of lenzilumab with Kite’s YESCARTA in patients with relapsed or refractory B-cell lymphoma, including DLBCL which is currently enrolling. Kite is the sponsor of ZUMA-19 and is responsible for its conduct. The primary objective of ZUMA-19 is to determine the effect of lenzilumab on the safety of YESCARTA. In addition, efficacy and healthcare resource utilization will be assessed. On June 30, 2020, we announced that the first patient had been infused in the ZUMA-19 study.

Kite’s YESCARTA is one of two CAR-T therapies that have been approved by FDA and is the leading CAR-T by revenue. Our collaboration with Kite is the only current clinical collaboration that is enrolling patients with the potential to improve both the safety and efficacy of CAR-T therapy. The Kite Agreement is non-exclusive. Depending upon FDA feedback, we believe ZUMA-19 may serve as the basis for registration for lenzilumab.

As a Companion to Allogeneic HSCT

We believe lenzilumab has potential to prevent or reduce GvHD in allogeneic HSCT, thereby making allogeneic HSCT safer as a potentially curative therapy for patients with hematological cancers. In July 2019, we entered into an exclusive worldwide license agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent GvHD through GM-CSF neutralization, thereby expanding our development platform to include improving the safety and effectiveness of allogeneic HSCT. A recent study published in ‘blood advances’, an official journal of the American Society of Hematology, suggests that neutralizing or blocking GM-CSF may limit or prevent GvHD in the gastrointestinal tract (Gartlan, K., et al, October 8, 2019, vol. 3, no.19).

We plan to study lenzilumab as a companion to allogeneic HSCT for patients with hematological cancers. We are collaborating with IMPACT, a clinical trial partnership of 23 transplant centers in the United Kingdom, in planning a potential randomized, placebo controlled, Phase II/III study focused on early intervention with lenzilumab in patients at high risk or intermediate risk for steroid refractory acute GvHD based on specific biomarkers.  The goal of the trial, as it is currently contemplated, would be to determine the efficacy and safety of lenzilumab in reducing non-relapse mortality at six months.

Other Inflammatory Conditions

Previous clinical studies of lenzilumab include a repeat-dose, Phase II clinical trial of lenzilumab in RA with the inclusion of a run-in portion. On completing the run-in portion of this trial, we reassessed the increasingly competitive RA market and chose to redirect our study of lenzilumab to other areas given the competitive intensity and diminishing levels of unmet need in RA relative to some other medical areas. As a result of a strategic shift and other corporate activities, we terminated development of lenzilumab in severe asthma. We have generated tolerability data in 113 patients in various clinical studies, including in CMML.

Gene-edited CAR-T Therapies using GM-CSF Gene Knockout

We believe that our GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy via gene-edited CAR-T cells which can be engineered to lack the ability to produce GM-CSF, thereby avoiding any efficacy/toxicity linkage and potentially preserving and improving upon the benefits of the CAR-T therapy while altogether avoiding its serious and potentially life-threatening side-effects.

We are advancing our GM-CSF knockout gene-editing CAR-T platform through the Mayo Agreement that we entered into in June 2019 with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The Mayo Agreement broadened our leadership position in the GM-CSF neutralization space and expanded our discovery platform aimed at improving CAR-T therapy to include gene-edited CAR-T cells.

Preclinical data indicates that GM-CSF knockout CAR-T cells show improved overall survival compared to GM-CSF-expressing CAR-T cells, in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. We are establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and we are also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities. Through targeted gene expression and modulating cytokine activation signaling, we may be able to increase the proportion of fitter T-cells produced during expansion, increase the proliferative potential, and inhibit activation-induced cell death, thereby improving the cancer killing activity of our engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. Preclinical data indicates that CAR-T cells express GM-CSF and signal through GM-CSF receptors upon activation in an autocrine fashion. GM-CSF knockout CAR-T cells are not able to signal through this pathway which results in a gene expression profile distinct from GM-CSF-expressing CAR-T cells after in vitro expansion. This includes lower levels of Fas expression which may indicate a less exhausted state of the CAR-T cells. These data were presented at the 2019 ASH annual meeting.

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We continue to explore exhaustion markers of GM-CSF knockout CAR-T cells relative to GM-CSF-expressing CAR-T cells and possible implications for improved safety and efficacy. We plan to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products.

Ifabotuzumab

Ifabotuzumab is a Humaneered immunotherapy, formerly referred to as KB004, which targets the EphA3 receptor, and in which the antibody carbohydrate chains lack fucose, thereby enhancing the targeted cell-killing activity of the antibody. We believe that ifabotuzumab has the potential for treating solid tumors, hematologic malignancies and serious pulmonary conditions. In 2006, we entered into a license agreement with Ludwig Institute of Cancer Research (“LICR”) pursuant to which LICR granted certain exclusive rights to the ifabotuzumab prototype (referred to as IIIA4) as well as EphA3 intellectual property.

Ifabotuzumab binds to the EphA3 receptor, which plays an important role in cell positioning and tissue organization during fetal development, but is not thought to be expressed nor play a significant role in healthy adults. EphA3 is a tyrosine kinase receptor, aberrantly expressed on the tumor cell surface in a number of hematologic malignancies and solid tumors. It is also expressed in the stem cell compartment, which includes malignant stem cells, the vasculature that feeds them, and the stromal cells that protect them. EphA3 expression has been documented in a number of hematologic and solid tumor types, including AML, chronic myelogenous leukemia (“CML”), CLL, MDS, myelofibrosis, multiple myeloma, melanoma, breast cancer, small and non-small cell lung cancer (“SCLC” and “NSCLC”), colorectal cancer, gastric cancer, renal cancer, GBM, and prostate cancer, making it an attractive target for a range of cancers. Publications related to certain cancers have indicated that EphA3 tumor cell expression correlates with cancer growth and a poor prognosis. EphA3 is overexpressed in GBM and, in particular, in the most aggressive mesenchymal subtype. Importantly, EphA3 is highly expressed on the tumor-initiating cell population in glioma and appears to be critically involved in maintaining tumor cells in a less differentiated state by modulating mitogen-activated protein kinase signaling. EphA3 knockdown or depletion of EphA3-positive tumor cells may reduce tumorigenic potential to a degree comparable to treatment with a therapeutic radiolabeled EphA3-specific monoclonal antibody. We believe EphA3 is a functional, targetable receptor in GBM and other solid tumors as well as certain lymphomas and leukemias. A study published in December 2018 in ‘Cancers’ showed that an antibody drug conjugate (“ADC”) comprising IIIA4 (a predecessor monoclonal antibody and prototype for ifabotuzumab) showed significant survival benefit in mice with GBM.

Anti-EphA3 treatment has shown encouraging preclinical results in multiple experiment types, including patient primary tumor cell assays, colony forming assays, and xenograft mouse models. Upon binding to EphA3, ifabotuzumab causes cell killing to occur either through antibody-dependent, cell-mediated cytotoxicity or through direct apoptosis, and in the case of tumor neovasculature, through cell rounding and blood vessel disruption. Given the expression pattern of EphA3 in multiple tumor types, ifabotuzumab may have the potential to kill cancer cells and the tumor stem cell microenvironment, providing for long-term responses while sparing normal cells.

We completed the Phase I dose escalation portion of a Phase I/II clinical trial of ifabotuzumab in multiple hematologic malignancies for which the preliminary results were published in the journal Leukemia Research in 2016. A Phase I safety and imaging trial of radio-labeled ifabotuzumab in recurrent glioblastoma multiforme, a particularly aggressive and deadly form of brain cancer, has almost fully enrolled at two centers in Australia, the ONJCRI in Melbourne and the Queensland Institute for Medical Research in Brisbane and data have been presented at both AACR and SNO in 2019. The lead investigators at the ONJCRI, are also evaluating an antibody-drug conjugate (“ADC” or “ADCs”) based on ifabotuzumab in tumor models. The current clinical trial has enrolled eight patients to date, and is expected to complete enrollment with a total of twelve patients. Preliminary imaging data reported at AACR and at SNO demonstrated that administration of ifabotuzumab resulted in rapid, specific targeting of GBM tumors in all patients. Whole body bio-distribution imaging demonstrated no normal tissue uptake of the antibody. Post-treatment MRI scans showed predominant T2/Flair changes which were consistent with treatment effect on tumor vasculature. We continue to explore partnering opportunities to facilitate the further development of ifabotuzumab in a range of cancer types.

We are in discussions with separate and various parties and may initiate partnerships to pursue some of the following activities:

•	Complete the on-going clinical study and preclinical studies with various ADCs that are based on ifabotuzumab (in partnership with leading centers in Australia); and
•	Develop bi-specific antibodies based on ifabotuzumab.

We have conducted a Phase I/II trial for ifabotuzumab in multiple hematologic malignancies. The most common adverse event attributed to ifabotuzumab in this trial was infusion reactions (chills, fever, nausea, hypertension, and rapid heart rate) which is an expected safety finding based on the mechanism of action. The majority of infusion reactions were mild-to-moderate in severity and resolved with temporary stoppage of infusion and/or use of medications to treat symptoms. In 2014, we completed the Phase I dose escalation portion of our study, primarily treating patients with AML as well as patients with MDS and myelofibrosis (“MF”).

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Centers in Australia have worked independently on IIIA4, the murine antibody parent of ifabotuzumab, as an ADC in mice and a December 2018 publication in the journal ‘Cancers’ showed that in mice engrafted with GBM, treatment with an ADC based on IIIA4 showed significantly improved survival.

HGEN005

HGEN005 is a Humaneered immunotherapy, formerly referred to as KB005, which targets the EMR1, and in which the antibody carbohydrate chains lack fucose, thereby enhancing the targeted cell-killing activity of the antibody.

A major limitation of current eosinophil-targeted therapies is incomplete depletion of tissue eosinophils and/or lack of cell selectivity. Eosinophils are a type of white blood cell. If too many eosinophils are produced in the body, chronic inflammation and tissue and organ damage may result. The origin and development of eosinophilic disorders is mostly due to eosinophils infiltrating tissue. EMR1 is expressed exclusively on eosinophils, making it an ideal target for the treatment of eosinophilic disorders. Regardless of the eosinophilic disorder, mature eosinophils express EMR1 in tissue, blood and bone marrow in patients with eosinophilia. We believe that because of its high selectivity, HGEN005 has significant potential to treat serious eosinophil diseases.

In preclinical work, HGEN005’s anti-EMR1 activity resulted in dramatically enhanced NK killing of eosinophils from normal and eosinophilic donors and also induced a rapid and sustained depletion of eosinophils in a non-human primate model without any clinically significant adverse events. We have engaged with NIH to discuss expanding the initial work they have conducted utilizing HGEN005 and discussions are underway with a leading center in the US to perform the IND-enabling work.

Our Humaneered Technology

Our proprietary and patented Humaneered technology platform is a method for converting existing antibodies (typically murine) into engineered, high-affinity human antibodies designed for therapeutic use, particularly for chronic conditions. We have developed or in-licensed targets or research (mouse) antibodies, typically from academic institutions, and then applied our Humaneered technology to them. Lenzilumab, ifabotuzumab and HGEN005 are Humaneered antibodies. In aggregate, our Humaneered antibodies have been tested clinically in more than 200 patients with no evidence of serious immunogenicity. Our Humaneered antibodies are closer to human antibodies than chimeric or conventionally humanized antibodies and have a high affinity for their target but low immunogenicity. Specifically, our Humaneered technology generates an antibody from an existing antibody with the required specificity as a starting point and, we believe, provides the following additional advantages:

•	high potency;
•	slow off-rate;
•	high solubility;
•	retention of identical target epitope specificity and generation of higher affinity antibodies;
•	high antibody expression yields;
•	attractive cost-of-goods;
•	physiochemical properties that facilitate process development and formulation;
•	lack of aggregation at high concentration;
•	very-near-to-human germ line sequence (which may means they are less likely to induce an inappropriate immune response when used chronically, which has proven to be the case in clinical studies); and
•	an optimized antibody processing time of three to six months.

As we are focused on progressing our current portfolio of antibodies through clinical development and out-licensing, we are not currently dedicating additional resources to the research or development of additional Humaneered antibodies other than our existing portfolio of lenzilumab, ifabotuzumab and HGEN005.

Intellectual Property

Intellectual property (IP) is an important part of our strategy and has been a key focus area for the Company. We have and continue to file aggressively on our own inventions and in-license intellectual property and technology as it relates to our therapeutic interests. We believe that we are a leader in the field of GM-CSF neutralization to ameliorate cytokine storm as it relates to COVID-19, CAR-T and GvHD.

Licensing and Collaborations

Clinical Trial Agreement with the National Institute of Allergy and Infectious Diseases

On July 24, 2020, we entered into a clinical trial agreement (the “Clinical Trial Agreement”) with NIAID, part of the National Institutes of Health, which is part of the United States Government Department of Health and Human Services, as represented by the Division of Microbiology and Infectious Diseases. Pursuant to the Clinical Trial Agreement, lenzilumab will be an agent to be evaluated in the NIAID-sponsored Big Effect Trial (BET) in hospitalized patients with COVID-19.

BET will evaluate the combination of lenzilumab and Gilead’s investigational antiviral, remdesivir, on treatment outcomes versus placebo and remdesivir in hospitalized COVID-19 patients. The trial is expected to enroll 100 patients in each arm of the study with an interim analysis for efficacy after 50 patients have been enrolled in each arm.

Pursuant to the Clinical Trial Agreement, NIAID will serve as sponsor and will be responsible for supervising and overseeing BET. The Company will be responsible for providing lenzilumab to NIAID without charge and in quantities to ensure a sufficient supply of lenzilumab.

The University of Zurich

On July 19, 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent GvHD through GM-CSF neutralization. The Zurich Agreement covers various patent applications filed by UZH which complement and broaden our position in the application of GM-CSF neutralization and expands our development platform to include improving allogeneic HSCT.

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The Zurich Agreement required an initial one-time payment of $100,000, which we paid to UZH on July 29, 2019. The Zurich Agreement also requires the payment of annual license maintenance fees, as well as milestones and royalties upon the achievement of certain regulatory and commercialization milestones.

The Mayo Foundation for Medical Education and Research

On June 19, 2019, we entered into the Mayo Agreement with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The license covers various patent applications and know-how developed by Mayo Foundation in collaboration with us. These licensed technologies complement and broaden our position in the GM-CSF neutralization space and expand our discovery platform aimed at improving CAR-T to include gene-edited CAR-T cells. The Mayo Agreement requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones.

Kite

On May 30, 2019, we entered into the Kite Agreement. Pursuant to the Kite Agreement, the parties agreed to conduct a multi-center Phase Ib/II study (ZUMA-19) of lenzilumab with Kite’s YESCARTA in patients with relapsed or refractory B-cell lymphoma. The primary objective of ZUMA-19 is to determine the effect of lenzilumab on the safety of YESCARTA. Various other important parameters, including efficacy and healthcare resource utilization, will also be measured. Kite is the sponsor of ZUMA-19 and responsible for its conduct. On June 30, 2020, we announced that the first patient had been infused in the ZUMA-19 study.

The Kite Agreement provides that we and Kite will split only the out-of-pocket costs incurred in conducting ZUMA-19, including third-party expenses incurred in accordance with a mutually agreed budget. We currently project we will be responsible for an aggregate of up to approximately $8 million in out-of-pocket costs, assuming up to a total of 72 patients are recruited for ZUMA-19 as a multi-center Study. Each party will otherwise be responsible for its own internal costs, including internal personnel costs, incurred in connection with ZUMA-19.

The Ludwig Institute for Cancer Research

In 2004, we entered into a license agreement with the LICR pursuant to which LICR granted to us an exclusive license for intellectual property rights and materials related to chimeric anti-GM-CSF antibodies that formed the basis for lenzilumab. Under the agreement, we were granted an exclusive license to develop antibodies related to LICR’s antibodies against GM-CSF. We are responsible for using commercially reasonable efforts to research, develop, and sell lenzilumab. We pay LICR a quarterly license fee and are obligated to pay to LICR a royalty from 1.5% to 3% of net sales of licensed products, subject to certain potential offsets and deductions. Our royalty obligation applies on a country-by-country and licensed product-by-licensed product basis, and will begin on the first commercial sale of a licensed product in a given country and end on the later of the expiration of the last to expire patent covering a licensed product in a given country (which in the US is currently expected in 2029 for the composition of matter and 2038 for methods of use in CAR-T) or 10 years from first commercial sale of such licensed product in the country. We must also pay to LICR a certain percentage of sublicensing revenue received by us. Payments made to LICR under this license for the twelve months ended December 31, 2019 and 2018 were $0.1 million and $0.1 million, respectively.

Other License Agreements

LICR and ifabotuzumab

In 2006, we entered into a license agreement with LICR pursuant to which LICR granted to us certain exclusive rights to the ifabotuzumab prototype (IIIA4) which targets the EphA3 receptor and EphA3-related intellectual property. Under the agreement, we obtained rights to develop and commercialize products made through use of licensed patents and any improvements thereto, including human or Humaneered antibodies that bind to or modulate EphA3. We paid LICR an upfront option fee of $0.05 million and a further $0.05 million upon our exercise of the option for the exclusive license outlined above. We are responsible for contingent milestone payments of less than $2.5 million and royalties of 3% of net sales subject to certain potential offsets and deductions. In addition, we are obligated to pay to LICR a percentage of certain payments we receive from any sublicensee in consideration for a sublicense. Our royalty obligation exists on a country-by-country and licensed product-by-licensed product basis, which will begin on the first commercial sale and end on the later of the expiration of the last to expire patent covering such licensed product in such country, which in the US is currently expected in 2031, or 10 years from first commercial sale of such licensed product in such country.

BioWa and Lonza

In 2010, we entered into a license agreement with BioWa, Inc. (“BioWa”), and Lonza Sales AG (“Lonza”) pursuant to which BioWa and Lonza granted us a non-exclusive, royalty-bearing, sub-licensable license under certain know-how and patents related to antibody expression and antibody-dependent cellular cytotoxicity enhancing technology using BioWa and Lonza’s Potelligent® CHOK1SV technology. This technology is used to enhance the cell killing capabilities of antibodies and is currently used by us in connection with our development of ifabotuzumab. Under this agreement, we owe annual license fees, milestone payments in connection with certain regulatory and sales milestones and royalties in the low single digits on net sales of products developed under the agreement. The agreement expires upon the expiration of royalty payment obligations under the agreement, is terminable at will by us upon written notice, is terminable by BioWa and Lonza if we challenge or otherwise oppose any licensed patents under the agreement, and is terminable by either party upon the occurrence of an uncured material breach or insolvency.

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Patents and Trade Secrets

We use a combination of patent, trade secret and other intellectual property protections to protect our product candidates and platforms. We will be able to protect our product candidates from unauthorized use by third parties only to the extent they are covered by valid and enforceable patents or to the extent our technology is effectively maintained as trade secrets. Intellectual property is an important part of our strategy. We have and continue to file aggressively on our own inventions and in-license intellectual property and technology as it relates to our therapeutic interests. Our success will depend in part on our ability to obtain, maintain, defend and enforce patent rights for and to extend the life of patents covering lenzilumab, ifabotuzumab, HGEN005, our Humaneered technology, and our GM-CSF gene-editing CAR-T platform technologies, to preserve trade secrets and proprietary know how, and to operate without infringing the patents and proprietary rights of third parties. We actively seek patent protection, if available, in the US and select foreign countries for the technology we develop. We have 111 registered patents, including 14 registered in the US and 97 registered in foreign countries. Of the 111 registered patents, 86 are owned by us, 9 are owned jointly with a third party and 16 are exclusively licensed from a third party. We also have 19 patent applications pending globally, of which 12 are owned by us, 4 are owned jointly with a third party and 3 are exclusively licensed from a third party.

Using our Humaneered technology, we have developed and own two composition of matter US patents covering lenzilumab and related anti-GM-CSF antibodies that provide patent protection through April 2029, a granted composition of matter patent in Europe and certain foreign countries, and have five additional pending patent applications in the US and one PCT international patent application covering various methods of treatment, including in the CAR-T space covering a broad and comprehensive range of approaches to neutralizing GM-CSF, including the use of GM-CSF k/o CAR-T cells, which, if granted, are expected to confer protection to at least October 2038. We also have three currently pending patent applications in the US and selected foreign countries for anti-EphA3 antibodies and their use, and we developed and own an issued US composition of matter patent covering ifabotuzumab and related anti-EphA3 antibodies, which is currently expected to expire in 2031, in addition to three US patents to methods of anti-EphA3 antibodies and six foreign patents countries. The nine patents to our Humaneered technology cover methods of producing human antibodies that are very specific for target antigens using only a small region from mouse antibodies.

We cannot be certain that any of our pending patent applications, or those of our licensors, will result in issued patents. In addition, because the patent positions of biopharmaceutical companies are highly uncertain and involve complex legal and factual questions, the patents we own and license, or any further patents we may own or license, may not prevent other companies from developing similar or therapeutically equivalent products, even though we may be able to prevent their commercial use without our permission if our intellectual property allows for such limitations. Patents also will not protect our products if competitors devise ways of making or using these products without legally infringing our patents. We cannot be assured that our patents will not be challenged by third parties or that we will be successful in any defense we undertake.

In addition, changes in patent laws, rules or regulations or in their interpretations by the courts may materially diminish the value of our intellectual property or narrow the scope of our patent protection, which could have a material adverse effect on our business and financial condition. However, prospective partners may have to license or otherwise come to an agreement with us if they wish to use our products and those products and methods of use of such products have issued patents in those territories.

We also rely on trade secrets, technical know-how and continuing innovation to develop and maintain our competitive position. We seek to protect our proprietary information by requiring our employees, consultants, contractors, outside scientific collaborators and other advisors to execute non-disclosure and confidentiality agreements and our employees to execute assignment of invention agreements to us on commencement of their employment. Agreements with our employees also prevent them from bringing any proprietary rights of third parties to us. We also require confidentiality or material transfer agreements from third parties that receive our confidential data or materials.

Manufacturing

We outsource all development activities, including the development of formulation prototypes, and have adopted a manufacturing strategy of contracting with third parties for the manufacture of drug substance and product. Additional contract manufacturers are used to fill, label, package, and distribute investigational drug products. This allows us to maintain a more flexible infrastructure while focusing our expertise on developing our products. It does however mean that we have to carefully plan the availability of manufacturing ‘slots’ and the availability of drug for investigation in preclinical and clinical trials. We have been proactive and aggressive in pursuing manufacturing slots for lenzilumab in connection with our clinical trial programs and expect to commit the necessary resources to ensure that our manufacturing capabilities do not hinder our ability to attain future approvals for its use. The use of contract manufacturers can be expensive, complicated and time consuming and could delay clinical trials, drug approval and potential product launch.

Sales and Marketing

We do not currently have the sales and marketing infrastructure in place that would be necessary to market and sell our products, if approved. The establishment of a sales and marketing operation can be expensive, complicated and time consuming and could delay any potential product launch. As our drug candidates progress, while we may build or contract with expert commercial vendors the type of infrastructure that would be needed to successfully market and sell any successful drug candidate on our own, we may also seek strategic alliances and partnerships with third parties including those with existing infrastructure and with government bodies.

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Competition

We compete in an industry characterized by rapidly advancing technologies, intense competition, a changing regulatory and legislative landscape and a strong emphasis on the benefits of intellectual property protection and regulatory exclusivities. Our competitors include pharmaceutical companies, other biotechnology companies, academic institutions, government agencies and other private and public research organizations. We compete with these parties to develop potential biologic therapies to make CAR-T therapy and allogeneic HSCT safer and more effective and to develop a potential treatment for hematologic cancers, in addition to recruiting highly qualified personnel. Our product candidates, if successfully developed and approved, may compete with established therapies, with new treatments that may be introduced by our competitors, including competitors relying to a large extent on our drug approvals or on our biologics approvals, or with generic copies of our product approved by FDA, as bio-similars, referencing our drug products. Many of our potential competitors have substantially greater scientific, research, and product development capabilities, as well as greater financial, marketing, sales and human resources capabilities than we do.

In addition, many specialized biotechnology firms have formed collaborations with large, established companies to support the research, development and commercialization of products that may be competitive with ours. Accordingly, our competitors may be more successful with respect to their products than we may be in developing, commercializing, and achieving widespread market acceptance for our products. In addition, our competitors’ products may be more effective or more effectively marketed and sold than any treatment we or our development partners may commercialize and may render our product candidates obsolete or non-competitive before we can recover the expenses related to developing and supporting the commercialization of any of our product candidates. Developments by competitors may render our product candidates obsolete or noncompetitive. After one of our product candidates is approved, FDA may also approve a generic version with the same or similar dosage form, safety, strength, route of administration, quality, performance characteristics and intended use as our product. These bio-similar equivalents would be less costly to bring to market and could generally be offered at lower prices, thereby limiting our ability to gain or retain market share. However, our product candidates are all biologics and, as such, would benefit from 12 years market exclusivity from launch in the US.

The acquisition or licensing of pharmaceutical products is also very competitive, and a number of more established companies, which have acknowledged strategies to in-license or acquire products, may have competitive advantages as may other emerging companies taking similar or different approaches to product acquisitions. The more established companies may have a competitive advantage over us due to their size, cash flows, institutional experience and historical corporate reputation.

Lenzilumab and COVID-19 competition

There are currently no products approved by the FDA for the prevention of CRS/cytokine storm associated with COVID-19. There are numerous products currently in development for COVID-19 which can be broadly categorized as direct acting antivirals, immunomodulators, and other preventative strategies such as vaccines. Recently, remdesivir (a direct acting antiviral) has been given emergency use authorization by the FDA for COVID-19 based on results from the NIAID ACTT-1 trial. In this trial, remdesivir demonstrated improvement in the primary endpoint of time to recovery reducing this measurement by four days (11 days in the remdesivir cohort vs. 15 days in the placebo cohort). There was not a statistically significant difference in mortality between the remdesivir treated cohort and the placebo cohort. Other direct acting antiviral agents such as lopinavir/ritonavir and hydroxychloroquine (with or without a macrolide) have not demonstrated efficacy in randomized controlled trials to date.

In addition, several monoclonal antibodies are in development that target various surface proteins on SARS-CoV-2 including the spike protein which may limit viral replication. To date, none of these neutralizing antibodies have demonstrated efficacy in a controlled, randomized trial.

Various centers are using convalescent plasma which may contain antibodies to surface proteins of SARS-CoV-2 to neutralize the virus and reduce viral replication. To date, these efforts have not demonstrated efficacy in a controlled, randomized trial.

Given the mechanism of action of lenzilumab as an immunomodulator to prevent or treat the cytokine storm associated with COVID-19, lenzilumab may be used in combination with direct acting antiviral agents including remdesivir, neutralizing monoclonal antibody strategies, and convalescent plasma.

Although there are several strategies aimed at modulating the immune hyper-inflammatory response including targeting IL-1, IL-6, CCR5, none have proven efficacy in a randomized, controlled clinical trial in the setting of COVID-19. Phase II results of sarilumab (targeting IL-6 receptor) did not demonstrate a clinical benefit in the overall patient population (severe and critical patients). A July 2, 2020 press release issued by Regeneron and Sanofi, who are partnering on sarilumab, reported that the phase III trial in critical patients did not demonstrate clinical benefit. In addition, a June 17, 2020 report on 126 patients receiving tocilizumab indicated that it did not demonstrate clinical benefit.

There are also non-specific immunomodulator therapies in development for COVID-19 including JAK inhibitors such as baricitinib. This class of agents are known to be broadly immunosuppressive and carry black box warnings for risk of infections (including viral) and risk of thrombosis. A compassionate use series of 15 patients receiving baricitinib showed a 20% mortality rate, 27% suffered thromboembolic complications, including pulmonary embolus, and 73% of patients showed clinical improvement.

Several other companies are targeting GM-CSF as a potential therapeutic strategy in COVID-19. None of these agents are in Phase III trials for COVID-19, none have data demonstrating the ability to prevent and/or treat cytokine storm in any setting and all were in development for other indications (including autoimmune arthritides) prior to COVID-19. The dosing required to treat CRS may differ relative to other autoimmune conditions.

As an upstream regulator of cytokine storm, GM-CSF neutralization with lenzilumab may offer advantages over other immunomodulator strategies that either target other downstream cytokines such as IL-1, IL-6, or CCR5 (receptor for MIP-1 alpha) or are broadly immunosuppressive and target cytokine signaling pathways non-selectively through JAK inhibition. In addition, lenzilumab is the only immunomodulator that was in an active clinical trial to prevent cytokine storm prior to COVID-19 and is currently the only agent in an active Phase III trial targeting GM-CSF.

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Lenzilumab and CAR-T-related toxicities competition

Significant ongoing concerns for clinicians, care-givers, patients and FDA regarding CAR-T therapy include, durability of response, long-term outcomes, manufacturing process, time to delivery of active CAR-T product, serious and potentially life-threatening side-effects, namely NT and CRS, frequency and duration of hospitalization and ICU admission, health resource utilization, cost effectiveness and reimbursement. Both Kymriah and YESCARTA carry “Black Box” warnings in their labels for NT and CRS and are subject to a REMS program, such that on-going data has to be provided to FDA and CAR-T therapy can only be administered in strictly controlled environments at trained centers.

FDA approval of tocilizumab (anti-IL-6 receptor blocker, Genetech’s Actemra®) with or without high-dose corticosteroids, for the management of severe cases of CRS, was announced in conjunction with approval of Kymriah solely as part of its REMS program based on a retrospective analysis of 45 patients who received tocilizumab. Approval was subsequently also granted for tocilizumab as a treatment (not prevention) of moderate to severe CRS, despite the lack of an IND application, NDA or conduct of a prospective trial of tocilizumab in this setting. Only 20% of Kymriah or YESCARTA patients treated with tocilizumab had resolution of signs and symptoms 6 days after onset of CRS and ~50% patients responded 11 days after onset of CRS. Tocilizumab is not approved for the prevention of CRS or for the prevention or treatment of NT. Tocilizumab is also not approved for the treatment of mild cases of CRS.

There are no FDA-approved therapies for the prevention of CAR-T therapy induced NT and CRS or for the treatment of CAR-T therapy induced NT. The CAR-T therapy-associated TOXicity Working Group currently recommends intensive monitoring, accurate grading and aggressive supportive care with the anti-IL-6 receptor blocker tocilizumab and/or high-dose corticosteroids. These agents are reserved only for the treatment of severe cases of CRS and are not approved for prevention. Since corticosteroids have been reported to suppress T-cell function and/or induce T-cell apoptosis, they may limit the effectiveness of CAR-T therapy and use has been generally limited to treatment of severe cases of CRS refractory to tocilizumab and severe cases of NT. Sometimes high-dose corticosteroids are used alongside tocilizumab. Tocilizumab has not been found to be effective in the prevention or management of CAR-T therapy induced NT. In fact, the prophylactic use of tocilizumab has been shown to increase both overall rates of NT and rates of severe NT with overall rates of CRS remaining unchanged in an expanded safety cohort from a CAR-T trial. As tocilizumab is an anti-IL-6 receptor blocker, serum IL-6 levels have been shown to increase shortly after administration of tocilizumab which may increase passive diffusion of IL-6 into the CNS and increase the risk of NT. In patients who received prophylactic tocilizumab, a 17-fold increase in CD14+ myeloid cells was seen in the CSF of patients who developed severe NT vs those who did not. A similar dynamic may occur with other cytokine receptor blocking monoclonal antibodies that are also being explored in this setting (e.g. anti-IL-1Ra, anti-GM-CSFRa). As the antibody directly binds the cytokine receptor, the receptor may get saturated causing the cytokine to get dislodged which leads to an initial increase in the level of the circulating cytokine. In this setting, elevated levels of pro-inflammatory cytokines can further propagate the inflammatory cascade and result in higher levels of NT and CRS when the receptor blocker is administered prophylactically. In addition, IL-1 levels have not been shown to correlate to CRS and NT in CAR-T clinical trials and there is no evidence in the clinical or preclinical setting available to support the use of GM-CSF receptor alpha blockade with CAR-T cell therapy. There are data that suggest that the mechanism of GM-CSF receptor alpha blockade may be interfere with CAR-T expansion and potentially efficacy. Our approach with lenzilumab is a different mechanism of action entirely and we have published data which shows expansion of CAR-T cells in animal models.

Other experimental approaches being explored include development of next-generation, CAR-T constructs, including introducing suicide genes into CAR-T cells using herpes simplex virus thymidine kinase (HSV-TK) or inducible caspase-9 (iCasp9) genes with “on / off” switches, incorporating a co-stimulatory molecule into T-cells, using RNA-guided DNA targeting technology or other epitope-based / gene-editing technology. While it is possible that some of these approaches could result in lower rates of NT and/or CRS, preliminary data suggests that improvements in the safety profile are associated with lower rates of efficacy and durable response. This is not surprising given the linkage that has been shown to exist between CAR-T cell expansion, efficacy and toxicity. In addition, an agent comprised of a mixture of single-stranded oligonucleotides that is purified from the intestinal mucosa of pigs, defibrotide (Jazz Pharmaceuticals, Defitelio®) is being evaluated to reduce NT although there is no preclinical data supporting its use in this indication and the mechanisms of action is uncertain. Defibrotide is approved for the treatment of severe veno-occlusive disease (VOD) in adults and children who have undergone chemotherapy and a stem-cell transplant and is associated with a 37% rate of hypotension, or low blood pressure. Hypotension is a hallmark of CRS, which occurs very frequently with patients receiving CAR-T therapy. There are also several other anti-GM-CSF compounds that are in various stages of development, however the focus of these compounds appears to be in chronic autoimmune disorders such as rheumatoid arthritis, ankylosing spondylitis, giant cell arteritis and related disorders.

Government Regulation

Drug Development and Approval in the U.S.

As a biopharmaceutical company operating in the U.S., we are subject to extensive regulation by FDA and by other federal, state, and local regulatory agencies. FDA regulates biological products such as our product candidates under the U.S. Federal Food and Cosmetic Act (FDCA), the Public Health Service Act (PHSA) and their implementing regulations. Under the PHSA, an FDA-approved biologics license application (BLA) is required to market a biological product, or biologic, in the U.S. These laws and regulations set forth, among other things, requirements for preclinical and clinical testing, development, approval, labeling, manufacture, storage, record keeping, reporting, distribution, import, export, advertising, and promotion of our products and product candidates. Biologics receive 12 years market exclusivity from approval and launch.

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Applications Relying on the Applicant’s Clinical Data

The approval process for a BLA under the PHSA requires the conduct of extensive studies and the submission of large amounts of data by the applicant. The biologic development process for these applications will generally include the following phases:

Preclinical Testing. Before testing any new biologic in human subjects in the U.S., a company must generate extensive preclinical data. Preclinical testing generally includes laboratory evaluation of product chemistry and formulation, as well as toxicological and pharmacological studies in several animal species to assess the quality and safety of the product. Animal studies must be performed in compliance with FDA’s Good Laboratory Practice (GLP) regulations and the U.S. Department of Agriculture’s Animal Welfare Act.

IND Application. Human clinical trials in the U.S. cannot commence until an IND application is submitted and becomes effective. A company must submit preclinical testing results to FDA as part of the IND application, and FDA must evaluate whether there is an adequate basis for testing the product in initial clinical studies in human volunteers. Unless FDA raises concerns, the IND application becomes effective 30 days following its receipt by FDA. Once human clinical trials have commenced, FDA may stop the clinical trials by placing them on “clinical hold” because of concerns about the safety of the product being tested, or for other reasons.

Clinical Trials. Clinical trials involve the administration of the product to healthy human volunteers or to patients, under the supervision of a qualified investigator. The conduct of clinical trials is subject to extensive regulation, including compliance with FDA’s bioresearch monitoring regulations and Good Clinical Practice (“GCP”) requirements, which establish standards for conducting, recording data from, and reporting the results of clinical trials. GCP requirements are intended to assure that the data and reported results are credible and accurate, and that the rights, safety, and well-being of study participants are protected.

Clinical trials must be conducted under protocols that detail the study objectives, parameters for monitoring safety, and the efficacy criteria, if any, to be evaluated. Each protocol is submitted to FDA as part of the IND application. In addition, each clinical trial must be reviewed, approved, and conducted under the auspices of an Institutional Review Board (IRB), at the institution conducting the clinical trial. Companies sponsoring the clinical trials, investigators, and IRBs also must comply with regulations and guidelines for obtaining informed consent from the study subjects, complying with the protocol and investigational plan, adequately monitoring the clinical trial, and timely reporting of adverse events. Foreign studies conducted under an IND application must meet the same requirements that apply to studies being conducted in the U.S. Data from a foreign study not conducted under an IND application may be submitted in support of a BLA if the study was conducted in accordance with GCP and FDA is able to validate the data. A study sponsor is required to publicly post certain details about active clinical trials and clinical trial results on the government website clinicaltrials.gov.

Human clinical trials are typically conducted in three sequential phases, although the phases may overlap with one another and, notably, in the CAR-T setting, FDA has granted approval to both currently marketed CAR-T therapies (Kite’s Yescarta and Novartis’s Kymriah) based on Phase II data and to tocilizumab without any prospective data in the CAR-T setting:

•	Phase I clinical trials include the initial administration of the investigational product to humans, typically to a small group of healthy human subjects, but occasionally to a group of patients with the targeted disease or disorder. Phase I clinical trials generally are intended to determine the metabolism and pharmacologic actions of the product, the side-effects associated with increasing doses, and, if possible, to gain early evidence of effectiveness.
•	Phase II clinical trials generally are controlled studies that involve a relatively small sample of the intended patient population, and are designed to develop data regarding the product’s effectiveness, to determine dose response and the optimal dose range, and to gather additional information relating to safety and potential adverse effects.
•	Phase III clinical trials are conducted after preliminary evidence of effectiveness has been obtained and are intended to gather additional information about safety and effectiveness necessary to evaluate the product’s overall risk-benefit profile, and to provide a basis for physician labeling. Generally, Phase III clinical development programs consist of expanded, large-scale studies of patients with the target disease or disorder to obtain statistical evidence of the efficacy and safety of the drug at the proposed dosing regimen, or with the safety, purity, and potency of a biological product.
•	The FDA does not always require every approved therapy to complete Phase I through III studies to secure approval. Approval through expedited routes is at the discretion of FDA.

The sponsoring company, FDA, or the IRB may suspend or terminate a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk. Further, success in early-stage clinical trials does not assure success in later-stage clinical trials. Data obtained from clinical activities are not always conclusive and may be subject to alternative interpretations that could delay, limit, or prevent regulatory approval.

BLA Submission and Review

After completing clinical testing of an investigational biologic product, a sponsor must prepare and submit a BLA for review and approval by FDA. A BLA is a comprehensive, multi-volume application that must include, among other things, sufficient data establishing the safety, purity and potency of the proposed biological product for its intended indication. The application includes all relevant data available from pertinent preclinical and clinical trials, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls and proposed labeling. When a BLA is submitted, FDA conducts a preliminary review to determine whether the application is sufficiently complete to be accepted for filing. If it is not, FDA may refuse to file the application and may request additional information, in which case the application must be resubmitted with the supplemental information and review of the application is delayed.

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FDA performance goals, which are target dates and other aspirational measures of agency performance to which the agency, Congressional representatives, and industry agree through negotiations that occur every five years, generally provide for action BLA applications within 10 months of submission or 10 months from acceptance for filing for an original BLA. FDA is not expected to meet those target dates for all applications, however, and the deadline may be extended in certain circumstances, such as when the applicant submits new data late in the review period. In practice, the review process is often significantly extended by FDA requests for additional information or clarification. In some circumstances, FDA can expedite the review of new biologics deemed to qualify for priority review, such as those intended to treat serious or life-threatening conditions that demonstrate the potential to address unmet medical needs. In those cases, the targeted action date is six months from submission, or for biologics constituting original biological products, six months from the date that FDA accepts the application for filing.

As part of its review, FDA may refer a BLA to an advisory committee for evaluation and a recommendation as to whether the application should be approved. Although FDA is not bound by the recommendation of an advisory committee, the agency usually has followed such recommendations. FDA may also determine that a REMS program is necessary to ensure that the benefits of a new product outweigh its risks, and that the product can therefore be approved. A REMS program may include various elements, ranging from a medication guide or patient package insert to limitations on who may prescribe or dispense the product, depending on what FDA considers necessary for the safe use of the product. Under the Pediatric Research Equity Act, a BLA must include an assessment, generally based on clinical study data, of the safety and effectiveness of the subject drug or biological product in relevant pediatric populations, unless the requirement is waived or deferred. Receiving orphan drug designation from FDA is one situation where such a requirement may be waived.

After review of a BLA, FDA may determine that the product cannot be approved, or may determine that it can only be approved if the applicant cures deficiencies in the application, in which case the agency endeavors to provide the applicant with a complete list of the deficiencies in correspondence known as a Complete Response Letter (“CRL”). A CRL may request additional information, including additional preclinical or clinical data. Even if such additional information and data are submitted, FDA may decide that the BLA still does not meet the standards for approval. Data from clinical trials are not always conclusive and FDA may interpret data differently than the sponsor interprets them. Additionally, as a condition of approval, FDA may impose restrictions that could affect the commercial success of a drug or require post-approval commitments, including the completion within a specified time period of additional clinical studies, which often are referred to as “Phase IV” studies or “post-marketing requirements.” Obtaining regulatory approval often takes a number of years, involves the expenditure of substantial resources, and depends on a number of factors, including the severity of the disease in question, the availability of alternative treatments, and the risks and benefits demonstrated in clinical trials.

Post-approval modifications to the drug or biologic product, such as changes in indications, labeling, or manufacturing processes or facilities, may require a sponsor to develop additional data or conduct additional preclinical or clinical trials. The proposed changes would need to be submitted in a new or supplemental BLA, which would then require FDA approval.

Regulatory Exclusivities

Biologics Price Competition and Innovation Act

In 2010, the Biologics Price Competition and Innovation Act (BPCIA) was enacted, creating an abbreviated approval pathway for biologic products that are biosimilar to, and possibly interchangeable with, reference biological products licensed under a BLA. The BPCIA also provides innovator manufacturers of original reference biological products 12 years of exclusive use before biosimilar versions can be licensed in the U.S.. This means that FDA may not approve an application for a biosimilar version of a reference biological product until 12 years after the date of approval of the reference biological product (with a potential six-month extension of exclusivity if certain pediatric studies are conducted and the results reported to FDA), although a biosimilar application may be submitted four years after the date of licensure of the reference biological product. Additionally, the BPCIA establishes procedures by which the biosimilar applicant must provide information about its application and product to the reference product sponsor, and by which information about potentially relevant patents is shared and litigation over patents may proceed in advance of approval, although the interpretation of those procedures has been subject to litigation and appears to continue to evolve. The BPCIA also provides a period of exclusivity for the first biosimilar to be determined by FDA to be interchangeable with the reference product.

FDA approved the first biosimilar product under the BPCIA in 2015, and the agency continues to refine the procedures and standards it will apply in implementing this approval pathway. FDA has released guidance documents interpreting specific aspects of the BPCIA in each of the last four years. We would expect lenzilumab, ifabotuzumab and HGEN005, as biologics, to each receive at least 12 years exclusivity from approval, if they are approved.

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Pediatric Studies and Exclusivity

Under the Pediatric Research Equity Act, a BLA must contain data adequate to assess the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations, and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. Sponsors must also submit pediatric study plans prior to the assessment data. Those plans must contain an outline of the proposed pediatric study or studies the applicant plans to conduct, including study objectives and design, any deferral or waiver requests and other information required by regulation. The applicant, the FDA, and the FDA’s internal review committee must then review the information submitted, consult with each other and agree upon a final plan. The FDA or the applicant may request an amendment to the plan at any time.

For products intended to treat a serious or life-threatening disease or condition, the FDA must, upon the request of an applicant, meet to discuss preparation of the initial pediatric study plan or to discuss deferral or waiver of pediatric assessments. In addition, FDA will meet early in the development process to discuss pediatric study plans with sponsors and FDA must meet with sponsors by no later than the end-of-Phase I meeting for serious or life-threatening diseases and by no later than ninety (90) days after FDA’s receipt of the study plan.

The FDA may, on its own initiative or at the request of the applicant, grant deferrals for submission of some or all pediatric data until after licensing of the product for use in adults, or full or partial waivers from the pediatric data requirements. Additional requirements and procedures relating to deferral requests and requests for extension of deferrals are contained in Food and Drug Administration Safety and Innovation Act (FDASIA). Unless otherwise required by regulation, the pediatric data requirements do not apply to products with orphan designation.

The FDA Reauthorization Act of 2017 established new requirements to govern certain molecularly targeted cancer indications. Any company that submits a BLA three years after the date of enactment of that statute must submit pediatric assessments with the BLA if the biologic is intended for the treatment of an adult cancer and is directed at a molecular target that FDA determines to be substantially relevant to the growth or progression of a pediatric cancer. The investigation must be designed to yield clinically meaningful pediatric study data regarding the dosing, safety and preliminary potency to inform pediatric labeling for the product. Deferrals and waivers as described above are also available.

Pediatric exclusivity is another type of exclusivity in the U.S. and, if granted, provides for the attachment of an additional six months of marketing protection to the term of any existing regulatory exclusivity, including the non-patent and orphan exclusivity. This six-month exclusivity may be granted if a BLA sponsor submits pediatric data that fairly respond to a written request from the FDA for such data. The data do not need to show the product to be effective in the pediatric population studied; rather, if the clinical trial is deemed to fairly respond to the FDA’s request, the additional protection is granted. If reports of requested pediatric studies are submitted to and accepted by the FDA within the statutory time limits, whatever statutory or regulatory periods of exclusivity or patent protection cover the product are extended by a further six-months. This is not a patent term extension, but it effectively extends the regulatory period during which the FDA cannot license another application.

Orphan Drug Designation

The Orphan Drug Act provides incentives for the development of therapeutic products intended to treat rare diseases or conditions. Rare diseases and conditions generally are those affecting less than 200,000 individuals in the U.S., but also include diseases or conditions affecting more than 200,000 individuals in the U.S. if there is no reasonable expectation that the cost of developing and making available in the U.S. a drug for such disease or condition will be recovered from sales in the U.S. of such product.

If a sponsor demonstrates that a therapeutic product, including a biological product, is intended to treat a rare disease or condition, and meets certain other criteria, FDA grants orphan drug designation to the product for that use. FDA may grant multiple orphan designations to different companies developing the same product for the same indication, until the one company is the first to be able to secure successful approval for that product. The first product approved with an orphan drug designated indication is granted seven years of orphan drug exclusivity from the date of approval for that indication. During that period, FDA generally may not approve any other application for the same product for the same indication, although there are exceptions, most notably when the later product is shown to be clinically superior to the product with exclusivity. FDA can also revoke a product’s orphan drug exclusivity under certain circumstances, including when the holder of the approved orphan drug application is unable to assure the availability of sufficient quantities of the product to meet patient needs.

A sponsor of a product application that has received an orphan drug designation is also granted tax incentives for clinical research undertaken to support the application. In addition, FDA will typically coordinate with the sponsor on research study design for an orphan drug and may exercise its discretion to grant marketing approval on the basis of more limited product safety and efficacy data than would ordinarily be required, based on the limited size of the applicable patient population.

We anticipate submitting applications for orphan drug designation for all of our current pipeline candidates and the targeted therapeutic indications.

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Expedited Programs for Serious Conditions

FDA has implemented a number of expedited programs to help ensure that therapies for serious or life-threatening conditions, and for which there is unmet medical need, are approved and available to patients as soon as it can be concluded that the therapies’ benefits justify their risks. Among these programs are the following:

Fast Track Designation

FDA may designate a product for fast track review if it is intended, whether alone or in combination with one or more other products, for the treatment of a serious or life-threatening disease or condition and where non-clinical or clinical data demonstrates the potential to address unmet medical need for such a disease or condition. A product can also receive fast track review if it receives breakthrough therapy designation.

For fast track products, sponsors may have greater interactions with FDA and FDA may initiate review of sections of a fast track product’s application before the application is complete, also referred to as a ‘rolling review’. This rolling review may be available if FDA determines, after preliminary evaluation of clinical data submitted by the sponsor, that a fast track product may be effective. The sponsor must also provide, and FDA must approve, a schedule for the submission of the remaining information and the sponsor must pay applicable user fees. Furthermore, FDA’s time period goal for reviewing a fast track application does not begin until the last section of the complete application is submitted. Finally, the fast track designation may be withdrawn by FDA if FDA believes that the designation is no longer supported by data emerging in the clinical trial process.

Breakthrough Therapy Designation

A product may be designated as a breakthrough therapy if it is intended, either alone or in combination with one or more other products, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the product may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the features of fast track designation, as well as more intensive FDA interaction and guidance. FDA may take certain actions with respect to breakthrough therapies, including holding meetings with the sponsor throughout the development process; providing timely advice to the product sponsor regarding development and approval; involving more senior staff in the review process; assigning a cross-disciplinary project lead for the review team; and taking other steps to design efficient clinical trials.

Accelerated Approval

Under the accelerated approval pathway, FDA may approve a drug or biologic based on a surrogate endpoint that is reasonably likely to predict clinical benefit; qualifying products must target a serious or life-threatening illness and provide meaningful therapeutic benefit to patients over existing treatments. In clinical trials, a surrogate endpoint is a measurement of laboratory or clinical signs of a disease or condition that substitutes for a direct measurement of how a patient feels, functions, or survives. Surrogate endpoints can often be measured more easily or more rapidly than clinical endpoints. A product candidate approved on this basis is subject to rigorous post-marketing compliance requirements, including the completion of Phase IV or post-approval clinical trials to confirm the effect on the clinical endpoint. Failure to conduct required post-approval studies, or to confirm a clinical benefit during post-marketing studies, would allow FDA to withdraw the product from the market on an expedited basis. All promotional materials for product candidates approved under accelerated regulations are subject to prior review by FDA.

Priority Review

FDA may designate a product for priority review if it is a product that treats a serious condition and, if approved, would provide a significant improvement in safety or effectiveness. FDA generally determines, on a case-by-case basis, whether the proposed product represents a significant improvement in safety and effectiveness when compared with other available therapies. Significant improvement may be illustrated by evidence of increased effectiveness in the treatment of a condition, elimination or substantial reduction of a treatment-limiting product reaction, documented enhancement of patient compliance that may lead to improvement in serious outcomes, and evidence of safety and effectiveness in a new subpopulation. A priority designation is intended to direct overall attention and resources to the evaluation of such applications, and will shorten FDA’s goal for taking action on a marketing application from the standard targeted ten months to a target of six months review.

Created in 2012 under the FDASIA and extended with the 21st Century Cures Act in 2016, FDA is authorized under section 529 of the FDCA to grant a PRV to BLA sponsors receiving FDA approval for a product to treat a rare pediatric disease, defined as a disease that affects fewer than 200,000 individuals in the U.S., and where more than 50% of the patients affected are aged from birth to 18 years. We believe that our product candidates which may assist with the treatment of rare pediatric cancers or other rare pediatric diseases may qualify for a PRV under this program, depending on the indication.

The PRV program allows the voucher holder to obtain priority review for a product application that would otherwise not receive priority review, shortening FDA’s target review period to a targeted six months following acceptance of filing of an NDA or BLA, or four months shorter than the standard review period. The voucher may be used by the sponsor who receives it, or it may be sold to another sponsor for use in that sponsor’s own marketing application. The sponsor who uses the voucher is required to pay additional user fees on top of the standard user fee for reviewing an NDA or BLA.

We anticipate submitting applications for one or more of these expedited programs for all of our current pipeline candidates and the targeted therapeutic indications.

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Regenerative Medicine Advanced Therapy Designation

Recently, through the 21st Century Cures Act, or Cures Act, Congress also established another expedited program, called a RMAT designation. The Cures Act directs the FDA to facilitate an efficient development program for and expedite review of RMATs. To qualify for this program, the product must be a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or a combination of such products, and not a product solely regulated as a human cell and tissue product. The product must be intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition, and preliminary clinical evidence must indicate that the product has the potential to address an unmet need for such disease or condition. Advantages of the RMAT designation include all the benefits of the fast track and breakthrough therapy designation programs, including early interactions with the FDA. These early interactions may be used to discuss potential surrogate or intermediate endpoints to support accelerated approval.

Post-Licensing Regulation

Once a BLA is approved and a product marketed, a sponsor will be required to comply with all regular post-licensing regulatory requirements as well as any post-licensing requirements that the FDA may have imposed as part of the licensing process. The sponsor will be required to report, among other things, certain adverse reactions and manufacturing problems to the FDA, provide updated safety and potency or efficacy information and comply with requirements concerning advertising and promotional labeling requirements. Manufacturers and certain of their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMP regulations, which impose certain procedural and documentation requirements upon manufacturers. Changes to the manufacturing processes are strictly regulated and often require prior FDA approval before being implemented. Accordingly, the sponsor and its third-party manufacturers must continue to expend time, money, and effort in the areas of production and quality control to maintain compliance with cGMP regulations and other regulatory requirements.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (PDMA) and its implementing regulations, as well as the Drug Supply Chain Security Act (DSCA), which regulate the distribution and tracing of prescription drug samples at the federal level, and set minimum standards for the regulation of distributors by the states. The PDMA, its implementing regulations and state laws limit the distribution of prescription pharmaceutical product samples, and the DSCA imposes requirements to ensure accountability in distribution and to identify and remove counterfeit and other illegitimate products from the market.

Employees

We currently have five full-time employees. We contract with several part-time independent consultants performing manufacturing, regulatory and clinical development, intellectual property, public relations, investor relations and finance and accounting functions. None of our employees are represented by labor unions or covered by collective bargaining agreements.

Bankruptcy

As previously reported, on December 29, 2015, we filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 15-12628 (LSS)).

On May 9, 2016, we filed with the Bankruptcy Court a Second Amended Plan of Reorganization (the “Plan”), and related amended disclosure statement pursuant to Chapter 11 of the Bankruptcy Code. On June 16, 2016, the Bankruptcy Court entered an order confirming the Plan. On June 30, 2016 (the “Effective Date”), the Plan became effective and we emerged from our Chapter 11 bankruptcy proceedings.

On September 17, 2018 the Bankruptcy Court issued a Final Decree and Order to close the bankruptcy case and terminate the remaining claims and noticing services.

Restructuring Transactions

On December 1, 2017, our obligations matured under the Credit and Security Agreement dated December 21, 2016, as amended on March 21, 2017 and on July 8, 2017 (the “Term Loan Credit Agreement”) with Black Horse Capital Master Fund Ltd., as administrative agent and lender (“BHCMF”), Black Horse Capital LP, as a lender (“BHC”), Cheval Holdings, Ltd., as a lender (“Cheval” and collectively with BHCMF and BHC, the “Black Horse Entities”) and Nomis Bay, as a lender (“Nomis” and, together with the Black Horse Entities, the “Term Loan Lenders”).

On December 21, 2017, we entered into a Securities Purchase and Loan Satisfaction Agreement (the “Restructuring Purchase Agreement”) and a Forbearance and Loan Modification Agreement (the “Forbearance Agreement” and, together with the Restructuring Purchase Agreement, the “Restructuring Agreements”), each with the Term Loan Lenders, in connection with a series of transactions providing for, among other things, the satisfaction and extinguishment of our outstanding obligations under the Term Loan Credit Agreement and the infusion of $3.0 million of new capital. As of February 27, 2018, the date the Restructuring Transactions were completed, the aggregate amount of our obligations under the Term Loan Credit Agreement, including the Bridge Loan, the Claims Advances extended by Nomis Bay (each as discussed below) and all accrued interest and fees, approximated $18.4 million (the “Term Loans”).

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On February 27, 2018 (the “Restructuring Effective Date”), the Restructuring Transactions were completed in accordance with the Restructuring Agreements. As a result, on the Restructuring Effective Date, we: (i) in exchange for the satisfaction and extinguishment of the entire $18.4 million balance of the Term Loans, including the Bridge Loan, the Claims Advances extended by Nomis Bay (each as discussed below) and all accrued interest and fees, (a) issued to the Term Loan Lenders an aggregate of 59,786,848 shares of our common stock (the “New Lender Shares”), and (b) transferred and assigned to Madison Joint Venture LLC owned 70% by Nomis Bay and 30% by us (Madison), all of our assets related to benznidazole (the “Benz Assets”), our former drug candidate, capable of being so assigned; and (ii) issued to Cheval an aggregate of 32,028,669 shares of our common stock (the “New Black Horse Shares” and, collectively with the New Lender Shares, the “New Common Shares”) for total consideration of $3.0 million (collectively, the “Restructuring Transactions”), $1.5 million of which we received on December 22, 2017 in the form of a bridge loan (the “Bridge Loan”).

On the Restructuring Effective Date, the aggregate amount of the Term Loans that were deemed to be satisfied and extinguished (i) previously owed to the Black Horse Entities, including the Bridge Loan and all accrued interest and fees, approximated $9.9 million, and (ii) previously owed to Nomis Bay, including certain advances previously extended to us by Nomis Bay totaling $0.1 million (the Claims Advances) and all accrued interest and fees, approximated $8.5 million. In addition, on the Restructuring Effective Date, (i) each of the Term Loan Credit Agreement, all promissory notes issued thereunder and the Intellectual Property Security Agreement, dated as of December 21, 2016, by and between us and the Term Loan Lenders, were terminated and are of no further force or effect, and (ii) all security interests of the Black Horse Entities and Nomis Bay in our assets were released. Although the Term Loans were satisfied and extinguished, if Madison elected to keep the Benz Assets after the Restructuring Effective Date, Nomis Bay would be obligated to pay or cause Madison to pay $0.3 million in legal fees and expenses owed by us to our litigation counsel, which remain unpaid in our Accounts payable at December 31, 2017. On August 23, 2018 Madison elected to keep the Benz Assets and these amounts were paid by Madison to our litigation counsel.

Property

We have leased an office in Burlingame, California, which lease was month-to-month and commenced in April 2018. We terminated the lease on November 19, 2019 and entered into a sub-lease agreement for space in the same building in Burlingame, California. The initial term of the sub-lease ended on March 31, 2020 but was extended until September 14, 2020. Thereafter, the sub-lease is renewable for additional terms by mutual agreement.

Legal Proceedings

Bankruptcy Proceedings

We filed for protection under Chapter 11 of Title 11 of the United States Code on December 29, 2015, in the Bankruptcy Court (Case No. 15-12628 (LSS) (the “Bankruptcy Case”). Our Plan, was approved by the Bankruptcy Court on June 16, 2016 and went effective on June 30, 2016, or the Effective Date. As of the Effective Date, approximately 195 proofs of claim were outstanding (including claims that were previously identified on the Schedules) totaling approximately $32.0 million.

The reconciliation of certain proofs of claim filed against us in the Bankruptcy Case, including certain General Unsecured Claims, Convenience Class Claims and Other Subordinated Claims, is complete. As a result of its examination of the claims, we asked the Bankruptcy Court to disallow, reduce, reclassify or otherwise adjudicate certain claims we believed were subject to objection or otherwise improper. On July 11, 2018, the Company filed an objection to the remaining claims. By objection, the Company sought to disallow in their entirety the remaining claims totaling approximately $0.5 million. On September 17, 2018 the Bankruptcy Court issued a Final Decree and Order to close the Bankruptcy Case and terminate the remaining claims and noticing services.

Savant Litigation

On February 29, 2016, we entered into a binding letter of intent (the “LOI”) with Savant Neglected Diseases, LLC (“Savant”). The LOI provided that we would acquire certain worldwide rights relating to benznidazole from Savant. On June 30, 2016, we and Savant entered into an Agreement for the Manufacture, Development and Commercialization of Benznidazole for Human Use (the “MDC Agreement”), pursuant to which we acquired certain worldwide rights relating to benznidazole. The MDC Agreement consummates the transactions contemplated by the LOI.

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In addition, on June 30, 2016, we and Savant also entered into a Security Agreement (the “Security Agreement”), pursuant to which we granted Savant a continuing senior security interest in the assets and rights acquired by us pursuant to the MDC Agreement and certain future assets developed from those acquired assets.

On June 30, 2016, in connection with the MDC Agreement, we issued to Savant a five year warrant to purchase 200,000 shares of our common stock, at an exercise price of $2.25 per share, subject to adjustment.

On May 26, 2017, we submitted our benznidazole IND to the FDA which became effective on June 26, 2017. We recorded expense of $1.0 million during the year ended December 31, 2017 as Research and development expense related to the milestone achievement associated with the IND being declared effective.

On July 10, 2017, FDA notified us that it granted Orphan Drug Designation to benznidazole for the treatment of Chagas disease. We recorded expense of $1.0 million during the year ended December 31, 2017 as Research and development expense related to the milestone achievement associated with Orphan Drug Designation.

On July 10, 2017, we filed a complaint against Savant in the Superior Court for the State of Delaware, New Castle County (the “Delaware Court”). KaloBios Pharmaceuticals, Inc. v. Savant Neglected Diseases, LLC, No. N17C-07-068 PRW-CCLD. We asserted breach of contract and declaratory judgment claims against Savant arising under the MDC Agreement. See Note 5 - “Savant Arrangements” to the accompanying Consolidated Financial Statements for more information about the MDC Agreement. We alleged that Savant had breached its MDC Agreement obligations to pay cost overages that exceed a budgetary threshold as well as other related MDC Agreement representations and obligations. In the litigation, we have alleged that as of June 30, 2017, Savant was responsible for aggregate cost overages of approximately $3.4 million, net of a $0.5 million deductible under the MDC. We asserted that we are entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017 Savant owed the Company approximately $1.4 million.

On July 12, 2017, Savant removed the case to the Bankruptcy Court, claiming that the action is related to or arises under the Bankruptcy Case from which we emerged in July 2016. In re KaloBios Pharmaceuticals, Inc., No. 15-12628 (LSS) (Bankr. D. Del.). On July 27, 2017, Savant filed an Answer and Counterclaims. Savant’s filing alleges breaches of contracts under the MDC Agreement and the Security Agreement, claiming that we breached our obligations to pay the milestone payments and other related representations and obligations. On August 1, 2017, we moved to remand the case back to the Delaware Court (the “Motion to Remand”).

On August 2, 2017, Savant sent a foreclosure notice to us, demanding that we provide the Collateral as defined in the Security Agreement for inspection and possession on August 9, 2017, with a public sale to be held on September 1, 2017. We moved for a Temporary Restraining Order (the “TRO”) and Preliminary Injunction in the Bankruptcy Court on August 4, 2017. Savant responded on August 7, 2017. On August 7, 2017, the Bankruptcy Court granted our motion for a TRO, entering an order prohibiting Savant from collecting on or selling the Collateral, entering our premises, issuing any default notices to us, or attempting to exercise any other remedies under the MDC Agreement or the Security Agreement. On August 9, 2017, the parties have stipulated to continue the provisions of the TRO in full force and effect until further order of the appropriate court, which the Bankruptcy Court signed that same day (the “Stipulated Order”).

On January 22, 2018, Savant wrote to the Bankruptcy Court requesting dissolution of the TRO and the Stipulated Order. On January 29, 2018, the Bankruptcy Court granted the Motion to Remand and denied Savant’s request to dissolve the TRO and Stipulated Order, ordering that any request to dissolve the TRO and Stipulated Order be made to the Delaware Court.

On February 13, 2018 Savant made a letter request to the Delaware Court to dissolve the TRO and Stipulated Order. Also on February 13, 2018, we filed our Answer and Affirmative defenses to Savant’s Counterclaims. On February 15, 2018 we filed a letter opposition to Savant’s request to dissolve the TRO and Stipulated Order, requesting a status conference. A hearing on Savant’s request to dissolve the TRO and Stipulated Order was held before the Delaware Court on March 19, 2018. The Delaware Court denied Savant’s request to dissolve the TRO and Stipulated order, which remain in effect.

On April 11, 2018, we advised the Delaware Court that we would meet and confer with Savant regarding a proposed case management order and date for trial. On April 26, 2018 the Delaware Court so-ordered a proposed case management order submitted by us and Savant. The schedule in the case management order was modified by stipulation on August 24, 2018.

On April 8, 2019, we moved to compel Savant to produce documents in response to our document requests.  The parties thereafter agreed to a discovery schedule through June 30, 2019, which the Superior Court so-ordered, and the parties produced documents to each other.

On June 4, 2019, Savant filed a complaint against us and Madison in the Delaware Court of Chancery (the “Chancery Action”) seeking to “recover as damages amounts owed to it under the MDC Agreement, and to reclaim Savant’s intellectual property,” among other things.  Savant also requested leave to move to dismiss our complaint on the grounds that our transfer of assets to Madison was champertous.  On June 10, 2019, we requested by letter that the Superior Court hold a contempt hearing because the Chancery Action violated the TRO entered by the Bankruptcy Court, the terms of which have been extended by stipulation of the parties.  On June 18, 2019, the Superior Court held a telephonic status conference.  The parties agreed that the Chancery Action should be consolidated with the Superior Court action, after which the Superior Court would address the parties’ motions.

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On July 22, 2019, we moved for contempt against Savant.  Savant filed its opposition on July 29, 2019.  On August 12, 2019, the Superior Court denied the Company’s motion for contempt.

On July 23, 2019, Savant moved for summary judgment on the issue of champerty.  We filed our response and cross-motion for summary judgment on August 27, 2019.  Savant filed its reply on September 10, 2019 and we filed our cross-reply on September 20, 2019.  The motion was argued at a hearing on February 3, 2020. The court has not yet ruled on the motion.

On July 26, 2019, we moved to modify the previously agreed-upon discovery schedule to extend discovery through December 31, 2019, which the Superior Court granted.  In subsequent orders, the discovery schedule was extended until the end of June 2020.

On July 30, 2019, we filed a motion to dismiss Savant’s Chancery Action.  Savant filed an amended complaint on September 4, 2019, and we filed our opening brief in support of our motion to dismiss on October 11, 2019.  That motion was argued at a hearing on February 3, 2020. The court has not yet ruled on the motion.

On August 19, 2019, Savant moved to dismiss our amended Superior Court complaint.  On September 27, 2019, we filed an opposition to Savant’s motion and, in the alternative, requesting leave to file a second amended complaint against Savant.  Savant consented to the filing of the second amended complaint and withdrew their motion to dismiss.  Savant filed a partial motion to dismiss against a co-defendant on October 30, 2019.  That motion was heard on February 3, 2020, and the Court reserved judgment on the parties’ reciprocal motions.

On November 18, 2019, the Court granted Savant’s Motion to Schedule a Preliminary Injunction hearing concerning the August 2017 TRO and Stipulated Order that are still in effect. On May 8, 2020, the Court granted the application for a preliminary injunction to the Company. The Stipulated Order is no longer in effect.

On May 22, 2020, the Court stayed both Delaware actions until July 29, 2020.

On July 24, 2020, the parties submitted a joint status report in the Delaware actions. The parties also requested a status conference with the Court to discuss moving the trial from October 2020 to some later time.

Private Placement Litigation

On June 15, 2020, a complaint was filed against Humanigen and Dr. Durrant in the Commercial Division of the Supreme Court of the State of New York. The plaintiffs comprise a group of 17 prospective investors introduced to Humanigen by Noble Capital Markets, Inc. (“Noble”), which had been engaged as a non-exclusive placement agent in connection with the Private Placement. The plaintiffs had indicated interest in purchasing shares of common stock in the Private Placement but, due to the strength of demand for shares from other prospective investors introduced to the company by J.P. Morgan Securities LLC, the lead placement agent for the Private Placement, the plaintiffs were not allocated any investment amount. The plaintiffs allege that the company and Dr. Durrant breached a contractual obligation to deliver shares of common stock to the plaintiffs. The plaintiffs seek to recover for losses due to alleged fraudulent misstatements and the company’s failure to deliver shares to them, and seek equitable relief in the form of specific performance. On June 19, 2020, Noble filed a separate complaint against Humanigen in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, also arising from the Private Placement. Noble’s complaint alleges that Humanigen breached the terms of its engagement letters with Noble by refusing to pay it the sales commissions it would have earned had its prospective investors received the entire allocation of shares sought in the Private Placement, as opposed to the $4 million of shares actually allocated to Noble and its clients. Noble is seeking payment in full of the commission, damages for Humanigen’s alleged tortious interference with Noble’s business relationship with the investors it introduced to Humanigen but which were not allocated shares in the Private Placement, and attorneys’ fees. Humanigen believes that the claims made in each complaint are without merit, and it is prepared to defend itself vigorously.

Available Information

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001. Effective August 7, 2017, we changed our legal name to Humanigen, Inc. Our principal offices are located at 533 Airport Boulevard, Suite 400, Burlingame, CA 94010, and our telephone number is (650) 243-3100. Our website address is www.humanigen.com. Our common stock is currently traded on the OTCQB Venture Market. We operate in a single segment.

Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on the Investor Relations portion of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, the SEC maintains an internet site that contains the reports, proxy and information statements, and other information we electronically file with or furnish to the SEC, located at www.sec.gov.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by these forward-looking statements. Please also see the section titled “Special Note Regarding Forward-Looking Statements.”

Overview

We were incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001 under the name KaloBios Pharmaceuticals, Inc. Effective August 7, 2017, we changed our legal name to Humanigen, Inc. During February 2018, we completed the financial restructuring transactions announced in December 2017 and continued our transformation into a clinical-stage biopharmaceutical company by further developing our clinical stage immuno-oncology and immunology portfolio of monoclonal antibodies.

The recent coronavirus pandemic which is due to the SARS-CoV-2 virus and leads to the condition referred to as COVID-19, is characterized in the later and sometimes fatal stages by lung dysfunction which may be triggered by CRS, or cytokine storm. Recent publications point to GM-CSF being a key cytokine, with elevated levels especially in those patients who transition to the ICU. We are initiating a Phase III clinical trial with lenzilumab, our lead product candidate, in hospitalized patients suffering from severe pneumonia with COVID-19.

We are continuing to progress our efforts on the development of our lead product candidate, lenzilumab, through our collaboration with Kite to study the effect of lenzilumab on the safety of Yescarta including CRS and neurotoxicity, with a secondary endpoint of increased efficacy. We believe this study, ZUMA-19, may be the basis for registration of lenzilumab given the similar trial design to Yescarta’s and Kymriah’s registration trials.

We are also exploring the effectiveness of our GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage including the prevention and/or treatment of GvHD while preserving GvL benefits in patients undergoing allogeneic HSCT. In this context, GvHD is akin to CRS, or cytokine storm and we believe this to be driven by GM-CSF.

Intellectual Property

Intellectual property is an important part of our strategy. We have and continue to file aggressively on our own inventions and in-license intellectual property and technology as it relates to our therapeutic interests. We believe that we have built a strong intellectual property position in the area of GM-CSF neutralization through multiple approaches and mechanisms, as they pertain to COVID-19, CAR-T, GvHD and multiple other oncology/transplantation, inflammation, fibrosis and autoimmune conditions which may be driven by GM-CSF.

Operating Losses and Liquidity

We have incurred significant losses and had an accumulated deficit of $287.4 million as of March 31, 2020. We expect to continue to incur net losses for the foreseeable future as we develop our drug candidates, expand clinical trials for our drug candidates currently in clinical development, expand our development activities and seek regulatory approvals. Significant capital is required to continue to develop and to launch a product and many expenses are incurred before revenue is received, if any. We are unable to predict the extent of any future losses or when we will receive revenue or become profitable, if at all.

We will need additional capital to support our business efforts, including obtaining regulatory approvals for our product candidates, product manufacturing and CMC work, clinical trials and other studies, and, if approved, the commercialization of our product candidates. We anticipate that we will seek additional financing from a number of sources, including, but not limited to, the sale of equity or debt securities, strategic collaborations, and licensing of our product candidates. Additional funding may not be available to us on a timely basis or at acceptable terms, if at all. Our ability to access capital when needed is not assured and, if not achieved on a timely basis, would materially harm our business, financial condition and results of operations. If adequate funds are not available, we may be required to delay, reduce the scope of, or eliminate one or more of our development programs. We may also be required to sell or license to others our technologies, product candidates, or development programs that we would have preferred to develop and commercialize ourselves and on less than favorable terms, if at all. If in the best interests of our stockholders, we may also find it appropriate to enter into a strategic transaction that could result in, among other things, a sale, merger, acquisition, consolidation or business combination.

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Results of Operations

Three months ended March 31, 2020 compared to three months ended March 31, 2019

General

We have not generated net income from operations for any periods presented. At March 31, 2020, we had an accumulated deficit of $287.4 million primarily as a result of research and development and general and administrative expenses. While we may in the future generate revenue from a variety of sources, including license fees, milestone payments, and research and development payments in connection with strategic partnerships, our product candidates may never be successfully developed or commercialized and we may therefore never realize revenue from any product sales, particularly because most of our product candidates are at an early stage of development. Accordingly, we expect to continue to incur substantial losses from operations for the foreseeable future, and there can be no assurance that we will ever generate significant revenue or profits.

Research and Development Expenses

Conducting research and development is central to our business model. We expense both internal and external research and development costs as incurred. We track external research and development costs incurred by project for each of our clinical programs. Our external research and development costs consist primarily of:

•	expenses incurred under agreements with contract research organizations, investigative sites, and consultants that conduct our clinical trials and a substantial portion of our pre-clinical activities;

•	the cost of acquiring and manufacturing clinical trial and other materials; and

•	other costs associated with development activities, including additional studies.

Other research and development costs consist primarily of internal research and development costs such as salaries and related fringe benefit costs for our employees (such as workers compensation and health insurance premiums), stock-based compensation charges, travel costs, lab supplies, overhead expenses such as rent and utilities, and external costs not allocated to one of our clinical programs. Internal research and development costs generally benefit multiple projects and are not separately tracked per project.

The following table shows our total research and development expenses for the three months ended March 31, 2020 and 2019:

	Three Months Ended March 31,
(in thousands)	2020	2019
External Costs
Lenzilumab	$483	$211
Ifabotuzumab	25	25
Internal costs	151	123
Total research and development	$659	$359

General and Administrative Expenses

General and administrative expenses consist principally of personnel-related costs, professional fees for legal, consulting, audit and tax services, rent and other general operating expenses not otherwise included in research and development.

Comparison of Three Months Ended March 31, 2020 and 2019

	Three Months Ended March 31,		Increase/ (Decrease)
(in thousands)	2020	2019	Amount	%
Operating expenses:
Research and development	$659	$359	$300	84
General and administrative	1,398	1,879	(481)	(26)
Loss from operations	(2,057)	(2,238)	(181)	(8)
Interest expense	(410)	(302)	108	36
Other income	-	(1)	(1)	100
Net loss	$(2,467)	$(2,541)	$(74)	(3)

Research and development expenses increased $0.3 million from $0.4 million for the three months ended March 31, 2019 to $0.7 million for the three months ended March 31, 2020. The increase is primarily due to increased CMC costs related to preparation of lenzilumab for the clinical trial in CAR-T and COVID-19. We expect our development costs to increase significantly in the remaining nine months of 2020 as a result of the enrollment of patients in the respective clinical trials.

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General and administrative expenses decreased $0.5 million from $1.9 million for the three months ended March 31, 2019 to $1.4 million for the three months ended March 31, 2020. The decrease is primarily due to lower compensation expense, including stock-based compensation costs related to lower headcount in the three months ended March 31, 2020. We expect our general and administrative costs to increase in the remaining nine months of 2020 related to anticipated new hires in the finance and business development areas as we scale our operations in connection with the ongoing clinical trials of lenzilumab in CAR-T and COVID-19.

Interest expense increased $0.1 million from $0.3 million recognized for the three months ended March 31, 2019 to $0.4 million for the three months ended March 31, 2020. The increase is primarily due to the addition of the 2019 Bridge Notes in June and November of 2019 and the 2019 Convertible Notes in April 2019.

Other income (expense) was essentially unchanged for the 3 months ended March 31, 2020 as compared to the same period in 2019.

Year ended December 31, 2019 compared to year ended December 31, 2018

At December 31, 2019, we had an accumulated deficit of $284.9 million, primarily as a result of research and development and general and administrative expenses as well as costs incurred in reorganization. While we may in the future generate revenue from a variety of sources, including license fees, milestone payments, and research and development payments in connection with strategic partnerships, our product candidates are at an early stage of development and may never be successfully developed or commercialized. Accordingly, we expect to continue to incur substantial losses from operations for the foreseeable future, and there can be no assurance that we will ever generate significant revenue or profits.

Research and Development Expenses

Conducting research and development is central to our business model. We expense both internal and external research and development costs as incurred. We track external research and development costs incurred by project for each of our clinical programs. We have continued to refine our systems and our methodology in tracking external research and development costs. Our external research and development costs consist primarily of:

•	expenses incurred under agreements with contract research organizations, investigative sites, and consultants that conduct our clinical trials and a substantial portion of our preclinical activities;
•	the cost of acquiring and manufacturing clinical trial and other materials; and
•	other costs associated with development activities, including additional studies.

Other research and development costs consist primarily of internal research and development costs such as salaries and related fringe benefit costs for our employees (such as workers compensation and health insurance premiums), stock-based compensation charges, travel costs, lab supplies, overhead expenses such as rent and utilities, and external costs not allocated to one of our clinical programs. Internal research and development costs generally benefit multiple projects and are not separately tracked per project. The following table shows our total research and development expenses for the years ended December 31, 2019 and 2018 ($000’s):

	Year Ended December 31,
(in thousands)	2019	2018
External Costs
Lenzilumab	$2,046	$1,662
Ifabotuzumab	104	105
Internal costs	466	452
Total research and development	$2,616	$2,219

We expect to continue to incur substantial expenses related to our research and development activities for the foreseeable future as we continue product development including our development efforts for lenzilumab to reduce the serious and potentially life-threatening side-effects associated with CAR-T therapy and potentially improve efficacy. Depending on the results of our development efforts we expect to incur substantial costs to prepare for potential clinical trials and activities for lenzilumab.

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General and Administrative Expenses

General and administrative expenses consist principally of personnel-related costs, professional fees for legal, consulting, audit and tax services, rent and other general operating expenses not otherwise included in research and development. For the years ended December 31, 2019 and 2018, general and administrative expenses were $6.3 million and $9.1 million, respectively.

Comparison of Years Ended December 31, 2019 and 2018 ($000’s)

	Year Ended December 31,		Increase/ (Decrease)
(in thousands)	2019	2018	Amount	%
Operating expenses:
Research and development	$2,616	$2,219	$397	18
General and administrative	6,328	9,112	(2,784)	(31)
Loss from operations	(8,944)	(11,331)	(2,387)	(21)
Interest expense	(1,349)	(852)	497	58
Other income (expense), net	(1)	324	325	100
Reorganization items, net	-	(145)	$(145)	(100)
Net loss	$(10,294)	$(12,004)	$(1,710)	(14)

Research and development expenses increased $0.4 million in 2019 from $2.2 million for the year ended December 31, 2018 to $2.6 million for the year ended December 31, 2019. The increase is primarily due to the increase in spending in preparation for the phase Ib/II clinical trial of Lenzilumab with Kite’s Yescarta in CAR-T therapy. We expect our research and development expenses will increase substantially in 2020 compared to 2019, due to the commencement of enrollment in the trial.

General and administrative expenses decreased $2.8 million in 2019 from $9.1 million for the year ended December 31, 2018 to $6.3 million for the year ended December 31, 2019. The decrease in general and administrative expenses is primarily attributable to a $2.7 million decrease in stock-based compensation expense related to the issuance of options to management, consultants and board members subsequent to the completion of the Restructuring Transactions in 2018 without such issuances in 2019. We expect our general and administrative expenses to increase somewhat in 2020 as compared to 2019 due to the expected addition of positions in the finance and accounting area with the objective of improving internal controls and eliminating the material weakness that exists as of December 31, 2019.

Interest expense increased $0.5 million from $0.8 million recognized for the year ended December 31, 2018 to $1.3 million for the year ended December 31, 2019. Interest expense for the year ended December 31, 2019 primarily consisted of $0.2 million for interest and amortization of debt discount related to the Advance Notes, entered into in June, July and August 2018, $0.8 million for interest and amortization of debt discount related to the 2018 Convertible Notes entered into in September 2018, $0.1 million in interest and amortization of debt discount related to the 2019 Convertible Notes entered into in April 2019, $0.1 million in interest related to the 2019 Bridge Notes entered into in June and November 2019 and $0.1 million in interest related to the Notes payable to vendors related to our 2016 bankruptcy filing. Interest expense of $0.9 million recognized for the year ended December 31, 2018 is comprised of $0.4 million for interest and loan issuance costs related to the Term Loans (as defined below), $0.2 million for interest and amortization of debt discount related to the Advance Notes, $0.2 million for interest and amortization of debt discount related to the 2018 Convertible Notes and $0.1 million for interest related to the Notes payable to vendors related to our 2016 bankruptcy filing.

Reorganization items, net for the year ended December 31, 2018 primarily consisted of legal fees. There were no Reorganization items, net incurred for the year ended December 31, 2019.

Other income, net for the year ended December 31, 2018 primarily consisted of legal fees assumed by Madison Joint Venture LLC related to their positive election related to the assets related to benznidazole, our former drug candidate (see Note 9 of the notes to our Consolidated Financial Statements included elsewhere in this prospectus).

Income Taxes

As of December 31, 2019, we had net operating loss carryforwards of approximately $166.2 million to offset future federal income taxes which expire in the years 2021 through 2037, and approximately $172.1 million that may offset future state income taxes which expire in the years 2028 through 2039. We also have federal net operating loss carryforwards generated in 2018 and 2019 of $15.4 million that have no expiration date as a result of the tax law changes signed into law on December 22, 2017. Current federal and state tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change. Even if the carryforwards are available, they may be subject to annual limitations, lack of future taxable income, or future ownership changes that could result in the expiration of the carryforwards before they are utilized. At December 31, 2019, we recorded a 100% valuation allowance against our deferred tax assets of approximately $57.4 million, as at that time our management believed it was uncertain that they would be fully realized. If we determine in the future that we will be able to realize all or a portion of our deferred tax assets, an adjustment to our valuation allowance would increase net income in the period in which we make such a determination.

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Liquidity and Capital Resources

Since our inception, we have financed our operations primarily through proceeds from the public offerings of our common stock, private placements of our common and preferred stock, debt financings, interest income earned on cash, and cash equivalents, and marketable securities, and borrowings against lines of credit. At March 31, 2020, we had cash and cash equivalents of $0.1 million.

 We raised gross proceeds of approximately $71.8 million from our private placement of common stock on June 2, 2020.

The following tables sets forth the primary sources and uses of cash and cash equivalents for each of the periods presented below ($000’s):

	Three Months Ended March 31,
(In thousands)	2020	2019
Net cash (used in) provided by:
Operating activities	$(607)	$(684)
Financing activities	$532	$50
Net (decrease) increase in cash and cash equivalents	$(75)	$(634)

	Twelve Months Ended December 31,
(In thousands)	2019	2018
Net cash (used in) provided by:
Operating activities	$(4,001)	$(6,209)
Financing activities	3,330	6,256
Net (decrease) increase in cash and cash equivalents	$(671)	$47

Three months ended March 31, 2020 compared to three months ended March 31, 2019

Net cash used in operating activities was $0.6 million and $0.7 million for the three months ended March 31, 2020 and 2019, respectively. Cash used in operating activities of $0.6 million for the three months ended March 31, 2020 primarily related to our net loss of $2.4 million, adjusted for non-cash items, such as $0.3 million in stock-based compensation, $0.4 million in noncash interest expense, and net increases in other working capital items of $1.1 million.

Cash used in operating activities of $0.7 million for the three months ended March 31, 2019 primarily related to our net loss of $2.5 million, adjusted for non-cash items, such as $0.7 million in stock-based compensation, $0.3 million in noncash interest expense, and net increases in other working capital items of $0.8 million.

Net cash provided by financing activities was $0.5 million for the three months ended March 31, 2020 and consists primarily of $0.4 million received from the issuance of convertible notes in March 2020 and $0.1 million received from the issuance of common stock under that certain Purchase Agreement, dated as of November 8, 2019 (the “ELOC Purchase Agreement”), pursuant to which Lincoln Park Capital Fund, LLC (“Lincoln Park”) had agreed to provide the Company with an equity line of credit.

Year ended December 31, 2019 compared to year ended December 31, 2018

Net cash used in operating activities was $4.0 million and $6.2 million for the years ended December 31, 2019 and 2018, respectively. Cash used in operating activities in 2018 primarily related to our net loss of $12.0 million, adjusted for non-cash items, such as $4.8 million in stock-based compensation, $0.8 million in non-cash interest expense and other non-cash items of $0.2 million. Cash used in operating activities in 2019 primarily related to our net loss of $10.3 million, adjusted for non-cash items, such as $2.0 million in stock-based compensation, $1.3 million in non-cash interest expense, changes in operating assets and liabilities of $2.8 million and other non-cash items of $0.2 million.

Net cash provided by financing activities was $3.3 million for the year ended December 31, 2019. This amount consists primarily of $2.0 million received from the issuance of the 2019 Bridge Notes (as defined below) entered into in June and November 2019, $1.3 million from the issuance of the 2019 Notes (as defined below) entered into in April 2019, $0.3 million received from the exercise of stock options, $0.2 million received from the issuance of common stock under the equity line of credit with Lincoln Park, offset by $0.5 million in payments made against the Notes payable to vendors.

Net cash provided by financing activities was $6.3 million for the year ended December 31, 2018. This amount consists primarily of $1.5 million received from Cheval, an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder at the time (“BHC”), related to the Restructuring Transactions (see “Restructuring Transactions” below), $1.1 million from the issuance of 2,445,557 shares of our common stock to accredited investors on March 12, 2018, $0.2 million received from the issuance of 400,000 shares of our common stock to an accredited investor on June 4, 2018, $0.9 million received from the issuance of the Advance Notes in June, July and August 2018 and $2.5 million received for the issuance of the notes in September 2018.

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Restructuring Transactions

In December 2016, we entered into a Credit and Security Agreement (as amended, the “Term Loan Credit Agreement”) providing for an original $3.0 million credit facility, net of certain fees and expenses. On March 21, 2017, we entered into an amendment to the Term Loan Credit Agreement to obtain an additional $5.5 million, net of certain fees and expenses, providing additional working capital. On July 8, 2017, we entered into a second amendment to the Term Loan Credit Agreement to obtain an additional $5.0 million, net of certain fees and expenses, providing additional working capital. As of the third quarter of 2017, we had received the entire amount available under the Term Loan Credit Agreement.

On December 21, 2017, we entered into the Restructuring Agreements with the Term Loan Lenders in connection with a series of transactions providing for, among other things, the satisfaction and extinguishment of our outstanding obligations under the Term Loan Credit Agreement and the infusion of $3.0 million of new capital.

On February 27, 2018 (the “Restructuring Effective Date”), the Restructuring Transactions (as defined below) were completed in accordance with the Restructuring Agreements. As a result, on the Restructuring Effective Date, we: (i) in exchange for the satisfaction and extinguishment of the entire $18.4 million balance of the Term Loans (as defined below), including the Bridge Loan (as defined below), the Claims Advances extended by Nomis Bay (each as discussed and defined below) and all accrued interest and fees, (a) issued to the Term Loan Lenders an aggregate of 59,786,848 shares of our common stock (the “New Lender Shares”), and (b) transferred and assigned to Madison Joint Venture LLC owned 70% by Nomis Bay and 30% by us (Madison), all of the Company’s assets related to benznidazole (the “Benz Assets”), related to our former drug candidate, capable of being so assigned; and (ii) issued to Cheval an aggregate of 32,028,669 shares of our common stock (the “New Black Horse Shares” and, collectively with the New Lender Shares, the “New Common Shares”) for total consideration of $3.0 million (collectively, the “Restructuring Transactions”), $1.5 million of which we received on December 22, 2017 in the form of a bridge loan (the “Bridge Loan”).

In connection with the transfer of the Benz Assets to the joint venture, the joint venture partner paid certain amounts we incurred after December 21, 2017 and prior to February 27, 2018 in investigating certain causes of action and claims related to or in connection with the Benz Assets. In addition, upon exercise of its rights under the terms of the joint venture, the joint venture partner assumed certain legal fees and expenses owed us to our litigation counsel totaling $0.3 million.

Operating Leases

In April 2016 we entered into a lease agreement for a facility in Brisbane, California. The lease commenced in April 2016. This lease expired on September 30, 2018. In May 2018, we entered into a month-to-month lease agreement for a new facility in Burlingame, California. We terminated the lease on November 1, 2019 and entered into a sub-lease agreement for space in the same building in Burlingame, California. The initial term of the sub-lease ended on March 31, 2020 but was extended until September 14, 2020. Thereafter, the sub-lease is renewable for additional terms by mutual agreement.

Prior Equity Financings

On March 12, 2018, we issued 2,445,557 shares of our common stock to accredited investors for total proceeds of $1.1 million. On June 4, 2018, we issued 400,000 shares of our common stock to an accredited investor for total proceeds of $0.2 million. In December 2019 and January 2020, we issued an aggregate of 700,000 shares to Lincoln Park for total proceeds of approximately $250,000.

Notes Payable to Vendors

On June 30, 2016, we issued promissory notes in an aggregate principal amount of approximately $1.2 million to certain claimants in accordance with the Plan. The notes were unsecured, accrued interest at 10% per annum and became due and payable in full, including principal and accrued interest on June 30, 2019. In July and August 2019, following the receipt of proceeds from the 2019 Bridge Notes, we used approximately $0.5 million of the proceeds to retire a portion of these notes, including accrued interest. After giving effect to these payments, the aggregate principal amount and accrued but unpaid interest on these notes approximated $1.1 million as of December 31, 2019. As of December 31, 2019 and December 31, 2018, we accrued $0.3 million and $0.3 million in interest related to these promissory notes, respectively. In June and July 2020, the Company used the proceeds from the Private Placement to repay the remaining outstanding principal and accrued and unpaid interest on these notes, and the notes were extinguished.

Advance Notes

In June, July and August 2018, we received an aggregate of $0.9 million of proceeds from advances made to us (the “Advance Notes”) by four different lenders including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval, an affiliate of BHC, the Company’s controlling stockholder at the time; and Ronald Barliant, a director of the Company (collectively the “Advance Note Lenders”). The Advance Notes accrued interest at a rate of 7% per year, compounded annually.

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In accordance with their terms, on May 30, 2019, in connection with our announcement of the Kite Agreement, the Advance Note Lenders converted the amounts due under the Advance Notes into common stock at the conversion price of $0.45 per share. We issued a total of 2,179,622 shares of common stock in connection with the conversion.

2018 Convertible Notes

Commencing September 19, 2018, we delivered a series of convertible promissory notes (the “2018 Notes”) evidencing an aggregate of $2.5 million of loans made to us by six different lenders, including an affiliate of BHC, our controlling stockholder at the time. The 2018 Notes accrued interest at a rate of 7% per annum and, in general, were set to mature twenty-four months from the date the 2018 Notes were signed. We used the proceeds from the 2018 Notes for working capital.

The 2018 Notes were convertible into our equity securities in three different scenarios, including if we sold our equity securities on or before the date of repayment of the 2018 Notes in any financing transaction that resulted in gross proceeds to us of less than $10 million (a “Non-Qualified Financing”). In connection with a Non-Qualified Financing, the noteholders were able to convert their remaining 2018 Notes into either (i) such equity securities as the noteholder would acquire if the principal and accrued but unpaid interest thereon (the “Conversion Amount”) were invested directly in the financing on the same terms and conditions as given to the financing investors in the Non-Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

Our sales of shares pursuant to the ELOC Purchase Agreement with Lincoln Park constituted a Non-Qualified Financing. Commencing on April 2, 2020, the holders of the 2018 Notes notified us of their exercise of their conversion rights under the 2018 Notes. See “—2019 Convertible Notes” for additional information regarding the conversion of 2018 Notes by the holders.

2019 Convertible Notes

Commencing on April 23, 2019, we delivered a series of convertible promissory notes (the “2019 Notes” and together with the 2018 Notes, the “Convertible Notes”) evidencing an aggregate of $1.3 million of loans made to us. The 2019 Notes accrued interest at a rate of 7.5% per annum and, in general, were set to mature twenty-four months from the date the 2019 Notes were signed. We used the proceeds from the 2019 Notes for working capital.

The 2019 Notes were convertible into our equity securities in four different scenarios, including if we sold our equity securities on or before the date of repayment of the 2019 Notes in any financing transaction that resulted in gross proceeds to us of less than $ 10.0 million (a “Non-Qualified Financing”). In connection with a Non-Qualified Financing, the noteholders were able to convert their remaining Convertible Notes into either (i) such equity securities as the noteholder would acquire if the Conversion Amount were invested directly in the financing on the same terms and conditions (including price) as given to the financing investors in the Non-Qualified Financing, or (ii) common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

Our sales of shares pursuant to the ELOC Purchase Agreement with Lincoln Park on December 11, 2019 constituted a Non-Qualified Financing. Commencing on April 2, 2020, holders of the Convertible Notes, including Cheval, an affiliate of BHC, our controlling stockholder at the time, notified us of their exercise of their conversion rights under the Convertible Notes. Pursuant to the exemption from registration afforded by Section 3(a)(9) under the Securities Act, we issued an aggregate of 7,131,942 shares of our common stock upon the conversion of $2.6 million in aggregate principal and interest on the Convertible Notes that were converted, which obligations were retired. Of these, we issued 1,583,333 shares to Cheval. Dr. Dale Chappell, who was serving as our ex-officio chief scientific officer at the time and currently serves as our Chief Scientific Officer, controls BHC and reports beneficial ownership of all shares held by it and its affiliates, including Cheval. After giving effect to the shares issued upon such conversions, no convertible notes issued in 2018 or 2019 were outstanding.

2019 Bridge Notes

On June 28, 2019, we issued three short-term, secured bridge notes (the “June Bridge Notes”) evidencing an aggregate of $1.7 million of loans made to us by three parties: Cheval, an affiliate of BHC, our controlling stockholder at the time, lent $750,000; Nomis Bay, our second largest stockholder, lent $750,000; and Cameron Durrant, M.D., MBA, our Chief Executive Officer and Chairman of our Board of Directors, lent $200,000. The proceeds from the June Bridge Notes were used to satisfy a portion of the unsecured obligations incurred in connection with our emergence from bankruptcy in 2016 and for working capital and general corporate purposes. Of the $1.7 million in proceeds received, $950,000 was received on June 28, 2019 and was recorded as Advance notes in the Condensed Consolidated Balance Sheet as of June 30, 2019. The remaining proceeds of $750,000 were received July 1, 2019 and recorded accordingly.

The June Bridge Notes accrued interest at a rate of 7.0% per annum and, after giving effect to multiple extensions, were set to mature on December 31, 2020. The June Bridge Notes could become due and payable at such earlier time as we raised more than $3,000,000 in a bona fide financing transaction or upon a change in control. Accordingly, the June Bridge Notes were repaid in June 2020 with proceeds from the Private Placement, and the June Bridge Notes were extinguished. The June Bridge Notes were secured by liens of substantially all of the Company’s assets, which liens have been released.

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On November 12, 2019, we issued two short-term, secured bridge notes (the “November Bridge Notes”) evidencing an aggregate of $350,000 of loans made us by two parties: Cheval, an affiliate BHC, our controlling stockholder at the time, lent $250,000; and Cameron Durrant, M.D., MBA, our Chief Executive Officer and Chairman of our Board of Directors, lent $100,000. The proceeds from the November Bridge Notes were used for working capital and general corporate purposes.

The November Bridge Notes ranked on par with the June Bridge Notes, and possessed other terms and conditions substantially consistent with those notes. The November Bridge Notes accrued interest at a rate of 7.0% per annum and, after giving effect to multiple extensions, were set to mature on December 31, 2020. The November Bridge Notes could become due and payable at such earlier time as we raised more than $3,000,000 in a bona fide financing transaction or upon a change in control. Accordingly, the November Bridge Notes were repaid in June 2020 with proceeds from the Private Placement, and the November Bridge Notes were extinguished. The November Bridge Notes were secured by a lien of substantially all of the Company’s assets, which liens have been released.

March 2020 Notes

In March 2020, we delivered a series of convertible redeemable promissory notes evidencing loans with an aggregate principal amount of $518,333 made to us. The notes accrued interest at a rate of 7.0% per annum and were set to mature on March 13, 2021 and March 19, 2021, respectively. The notes contained an original issue discount of $33,000 and $18,833.33, respectively. We used the proceeds from the notes for working capital. The notes could be redeemed by us at any time before the 270th day following issuance, at a redemption price equal to the principal and accrued but unpaid interest on the notes to the date of redemption, plus a premium that increases on day 61 and day 121 from the issuance date. Accordingly, the notes were repaid in June 2020 with proceeds from the Private Placement, and the notes were extinguished.

April 2020 Bridge Notes

In April 2020, we issued two short-term, secured bridge notes evidencing an aggregate of $350,000 of loans made to the Company by Cheval, an affiliate of BHC, our controlling stockholder at the time, which loaned $100,000, and Nomis Bay, our second largest stockholder, loaned $250,000. The proceeds from the notes were used for working capital and general corporate purposes. The notes ranked on par with the 2019 Bridge Notes, and possessed other terms and conditions substantially consistent with the 2019 Bridge Notes. The notes accrued interest at a rate of 7.0% per annum and were set to mature on December 31, 2020. The notes could become due and payable at such earlier time as the Company raised more than $10,000,000 in a bona fide financing transaction or upon a change in control. Accordingly, these bridge notes were repaid in June 2020 with proceeds from the Private Placement, and these bridge notes were extinguished.

Equity Line of Credit

On November 8, 2019, we entered into the ELOC Purchase Agreement and a registration rights agreement with Lincoln Park, pursuant to which we had the right to sell to Lincoln Park up to $20,000,000 in shares of our common stock, subject to certain limitations and conditions set forth in the ELOC Purchase Agreement. On June 2, 2020, following completion of the Private Placement described below, we notified Lincoln Park of our decision to terminate the ELOC Purchase Agreement. The termination of the ELOC Purchase Agreement became effective on June 3, 2020.

2020 Private Placement

On June 1, 2020, we entered into a securities purchase agreement with certain accredited investors (the “Purchase Agreement”) to complete a private placement of our common stock (the “Private Placement”). The closing of the Private Placement occurred on June 2, 2020. At the closing, we issued and sold 82,528,718 shares of our common stock at a purchase price of $0.87 per share, for aggregate gross proceeds of approximately $71.8 million. We used a portion of the proceeds to retire certain indebtedness, as further described above. We expect to use the remaining proceeds from the Private Placement to retire other indebtedness, to fund our Phase III study of lenzilumab in COVID-19, our collaboration with Kite and other development programs, as well as for manufacturing and preparation for potential commercialization of lenzilumab, working capital and other general corporate purposes. See “Business—Legal Proceedings” set forth elsewhere in this prospectus for material information regarding two complaints filed against us in connection with the Private Placement.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations at December 31, 2019 and the effect such obligations are expected to have on our liquidity and cash flow in future years ($000’s):

	Total	Less than 1 year	1 to 3 years	4 to 5 years	After 5 years
Principal payments on notes payable to vendors*	$774	$774	$-	$-	$-
Interest payments on notes payable to vendors*	320	320	-	-	-
Principal payments on 2019 Bridge Notes*	2,050	2,050	-	-	-
Interest payments on 2019 Bridge Notes*	63	63	-	-	-
Principal payments on Convertible Notes*	3,775	2,500	1,275	-	-
Interest payments on Convertible Notes*	290	224	66	-	-
Total	$7,272	$5,931	$1,341	$-	$-

* Subsequent to December 31, 2019, these notes were either converted into shares of our common stock in accordance with their terms or extinguished with proceeds from the Private Placement that was completed on June 2, 2020.

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Contracts

We are obligated to make future payments to third parties under in-license agreements, including sublicense fees, royalties, and payments that become due and payable on the achievement of certain development and commercialization milestones.

We record upfront and milestone payments made to third parties under licensing arrangements as an expense. Upfront payments are recorded when incurred and milestone payments are recorded when the specific milestone has been achieved.

License with the University of Zurich

On July 19, 2019, we entered into the Zurich Agreement with UZH. Under the Zurich Agreement, we have in-licensed certain technologies that we believe may be used to prevent GvHD through GM-CSF neutralization. The Zurich Agreement required an initial one-time payment of $100,000, which we paid to UZH on July 29, 2019. The Zurich Agreement also requires the payment of annual license maintenance fees, as well as milestones and royalties upon the achievement of certain regulatory and commercialization milestones.

License with the Mayo Foundation for Medical Education and Research

On June 19, 2019, we entered into the Mayo Agreement with the Mayo Foundation. Under the Mayo Agreement, we have in-licensed certain technologies that we believe may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9. The Mayo Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones.

Kite Agreement

On May 30, 2019, we entered into the Kite Agreement. The Kite Agreement provides that we and Kite will split only the out-of-pocket costs actually incurred in conducting the Study, including all third-party expenses incurred in accordance with a mutually agreed budget. We currently project we will be responsible for an aggregate of approximately $8 million in out-of-pocket costs, assuming up to a total of 72 patients are recruited for a multi-center Study. Each party will otherwise be responsible for its own internal costs, including internal personnel costs, incurred in connection with the Study.

Indemnification

In the normal course of business, we enter into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. Our exposure under these agreements is unknown because it involves claims that may be made against us in the future, but have not yet been made. To date, we have not paid any claims or been required to defend any action related to our indemnification obligations. However, we may record charges in the future as a result of these indemnification obligations.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements, such as structured finance, special purpose entities, or variable interest entities.

Critical Accounting Policies and Use of Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States, or GAAP. The preparation of our financial statements in conformity with GAAP requires our management to make estimates and assumptions that affect the amounts and disclosures reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates. Our management believes judgment is involved in determining revenue recognition, valuation of financing derivative, the fair value-based measurement of stock-based compensation, accruals and warrant valuations. Our management evaluates estimates and assumptions as facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates and assumptions, and those differences could be material to the consolidated financial statements. If our assumptions change, we may need to revise our estimates, or take other corrective actions, either of which may also have a material adverse effect on our statements of operations, liquidity and financial condition.

Until December 31, 2018, we qualified as an emerging growth company (“EGC”) under the Jumpstart Our Business Startups Act of 2012. Emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We elected to avail ourselves of this exemption from new or revised accounting standards and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

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A registrant with EGC status loses its eligibility as an EGC five years after its common equity initial public offering, December 31, 2018 for our company. Accordingly, we are required to adopt new accounting standards on the same timeline as other public companies effective January 1, 2018. See Note 3 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus for a description of the impact of new accounting standards adopted in 2018.

While our significant accounting policies are described in more detail in Note 3 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Accrued Research and Development Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves reviewing contracts and purchase orders, reviewing the terms of our license agreements, communicating with our applicable personnel to identify services that have been performed on our behalf, and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. Some of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. Examples of estimated accrued research and development expenses include fees to:

•	contract research organizations and other service providers in connection with clinical studies;
•	contract manufacturers in connection with the production of clinical trial materials; and
•	vendors in connection with preclinical development activities.

We base our expenses related to clinical studies on our estimates of the services received and efforts expended pursuant to contracts with multiple research institutions and contract research organizations that conduct and manage clinical studies on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract, and may result in uneven payment flows and expense recognition. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing these costs, we estimate the time period over which services will be performed for which we have not been invoiced and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual accordingly. Our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in our reporting changes in estimates in any particular period.

Stock-Based Compensation

Our stock-based compensation expense for stock options is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option pricing model and is recognized as expense over the requisite service period. The Black-Scholes option pricing model requires various highly judgmental assumptions including expected volatility and expected term. The expected volatility is based on the historical stock volatilities of several of our publicly listed peers over a period equal to the expected terms of the options as we do not have a sufficient trading history to use the volatility of our own common stock. To estimate the expected term, we have opted to use the simplified method, which is the use of the midpoint of the vesting term and the contractual term. If any of the assumptions used in the Black-Scholes option pricing model changes significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. We estimate the forfeiture rate based on historical experience and our expectations regarding future pre-vesting termination behavior of employees. To the extent our actual forfeiture rate is different from our estimate, stock-based compensation expense is adjusted accordingly.

Recently Issued Accounting Pronouncements

For a discussion of new accounting pronouncements, see Note 3 in the Notes to the Consolidated Financial Statements included elsewhere in this prospectus.

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MANAGEMENT

Directors

The following table sets forth the names, ages and current positions of members of our board of directors. Following the table is biographical information for each director, including information on specific experiences, qualifications and skills that support the conclusion that the director should currently serve on our board of directors.

Name	Age	Principal Occupation	Director Since
Cameron Durrant, M.D., MBA	59	Chairman and Chief Executive Officer, Humanigen, Inc.	2016
Ronald Barliant, JD	74	Of Counsel, Goldberg Kohn, Ltd.	2016
Rainer Boehm, M.D., MBA	60	Former Chief Commercial and Medical Officer and interim Chief Executive Officer at Novartis Pharmaceuticals	2018
Robert Savage, MBA	67	Former Worldwide Chairman, Pharmaceuticals Group, Member of the Executive Committee and Company Officer, J&J Pharmaceuticals, President and CEO, Strategic Imagery, LLC	2018

Cheryl Buxton	60	Vice Chairman, Global Sector Leader, Pharmaceuticals, Korn Ferry International	2019

Cameron Durrant, M.D., MBA, has served as a member and Chairman of our Board since January 2016, and as our Chief Executive Officer since March 2016. From July 1, 2019 to July 31, 2020, Dr. Durrant acted, on an interim basis, as our principal financial officer. From May 2014 to January 2016, Dr. Durrant served as Founder and Director of Taran Pharma Limited, a private semi-virtual specialty pharma company developing and registering treatments in Europe for orphan conditions. Dr. Durrant served as President and Chief Executive Officer of ECR Pharmaceuticals Co., Inc., a subsidiary of Hi-Tech Pharmacal Co., Inc., from September 2012 to April 2014. From January 2010 to September 2012, Dr. Durrant served as a consultant to several biopharma companies, as the Founder, CEO, CFO and director of PediatRx, Inc. and on the boards of several privately-held healthcare companies. He previously served as CEO of PediaMed Pharmaceuticals and has been a senior executive at Johnson and Johnson, Pharmacia, GSK and Merck. Dr. Durrant served as a director of Immune Pharmaceuticals Inc. from July 2014 through September 2018 and serves on the board of directors of a privately held nano-biotech company and a medical device company. Dr. Durrant earned his medical degree from the Welsh National School of Medicine, Cardiff, UK, his DRCOG from the Royal College of Obstetricians and Gynecologists, London, UK, his MRCGP from the Royal College of General Practitioners, London, UK, his DipCH from the Melbourne Academy, Australia and his MBA from Henley Management College, Oxford, UK. Dr. Durrant brings to the Board extensive experience as a pharma/biotech entrepreneur, operating executive and board member, as well as his day to day operating experience as our Chief Executive Officer.

Ronald Barliant, JD, has served as a member of our Board since January 2016. Mr. Barliant has been Of Counsel to Goldberg Kohn, Ltd. since January 2016, and immediately prior to that had served as a principal in Goldberg Kohn’s Bankruptcy & Creditors’ Rights Group since September 2002. He previously served as U.S. bankruptcy judge for the Northern District of Illinois from 1988 to 2002. Mr. Barliant has represented debtors and creditors in complex bankruptcy cases, and counseled major financial institutions, business firms and boards of directors in connection with workouts. Mr. Barliant brings to the Board valuable experience gained from a distinguished career as a counselor to numerous boards, considered judgment and experience with bankruptcy in the bankruptcy setting, which continues to be relevant as we address the finalization of matters related to our emergence from bankruptcy.

Rainer Boehm, M.D., MBA has served as a member of our Board since February 2018. Dr. Boehm has been a biopharmaceutical industry leader for more than three decades. At Novartis for 29 years, he held roles of increasing responsibility culminating with his position as Chief Commercial and Medical Affairs Officer and as ad interim CEO of Novartis’ pharmaceuticals division. His background spans senior leadership, marketing, sales and medical affairs positions in both oncology and pharmaceuticals and he has led regions around the world, including North America, Asia and all emerging markets. Dr. Boehm has overseen the launch and commercialization of many new drugs in his career, including blockbuster breakthroughs Cosentyx and Entresto, and major oncology brands including Afinitor, Exjade, Tasigna, Femara, Zometa and Glivec. Dr. Boehm also currently serves on the board of directors for Cellectis, a clinical-stage biopharmaceutical company focused on immunotherapies based on gene-edited CAR-T cells; as an advisor in leadership development for senior executives at the GLG Institute in New York City; and as a consultant to healthcare companies. He graduated from the medical school at the University of Ulm in Germany and received his MBA from Schiller University at the Strasbourg campus in France. Dr. Boehm brings to the Board significant knowledge and experience within the biopharmaceutical industry, as well as financial acumen and operational experience.

Robert Savage, MBA, has served as a member of our Board since March 2018. Mr. Savage is a seasoned executive with more than 45 years of experience in marketing, sales, drug development, operations and business development in the pharmaceutical and biotechnological industries. Moreover, Mr. Savage has served on 12 boards over two decades helping to guide companies and organizations, both public and private. Recently, he has been a director at Depomed, from October 2016 to August 2017; The Medicines Company, from 2003 – 2016; and Medworth Acquisition Corporation, from 2013 – 2015. He has led multinational groups to successfully execute on corporate strategies to develop, launch and market multiple pharmaceutical brands with sales exceeding $4 billion. Currently, Mr. Savage is the president, chief executive officer and chairman of Strategic Imagery, LLC. He served as group vice president and president, worldwide general therapeutics & inflammation business, at Pharmacia from 2002 until its acquisition by Pfizer. Prior to his work with Pharmacia, Mr. Savage held leadership positions at Johnson & Johnson, where he was the worldwide chairman of the pharmaceuticals group, with prior senior roles at Ortho-McNeil Pharmaceuticals and Hoffman La-Roche. Mr. Savage earned his MBA in international marketing from Rutgers University in New Jersey. He received his BS in biology from Upsala College. Mr. Savage brings to the Board valuable operational experience with public companies in the biopharmaceutical industry, particularly in the areas of commercialization and corporate development, as well as extensive outside board experience.

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Cheryl Buxton has, for the past 25 years, worked at Korn/Ferry International, the world’s largest executive search company.  She is the Korn/Ferry Vice Chairman, Global Sector Leader, Pharmaceuticals, based in the firm’s Princeton office. Ms. Buxton conducts senior level assignments, with a special focus on research driven organizations. She also leads the R&D sector for the Pharmaceutical and Consumer divisions within Korn/Ferry.  Ms. Buxton joined the Firm’s London office and European headquarters before spending time in Paris and then relocating to Princeton in 1997. Prior to joining Korn/Ferry, Ms. Buxton was human resources director for Johnson & Johnson Pharmaceuticals (Cilag Ltd), based in the U.K., where her focus was on organizational issues and strategic resourcing and guidance on European directives. She also provided human resources support to three smaller companies in the group for Europe. Her human resources career started at Bristol Myers Ltd., where she was responsible for its consumer and pharmaceutical business. Ms. Buxton holds a master’s degree in employment law and industrial relations from Leicester University, a degree in Nursing, a diploma in personnel management and is a member of the Institute of Personnel and Development.  Ms. Buxton is on the Executive Council for Springboard, a non-profit organization encouraging women entrepreneurs in Life Sciences, and the Advisory Board for South Asia Pharmaceutical Council.  She previously was on Board of SIFE. A keen horsewoman, she is a competitive amateur show jumper and endurance rider. Ms. Buxton brings to the Board significant knowledge and experience within the biopharmaceutical industry, as well as an extensive executive network.

Executive Officers

The following table sets forth the names, ages and current positions of each person currently serving as an executive officer.

Name	Age	Position
Cameron Durrant, M.D., MBA	59	Chief Executive Officer
Timothy Morris, CPA	58	Chief Operating Officer and Chief Financial Officer
Dale Chappell, M.D., MBA	50	Chief Scientific Officer
David Tousley, MBA, CPA	65	Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer

Cameron Durrant, M.D., MBA has served as our Chief Executive Officer since March 2016. See “Directors” for Dr. Durrant’s biographical information.

Timothy Morris, CPA was appointed as our Chief Operating Officer and Chief Financial Officer effective August 1, 2020. From June 2016 until his appointment as our Chief Operating Officer and Chief Financial Officer, Mr. Morris served as a member of our Board. Mr. Morris served as the Chief Financial Officer of Iovance Biotherapeutics, Inc., a publicly traded immuno-oncology biotech company (Nasdaq: IOVA), from August 2017 to June 2020. From March 2014 to June 2017 Mr. Morris served as Chief Financial Officer and Head of Business Development of AcelRx Pharmaceuticals, Inc., a specialty pharmaceutical company. From November 2004 to December 2013, Mr. Morris served as Senior Vice President Finance and Global Corporate Development, Chief Financial Officer of VIVUS, Inc. a biopharmaceutical company. Mr. Morris received his BS in Business with an emphasis in Accounting from California State University, Chico, and is a Certified Public Accountant (Inactive). Mr. Morris has extensive operational experience with public companies in the biopharmaceutical industry, particularly in the areas of finance and corporate development.

Dale Chappell, M.D., MBA was appointed as our Chief Scientific Officer on July 6, 2020. Dr. Chappell is the managing member of BH Management, a private investment manager that specializes in biopharmaceuticals and a significant stockholder, a position he has held since 2002. Since April 2015, Dr. Chappell has served as CEO, President and CFO of Cheval US Holdings, Inc., a private investment company with holdings in the hospitality industry. Previously, Dr. Chappell was an associate with Chilton Investment Company, covering healthcare, and an analyst at W.P. Carey & Company. Dr. Chappell, who received his MD from Dartmouth Medical School and his MBA from Harvard Business School, began his career as a Howard Hughes Medical Institute fellow at the National Cancer Institute where he studied tumor immunology, worked as a researcher in the labs of Dr. Steven A. Rosenberg (widely thought of as one of the pioneers in CAR-T therapy) and Dr. Nicholas P. Restifo (a leading researcher in the field of immunology) and is published in the field of GM-CSF. Dr. Chappell served as a member of the Board from June 2016 to November 2017. Prior to joining the Company in a full-time role as our Chief Scientific Officer, Dr. Chappell advised and consulted with management as our ex-officio chief scientific officer.

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David Tousley, MBA, CPA was appointed as our Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer on July 6, 2020. From January 2007 to July 6, 2020, Mr. Tousley served as Principal of Stratium Consulting Services (“Stratium Consulting”), assisting private and public companies with strategic and financial planning and management. Previously, Mr. Tousley served as the Chief Financial Officer for DARA Biosciences (Nasdaq: DARA), a publicly traded specialty pharmaceutical company focused on oncology treatment and oncology supportive care. Mr. Tousley has over 35 years of business experience including biotech, specialty pharmaceuticals and full phase pharmaceutical companies. He has held President, Chief Operating Officer and Chief Financial Officer roles in companies such as Pasteur Merieux Connaught (known today as Sanofi Pasteur), AVAX Technologies, Inc. (Nasdaq: AVXT), DARA BioSciences, Inc. (Nasdaq: DARA), airPharma, LLC, and PediaMed Pharmaceuticals, Inc., and has led companies in all aspects of operations, including pharmaceutical development. He has managed in both the private and public company environment, taking companies public, raising in excess of four hundred million dollars in debt and equity financings and has led business development activities, including joint ventures, partnerships, acquisitions and divestitures in the U.S., Europe and Australia. Mr. Tousley is a Certified Public Accountant, a member of the American Institute of Certified Public Accountants, holds an undergraduate degree from Rutgers College and earned his MBA in accounting from Rutgers Graduate School of Business. Mr. Tousley previously served as our interim Chief Financial Officer from October 2016 until his resignation in August 2017.

Code of Ethics

We have adopted a Code of Business Conduct that applies to all of our directors, officers and employees, including our principal executive officer and principal financial officer. The Code of Business Conduct is posted on our website at www.humanigen.com/governance.

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Director Independence

We use the definition of “independent” set forth in Nasdaq rules in determining whether a director is independent in the capacity of director. Consistent with Nasdaq’s independence criteria, our Board has affirmatively determined that each of our current directors, and all of our directors who served in 2019, other than Dr. Durrant, our Chief Executive Officer, is independent. Nasdaq’s independence criteria include a series of objective tests, such as that the director is not an employee of the Company and has not engaged in various types of business dealings with us. In addition, as further required by Nasdaq rules, our Board has subjectively determined as to each independent director that no relationship exists that, in the opinion of the Board, would interfere with each such person's exercising independent judgment in carrying out his or her responsibilities as a director. In making these determinations on the independence of our directors, our Board considered the relationships that each such director has with us and all other facts and circumstances the Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each such person.

We have established an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee Matters

We have established an audit committee of the Board, which is currently comprised of Dr. Boehm, as chair of the Committee, Mr. Barliant, and Mr. Savage. The Board has determined that Dr. Boehm is an audit committee financial expert. The Board has determined that each member of the Audit Committee is currently independent within the means of the Nasdaq rules.

Summary Compensation Table

The following summary compensation table shows, for the fiscal years ended December 31, 2019 and December 31, 2018, information regarding the compensation awarded to, earned by or paid to our most highly compensated executive officers for 2019, and all individuals serving as our principal financial officer during the fiscal year ended December 31, 2019. We refer to these officers as our “named executive officers.”

				Option
Name and Principal		Salary	Bonus	Awards	Total
Position	Year	($)	($)(4)	($)(3)	($)
Cameron Durrant, M.D., MBA (1)	2019	600,000	184,500	-	784,500
Chairman & Chief Executive Officer; Interim Chief Financial Officer	2018	600,000	180,000	3,503,399	4,283,399
Greg Jester (2)	2019	155,000	-	-	155,000
Former Chief Financial Officer	2018	306,667	108,500	503,834	919,001

(1)	Appointed as Chairman January 7, 2016 and as Chief Executive Officer on March 1, 2016. In addition, Dr. Durrant served as our Interim Chief Financial Officer from July 1, 2019 to July 31, 2020.
(2)	Appointed Chief Financial Officer on September 5, 2017. Mr. Jester passed away on June 28, 2019.
(3)	The amounts in this column represent the aggregate grant date fair value of option awards granted to each named executive officer, computed in accordance with FASB ASC Topic 718. See Note 9 of the notes to our Consolidated Financial Statements included elsewhere in this prospectus for a discussion of all assumptions made by us in determining the grant date fair value of our equity awards.
(4)	The Compensation Committee of the Board determined Dr. Durrant’s bonus for 2019 to be $184,500 and awarded Dr. Durrant a bonus for 2018 in the amount of $180,000. Dr. Durrant has agreed to take 50% of his 2019 bonus in stock options (issued in January 2020) and to defer the other 50% pending completion of a fundraising transaction. The number of options granted was based on the grant date fair value as of January 28, 2020, reflecting a 10-year term. Dr. Durrant and Mr. Jester received 50% of their 2018 bonus in immediately exercisable stock options. The number of options granted was based on the grant date fair value as of January 25, 2019, reflecting a 10-year term. Dr. Durrant and Mr. Jester agreed to defer receipt of the 50% cash portion of the 2018 bonuses pending completion of a fundraising transaction. The remaining portion of Mr. Jester’s 2018 bonus was paid to his estate upon completion of the Private Placement in June 2020.

Narrative to Summary Compensation Table

We offer stock options to our employees, including our named executive officers, as the long-term incentive component of our compensation program. Our stock options allow our employees to purchase shares of our common stock at a price equal to the fair market value of our common stock on the date of grant.

In 2018, we issued stock options to Dr. Durrant and Mr. Jester. On March 9, 2018, Dr. Durrant was issued stock options to purchase 7,466,749 shares of our common stock at an exercise price of $0.67. One half of the options were fully vested on the grant date and the remaining options vested in six equal quarterly increments beginning on April 1, 2018. Dr. Durrant’s options were determined to have a grant date fair value of $3.5 million.

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On March 9, 2018, in lieu of a cash bonus for 2017, Mr. Jester was issued stock options to purchase 284,313 shares of our common stock at an exercise price of $0.67. These options were fully vested on the grant date and were exercisable until June 28, 2020, the one year anniversary of Mr. Jester’s death.

On March 9, 2018, Mr. Jester was issued a long-term award of stock options to purchase 1,073,815 shares of the Company’s common stock at an exercise price of $0.67.  Mr. Jester’s options grants were determined to have an aggregate grant date fair value of $0.6 million. Of the options issued 17% were fully vested on the grant date and the remaining options vested and became exercisable in 10 equal quarterly increments beginning on April 1, 2018. On June 28, 2019, the date of Mr. Jester’s death, 447,423 of the options, representing the unvested portion of the options issued, were forfeited pursuant to the Plan. The remaining vested options were exercisable until June 28, 2020, the one year anniversary of Mr. Jester’s death.

On January 5, 2019, in lieu of 50% of his cash bonus for 2018, Dr. Durrant was issued stock options to purchase 142,857 shares of the Company’s common stock at an exercise price of $0.84. These options were fully vested on the grant date. Dr. Durrant’s options were determined to have a grant date fair value of $0.09 million.

On January 5, 2019, in lieu of 50% of his cash bonus for 2018, Mr. Jester was issued stock options to purchase 86,111 shares of the Company’s common stock at an exercise price of $0.84. Mr. Jester’s options were determined to have a grant date fair value of $0.05 million. These options were fully vested on the grant date. The remaining vested options were exercisable until June 28, 2020, the one year anniversary of Mr. Jester’s death.

The stock option grant made to Dr. Durrant and the long-term stock option award made to Mr. Jester were approved by the Company’s Board of Directors for the dual purpose of providing award recipients with appropriate incentives to develop lenzilumab and the Company’s other monoclonal assets in accordance with the Company’s updated business plan, and to ensure their retention. The number of shares underlying each award, and the vesting provisions of each, were designed to mitigate the significant dilution to the value of the equity awards held by such executive officers resulting from completion of the Restructuring Transactions in February 2018. (Note 9 to the accompanying Consolidated Financial Statements included elsewhere in this prospectus for more information regarding the Restructuring Transactions). In advance of approving these awards and the amendment to the Company’s 2012 Equity Incentive Plan described below, the Board of Directors consulted with Dr. Chappell, the Company’s controlling stockholder at the time, and confirmed the awards were appropriate to achieve Dr. Chappell’s long-term and retention goals for each named executive officer.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table shows certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2019.

		Option Awards

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
		Options	Options	Exercise	Expiration
Name		Exercisable	Unexercisable	Price ($)	Date
Cameron Durrant, M.D., MBA	(1)	1,043,022	-	$3.38	9/12/2026
	(2)	7,316,749	-	$0.67	3/8/2028
	(3)	142,857	-	$0.84	1/4/2029
Greg Jester	(4)	87,500	-	$0.33	6/28/2020
	(5)	284,313	-	$0.67	6/28/2020
	(6)	447,422	626,393	$0.67	6/28/2020
	(7)	86,111	-	$0.84	6/28/2020

(1)	On September 13, 2016, Dr. Durrant was issued stock options to purchase 1,043,022 shares of the Company’s common stock at an exercise price of $3.38. The options will vest and become exercisable in 12 equal quarterly increments beginning on October 1, 2016. As of December 31, 2019, the options were fully vested.
(2)	On March 9, 2018, Dr. Durrant was issued stock options to purchase 7,466,749 shares of the Company’s common stock at an exercise price of $0.67. One half of the options were fully vested on the grant date and the remaining options will vest and become exercisable in six equal quarterly increments beginning April 1, 2018. As of December 31, 2019, these options were fully vested.
(3)	On January 5, 2019, Dr. Durrant was issued stock options to purchase 142,857 shares of the Company’s common stock at an exercise price of $0.84 in lieu of cash in respect of 50% of Dr. Durrant’s 2018 bonus. These options were fully vested on the grant date.

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(4)	On September 5, 2017, Mr. Jester was issued stock options to purchase 150,000 shares of the Company’s common stock at an exercise price of $0.33. The options vested and became exercisable in 12 equal quarterly increments beginning on October 1, 2017. On June 28, 2019, the date of Mr. Jester’s death, 62,500 of the options, representing the unvested portion of the options issued, were terminated pursuant to the Plan. The remaining vested options were exercisable until June 28, 2020, the one year anniversary of Mr. Jester’s death.
(5)	On March 9, 2018, Mr. Jester was issued stock options to purchase 284,313 shares of the Company’s common stock at an exercise price of $0.67 in lieu of cash in respect of Mr. Jester's 2017 bonus. These options were fully vested on the grant date. The options were exercisable until June 28, 2020, the one year anniversary of Mr. Jester’s death.
(6)	On March 9, 2018, Mr. Jester was issued stock options to purchase 1,073,815 shares of the Company’s common stock at an exercise price of $0.67. Of the options issued 17% were fully vested on the grant date and the remaining options vested and became exercisable in 10 equal quarterly increments beginning on April 1, 2018. On June 28, 2019, the date of Mr. Jester’s death, 447,423 of the options, representing the unvested portion of the options issued, were terminated pursuant to the Plan. The remaining vested options were exercisable until June 28, 2020, the one year anniversary of Mr. Jester’s death.
(7)	On January 5, 2019, Mr. Jester was issued stock options to purchase 86,111 shares of the Company’s common stock at an exercise price of $0.84 in lieu of cash in respect of 50% of Mr. Jester’s 2018 bonus. These options were fully vested on the grant date. The remaining vested options were exercisable until June 28, 2020, the one year anniversary of Mr. Jester’s death.

Retirement Benefits

We have established a 401(k) tax-deferred savings plan, which permits participants, including our named executive officers, to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. We are responsible for administrative costs of the 401(k) plan. We may, in our discretion, make matching contributions to the 401(k) plan. No employer contributions have been made to date.

Employment Agreement with Dr. Durrant

On September 13, 2016, we entered into an employment agreement with Cameron Durrant, MD, our chairman and chief executive officer (the “Durrant Agreement”). The Durrant Agreement provides for an initial annual base salary for Dr. Durrant of $600,000 as well as eligibility for an annual bonus targeted at 60% of his salary based on the achievements of objectives set and agreed to by the Board. Such bonus may be a mix of cash and stock, as determined by the Board in its sole discretion. The Compensation Committee of the Board determined Dr. Durrant’s bonus for 2017 to be $180,000. The Compensation Committee of the Board determined Dr. Durrant’s bonus for 2017, 2018 and 2019 to be $180,000, $180,000 and $184,500, respectively. Dr. Durrant agreed to defer receipt of the 2017 bonus, the cash component comprising 50% of the 2018 bonus (having received stock options for the other 50%) and the cash component comprising 50% of the 2019 bonus (with the Board recommending stock options for the other 50%), subject to successful completion of Company fundraising activities. Dr. Durrant is entitled to participate in our benefit plans available to other executives, including our retirement plan and health and welfare programs.

Under the Durrant Agreement, Dr. Durrant is entitled to receive certain benefits upon termination of employment under certain circumstances. If we terminate Dr. Durrant’s employment for any reason other than “Cause”, or if Dr. Durrant resigns for “Good Reason” (each as such term is defined in the Durrant Agreement), Dr. Durrant will receive twelve months of base salary then in effect and the amount of the actual bonus earned by Dr. Durrant under the agreement for the year prior to the year of termination, pro-rated based on the portion of the year Dr. Durrant was employed by us during the year of termination.

The Durrant Agreement additionally provides that if Dr. Durrant resigns for Good Reason or we or our successor terminates his employment within the three month period prior to and the 12 month period following a change in control (as such term is defined in the Durrant Agreement), we must pay or cause our successor to pay Dr. Durrant a lump sum cash payment equal to two times (a) his annual salary as of the day before his resignation or termination plus (b) the aggregate bonus received by Dr. Durrant for the year preceding the change in control or, if no bonus had been received, at minimum 50% of the target bonus. In addition, upon such a resignation or termination, all outstanding stock options held by Dr. Durrant will immediately vest and become exercisable.

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Equity Incentive Plans

On September 13, 2016, the Board approved an amendment to our 2012 Equity Plan (the “2012 Equity Plan”) to increase the number of shares of our common stock available for issuance under the 2012 Equity Plan by 3,000,000 shares and to increase the annual maximum aggregate number of shares subject to stock option awards that may be granted to any one person under the 2012 Equity Plan from 125,000 to 1,100,000. On March 9, 2018, the Board approved an amendment to our 2012 Equity Plan to increase the number of shares of our common stock available for issuance under the 2012 Equity Plan by 16,050,000 shares.

On June 1, 2020, with a limited number of shares remaining available for grant, and with the 2012 Equity Plan set to expire in 2022, the Board determined that it was appropriate to replace the 2012 Equity Plan rather than merely request an additional share reserve be approved by our stockholders. Accordingly, on July 27, 2020, the Board unanimously approved, and recommended that our stockholders approve, the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Equity Plan”), to ensure that the Board and its compensation committee (the “Compensation Committee”) will be able to make the types of awards, and covering the number of shares, as necessary to meet the Company’s compensatory needs. On July 29, 2020, the 2020 Equity Plan was approved by the holders of approximately 63% of our outstanding shares of common stock on that date. Upon the “Effective Date” of the 2020 Equity Plan (as described below), an aggregate of 35,000,000 shares of our common stock will be reserved for issuance upon grants of awards made under the plan by the Board or the Compensation Committee.

The 2020 Equity Plan is intended to replace the 2012 Equity Plan. No further grants will be made under the 2012 Equity Plan. However, any outstanding awards under the 2012 Equity Plan will continue in accordance with the terms of the 2012 Equity Plan and any award agreement executed in connection with such outstanding awards. Stockholder approval of the 2020 Equity Plan was necessary to ensure that the 2020 Equity Plan meets the requirements under section 422 of the Internal Revenue Code for issuing incentive stock options.

The 2020 Equity Plan will not become effective (such time, the “Effective Date”) until such time as we file the Charter Amendment with the Delaware Secretary of State (described in more detail under “Description of Securities” elsewhere in this prospectus). The 2020 Equity Plan will remain in effect until the tenth anniversary of the Effective Date, unless terminated earlier by the Board.

Following is a summary of the 2020 Equity Plan:

Corporate Governance Provisions. The 2020 Equity Plan contains several provisions intended to make sure that awards under the 2020 Equity Plan comply with established principles of good corporate governance. These provisions include:

•	No Discounted Stock Options or Stock Appreciation Rights. Except for certain substitute awards (as described below), stock options and stock appreciation rights may not be granted with an exercise price of less than the fair market value of the common stock on the date the stock option or stock appreciation right is granted. This restriction may not be changed without stockholder approval.

•	No Stock Option or Stock Appreciation Rights Repricings. Stock options and stock appreciation rights may not be repriced absent stockholder approval. This provision applies to both direct repricings—lowering the exercise price of an outstanding stock option or stock appreciation right—and indirect repricings—canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price.

•	No Cash Buyouts of Underwater Stock Options or Stock Appreciation Rights. The 2020 Equity Plan does not permit cash buyouts of underwater stock options or stock appreciation rights without stockholder approval.

•	No Liberal Share Recycling. The 2020 Equity Plan permits share recycling only if an award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part, or results in shares not being issued. The 2020 Equity Plan expressly prohibits recycling shares in specified circumstances, including: shares tendered to the Company by a participant to pay the exercise price of stock options; shares forfeited to satisfy tax withholding obligations; shares that were subject to a stock-settled stock appreciation right granted under the 2020 Equity Plan that were not issued upon the exercise of such stock appreciation right; and shares repurchased by the Company on the open market using the proceeds from the exercise of an award.

•	No Unvested Dividends or Dividend Units. The 2020 Equity Plan prohibits the Company from paying dividends or dividend units on unvested awards.

•	Cap on Director Compensation: The total compensation paid to a single non-employee director in any calendar year, including the cash compensation and cash value of all equity awards granted to such director in such year, cannot exceed $750,000.

•	No Evergreen Provision. The 2020 Equity Plan does not contain an “evergreen provision”—there is no automatic provision to replenish the shares of common stock authorized for issuance under the 2020 Equity Plan.

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•	No reload options. The 2020 Equity Plan does not provide for the issuance of stock options or stock appreciation rights which, upon exercise, automatically entitle a participant to a new stock option or stock appreciation right.

Administration. The 2020 Equity Plan will be administered by the Board or a committee appointed by the Board. Generally, it is expected that the Compensation Committee will administer the 2020 Equity Plan. The Compensation Committee is comprised entirely of independent directors. Subject to the terms of the 2020 Equity Plan, the Compensation Committee may:

•	grant awards under the 2020 Equity Plan;

•	establish the terms and conditions, including vesting criteria, of those awards;

•	construe and interpret the 2020 Equity Plan and any agreement or instrument entered into under the 2020 Equity Plan;

•	establish, amend or waive rules and regulations for the 2020 Equity Plan’s administration;

•	amend the terms and conditions of any outstanding award as provided in the 2020 Equity Plan; and

•	take all other actions it deems necessary or advisable for the proper operation or administration of the 2020 Equity Plan.

The Compensation Committee may delegate its authority under the 2020 Equity Plan, subject to certain limitations.

Eligibility.  Awards may be granted to employees of the Company, its subsidiaries and affiliates, directors of the Company, and consultants or advisers who provide bona fide services to the Company, its subsidiaries and affiliates, as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Securities Act. The Compensation Committee decides who should receive awards and what kind of awards they should receive. The 2020 Equity Plan does not limit the number of employees and affiliates who may receive awards.

Authorized Number of Shares. The 2020 Equity Plan authorizes the issuance of up to 35,000,000 shares of common stock. The common stock issued under the 2020 Equity Plan may be authorized but unissued shares or treasury shares.

Recoupment. The Company may require employees to reimburse any previously paid compensation provided under the Plan or an award agreement in accordance with any recoupment policy that may be adopted in the future.

Types of Awards. The Compensation Committee may grant the following types of awards under the 2020 Equity Plan: stock options, stock appreciation rights, restricted stock, stock awards, restricted stock units, performance shares, performance units, cash-based awards and substitute awards.

•	Stock Options. A stock option is the right to purchase one or more shares of common stock at a specified price, as determined by the Compensation Committee. The Compensation Committee may grant non-qualified stock options and incentive stock options. A stock option is exercisable at such times and subject to such terms and conditions as the Compensation Committee determines. Except as described below in connection with incentive stock options granted to certain participants: (i) the exercise price of a stock option will not be less than 100% of the fair market value of a share of common stock on the date that the option is granted, and (ii) no option will remain exercisable beyond 10 years after its grant date. Incentive stock options may only be granted to employees of the Company or its affiliates or subsidiaries (provided that the affiliate or subsidiary is a type of entity whose employees can receive such options under the tax rules that apply to such awards), and the maximum number of shares that may be issued under incentive stock options cannot exceed 35,000,000. In connection with incentive stock options granted to a participant that owns, directly or indirectly, more than 10% of the total combined voting power of the Company or any subsidiary: (i) the exercise price of an incentive stock option will not be less than 110% of the fair market value of a share of common stock on the date that the incentive stock option is granted, and (ii) no incentive stock option will remain exercisable beyond 5 years after its grant date. To the extent that the aggregate fair market value (determined at the time of grant) of the shares with respect to which incentive stock options are exercisable for the first time by any participant during any calendar year (under all plans of the Company and any affiliates) exceeds $100,000 (or such other limit established in the Internal Revenue Code) or otherwise does not comply with the rules governing incentive stock options, the stock options or portions thereof that exceed such limit (according to the order in which they were granted) or otherwise do not comply with such rules will be treated as non-qualified stock options, notwithstanding any contrary provision of the applicable award agreement.

•	Stock Appreciation Rights. A stock appreciation right (“SAR”) is a right to receive an amount in any combination of cash or common stock (as determined by the Compensation Committee) equal in value to the excess of the fair market value of the shares covered by such SAR on the date of exercise over the aggregate exercise price of the SAR for such shares. SARs may be granted freestanding or in tandem with related options. The exercise price of a SAR granted in tandem with an option will be equal to the exercise price of the related option, and may be exercised for all or part of the shares covered by such option upon surrender of the right to exercise the equivalent portion of the related option. The exercise price of a freestanding SAR will be not less than the fair market value of a share of common stock on the date the SAR is granted. No SAR will remain exercisable beyond 10 years after its grant date.

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•	Restricted Stock/Stock Awards. Restricted stock is an award of common stock that is subject to a substantial risk of forfeiture for a period of time and such other terms and conditions as the Compensation Committee determines. A stock award is an award of common stock that is not subject to such a risk of forfeiture, but which may be subject to such other terms and conditions as the Compensation Committee determines.

•	Restricted Stock Units. A restricted stock unit is an award whose value is based on the fair market value of the Company’s common stock and whose payment is conditioned on the completion of specified service requirements and such other terms and conditions as the Compensation Committee may determine. Payment of earned restricted stock units may be made in a combination of cash or shares of common stock (as determined by the Compensation Committee).

•	Performance Units/Shares and Cash-Based Awards. Performance Units/Shares and Cash Based Awards are other equity-type or cash-based awards that may be granted to participants. These awards may be valued in whole or in part by reference to, or are otherwise based on, the fair market value of the Company’s common stock or other criteria established by the Compensation Committee and the achievement of performance goals. These awards are subject to such terms and conditions as the Compensation Committee determines. Performance goals may include a service requirement. Payment of earned performance units/shares and cash-based awards may be made in any combination of cash or shares of common stock (as determined by the Compensation Committee) that have an aggregate fair market value equal to the value of the earned awards at the close of the applicable performance period.

Substitute Awards. Substitute awards may be granted under the 2020 Equity Plan under certain circumstances such as a merger, acquisition, spin-off or other corporate event, to replace awards granted by another company or entity. Certain of the limits and rules discussed in this summary do not apply to substitute awards.

Adjustments.  In the event of material changes in the outstanding number of shares of common stock or in the capital structure of the Company by reason of a stock split, stock or extraordinary dividend, a reverse stock split, or an extraordinary corporate transaction, such as any recapitalization, merger, consolidation, combination, exchange of shares or the like, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or any partial or complete liquidation of the Company, the Compensation Committee shall make an appropriate adjustment in the number and class of shares that are authorized under the 2020 Equity Plan, and in the number, class of and/or price of shares subject to outstanding awards granted under the 2020 Equity Plan, as may be determined to be equitable by the Compensation Committee, in its sole discretion, to prevent dilution or enlargement of rights.

Change in Control.  Generally, in the event of a change in control of the Company, as defined in the 2020 Equity Plan, unless otherwise specified in the award agreement, accelerated vesting for awards will only occur if: (i) the awards are not continued or assumed (e.g., the awards are not equitably converted or substituted for awards of a successor entity) in connection with the change in control; or (ii) the participant has a qualifying termination of his or her service relationship (as defined in the award agreement) within two years following the date of the change in control. Unless otherwise specified in the award agreement, in the event that the awards are not so continued or assumed in connection with the change in control or in the event of a qualifying termination of his or her service relationship within two years following the date of the change in control, then upon such change in control or such qualifying termination (as the case may be): (1) all outstanding options and SARs will become immediately exercisable in full during their remaining term; (2) any restriction periods and restrictions imposed on non-performance based restricted stock awards will lapse; (3) all outstanding awards of performance-based restricted stock, performance units and performance shares will be paid out assuming achievement of all relevant target performance goals; (4) all restricted stock units will vest and be paid; and (5) all outstanding cash-based awards shall be accelerated as of the effective date of the change in control (and, in the case of performance-based cash-based awards, based on an assumed achievement of all relevant target performance goals), and be paid. The Compensation Committee’s policies relating to vesting of awards in the event of a change in control are implemented in the award agreements approved by it from time to time.

Provisions for Foreign Participants. The Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the 2020 Equity Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefits or other matters.

Amendment and Termination. The Compensation Committee may amend or terminate the 2020 Equity Plan at any time, but no such amendment or termination may adversely affect in any material way the rights of a participant with respect to an outstanding award without that participant’s consent. No awards may be granted on or after the tenth anniversary of the Effective Date. Stockholder approval is required for certain amendments to the 2020 Equity Plan.

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Director Compensation

Pursuant to our Director Compensation Program, each member serving on our Board of Directors during 2019 who was not our employee was eligible to compensation for his service, as follows. At the option of the director, such fees were payable in cash, common stock or immediately exercisable stock options having a grant date fair value equal to the equivalent cash compensation owed.

•	Board of Directors member: $40,000;
•	Audit committee member: $10,000;
•	Audit committee chair: $20,000;
•	Compensation committee member: $6,000;
•	Compensation committee chair: $12,000;
•	Nominating and corporate governance committee member: $4,000;
•	Nominating and corporate governance committee chair: $8,000; and
•	Transaction committee member: $12,500.

The following table shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of our non-employee directors:

		Option
	Fees Earned	Awards	Total
Name	($)(1)	($)	($)
Timothy Morris, CPA(2)	66,000	-	66,000
Ronald Barliant, JD(3)	54,000	-	54,000
Rainer Boehm, M.D., MBA (4)	66,000	-	66,000
Bob Savage, MBA (5)	74,000	-	74,000
Cheryl Buxton (6)	1,739	230,512	232,251

(1)	The amounts in this column reflect retainers earned under the Board of Directors Compensation Program for fiscal year 2019.
(2)	Mr. Morris elected to defer the payment of his board fees until the Company completes a fundraising transaction. As of December 31, 2019, Mr. Morris held options to purchase an aggregate of 904,112 shares of the Company’s common stock, of which options to purchase 605,829 shares were vested.
(3)	Mr. Barliant received $27,000 of his fee in cash and $40,500 in common stock. As of December 31, 2019, Mr. Barliant held options to purchase an aggregate of 992,210 shares of the Company’s common stock, of which options to purchase 700,927 shares were vested.
(4)	Dr. Boehm received $7,833 of his fees in cash and $27,000 in common stock. As of December 31, 2019, Dr. Boehm held options to purchase an aggregate of 477,252 shares of the Company’s common stock, of which options to purchase 178,969 shares were vested.
(5)	Mr. Savage received $18,500 of his fees in cash and $18,500 in common stock and elected to defer payment of $37,000 until the Company completes a fundraising transaction. As of December 31, 2019, Mr. Savage held options to purchase an aggregate of 615,877 shares of the Company’s common stock, of which options to purchase 317,594 shares were vested.
(6)	Ms. Buxton received $1,739 of her pro-rated fee for her service in December 2019 in common stock and on December 16, 2019, the date of her appointment to the Board of Directors, received a one-time stock option grant to purchase 715,877 shares at an exercise price of $0.45, which options vest in 12 ratable quarterly installments beginning on March 31, 2020. As of December 31, 2019, Ms. Buxton held options to purchase an aggregate of 715,877 shares of the Company’s common stock, of which no options were vested.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership Information

The following table presents information regarding beneficial ownership of our common stock as of July 29, 2020 by:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Percentage ownership of our common stock is based on 210,499,810 shares of our common stock outstanding as of July 29, 2020.

Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of July 29, 2020 are deemed to be outstanding and to be beneficially owned by the person holding the options but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Humanigen, Inc., 533 Airport Boulevard, Suite 400, Burlingame, CA 94010.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Black Horse Capital LP(1)	69,631,459	33.1%
Nomis Bay LTD(2)	32,689,270	15.5%
Entities affiliated with Valiant Capital Partners(3)	30,172,413	14.3%
Entities affiliated with Venrock Healthcare Capital Partners(4)	17,241,379	8.2%

Named Executive Officers and Directors
Cameron Durrant, M.D., MBA(5)	9,534,188	4.3%
Ronald Barliant, JD(6)	1,334,931	*
Timothy Morris, CPA(7)	725,142	*
Robert Savage, MBA(8)	657,798	*
Rainer Boehm, M.D., MBA(9)	715,620	*
Cheryl Buxton(10)	134,712	*
All current executive officers and directors as a group (8 persons)(1)(11)	83,338,003	37.5%

_____________

* Represents less than 1%

(1)	Number of shares based on information reported on Amendment No. 3 to the Schedule 13D/A filed with the SEC on April 7, 2020, reporting beneficial ownership by the Black Horse Entities, BH Management, and Dale Chappell, our Chief Scientific Officer. According to the report, BHC has sole voting and dispositive power with respect to 5,996,710 shares, BHCMF has shared voting and dispositive power with respect to 13,997,832 shares, Cheval has shared voting and dispositive power with respect to 49,636,917 shares, BH Management has sole voting and dispositive power with respect to 55,633,627 shares and Dr. Chappell has shared voting and dispositive power with respect to 69,631,459 shares. The business address of each of BHC, BHCMF, BH Management and Dr. Chappell is c/o Opus Equum, Inc. P.O. Box 788, Dolores, Colorado 81323. The business address of Cheval is P.O. Box 309G, Ugland House, Georgetown, Grand Cayman, Cayman Islands KY1-1104. Dr. Chappell is currently serving as our Chief Scientific Officer.
(2)	Number of shares based solely on information reported on Amendment No. 3 to the Schedule 13D/A filed with the SEC on July 21, 2020, reporting beneficial ownership by Nomis Bay. Nomis Bay has sole voting and dispositive power over all 32,689,270 shares. The business address of Nomis Bay is Wessex House, 3rd Floor, 45 Reid Street, Hamilton, Bermuda HM12.

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(3)

Number of shares based on information provided by the Valiant Funds (as defined below): (i) Valiant Capital Partners, LP (“VCP”) has shared voting and dispositive power with respect to 9,129,885 shares; (ii) Valiant Capital Master Fund, LP (“VCMF”) has shared voting and dispositive power with respect to 17,881,609 shares; and (iii) Valiant Employee Investment Fund, LLC (“VEIF”), a member-managed Delaware series limited liability company, (collectively with VCP and VCMF, the “Valiant Funds”) has shared voting and dispositive power with respect to 3,160,919 shares. Valiant Capital Management, LP is the general partner and investment adviser of VCP and the investment adviser of VCMF, and has the authority to vote the shares on behalf of both VCP and VCMF. Christopher R. Hansen is the founder, President and portfolio manager of Valiant Capital Management, LP and, as such, he has ultimate ownership and authority over voting and investment decisions of the shares. As a result, Mr. Hansen may be deemed to have beneficial ownership of the shares held by VCP and VCMF. In addition, although VEIF is not advised or controlled by Valiant Capital Management, L.P., as the controlling member of this particular VEIF investment series, Mr. Hansen may be deemed to have beneficial ownership of the shares held by VEIF. The address of the Valiant Funds is One Market Street, Steuart Tower, Suite 2625, San Francisco, California 94105.

(4)	Number of shares based on information provided by the VHCP Funds (as defined below): (i) Venrock Healthcare Capital Partners II, L.P. (“VHCP II”) has shared voting and dispositive power with respect to 4,556,897 shares; (ii) VHCP Co-Investment Holdings II, LLC (“Co-Invest II”) has shared voting and dispositive power with respect to 1,846,551 shares; (iii) Venrock Healthcare Capital Partners III, L.P.(“VHCP III”) has shared voting and dispositive power with respect to 9,853,449 shares; and (iv) VHCP Co-Investment Holdings III, LLC (“Co-Invest III”) (collectively, the “VHCP Funds”) has shared voting and dispositive power with respect to 984,482 shares. VHCP Management III, LLC (“VHCPM III”) is the sole general partner of VHCP III and the sole manager of Co-Invest III and may be deemed to have beneficial ownership of the shares held by VHCP III and Co-Invest III. VHCP Management II, LLC (“VHCPM II”) is the sole general partner of VHCP II and the sole manager of Co-Invest II and may be deemed to have beneficial ownership of the shares held by VHCP II and Co-Invest II. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM III and VHCPM II. The address of the VHCP Funds is 3340 Hillview Avenue, Palo Alto, California 94304.

(5)	Includes options to purchase 8,976,981 shares of common stock that may be exercised within 60 days of July 29, 2020.
(6)	Includes options to purchase 885,580 shares of common stock that may be exercised within 60 days of July 29, 2020.
(7)	Includes options to purchase 725,142 shares of common stock that may be exercised within 60 days of July 29, 2020.
(8)	Includes options to purchase 457,929 shares of common stock that may be exercised within 60 days of July 29, 2020.
(9)	Includes options to purchase 298,282 shares of common stock that may be exercised within 60 days of July 29, 2020.
(10)	Includes options to purchase 119,312 shares of common stock that may be exercised within 60 days of July 29, 2020.
(11)	Includes options to purchase 12,094,226 shares of common stock that may be exercised within 60 days of July 29, 2020. Dr. Dale Chappell, who currently serves as our Chief Scientific Officer, controls BHC and reports beneficial ownership of all shares held by it and its affiliates.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Term Loans and Restructuring Transactions

On December 21, 2017, we entered into the Purchase Agreement and the Forbearance Agreement as more fully described in the section of this prospectus titled “Business—Restructuring Transactions”, with certain lenders and investors who were deemed to be our affiliates.

The Restructuring Transactions were completed on February 27, 2018. For additional information regarding the Restructuring Transactions, see Note 10 to the accompanying Audited Consolidated Financial Statements included elsewhere in this prospectus.

Advance Notes

In June, July and August 2018, we received an aggregate of $0.9 million of proceeds from the Advance Notes by four different lenders including Dr. Cameron Durrant, our Chairman and Chief Executive Officer; Cheval, an affiliate of BHC, our controlling stockholder at the time; and Ronald Barliant, a director of the Company. See Note 6 to the accompanying Audited Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the Advance Notes. The Advance Notes converted into shares of our common stock upon our announcement of the collaboration with Kite. See Note 6 to the accompanying Unaudited Consolidated Financial Statements included elsewhere in this prospectus for more information regarding the conversion.

Convertible Notes

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes (the “2018 Notes”) evidencing an aggregate of $2.5 million of loans made to us by six different lenders, including an affiliate of BHC, our controlling stockholder at the time. See Note 6 to our Audited Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the 2018 Notes.

Holders of our outstanding 2018 Notes and our outstanding convertible notes issued in 2019 were entitled to convert the principal and unpaid interest on such notes into shares of our common stock as a result of our completion on December 11, 2019 of a “Non-Qualified Financing”, as defined in such notes, through sales of our common stock to Lincoln Park pursuant to the equity line of credit. Certain additional “Non-Qualified Financing” transactions occurred from December 11, 2019 until January 7, 2020. Commencing on April 2, 2020, certain holders of such notes, including Cheval, an affiliate of BHC, our controlling stockholder at the time, notified us of their exercise of such conversion rights. Pursuant to the exemption from registration afforded by Section 3(a)(9) under the Securities Act of 1933, we issued an aggregate of 7,131,942 shares of our common stock upon the conversion of $2.6 million in aggregate principal and interest on the notes converted, which obligations were retired. Of these, we issued 1,583,333 shares to Cheval. Dr. Dale Chappell, who was serving as our ex-officio chief scientific officer at the time and currently serves as our Chief Scientific Officer, controls BHC and reports beneficial ownership of all shares held by it and its affiliates, including Cheval.

Secured Bridge Notes

On June 28, 2019, the Company made three short-term, secured bridge notes (the “Bridge Notes”) evidencing an aggregate of $1.7 million of loans made to the Company by three parties: Cheval, an affiliate of BHC, the Company’s controlling stockholder at the time, lent $750,000; Nomis Bay, the Company’s second largest stockholder, lent $750,000; and Dr. Durrant lent $200,000. The proceeds from the Bridge Notes were used to satisfy certain unsecured obligations incurred in connection with the Company’s emergence from bankruptcy in 2016 and for working capital and general corporate purposes.

The Bridge Notes accrued interest at a rate of 7.0% per annum and, after giving effect to extensions announced in October 2019, December 2019 and March 2020, were set to mature on December 31, 2020. The Bridge Notes could become due and payable at such earlier time as the Company raised more than $3,000,000 in a bona fide financing transaction or upon a change in control. Accordingly, the Bridge Notes were repaid in June 2020 with proceeds from the Private Placement, and the Bridge Notes were extinguished.

November 2019 Bridge Notes

On November 12, 2019, the Company made two short-term, secured bridge notes evidencing an aggregate of $350,000 of loans made to the Company by Cheval, which loaned $250,000, and Dr. Cameron Durrant loaned $100,000. The proceeds from the notes were used for working capital and general corporate purposes.

The notes rank on par with the Bridge Notes issued in June 2019, and possess other terms and conditions substantially consistent with the Bridge Notes. The notes accrued interest at a rate of 7.0% per annum and, after giving effect to previously announced extensions, were set to mature on December 31, 2020. The notes could become due and payable at such earlier time as the Company raised more than $3,000,000 in a bona fide financing transaction or upon a change in control. Accordingly, these bridge notes were repaid in June 2020 with proceeds from the Private Placement, and these bridge notes were extinguished.

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April 2020 Bridge Notes

In April 2020, the Company made two short-term, secured bridge notes evidencing an aggregate of $200,000 of loans made to the Company by Cheval, an affiliate of BHC, the Company’s controlling stockholder at the time, which loaned $100,000, and Nomis Bay, the Company’s second largest stockholder, loaned $100,000. The proceeds from the notes were used for working capital and general corporate purposes.

The notes ranked on par with the Bridge Notes issued in June 2019, and possessed other terms and conditions substantially consistent with the Bridge Notes. The notes accrued interest at a rate of 7.0% per annum and were set to mature on December 31, 2020. The notes could become due and payable at such earlier time as the Company raised more than $3,000,000 in a bona fide financing transaction or upon a change in control. Accordingly, these bridge notes were repaid in June 2020 with proceeds from the Private Placement.

Consulting Arrangement with Stratium Consulting

David Tousley was appointed as our Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer on July 6, 2020. While at Stratium Consulting, Mr. Tousley provided various finance and accounting services to the Company, including as interim Chief Financial Officer from October 2016 until August 2017, and from July 2019 until joining the Company in a full-time role. In connection with these services rendered since July 2019, Mr. Tousley received $457,912.50 in cash compensation from the Company, a stock option award to purchase 758,000 shares of the Company’s common stock at an exercise price of $0.40 per share, and a stock option award to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.86 per share.

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DESCRIPTION OF SECURITIES

Authorized Capital Stock

Our authorized capital stock consists of 250,000,000 shares of which 225,000,000 shares shall be common stock, par value $0.001 per share, and 25,000,000 shares shall be preferred stock, par value of $0.001 per share. As of July 29, 2020 there were 210,499,810 shares of common stock outstanding, held by approximately 88 stockholders of record, although we believe that there may be a significantly larger number of beneficial owners of our common stock, and no shares of preferred stock outstanding. We derived the number of stockholders by reviewing the listing of outstanding common stock recorded by our transfer agent as of July 29, 2020.

On July 27, 2020, our board of directors unanimously approved, and recommended that our stockholders approve, an amendment to our certificate of incorporation, as amended, which we refer to as our “charter,” to increase the number of our authorized shares of common stock from 225,000,000 shares to 750,000,000 shares (the “Charter Amendment”). On July 29, 2020, the Charter Amendment was approved by the written consent of holders of approximately 63% of our outstanding shares of common stock as of such date. We refer to the group of stockholders as the “consenting stockholders.”

The availability of additional authorized shares of common stock will provide the Company with necessary flexibility to issue common stock for a variety of general corporate purposes as the Board may determine to be in the best interest of the Company and its stockholders including, without limitation, future issuances in connection with financing activities, investment opportunities, licensing agreements, acquisitions or other issuances. Without the proposed increase in the number of authorized shares of common stock, we would not be able to execute our corporate strategy and complete any of the above corporate actions if determined by the Board to be in the best interests of the Company and its stockholders. The Charter Amendment will become effective upon filing of the Charter Amendment with the Delaware Secretary of State, which is currently anticipated to occur in the third quarter of 2020.

Common Stock

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of the stockholders. Holders of our common stock are entitled to receive ratably the dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. If there is a liquidation, dissolution or winding up of our company, holders of our common stock would be entitled to share in our assets remaining after the payment of liabilities. Holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The outstanding shares of common stock are fully paid and non-assessable. Holders of shares of our common stock are not liable for further calls or to assessments by us. The rights, powers, preferences and privileges of holders of common stock would be subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future. Certain of our existing holders of common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances.

Preferred Stock

Our Charter permits our board of directors to issue up to 25,000,000 shares of preferred stock with such powers, rights, terms and conditions as may be designated by the board of directors upon the issuance of shares of preferred stock at one or more times in the future. Specifically, our Charter permits the board of directors to approve the future issuance of all or any shares of the preferred stock in one or more series, to determine the number of shares constituting any series and to determine any voting powers, conversion rights, dividend rights, and other designations, preferences, limitations, restrictions and rights relating to such shares without any further authorization by our stockholders. The board of director’s power to issue preferred stock could have the effect of delaying, deterring or preventing a transaction or a change in control of our company that might otherwise be in the best interest of our stockholders.

Listing

Our common stock is currently listed for quotation on the OTCQB Venture Market operated by OTC Markets Group, under the symbol “HGEN”. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “HGEN”. We cannot assure investors that our listing application will be approved by Nasdaq.

The attainment and maintenance of the desired Nasdaq listing requires, among other things, that the common stock satisfy certain minimum trading price requirements of Nasdaq. We are keenly focused on ensuring that we are able to satisfy those requirements, and furthermore understand that a higher trading price for our shares may provide holders of our common stock with benefits in the form of the potential for reduced trading volatility and liquidity. A higher stock price also may foster broader ownership of our shares, by enhancing the ability of certain brokerage houses and institutional investors to comply with their internal policies and practices that either may prohibit them from investing in low-priced stocks or may tend to discourage individual brokers from recommending low-priced stocks to their customers or by restricting or limiting the ability to purchase such stocks on margin.

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Accordingly, on July 27, 2020, our board of directors unanimously approved, and recommended that our stockholders approve, a second potential amendment to our charter that will give our board the discretion, until July 29, 2021, to effect a reverse split of our common stock whereby each outstanding 2, 3, 4, 5, 6, 7, 8, 9 or 10 shares may be combined, converted and changed into one share of our common stock, with the final ratio (if any) as may be determined by and subject to final approval of our board (the “Reverse Stock Split Charter Amendment”). The consenting stockholders likewise have approved the Reverse Stock Split Charter Amendment by written consent on July 29, 2020.

Pursuant to the authority provided by the consenting stockholders, our board will have the sole discretion, until July 29, 2021, to elect whether to effect the reverse stock split and, if so, the number of shares—2, 3, 4, 5, 6, 7, 8, 9 or 10 —of our common stock which will be combined into one share of our common stock. If the board determines to effect one of the alternative Reverse Stock Split Charter Amendment, the charter would be amended accordingly.

If the board elects to effect the reverse stock split, the number of issued and outstanding shares of our common stock would be reduced in accordance with a reverse split ratio selected by the board from among the approved ratios described above. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The Reverse Stock Split Charter Amendment would not change the number of authorized shares of our common stock.

There can be no assurance that the board will decide to implement a reverse stock split before July 29, 2021. If the board does not act before that date, further stockholder approval would be required before any future reverse stock split could be implemented.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. The transfer agent’s address is 250 Royall Street, Canton, Massachusetts 02021 and its telephone number is (800) 662-7232.

Dividend Policy

We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock for the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our common stock will be at the discretion of our board of directors and will depend upon, among other factors, our financial condition, operating results, current and anticipated cash needs, plans for expansion and other factors that our board of directors may deem relevant.

Anti-Takeover Provisions of Our Charter Documents and Delaware Law

Some provisions of our Charter, our Bylaws and Delaware law could make it more difficult to acquire our company by means of a tender offer, a proxy contest, or otherwise.

Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. These procedures provide that notice of stockholder proposals must be timely given in writing to our corporate secretary prior to the meeting at which the action is to be taken. Generally, for a proposal to be timely submitted for consideration at an annual meeting, notice must be delivered to our secretary not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year. Our Bylaws specify the requirements as to form and content of all stockholders’ notices. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed.

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Our Charter and Bylaws both provide that vacancies on our board of directors, including newly created directorships, may be filled only by a majority vote of directors then in office, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. Accordingly, the board of directors could prevent any stockholder from filling the new directorships with such stockholder’s own nominee.

Our Charter provides that, unless we consent in writing to the selection of an alternative forum, the Delaware Court of Chancery shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Charter or our Bylaws, or (iv) any action asserting a claim against us governed by the internal affairs doctrine; in all cases subject to the court having personal jurisdiction over the indispensable parties named as defendants. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law which contains anti-takeover provisions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date that the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a business combination includes a merger, asset or stock sale or another transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions that are not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

No Cumulative Voting

Under Delaware law, cumulative voting for the election of directors is not permitted unless a corporation’s certificate of incorporation authorizes cumulative voting. Our Charter does not provide for cumulative voting in the election of directors. Cumulative voting allows a minority stockholder to vote a portion or all of its shares for one or more candidates for seats on our board of directors. Without cumulative voting, a minority stockholder will not be able to gain as many seats on our board of directors based on the number of shares of our stock the stockholder holds as compared to the number of seats the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board’s decision regarding a takeover.

Stockholder Action by Written Consent

Delaware law generally provides that the affirmative vote of a majority of the shares entitled to vote on such matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws requires a greater percentage. Our Charter permits our board of directors to amend or repeal most provisions of our Bylaws by majority vote. Generally, our Charter may be amended by holders of a majority of the voting power of the then outstanding shares of our capital stock entitled to vote. The stockholder vote or consent with respect to an amendment of our Charter or Bylaws would be in addition to any separate class vote that might in the future be required under the terms of any series of preferred stock that might be outstanding at the time such a proposed amendment were submitted to stockholders. Delaware law and the provisions of our Bylaws generally permit stockholders owning the requisite percentage of shares of common stock necessary to approve an amendment to our Charter and Bylaws to act by written consent in lieu of a meeting of our stockholders.

Limitation of Liability and Indemnification of Officers and Directors

Our Bylaws provide indemnification, including advancement of expenses, to the fullest extent permitted under applicable law to any person made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative by reason of the fact that such person is or was a director or officer of the company, or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan. In addition, our Charter provides that our directors will not be personally liable to us or our stockholders for monetary damages for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our shareholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. This provision does not limit or eliminate our rights or the rights of any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. In addition, this provision does not limit the directors’ responsibilities under Delaware law or any other laws, such as the federal securities laws. We have obtained insurance that insures our directors and officers against certain losses and which insures us against our obligations to indemnify the directors and officers. We also have entered into indemnification agreements with our directors and executive officers.

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SELLING STOCKHOLDERS

This prospectus relates to the resale or other disposition, from time to time, by the selling stockholders named below or their pledgees, donees, transferees, or other successors in interest of up to 82,563,584 shares of our common stock, comprising (i) 82,528,718 shares of common stock issued pursuant to the Purchase Agreement, as further described below; and (ii) 34,866 shares of common stock issued at the direction of Carter, Terry & Company, Inc. in connection with its performance of capital markets advisory services for us.

On June 1, 2020, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain of the selling stockholders to complete a private placement (the “Private Placement”) of our common stock. The closing of the Private Placement occurred on June 2, 2020 (the “Closing Date”). At the closing, we issued and sold 82,528,718 shares of our common stock (the “Shares”) to accredited investors at a purchase price of $0.87 per share.

On the Closing Date, we and certain of the selling stockholders also entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to which we agreed to prepare and file the registration statement of which this prospectus forms a part (the “Resale Registration Statement”). The Registration Rights Agreement includes customary indemnification rights in connection with the Resale Registration Statement.

The Purchase Agreement also provides that we will use our commercially reasonable efforts to achieve a listing of our common stock on a national securities exchange, subject to certain limitations set forth in the Purchase Agreement. We have applied to list our common stock on the Nasdaq Capital Market under the symbol “HGEN”. Our ability to obtain approval of the listing of our common stock on the Nasdaq Capital Market will require us to satisfy a number of conditions, including the effectiveness of the Resale Registration Statement, our ability to obtain certain stockholder and third party consents and approvals, and our ability to meet certain listing criteria including a minimum stock price and total value of public float. Accordingly, we may not be able to achieve a listing of our common stock on the Nasdaq Capital Market or on any other national securities exchange in any particular time frame or at all.

The table below sets forth, to our knowledge, information concerning the beneficial ownership of shares of our common stock by the selling stockholders as of July 29, 2020. The percentages of shares owned before and after the offering are based on 210,499,810 shares of common stock outstanding as of July 29, 2020, which includes the shares of common stock offered by this prospectus.

The information in the table below with respect to the selling stockholders has been obtained from the selling stockholders. When we refer to the “selling stockholders” in this prospectus, we mean the selling stockholders listed in the table below as offering shares, as well as their respective pledgees, donees, transferees or other successors-in-interest. The selling stockholders may sell all, some or none of the shares of common stock subject to this prospectus. See “Plan of Distribution.”

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, each selling stockholder named in the table has sole voting and investment power with respect to the shares of common stock beneficially owned by it, except to the extent authority is shared by spouses under applicable law. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for any selling stockholder named below. None of the selling stockholders has held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years, other than as described below.

	Shares of Common Stock Beneficially Owned Prior to Offering		Number of Shares of Common Stock Being Offered	Shares of Common Stock to be Beneficially Owned After Offering(1)
Name of Selling Stockholder	Number	Percentage		Number	Percentage
Entities affiliated with Venrock Healthcare Capital Partners(2)	17,241,379	8.2%	17,241,379	—	*
Entities affiliated with HealthCor Management, L.P.(3)	4,597,701	2.2%	4,579,701	—	*
Entities affiliated with Valiant Capital Partners (4)	30,172,413	14.3%	30,172,413	—	*
Citadel Multi-Strategy Equities Master Fund Ltd.(5)	5,747,126	2.7%	5,747,126	—	*
Entities affiliated with Ghost Tree Capital Group, LP (6)	2,873,563	1.4%	2,873,563	—	*
TMJ & Associates LLC (7)	8,850,574	4.2%	8,850,574	—	*
Oren Eisner	155,542	*	114,942	40,600	*
Manouchehr Graham Taraz	114,942	*	114,942	—	*
Peter Hirsch	86,206	*	86,206	—	*
Jeff Paley	99,195	*	28,735	70,460	*
First Light Focus Fund, LP (8)	4,022,988	1.9%	4,022,988	—	*
Logos Global Master Fund, LP (9)	2,298,850	1.1%	2,298,850	—	*
KPM Tech Co., Ltd(10)	2,298,850	1.1%	2,298,850	—	*
Telcon RF Pharmaceutical Co., Ltd (11)	2,298,850	1.1%	2,298,850	—	*
Roger Griggs	57,471	*	57,471	—	*
Steven J. Lerner	383,141	*	383,141	—	*
Coleman Wortham, III	239,463	*	239,463	—	*
Kevin Penn	191,570	*	191,570	—	*

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Michael G. Fisch 2006 Revocable Trust (12)	191,570	*	191,570	—	*
Jonathan Adam Abram	119,732	*	119,732	—	*
Sallie Shuping Russell	71,839	*	71,839	—	*
Blair Levin	71,839	*	71,839	—	*
Ken Eudy	47,892	*	47,892	—	*

Magellan Partners I, LLC (13)	47,892	*	47,892	—	*
Magellan's Compass I LP (14)	47,892	*	47,892	—	*
The H. Stewart Parker Living Trust (15)	47,892	*	47,892	—	*
Ronald J. Bernstein	47,892	*	47,892	—	*
Beauregard Holdings LLC (16)	11,973	*	11,973	—	*
Ted D Meisel Trust dated 10/16/2000 (17)	47,892	*	47,892	—	*
AT Investors, LLC (18)	47,892	*	47,892	—	*
The Shlain Family Trust (19)	47,892	*	47,892	—	*
Charles Froland	47,892	*	47,892	—	*
Paul Gilbert	11,973	*	11,973	—	*
Carter, Terry & Company, Inc. (20)	5,230	*	5,230	—	*
Adam Cabibi	29,636	*	29,636	—	*

_____________

* Represents less than 1%

(1)	We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or might sell all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2)	The shares purchased in the Private Placement consist of: (i) 4,556,897 shares purchased by Venrock Healthcare Capital Partners II, L.P. (“VHCP II”); (ii) 1,846,551 shares purchased by VHCP Co-Investment Holdings II, LLC (“Co-Invest II”); (iii) 9,853,449 shares purchased by Venrock Healthcare Capital Partners III, L.P. (“VHCP III”); and (iv) 984,482 shares purchased by VHCP Co-Investment Holdings III, LLC (“Co-Invest III”) (collectively, the “VHCP Funds”). VHCP Management III, LLC (“VHCPM III”) is the sole general partner of VHCP III and the sole manager of Co-Invest III and may be deemed to have beneficial ownership of the shares held by VHCP III and Co-Invest III. VHCP Management II, LLC (“VHCPM II”) is the sole general partner of VHCP II and the sole manager of Co-Invest II and may be deemed to have beneficial ownership of the shares held by VHCP II and Co-Invest II. Dr. Bong Koh and Nimish Shah are the voting members of VHCPM III and VHCPM II.

(3)	The shares purchased in the Private Placement consist of: (i) 2,231,084 shares purchased by HealthCor Offshore Master Fund, L.P.; and (ii) 2,366,617 shares purchased by HealthCor Sanatate Offshore Master Fund, L.P. HealthCor Offshore GP, LLC is the general partner of HealthCor Offshore Master Fund, L.P. Accordingly, HealthCor Offshore GP, LLC may be deemed to beneficially own the shares that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Group, LLC is the managing member of HealthCor Offshore GP, LLC and, therefore, may be deemed to beneficially own the shares that are beneficially owned by HealthCor Offshore Master Fund, L.P. HealthCor Offshore II GP, LLC is the general partner of HealthCor Sanatate Offshore Master Fund, L.P. Accordingly, HealthCor Offshore II GP, LLC may be deemed to beneficially own the shares that are beneficially owned by HealthCor Sanatate Offshore Master Fund, L.P. HealthCor Group, LLC is the managing member of HealthCor Offshore II GP, LLC and, therefore, may be deemed to beneficially own the shares that are beneficially owned by HealthCor Sanatate Offshore Master Fund, L.P. By virtue of its position as the investment manager of HealthCor Offshore Master Fund, L.P. and HealthCor Sanatate Offshore Master Fund, L.P. (the “HealthCor Funds”), HealthCor Management, L.P. may be deemed a beneficial owner of all the shares owned by the HealthCor Funds, as well as those it manages through separately managed accounts. HealthCor Associates, LLC is the general partner of HealthCor Management, L.P. and thus may also be deemed to beneficially own the shares that are beneficially owned by the HealthCor Funds or managed through such accounts. As the managers of HealthCor Associates, LLC, Arthur Cohen and Joseph Healey exercise both voting and investment power with respect to the shares owned by the HealthCor Funds, and therefore each may be deemed a beneficial owner of such shares. HealthCor Offshore GP, LLC, HealthCor Group, LLC, HealthCor Offshore II GP, LLC, HealthCor Management, L.P., HealthCor Associates, LLC, Arthur Cohen and Joseph Healey disclaim beneficial ownership over all shares held by the HealthCor Funds, except to the extent of their respective indirect pecuniary interest therein.

(4)

The shares purchased in the Private Placement consist of: (i) 9,129,885 shares purchased by Valiant Capital Partners, LP (“VCP”); (ii) 17,881,609 shares purchased by Valiant Capital Master Fund, LP (“VCMF”); and (iii) 3,160,919 shares purchased by Valiant Employee Investment Fund, LLC (“VEIF”), a member-managed Delaware series limited liability company (collectively, the “Valiant Funds”). Valiant Capital Management, LP is the general partner and investment adviser of VCP and the investment adviser of VCMF, and has the authority to vote the shares on behalf of both VCP and VCMF. Christopher R. Hansen is the founder, President and portfolio manager of Valiant Capital Management, LP and, as such, he has ultimate ownership and authority over voting and investment decisions of the shares. As a result, Mr. Hansen may be deemed to have beneficial ownership of the shares held by VCP and VCMF. In addition, although VEIF is not advised or controlled by Valiant Capital Management, L.P., as the controlling member of this particular VEIF investment series, Mr. Hansen may be deemed to have beneficial ownership of the shares held by VEIF.

93

(5)	Citadel Advisors LLC (“Citadel Advisors”), acts as the portfolio manager of Citadel Multi-Strategy Equities Master Fund Ltd. (“Citadel”). Citadel Advisors Holdings LP (“CAH”) is the sole member of Citadel Advisors. Citadel GP LLC (“CGP”) is the general partner of CAH. Mr. Kenneth Griffin is the President and Chief Executive Officer of CGP and owns a controlling interest in CGP and may be deemed to share voting and dispositive power over the shares held by Citadel. The address for this entity is c/o Citadel Advisors LLC, 601 Lexington Avenue, New York, NY 10022.

(6)	The shares purchased in the Private Placement consist of: (i) 544,316 shares purchased by Ghost Tree Master Fund, LP; (ii) 677,948 shares purchased by NR1 SP, a segregated portfolio of North Rock SPC; (iii) 676,989 shares purchased by NR2 SP, a segregated portfolio of North Rock SPC; (iv) 389,724 shares purchased by Schonfeld Fundamental Equity Fund LLC, and (v) 584,586 shares purchased by Whitney Capital Series Fund LLC (collectively, the “Ghost Tree Affiliated Entities”). The investment manager of each of the Ghost Tree Affiliated Entities is Ghost Tree Capital Group, LP. Ghost Tree Capital Group, LP may be deemed to beneficially own and share voting and dispositive power over the shares held by the Ghost Tree Affiliated Entities.

(7)	As the managing member of TMJ & Associates LLC (“TMJ”), Jeffrey Talpins may be deemed to beneficially own and share voting and dispositive power over the shares held by TMJ.

(8)	First Light Asset Management, LLC is the investment advisor for First Light Focus Fund, LP. (“First Light”). First Light Focus Fund GP, LLC is the general partner of First Light. Mathew P. Arens is the chief executive officer of the managing member of First Light Focus Fund GP, LLC. Mr. Arens and each of the foregoing entities disclaim beneficial ownership of the shares held by First Light except to the extent of any pecuniary interest therein.

(9)	Logos GP LLC is the general partner of Logos Global Master Fund, LP. Arsani William, as manager of Logos GP LLC, may be deemed to beneficially own and has voting and investment power over the shares held by Logos GP LLC.

(10)	JiHoon Kim is the Chief Executive Officer of KPM Tech Co. (“KPM Tech”), Ltd and may be deemed to beneficially own and have voting and dispositive power over the shares held by KPM Tech.

(11)	JiHoon Kim is the Chief Executive Officer of Telcon RF Pharmaceutical Co., Ltd (“Telcon RF”), and may be deemed to beneficially own and have voting and dispositive power over the shares held by Telcon RF.

(12)	Michael G. Fisch is the trustee of the Michael G. Fisch 2006 Revocable Trust and may be deemed to beneficially own and share voting and dispositive power over the shares held by the Michael G. Fisch 2006 Revocable Trust.

(13)	Alfred Childers is the investment manager of Magellan Partners I, LLC (“Magellan”), and Bruce Boucher serves as the manager of Magellan. Each of Messrs. Childers and Boucher may be deemed to beneficially own and share voting and dispositive power over the shares held by Magellan.

(14)	As the limited partner of Magellan's Compass I LP (“MCLP”), Dr. W. Lowry Caudill may be deemed to beneficially own and share voting and dispositive power over the shares held by MCLP.

(15)	H. Stewart Parker is the trustee of The H. Stewart Parker Living Trust and may be deemed to beneficially own and share voting and dispositive power over the shares held by The H. Stewart Parker Living Trust.

(16)	Stuart Lipton may be deemed to beneficially own and share voting and dispositive power over the shares held by Beauregard Holdings LLC.

(17)	Ted Meisel is the trustee of the Ted D Meisel Trust dated 10/16/2000 and may be deemed to beneficially own and share voting and dispositive power over the shares held by the Ted D Meisel Trust dated 10/16/2000.

(18)	Arthur H. Bilger may be deemed to beneficially own and share voting and dispositive power over the shares held by AT Investors, LLC.

(19)	Dr. Jordan Shlain is the trustee of The Shlain Family Trust and may be deemed to beneficially own and share voting and dispositive power over the shares held by The Shlain Family Trust.

(20)	As the president of Carter, Terry & Company, Inc., Timothy Terry may be deemed to beneficially own and share voting and dispositive power over the shares held by Carter, Terry & Company, Inc.

94

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	if we are successful in attaining a listing of our common stock on the Nasdaq Capital Market, through an exchange distribution in accordance with the rules of the Nasdaq Capital Market;
•	privately negotiated transactions;
•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus, provided that our prior written consent will be required prior to an assignment of a selling stockholders rights under the Registration Rights Agreement to a non-affiliate. The selling stockholders also may transfer the shares of common stock to an “affiliate” (as such term is defined in Rule 405 promulgated under the Securities Act) or in other circumstances with our prior written consent, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

95

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use reasonable best efforts to cause the registration statement of which this prospectus constitutes a part to become effective and to remain continuously effective until the earlier of (1) the date on which all of the shares covered by this prospectus have been sold or (2) the date on which all of the shares covered by this prospectus may be sold pursuant to Rule 144 promulgated under the Securities Act without limitation as to volume or the manner of such sale.

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LEGAL MATTERS

The legal validity of the securities offered by this prospectus have been passed upon for us by Polsinelli PC, Washington, D.C.

EXPERTS

The consolidated financial statements of Humanigen, Inc. as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019 have been audited by HORNE LLP, an independent registered public accounting firm, as stated in their report thereon, and included in this Prospectus and Registration Statement in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

In addition, since our common stock is registered under the Securities Exchange Act of 1934, we are required to file annual, quarterly, and current reports, or other information with the SEC as provided by the Securities Exchange Act of 1934, as amended. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on the Investor Relations portion of our website, www.humanigen.com, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. In addition, the SEC maintains an internet site that contains the reports, proxy and information statements, and other information we electronically file with or furnish to the SEC, located at http://www.sec.gov.

Information contained in, or that can be accessed through, our website is not a part of, and shall not be incorporated by reference into, this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

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INDEX TO FINANCIAL STATEMENTS

Years Ended December 31, 2019 and 2018

Three Months Ended March 31, 2020 and 2019

F-1

Report of Independent Registered Public Accounting Firm

To Shareholders and the Board of Directors of Humanigen, Inc.

Opinion on Financial Statement

We have audited the accompanying consolidated balance sheets of Humanigen, Inc. and subsidiary (the "Company") as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, stockholders' deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and its total liabilities exceed its total assets. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

We have served as the Company's auditor since 2016.

/s/ HORNE LLP

Ridgeland, Mississippi

March 16, 2020

F-2

Humanigen, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$143	$814
Prepaid expenses and other current assets	309	485
Total current assets	452	1,299

Restricted cash	71	71
Total assets	$523	$1,370

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$5,046	$2,856
Accrued expenses	3,308	3,129
Advance notes	2,113	807
Convertible notes - current	2,033	-
Notes payable to vendors	1,094	1,471
Total current liabilities	13,594	8,263
Convertible notes - non current	1,247	1,217
Total liabilities	14,841	9,480

Stockholders’ deficit:
Common stock, $0.001 par value: 225,000,000 shares authorized at
December 31, 2019 and December 31, 2018; 114,034,451 and 109,897,526 shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively	114	110
Additional paid-in capital	270,463	266,381
Accumulated deficit	(284,895)	(274,601)
Total stockholders’ deficit	(14,318)	(8,110)
Total liabilities and stockholders’ deficit	$523	$1,370

See accompanying notes.

F-3

Humanigen, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Twelve Months Ended December 31,
	2019	2018
Operating expenses:
Research and development	$2,616	$2,219
General and administrative	6,328	9,112
Total operating expenses	8,944	11,331

Loss from operations	(8,944)	(11,331)

Other expense:
Interest expense	(1,349)	(852)
Other income (expense), net	(1)	324
Reorganization items, net	-	(145)
Net loss	(10,294)	(12,004)
Other comprehensive income	-	-
Comprehensive loss	$(10,294)	$(12,004)

Basic and diluted net loss per common share	$(0.09)	$(0.13)

Weighted average common shares outstanding used to
calculate basic and diluted net loss per common share	111,806,251	94,756,375

See accompanying notes.

F-4

Humanigen, Inc.

Consolidated Statements of Stockholders’ Deficit

(in thousands, except share and per share data)

			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2018	14,946,712	$15	$238,246	$(262,597)	$(24,336)
Conversion of notes payable and related accrued interest and fees to common stock	76,007,754	76	18,356	-	18,432
Issuance of common stock	18,653,320	19	2,762	-	2,781
Issuance of common stock in connection with financing agreement	30,000	-	-	-	-
Beneficial conversion feature of Advance Notes	-	-	271	-	271
Beneficial conversion feature of Convertible Notes	-	-	1,465	-	1,465
Issuance of stock options for payment of accrued compensation	-	-	303	-	303
Stock-based compensation expense	-	-	4,812	-	4,812
Issuance of common stock in lieu of cash compensation	151,407	-	85	-	85
Issuance of common stock in exchange for services	108,333	-	81	-	81
Comprehensive loss	-	-	-	(12,004)	(12,004)
Balances at December 31, 2018	109,897,526	$110	$266,381	$(274,601)	$(8,110)
Issuance of common stock	500,000	1	185	-	186
Issuance of common stock in connection with financing agreement	706,592	1	(1)	-	-
Issuance of stock options for payment of accrued compensation	-	-	207	-	207
Issuance of common stock for payment of accrued compensation	152,223	-	137	-	137
Issuance of common stock in exchange for services	109,863	-	83	-	83
Issuance of common stock upon note conversions	2,179,622	2	979	-	981
Convertible note beneficial conversion feature	-	-	143	-	143
Exercise of common stock options	488,625	-	324	-	324
Stock-based compensation expense	-	-	2,025	-	2,025
Comprehensive loss	-	-	-	(10,294)	(10,294)
Balances at December 31, 2019	114,034,451	$114	$270,463	$(284,895)	$(14,318)

See accompanying notes.

F-5

Humanigen, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Twelve Months Ended
	December 31,
	2019	2018
Operating activities:
Net loss	$(10,294)	$(12,004)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	-	19
Noncash interest expense	1,295	819
Stock based compensation expense	2,025	4,812
Issuance of common stock for payment of accrued compensation	137	85
Issuance of common stock in exchange for services	83	81
Gain on disposal of assets	-	(276)
Changes in operating assets and liabilities:
Prepaid expenses and other assets	176	328
Accounts payable	2,190	(198)
Accrued expenses	387	125
Net cash used in operating activities	(4,001)	(6,209)

Financing activities:
Net proceeds from issuance of common stock	185	2,781
Net proceeds from term loan	-	50
Proceeds from exercise of stock options	325	-
Net proceeds from issuance of Convertible notes	1,275	2,500
Net proceeds from issuance of Advance notes	2,050	925
Payments on notes payable to vendors	(505)	-
Net cash provided by financing activities	3,330	6,256

Net increase (decrease) in cash, cash equivalents and restricted cash	(671)	47
Cash, cash equivalents and restricted cash, beginning of period	885	838
Cash, cash equivalents and restricted cash, end of period	$214	$885

Supplemental cash flow disclosure:
Cash paid for interest	$13	$8
Supplemental disclosure of non-cash investing and financing activities:
Conversion of notes payable and related accrued interest and fees to common stock	$981	$18,432
Beneficial conversion feature of Advance notes	$-	$271
Beneficial conversion feature of Convertible notes	$143	$1,465
Issuance of stock options in lieu of cash compensation	$207	$303
Issuance of common stock for payment of accrued compensation	$137	$85
Issuance of common stock in exchange for services	$83	$81

See accompanying notes.

F-6

Notes to Consolidated Financial Statements

(in thousands unless otherwise indicated, except share and per share data)

1. Organization and Description of Business

Description of the Business

Humanigen, Inc. (the “Company”) was incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001 under the name KaloBios Pharmaceuticals, Inc. Effective August 7, 2017, the Company changed its legal name to Humanigen, Inc.

During February 2018, the Company completed the restructuring transactions announced in December 2017 and furthered its transformation into a clinical-stage biopharmaceutical company.

During 2019, the Company completed its transformation into a clinical stage biopharmaceutical company, developing its clinical stage immuno-oncology and immunology portfolio of monoclonal antibodies. The Company is focusing its efforts on the development of its lead product candidate, lenzilumab, through a clinical collaboration agreement (the “Kite Agreement”) with Kite Pharmaceuticals, Inc., a Gilead company (“Kite”) to study the effect of lenzilumab on the safety of Yescarta®, axicabtagene ciloleucel (“Yescarta” or “Yescarta®”) including cytokine release syndrome (CRS), which is sometimes also referred to as cytokine storm, and neurotoxicity,with a secondary endpoint of increased efficacy. The Company believes that this study, designated the nomenclature ‘ZUMA-19’, may be the basis for registration of lenzilumab given the similar trial design to the Yescarta’s and Novartis’ Kymriah® (“Kymriah” or “Kymriah®”) registration trials.

The Company is also exploring the effectiveness of its GM-CSF neutralization technologies (either through the use of lenzilumab as a neutralizing antibody or through GM-CSF gene knockout) in combination with other CAR-T, T-cell engaging, and immunotherapy treatments to break the efficacy/toxicity linkage, including the prevention and/or treatment of graft-versus-host disease (“GvHD”) while preserving graft-versus-leukemia (“GvL”) benefits in patients undergoing allogeneic HSCT. In this context, GvHD is akin to CRS, or cytokine storm and the Company believe the mechanism to be driven by GM-CSF levels. The recent coronavirus pandemic which is due to the SARS-CoV-2 virus and leads to the condition referred to as COVID-19, is characterized in the later and sometimes fatal stages by lung dysfunction which is triggered by CRS, or cytokine storm. Recent publications point to GM-CSF being a key cytokine, with elevated levels especially in those patients who transition to the Intensive Care Unit (ICU).The Company has established several partnerships with leading institutions to advance its innovative pipeline and is in active discussion with several government and commercial organizations.

The Company believes that it has a dominant intellectual property position in the area of GM-CSF neutralization through multiple approaches and mechanisms, as they pertain to CAR-T, GvHD and multiple other oncology/transplantation, inflammation, fibrosis and autoimmune conditions which may be driven by GM-CSF.

The Company has also advanced its preclinical next-generation cell and gene therapies for the treatment of cancers via its novel human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) neutralization and gene-knockout platforms.

As a leader in GM-CSF pathway science, the Company believes that it has the ability to transform prevention of CRS in SARS-CoV-2 infection. The virus associated with the current COVID-19 pandemic, SARS-Cov-2, is one of a group of several betacoronaviruses, which includes the viruses responsible for Severe Acute Respiratory Syndrome (SARS-CoV) and Middle East Respiratory Syndrome (MERS-CoV). These viruses infect predominantly the lower lung and cause fatal pneumonia. Other coronaviruses infect the upper respiratory tract and cause some cases of the common cold. The clinical course of COVID-19 can be mistaken for influenza infection – patients in both cases often suffer from aches and pains throughout the body, fever, cough and general malaise. COVID-19 is not typically associated with a productive cough – rather it tends to be a dry cough – and sneezing is less common. A nasal or throat swab can be used to test for SARS-CoV-2 infection, and blood tests can be run to check for viral titers. Travel to areas where COVID-19 appears to have a large number of cases and exposure to people who are known to have suffered from the condition or carriers of SARS-CoV-2 also increases the clinical suspicion of possible infection. Data generated during the SARS and MERS outbreaks point to cytokine storm as a phase of the illness which is characterized by an immune hyperactive phase, which then can progress to lung dysfunction and death. The natural history of SARS infection shows viral load actually decreases as patients enter the second phase.

Recent data from China and the subject of a pre-publication titled “Aberrant pathogenic GM-CSF+ T cells and inflammatory CD14+CD16+ monocytes in severe pulmonary syndrome patients of a new coronavirus”, supports the hypothesis that cytokine storm-induced immune mechanisms have contributed to patient mortality with the current pandemic strain of coronavirus.

The severe clinical features associated with some COVID-19 infections result from an inflammation-induced lung injury requiring Intensive Care Unit (ICU) care and mechanical ventilation. This lung injury is a result of a cytokine storm resulting from a hyper-reactive immune response. The lung injury that leads to death is not directly related to the virus, but appears to be a result of a hyper-reactive immune response to the virus triggering a cytokine storm that can continue even after viral titers begin to fall.

F-7

The authors of the study assessed samples from patients with severe pneumonia resulting from COVID-19 infection to identify whether inflammatory factors such as GM-CSF, G-CSF, IL-6, MCP-1, MIP 1 alpha, IFN-gamma and TNF-alpha were implicated. The authors noted that steroid treatment in such cases has been disappointing in terms of outcome, but suggested that a monoclonal antibody that targets GM-CSF may prevent or curb the hyper-active immune response caused by COVID-19 in this setting. The Company believes that the authors’ findings are worthy of further investigation, suggesting that to reduce or eradicate ICU care and prevent deaths from COVID-19 infection, an intervention may be needed to prevent cytokine storm.

Separate publications confirm that cytokine storm is characterized by surge of high levels of circulating inflammatory cytokines, and is an overreaction of the immune system under the conditions, such as CAR-T therapy and patients infected with SARS-CoV-2. These recent studies revealed that high levels of GM-CSF, along with a few other cytokines, are critically associated with severe clinical complications in COVID-19 patients. High concentration of GM-CSF was found in the plasma of severe and critically ill patients, which account for approximately 20% of all patients, especially in those requiring intensive care.

Lenzilumab has been shown to prevent cytokine storm in animal models and this work has been published in peer reviewed journals. Patients are expected to be enrolled soon in a clinical study to determine lenzilumab’s effect on cytokine storm associated with the hyper-active immune response associated with CAR-T therapy in collaboration with Kite Pharma.

The Company believes these new data suggest that GM-CSF may be a critical triggering cytokine in the increased mortality in the current coronavirus pandemic. A potential program in COVID-19 to prevent cytokine storm is complementary to the programs in CAR-T and GvHD, which are also focused on preventing or reducing cytokine storm in those disease states.

As a leader in GM-CSF pathway science, the Company believes that it has the ability to transform chimeric antigen receptor T-cell (“CAR-T”) therapy and a broad range of other T-cell engaging therapies, including both autologous and allogeneic cell transplantation. There is a direct correlation between the efficacy of CAR-T therapy and the incidence of life-threatening toxicities (referred to as the efficacy/toxicity linkage).

The Company believes that its GM-CSF neutralization and gene-editing CAR-T platform technologies have the potential to reduce the inflammatory cascade associated with serious and potentially life-threatening CAR-T therapy-related side-effects while preserving and potentially improving the efficacy of the CAR-T therapy itself, thereby breaking the efficacy/toxicity linkage. Clinical correlative analysis and preclinical in-vivo evidence points to GM-CSF as the key initiator of the inflammatory cascade resulting in CAR-T therapy’s side-effects, including cytokine release syndrome (“CRS) and neurotixicity (“NT”). GM-CSF has also been linked to the suppressive myeloid cell axis through recruitment of myeloid derived suppressor cells (“MDSC’s”) that reduce CAR-T cell expansion and hamper CAR-T cell efficacy. The Company’s strategy is to continue to pioneer the use of GM-CSF neutralization and GM-CSF gene knockout technologies to improve efficacy and prevent or significantly reduce the serious side-effects associated with CAR-T therapy.

The Company believes that its GM-CSF pathway science, assets and expertise create two technology platforms to assist in the development of next-generation CAR-T therapies. Lenzilumab, the Company’s proprietary Humaneered anti-GM-CSF immunotherapy, has the potential to be used in combination with any U.S. FDA-approved or development stage T-cell therapies, including CAR-T therapy, as well as in combination with other cell therapies such as hematopoietic stem cell therapy (“HSCT”), to make these treatments safer and more effective.

The Company has utilized a precision medicine approach and personalized the development of lenzilumab based on specific genetic mutations or biomarkers at baseline. The Company recently reported on a Phase I study of lenzilumab as monotherapy in refractory chronic myelomonocytic leukemia (CMML) and is now planning a potential Phase II study of lenzilumab in combination with azacitidine (current standard therapy) in newly diagnosed CMML patients with certain genetic mutations. The Company is also planning a potential Phase II/III study focused on early intervention with lenzilumab in patients at high risk for acute Graft versus Host Disease (GvHD) based on specific biomarkers. The Company has also reported on a Phase II study in severe asthma utilizing lenzilumab. In addition, the Company’s GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that may inherently avoid any efficacy/toxicity linkage, thereby potentially preserving the benefits of the CAR-T therapy while reducing or altogether avoiding its serious and potentially life-threatening side-effects.

The Company’s immediate focus is combining FDA-approved and development stage CAR-T therapies with lenzilumab, its lead product candidate. A clinical collaboration with Kite was recently announced to evaluate the use of lenzilumab with Yescarta in a multicenter clinical trial (ZUMA-19) in adults with relapsed or refractory large B-cell lymphoma.

The Company is also creating next-generation combinatory gene-edited CAR-T therapies using strategies to improve efficacy while employing GM-CSF gene knockout technologies to control toxicity. This includes developing its own portfolio of proprietary first-in-class EphA3-CAR-Ts for various solid cancers and EMR1-CAR-Ts for various eosinophilic disorders.

F-8

Lenzilumab

Lenzilumab neutralizes human GM-CSF and has the potential to prevent or reduce certain serious side-effects associated with CAR-T therapy (CRS and neurotoxicity) and improve upon the efficacy of CAR-T therapy. The Company believes this same mechanism to be the causation of CRS/cytokine storm which precedes the decline in lung function seen with severe cases of COVID-19. Preclinical data generated in collaboration with the Mayo Clinic, which was published in ‘blood®’, a premier journal in hematology, indicates that the use of lenzilumab in combination with CAR-T therapy may also enhance the proliferation and improve the efficacy of CAR-T therapy. This may also result in durable, or longer term, responses in CAR-T therapies.

There are currently no products approved by the FDA for the prevention of CRS/cytokine storm associated with COVID-19. Also there are currently no products approved by the FDA for the prevention of CAR-T therapy-related side effects, nor are there any approved therapies for the treatment of CAR-T therapty related NT. The Company is continuing to advance the development of lenzilumab in combination with CAR-T therapy through a non-exclusive clinical collaboration with Kite, pursuant to which we are conducting a multi-center Phase Ib/II study (the “Study”) of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including diffuse large B-cell lymphoma (“DLBCL”). The Study has been designated the nomenclature ‘ZUMA-19’, consistent with the other Kite CAR-T studies, which also receive a ‘ZUMA’ designation. The primary objective of ZUMA-19 is to determine the effect of lenzilumab on the safety and efficacy of Yescarta. Kite’s Yescarta is one of two CAR-T therapies that have been approved by the FDA and is the CAR-T therapy market leader, and our collaboration with Kite is currently the only clinical collaboration which is now enrolling patients with the potential to improve both the safety and efficacy of CAR-T therapy. The Company also plans to measure other potentially beneficial effects on efficacy and healthcare resource utilization. In addition, lenzilumab’s success in preventing serious and potentially life-threatening side-effects could offer economic benefits to medical system payers by making the CAR-T therapy capable of being administered, and follow-up care subsequently monitored and managed, potentially on an out-patient basis in certain patients and circumstances. In turn, the Company believes that delivering such provider and payer benefits might accelerate the use of the CAR-T therapy itself, and thereby permit us to generate further revenues from sales of lenzilumab.

In addition to COVID-19 and CAR-T therapy, the Company is committed to advancing its diverse platform for GM-CSF axis suppression for a broad range of other T-cell engaging therapies, including both autologous and allogeneic next generation CAR-T therapies, bi-specific antibody therapies, as well as other cell-based immunotherapies in development, including allogeneic HSCT, with our current and future partners.

In July 2019, the Company entered into the “Zurich Agreement” with the University of Zurich, Switzerland (“UZH”). Under the Zurich Agreement, the Company has in-licensed certain technologies that it believes may be used to prevent or treat GvHD, thereby expanding its development platform to include improving the safety and effectiveness of allogeneic HSCT, a potentially curative therapy for patients with hematological cancers. There are currently no FDA-approved agents for the prevention of GvHD nor treatment of GvHD in patients identified as high risk by certain biomarkers. the Company believes that GM-CSF neutralization with lenzilumab has the potential to prevent or treat GvHD without compromising, and potentially improving, the beneficial graft-versus-leukemia (“GvL”) effect in patients undergoing allogeneic HSCT, thereby making allogeneic HSCT safer. Several recent papers have been published which support this approach, including in Science Translational Medicine in November 2018 and in ‘blood advances’ in October 2019.

The Company aims to position lenzilumab as a necessary companion product to any allogeneic HSCT and as a part of the standard pre-conditioning that all patients receiving allogeneic HSCT should receive or as an early treatment option in patients identified as high risk for GvHD. Given its interest in developing lenzilumab to prevent CRS/cytokine storm in COVID-19 as well as in the treatment of rare cancers and other orphan conditions such as GvHD, the Company believes that it has the opportunity to benefit from various regulatory incentives, such as orphan drug exclusivity, breakthrough therapy designation, fast track designation, priority review and accelerated approval.

GM-CSF Gene Knockout

The Company is advancing its GM-CSF knockout gene-editing CAR-T platform through the Mayo Agreement that it entered into in June 2019 with the Mayo Foundation. Under the Mayo Agreement, the Company has in-licensed certain technologies that it believes may be used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools, including CRISPR-Cas9. The Company believes that its GM-CSF knockout gene-editing CAR-T platform has the potential to create next-generation CAR-T therapies that improve the efficacy and safety profile of CAR-T therapy. In addition, the Company has and continues to file intellectual property encompassing a broad range of gene-editing approaches related to GM-CSF knockout.

Preclinical data indicates that GM-CSF gene knockout CAR-T cells show improved overall survival in animals compared to wild-type CAR-T cells in addition to the expected benefits of reduced serious side-effects associated with CAR-T therapy. The Company is establishing a platform of next-generation combinatorial gene knockout CAR-T cells that have potential to be applied across both autologous and allogeneic approaches and is also investigating multiple CAR-T cell designs using precise dual and triple gene editing to significantly enhance the anti-tumor activity while simultaneously preventing CAR-T therapy induced toxicities. Through targeted gene expression and modulating cytokine activation signaling, the Company may be able to increase the proportion of fitter T-cells produced during expansion, increase their proliferative potential, and inhibit activation-induced cell death, thereby improving the cancer killing activity of our engineered CAR-T cells thereby making them more effective and safer in the treatment of cancers. Initial data were published in an abstract that was presented at the December 2019 American Society of Hematology (ASH) meeting and also won an ASH Abstract Achievement award.

The Company plans to continue development of this technology in combination approaches that could add to the observed efficacy benefits of current generation CAR-T products. In addition, the Company anticipates that its GM-CSF knockout gene-editing CAR-T platform may be a future backbone for controlling the serious side-effects that hamper CAR-T therapy that lead to serious and sometimes fatal outcomes for patients as a result of the CAR-T therapy itself.

F-9

EphA3-CAR: Targeting Tumor Stroma and Tumor Vasculature

The Company has begun to generate its own pipeline of CAR-T therapies including an EphA3-CAR-T based on the ifabotuzumab v-region and backbone. Ifabotuzumab is a Humaneered anti-EphA3 monoclonal antibody. Ifabotuzumab has the potential to kill tumor cells by targeting tumor stroma that protects them and the vasculature that feeds them. This unique combination of activities as a backbone of a CAR-T therapy may provide the potential to generate durable responses in a range of solid tumors by targeting the tissues that surround, protect, and nourish a growing cancer.

By developing an EphA3-CAR-T using ifabotuzumab as the backbone, the Company may have the ability to target the tumor, tumor stroma, and tumor vasculature in a novel manner. The Company is collaborating with the Mayo Clinic and plans to move to clinical testing with an anti-EphA3 construct for a range of cancer types after completing IND-enabling work. The Company has published initial data from its Phase I study in an abstract that was accepted for the November 2019 Society of Neuro-Oncology (SNO) meeting, showing data in glioblastoma multiforme, a form of brain cancer.

EMR1-CAR: Targeting Eosinophils

The Company’s EMR1-CAR-T product is based on the HGEN005 (anti-EMR1 Humaneered monoclonal antibody) backbone and targets EMR1. Our EMR1-CAR-T based on the HGEN005 backbone is another approach in our growing platform of CAR-T therapies. The Company believes that because of its high selectivity, EMR1-CAR-T has significant potential to treat serious eosinophil diseases.

In preclinical work, HGEN005’s anti-EMR1 activity resulted in dramatically enhanced killing of eosinophils from normal and eosinophilic donors and also induced a rapid and sustained depletion of eosinophils in a non-human primate model without any clinically significant adverse events. The Company has engaged with NIH to discuss expanding the initial work they have conducted utilizing HGEN005 and discussions are underway with a leading center in the U.S. to perform the IND-enabling testing in eosinophilic leukemia, an orphan condition with significant unmet need, as well as with several other potential partners, although there is no assurance that it will reach any agreements for these next steps.

Liquidity and Going Concern

The Company has incurred significant losses since its inception in March 2000 and had an accumulated deficit of $284.9 million as of December 31, 2019. At December 31, 2019, the Company had a working capital deficit of $13.1 million.

During March, April and May of 2019, the Company received aggregate proceeds of $324,000 from the exercise of stock options by our Chairman and Chief Executive Officer and two other members of our Board of Directors.

Commencing on April 23, 2019, the Company delivered a series of convertible promissory notes (the “2019 Convertible Notes”) evidencing an aggregate of $1.3 million of loans made to the Company by eleven different lenders. See Note 6 for further description of the 2019 Convertible Notes.

On June 28, 2019, the Company received aggregate proceeds of $1.7 million from bridge loans made to the Company (the “June Bridge Notes”) by three different lenders including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder; and Nomis Bay LTD, our second largest shareholder. See Note 6 for further description of the June Bridge Notes.

On November 12, 2019, the Company received aggregate proceeds of $350,000 from bridge loans made to the Company (the “November Bridge Notes”) by two parties, including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer and Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder. See Note 6 for further description of the November Bridge Notes.

During the month of December 2019, the Company received aggregate proceeds of approximately $186,000 from the issuance of common stock to Lincoln Park Capital under the Purchase Agreement. See Note 9 for further description of the Purchase Agreement.

To date, none of the Company’s product candidates has been approved for sale and therefore the Company has not generated any revenue from product sales. Management expects operating losses to continue for the foreseeable future. The Company will require additional financing in order to meet its anticipated cash flow needs during the next twelve months. As a result, the Company will continue to require additional capital through equity offerings, debt financing and/or payments under new or existing licensing or collaboration agreements. If sufficient funds are not available on acceptable terms when needed, the Company could be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, could materially harm its business, financial condition and results of operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

F-10

The Consolidated Financial Statements for the twelve months ended December 31, 2019 were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its total liabilities of $14.8 million at December 31, 2019 and to continue as a going concern is dependent upon the availability of future funding. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2. Chapter 11 Filing

On December 29, 2015, the Company filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The filing was made in the U.S. Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 15-12628 (LSS) (the “Bankruptcy Case”).

Plan of Reorganization

On May 9, 2016, the Company filed with the Bankruptcy Court a Plan of Reorganization and related amended disclosure statement (the “Plan”) pursuant to Chapter 11 of the Bankruptcy Code. On June 16, 2016, the Bankruptcy Court entered an order confirming the Plan.

The Plan became effective on June 30, 2016 (the “Effective Date”) and the Company emerged from its Chapter 11 bankruptcy proceedings.

Bankruptcy Claims Administration

The reconciliation of certain proofs of claim filed against the Company in the Bankruptcy Case, including certain General Unsecured Claims, Convenience Class Claims and Other Subordinated Claims, is complete.  As a result of its examination of the claims, the Company asked the Bankruptcy Court to disallow, reduce, reclassify, subordinate or otherwise adjudicate certain claims the Company believes are subject to objection or otherwise improper.  On July 11, 2018, the Company filed an objection to the remaining claims. By objection, the Company sought to disallow in their entirety the remaining claims totaling approximately $0.5 million. On September 17, 2018 the Bankruptcy Court issued a Final Decree and Order to close the Bankruptcy Case and terminate the remaining claims and noticing services.

Financial Reporting in Reorganization

The Company applied Financial Accounting Standards Board (FASB) Accounting Standards Codification (“ASC”) 852, Reorganizations, which is applicable to companies under bankruptcy protection, and requires amendments to the presentation of key financial statement line items. It requires that the financial statements for periods subsequent to the Chapter 11 filing distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Revenues, expenses, realized gains and losses, and provisions for losses that can be directly associated with the reorganization and restructuring of the business must be reported separately as reorganization items in the Condensed Consolidated Statements of Operations and Comprehensive Loss. The balance sheet must distinguish pre-petition liabilities subject to compromise from both those pre-petition liabilities that are not subject to compromise and from post-petition liabilities. Liabilities that may be subject to a plan of reorganization must be reported at the amounts expected to be allowed in the Company’s Chapter 11 case, even if they may be settled for lesser amounts as a result of the plan of reorganization or negotiations with creditors.

For the years ended December 31, 2019 and 2018, Reorganization items, net consisted of the following charges:

	Year Ended December 31,
	2019	2018
Legal fees	$-	$119
Professional fees	-	26
Total reorganization items, net	$-	$145

Cash payments for reorganization items totaled $0.2 million for the year ended December 31, 2018. There were no payments for reorganization items for the year ended December 31, 2019.

3. Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (GAAP) and include all adjustments necessary for the presentation of the Company’s consolidated financial position, results of operations and cash flows for the periods presented. The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. These financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.

F-11

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates. The Company believes judgment is involved in accounting for the fair value-based measurement of stock-based compensation, accruals, convertible notes and warrants. The Company evaluates its estimates and assumptions as facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates and assumptions, and those differences could be material to the Consolidated Financial Statements.

Concentration of Credit Risk

Cash, cash equivalents, and marketable securities consist of financial instruments that potentially subject the Company to a concentration of credit risk in the event of a default by the related financial institution holding the securities, to the extent of the value recorded in the balance sheet. The Company invests cash that is not required for immediate operating needs primarily in highly liquid instruments with lower credit risk. The Company has established guidelines relating to the quality, diversification, and maturities of securities to enable the Company to manage its credit risk.

Fair Value of Financial Instruments

The fair value of financial instruments reflects the amounts that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The fair value hierarchy is based on three levels of inputs that may be used to measure fair value, of which the first two are considered observable, and the third is considered unobservable, as follows:

Level 1—Quoted prices in active markets for identical assets or liabilities.

Level 2—Inputs other than those included in Level 1 that are directly or indirectly observable, such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company measures the fair value of financial assets and liabilities using the highest level of inputs that are reasonably available as of the measurement date. The following tables summarize the fair value of financial assets (marketable securities) that are measured at fair value, and the classification by level of input within the fair value hierarchy:

	Fair Value Measurements as of
	December 31, 2019
	Level 1	Level 2	Level 3	Total
Investments:
Money market funds	$71	$—	$—	$71
Total assets measured at fair value	$71	$—	—	$71

	Fair Value Measurements as of
	December 31, 2018
	Level 1	Level 2	Level 3	Total
Investments:
Money market funds	$71	$—	$—	$71
Total assets measured at fair value	$71	$—	—	$71

The estimated fair value of the Advance notes, Notes payable to vendors, Bridge notes and Convertible notes as of December 31, 2019 and 2018, based upon current market rates for similar borrowings, as measured using Level 3 inputs, approximate the carrying amounts as presented in the Consolidated Balance Sheets.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less at the time of purchase to be cash equivalents. Cash and cash equivalents consist of deposits with commercial banks in checking, interest-bearing and demand money market accounts.

F-12

Restricted Cash

Restricted cash at December 31, 2019 of $0.07 million related to a standby letters of credit in the amount of $0.05 million issued in connection with certain insurance policy coverage maintained by the Company and restricted cash related to a credit card facility in the amount of $0.02 million. Restricted cash at December 31, 2018 of $0.07 million related to a standby letters of credit in the amount of $0.05 million issued in connection with certain insurance policy coverage maintained by the Company and restricted cash related to a credit card facility in the amount of $0.02 million.

Debt Issue Costs

Debt issuance costs related to a recognized debt liability are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and are amortized to interest expense over the term of the related debt on the effective interest method.

Research and Development Expenses

Development costs incurred in the research and development of new product candidates are expensed as incurred, including expenses that may or may not be reimbursed under research and development collaboration arrangements. Research and development costs include, but are not limited to, salaries, benefits, stock-based compensation, laboratory supplies, allocated overhead, fees for professional service providers and costs associated with product development efforts, including preclinical studies and clinical trials.

The Company estimates preclinical study and clinical trial expenses based on the services performed, pursuant to contracts with research institutions and clinical research organizations that conduct and manage preclinical studies and clinical trials on its behalf. In accruing service fees, the Company estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, the Company will adjust the accrual accordingly. Payments made to third parties under these arrangements in advance of the receipt of the related services are recorded as prepaid expenses until the services are rendered.

The Company records upfront and milestone payments made to third parties under licensing arrangements as an expense. Upfront payments are recorded when incurred and milestone payments are recorded when the specific milestone has been achieved.

Research and Development Services

Internal and external research and development costs incurred in connection with collaboration agreements are recognized as revenue in the same period as the costs are incurred and are presented on a gross basis when the Company acts as a principal, has the discretion to choose suppliers, bears credit risk, and performs at least part of the services.

Revenue Recognition

The Company’s revenue to date has been generated primarily through license agreements and research and development collaboration agreements. The Company had no revenues for the years ending December 31, 2019 and 2018. Commencing January 1, 2018, the Company recognizes revenue in accordance with ASC 606. The core principle of ASC 606 is that an entity should recognize revenue to depict the transfer of promised goods and/or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and/or services. To determine the appropriate amount of revenue to be recognized for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following steps: (i) identify the contract(s) with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract and (v) recognize revenue when (or as) each performance obligation is satisfied.

Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments. These agreements are generally referred to as “multiple element arrangements”.

The Company applies the accounting standard on revenue recognition for multiple element arrangements. The fair value of deliverables under the arrangement may be derived using a best estimate of selling price if vendor specific objective evidence and third-party evidence is not available. Deliverables under the arrangement will be separate units of accounting if a delivered item has value to the customer on a standalone basis and if the arrangement includes a general right of return for the delivered item, delivery or performance of the undelivered item is considered probable and substantially in the Company’s control.

The Company recognizes upfront license payments as revenue upon delivery of the license only if the license has standalone value from any undelivered performance obligations and that value can be determined. The undelivered performance obligations typically include manufacturing or development services or research and/or steering committee services. If the fair value of the undelivered performance obligations can be determined, then these obligations would be accounted for separately. If the license is not considered to have standalone value, then the license and other undelivered performance obligations would be accounted for as a single unit of accounting. In this case, the license payments and payments for performance obligations are recognized as revenue over the estimated period of when the performance obligations are performed or deferred indefinitely until the undelivered performance obligation is determined.

F-13

Whenever the Company determines that an arrangement should be accounted for as a single unit of accounting, the Company determines the period over which the performance obligations will be performed, and revenue will be recognized. Revenue is recognized using a proportional performance or straight-line method. The proportional performance method is used when the level of effort required to complete performance obligations under an arrangement can be reasonably estimated. The amount of revenue recognized under the proportional performance method is determined by multiplying the total payments under the contract, excluding royalties and payments contingent upon achievement of milestones, by the ratio of the level of effort performed to date to the estimated total level of effort required to complete performance obligations under the arrangement. If the Company cannot reasonably estimate the level of effort to complete performance obligations under an arrangement, the Company recognizes revenue under the arrangement on a straight-line basis over the period the Company is expected to complete its performance obligations. Significant management judgment is required in determining the level of effort required under an arrangement and the period over which the Company is expected to complete its performance obligations under an arrangement.

The Company’s collaboration agreements typically entitle the Company to additional payments upon the achievement of development, regulatory and sales performance-based milestones. If the achievement of a milestone is considered probable at the inception of the collaboration, the related milestone payment is included with other collaboration consideration, such as upfront fees and research funding, in the Company’s revenue calculation. Typically, these milestones are not considered probable at the inception of the collaboration. As such, milestones will typically be recognized in one of two ways depending on the timing of when the milestone is achieved. If the milestone is achieved during the performance period, then the Company will only recognize revenue to the extent of the proportional performance achieved at that date, or the proportion of the straight-line basis achieved at that date, and the remainder will be recorded as deferred revenue to be amortized over the remaining performance period. If the milestone is achieved after the performance period has completed and all performance obligations have been delivered, then the Company will recognize the milestone payment as Revenue in its entirety in the period the milestone was achieved.

Leases

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The FASB subsequently issued ASU No. 2018-10 and 2018-11 in July 2018, which provide clarifications and improvements to ASU 2016-02 (collectively, the “new lease standard”).

ASU No. 2018-11 provides the optional transition method which allows companies to apply the new lease standard at the adoption date instead of at the earliest comparative period presented and continue to apply the provisions of the previous lease standard in its annual disclosures for the comparative periods. The new lease standard requires lessees to present a right-of-use asset and a corresponding lease liability on the balance sheet. Additional footnote disclosures related to leases is also required.

On January 1, 2019, the Company adopted the new lease standard using the optional transition method and certain other practical expedients. Under the practical expedient package elected, the Company is not required to reassess whether expired or existing contracts are or contain a lease; and is not required to reassess the lease classifications or reassess the initial direct costs associated with expired or existing leases.

The new lease standard also provides practical expedients for an entity’s ongoing accounting. The Company elected the short-term lease recognition exemption for all leases that qualify. This means, for those leases that qualify, we will not recognize right of use assets or lease liabilities, and this includes not recognizing right of use assets or lease liabilities for existing short-term leases of those assets in transition. The Company elected the practical expedient to not separate lease and non-lease components for certain classes of assets.

The Company sub-leases office-space under a short-term lease for $300 per month. Management has determined the lease term to be less than 12 months, including renewals, and therefore has not recorded a right-of-use asset and corresponding liability under the short-term lease recognition exemption. Lease costs for the years ended December 31, 2019 and 2018 totaled approximately $10,700 and $204,800, respectively and are included in the Consolidated Statements of Operations and Comprehensive Loss.

Because the Company has elected to adopt the transitional practical expedients, Management was not required to reassess whether any existing or expired contracts contained embedded leases. The Company has not entered into any contracts during the 2019 fiscal year that contain an embedded lease.

Stock-Based Compensation Expense

The Company measures stock-based compensation expense for stock awards at the grant date, based on the fair value-based measurement of the award, and the expense is recorded over the related service period, generally the vesting period, net of estimated forfeitures. The Company calculates the fair value-based measurement of stock options using the Black-Scholes valuation model and the single-option method and recognizes expense using the straight-line attribution approach.

F-14

Income Taxes

The Company accounts for income taxes under an asset-and-liability approach. Deferred income taxes reflect the impact of temporary differences between assets and liabilities recognized for tax and financial reporting purposes measured by applying enacted tax rates and laws that will be in effect when the differences are expected to reverse, net operating loss carryforwards and tax credits. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized. The Company’s policy is to include interest and penalties related to unrecognized tax benefits within the Company’s provision for income taxes.

Comprehensive Loss

Comprehensive loss represents net loss adjusted for the change during the periods presented in unrealized gains and losses on available-for-sale securities less reclassification adjustments for realized gains or losses included in net loss. The unrealized gains or losses are reported on the Consolidated Statements of Operations and Comprehensive Loss.

Net Loss Per Common Share

Basic net loss per common share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding during the period, without consideration for potentially dilutive securities. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common shares and potentially dilutive securities outstanding for the period determined using the treasury-stock and if-converted methods. For purposes of the diluted net loss per share calculation, stock options, restricted stock units and common stock warrants are considered to be potentially dilutive securities but are excluded from the calculation of diluted net loss per share because their effect would be anti-dilutive and therefore, basic and diluted net loss per share were the same for all periods presented.

The Company’s potential dilutive securities, which include stock options, restricted stock units and warrants have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per common share and be antidilutive. Therefore, the denominator used to calculate both basic and diluted net loss per common share is the same in all periods presented.

The following shares subject to outstanding potentially dilutive securities have been excluded from the computations of diluted net loss per common share as the effect of including such securities would be antidilutive:

	Year Ended December 31,
	2019	2018
Options to purchase common stock	15,881,721	15,409,357
Warrants to purchase common stock	331,193	331,193
	16,212,914	15,740,550

Segment Reporting

The Company determines its segment reporting based upon the way the business is organized for making operating decisions and assessing performance. The Company operates in only one segment, which is related to the development of pharmaceutical products.

Recent Accounting Pronouncements

Until December 31, 2018, the Company qualified as an “emerging growth company” (“EGC”) pursuant to the provisions of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act which permits EGCs to defer compliance with new or revised accounting standards until non-issuers are required to comply with such standards. A registrant with EGC status loses its eligibility as an EGC five years after its common equity initial public offering, or December 31, 2018 for the Company. Accordingly, the Company was required to adopt new accounting standards on the same timeline as other public companies effective January 1, 2018.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. ASU 2016-18 requires the inclusion of restricted cash with cash and cash equivalents when reconciling the beginning-of-the period and end-of-period total amounts shown on the statement of cash flows. The Company adopted the standard effective January 1, 2018. As a result of the adoption, the Company will no longer present the change within restricted cash in the consolidated statements of cash flows. See below for the composition of cash, cash equivalents and restricted cash shown on the statements of cash flow:

	Year Ended December 31,
	2019	2018
Cash and cash equivalents	$143	$814
Restricted cash	71	71
Total cash, cash equivalents and restricted cash as shown on statement of cash flows	$214	$885

F-15

In June 2018, the FASB issued ASU 2018-07, “Compensation – Stock Compensation (Topic 718), Improvements to Nonemployee Share-Based Payment Accounting”. This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees and is effective for fiscal years beginning after December 15, 2018, including interim periods within that fiscal year. Early adoption is permitted. The Company adopted the standard effective January 1, 2019. The adoption of this standard did not have a material impact on the Company’s Consolidated Financial Statements and related disclosures.

In November 2018, the FASB issued ASU No. 2018-18, “Collaborative Arrangements (Topic 808)—Clarifying the Interaction between Topic 808 and Topic 606”. ASU 2018-18 makes targeted improvements for collaborative arrangements by clarifying that certain transactions between collaborative arrangement participants should be accounted for as revenue under Topic 606 when the collaborative arrangement participant is a customer in the context of a unit of account. In those situations, all the guidance in Topic 606 should be applied, including recognition, measurement, presentation, and disclosure requirements. In addition, unit-of-account guidance in Topic 808 was aligned with the guidance in Topic 606 (that is, a distinct good or service) when an entity is assessing whether the collaborative arrangement or a part of the arrangement is within the scope of Topic 606. ASU 2018-18 is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period. The amendments in this Update should be applied retrospectively to the date of initial application of Topic 606. The Company is currently evaluating the requirements of ASU 2018-18 and has not yet determined its impact on the Company’s Consolidated Financial Statements and related disclosures.

4. Investments

At December 31, 2019, the amortized cost and fair value of investments, with gross unrealized gains and losses, were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Money market funds	$71	$—	$—	$71
Total investments	$71	$—	$—	$71
Reported as:
Cash and cash equivalents				$—
Restricted cash				71
Total investments				$71

At December 31, 2018 the amortized cost and fair value of investments, with gross unrealized gains and losses, were as follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value
Money market funds	$71	$—	$—	$71
Total investments	$71	$—	$—	$71
Reported as:
Cash and cash equivalents				$-
Restricted cash, long-term				71
Total investments				$71

5. Savant Arrangements

On February 29, 2016, the Company entered into a binding letter of intent (the “LOI”) with Savant Neglected Diseases, LLC (“Savant”). The LOI provided that the Company would acquire certain worldwide rights relating to benznidazole from Savant. On June 30, 2016, the Company and Savant entered into an Agreement for the Manufacture, Development and Commercialization of Benznidazole for Human Use (the “MDC Agreement”), pursuant to which the Company acquired certain worldwide rights relating to benznidazole. The MDC Agreement consummates the transactions contemplated by the LOI.

In addition, on June 30, 2016, the Company and Savant also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company granted Savant a continuing senior security interest in the assets and rights acquired by the Company pursuant to the MDC Agreement and certain future assets developed from those acquired assets.

On June 30, 2016, in connection with the MDC Agreement, the Company issued to Savant a five year warrant to purchase 200,000 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment. See Note 7.

On May 26, 2017, the Company submitted its benznidazole Investigational New Drug Application (“IND”) to the Food and Drug Administration (“FDA”) which became effective on June 26, 2017. The Company recorded expense of $1.0 million during the year ended December 31, 2017 as Research and development expense related to the milestone achievement associated with the IND being declared effective.

F-16

On July 10, 2017, FDA notified the Company that it granted Orphan Drug Designation to benznidazole for the treatment of Chagas disease. The Company recorded expense of $1.0 million during the year ended December 31, 2017 as Research and development expense related to the milestone achievement associated with Orphan Drug Designation.

The $2.0 million in milestone payments due Savant are included in Accrued expenses in the accompanying Condensed Consolidated Balance Sheet as of December 31, 2019 and 2018.

In July 2017, the Company commenced litigation against Savant alleging that Savant breached the MDC Agreement and seeking a declaratory judgement. Savant has asserted counterclaims for breaches of contract under the MDC Agreement and the Security Agreement. See Note 12 below for more information regarding the Savant litigation.

6. Debt

Notes Payable to Vendors

On June 30, 2016, the Company issued promissory notes in an aggregate principal amount of approximately $1.2 million to certain claimants in accordance with the Plan. The notes are unsecured, bear interest at 10% per annum and became due and payable in full, including principal and accrued interest on June 30, 2019. In July and August, 2019, following the receipt of proceeds from the 2019 Bridge Notes, the Company used approximately $0.5 million of the proceeds to retire a portion of these notes, including accrued interest. After giving effect to these payments, the aggregate principal amount and accrued but unpaid interest on these notes approximates $1.1 million as of December 31, 2019. As of December 31, 2019 and December 31, 2018, the Company has accrued $0.3 million and $0.3 million in interest related to these promissory notes, respectively. The outstanding principal amount and accrued but unpaid interest on these notes is currently payable to the respective holders without demand, notice or declaration, and the holders, without demand or notice of any kind, may exercise any and all other rights and remedies available to them under the notes, the Plan, at law or in equity. The Company does not have sufficient funds to repay the principal and accrued but unpaid interest on these notes in their entirety.

Advance Notes

In June, July and August, 2018, the Company received an aggregate of $0.9 million of proceeds from advances made to the Company (the “Advance Notes”) by four different lenders including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval, an affiliate of BHC, the Company’s controlling stockholder; Ronald Barliant, a director of the Company; and an unrelated third party (collectively the “Advance Note Lenders”). The Advance Notes accrue interest at a rate of 7% per annum, compounded annually.

The intention of the parties was that the amounts due under the Advance Notes would be converted automatically into the same type and class of securities as may be sold by the Company in a future financing transaction with an aggregate sales price of at least $5 million (a “Qualifying Financing”).

The Advance Notes generally were not convertible at the option of the Advance Note Lenders into the Company’s common stock until June 21, 2019 (the “Expiration Date”); however, if prior to completing a Qualifying Financing, the Company experienced a change of control or made a public announcement that it had entered into a collaboration arrangement with a strategic partner relating to clinical studies of lenzilumab in connection with certain CAR-T therapies in a transaction that would not otherwise constitute a Qualifying Financing, the Advance Note Lenders could elect to convert the amounts due under the Advance Notes into the Company’s common stock at a conversion price of $0.45 per share. Additionally, if neither a Qualifying Financing nor a change of control had occurred by the Expiration Date, then at any time from and after the Expiration Date the Advance Note Lenders could, at their option, convert the Advance Notes, plus any accrued and unpaid interest, into a number of shares of the Company’s common stock at the lesser of (i) the volume weighted average sales price per share over the 20 most recent trading days prior to the conversion or (ii) $0.45 per share.

In accordance with their terms, on May 30, 2019, in connection with the Company’s announcement of the Kite Agreement, the lenders converted the amounts due under the Advance Notes into the Company’s common stock at the conversion price of $0.45 per share. The Company issued a total of 2,179,622 shares of common stock in connection with the conversion.

Convertible Notes

2018 Convertible Notes

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes (the “2018 Notes”) evidencing an aggregate of $2.5 million of loans made to the Company by six different lenders, including an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder. The 2018 Notes bear interest at a rate of 7% per annum and will mature on the earliest of (i) twenty-four months from the date the 2018 Notes were signed, (ii) the occurrence of any customary event of default, or (iii) the certain liquidation events including any dissolution or winding up of the Company or merger or sale by the Company of all or substantially all of its assets (in any case, a “Liquidation Event”). The Company used the proceeds from the 2018 Notes for working capital.

F-17

The 2018 Notes are convertible into equity securities in the Company in three different scenarios:

If the Company sells its equity securities on or before the date of repayment of the 2018 Notes in any financing transaction that results in gross proceeds to the Company of at least $10 million (a “Qualified Financing”), the 2018 Notes will be converted into either (i) such equity securities as the noteholder would acquire if the principal and accrued but unpaid interest thereon (the “Conversion Amount”) were invested directly in the financing on the same terms and conditions as given to the financing investors in the Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

If the Company sells its equity securities on or before the date of repayment of the 2018 Notes in any financing transaction that results in gross proceeds to the Company of less than $10 million (a “Non-Qualified Financing”), the noteholders may convert their remaining 2018 Notes into either (i) such equity securities as the noteholder would acquire if the Conversion Amount were invested directly in the financing on the same terms and conditions as given to the financing investors in the Non-Qualified Financing, or (ii) common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

The 2018 Notes may convert in the event the Company enters into or publicly announces its intention to consummate a Liquidation Event. Immediately prior to the completion of any such Liquidation Event, in lieu of receiving payment in cash, noteholders may convert the Conversion Amount into common stock at a conversion price equal to $0.45 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the Notes).

2019 Convertible Notes

Commencing on April 23, 2019, the Company delivered a series of convertible promissory notes (the “2019 Notes”) evidencing an aggregate of $1.3 million of loans made to the Company.

The 2019 Notes bear interest at a rate of 7.5% per annum and will mature on the earliest of (i) twenty-four months from the date the 2019 Notes are signed (the “Stated Maturity Date”), (ii) the occurrence of any customary event of default, or (iii) the certain liquidation events including any dissolution or winding up of the Company or merger or sale by the Company of all or substantially all of its assets (in any case, a “Liquidation Event”). The Company used the proceeds from the 2019 Notes for working capital.

The 2019 Notes are convertible into equity securities in the Company in four different scenarios:

If the Company sells its equity securities on or before the Stated Maturity Date in any financing transaction that results in gross proceeds to the Company of at least $10.0 million (a “Qualified Financing”) or the Company consummates a reverse merger or similar transaction, the 2019 Notes will be converted into either (i) (a) in the case of a Qualified Financing, such equity securities as the noteholder would acquire if the principal and accrued but unpaid interest thereon together with such additional amount of interest as would have been paid on the 2019 Notes if held to the Stated Maturity Date (the “Conversion Amount”) were invested directly in the financing on the same terms and conditions (including price) as given to the financing investors in the Qualified Financing or (b) in the case of a reverse merger, common stock at the same price per share paid by the buyer in such transaction (which in a stock for stock transaction, shall be based on the price per share used by the parties for purposes of setting the applicable exchange ration), or (ii) common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

If the Company sells its equity securities on or before the date of repayment of the 2019 Notes in any financing transaction that results in gross proceeds to the Company of less than $ 10.0 million (a “Non-Qualified Financing”), the noteholders may convert their remaining Convertible Notes into either (i) such equity securities as the noteholder would acquire if the Conversion Amount were invested directly in the financing on the same terms and conditions (including price) as given to the financing investors in the Non-Qualified Financing, or (ii) common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

The 2019 Notes may convert in the event the Company enters into or publicly announces its intention to consummate a Liquidation Event. Immediately prior to the completion of any such Liquidation Event, in lieu of receiving payment in cash, noteholders may convert the Conversion Amount into common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes).

In addition, upon the six-month anniversary of the date the 2019 Notes are signed or such earlier time as the Company publicly announces that it has entered into a definitive arrangement with an unaffiliated third party (a “Strategic Partner”) pursuant to which, among other things, such Strategic Partner may agree to collaborate with the Company in conducting a clinical study to assess the efficacy of the Company’s lenzilumab monoclonal antibody in reducing adverse effects from neurotoxicity and cytokine release syndrome when used as a companion therapy in certain CAR-T cell therapies, noteholders may convert any portion of the outstanding principal amount of the 2019 Notes, together with (a) any unpaid and accrued interest on such principal amount to the date the noteholder’s notice of the noteholder’s intention to convert is received by the Company (the “Notice Date”), and (b) such additional amount of interest as would have been paid on such principal amount from the Notice Date to the Stated Maturity Date, into common stock at a conversion price equal to $1.25 per share (subject to ratable adjustment for any stock split, stock dividend, stock combination or other recapitalization occurring subsequent to the date of the 2019 Notes). The Company’s announcement of the Kite Agreement satisfied this requirement and accordingly, the 2019 Notes are convertible into common stock on the above terms.

F-18

The Advance Notes, the 2018 Notes and the 2019 Notes have an optional voluntary conversion feature in which the holder could convert the notes in the Company’s common stock at maturity at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and at a conversion rate of $1.25 for the 2019 Notes. The intrinsic value of this beneficial conversion feature was $1.9 million upon the issuance of the Advance Notes, the 2018 Notes and the 2019 Notes and was recorded as additional paid-in capital and as a debt discount which is accreted to interest expense over the term of the Advance Notes and Notes. Interest expense includes debt discount amortization of $0.8 million and $0.3 million for the years ended December 31, 2019 and 2018, respectively. Total interest expense for the Advance Notes, the 2018 Notes and the 2019 Notes for the years ended December 31, 2019 and 2018, excluding the debt discount amortization was $0.3 and $0.1 million, respectively.

The Company evaluated the embedded features within the Advance Notes, the 2018 Notes and the 2019 Notes to determine if the embedded features are required to be bifurcated and recognized as derivative instruments. The Company determined that the Advance Notes, the 2018 Notes and the 2019 Notes contain contingent beneficial conversion features (“CBCF”) that allow or require the holder to convert the Advance Notes, the 2018 Notes and the 2019 Notes, as applicable, to Company common stock at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and $1.25 for the 2019 Notes, but did not contain embedded features requiring bifurcation and recognition as derivative instruments. Upon the occurrence of a CBCF that results in conversion of the Advance Notes, the 2018 Notes or the 2019 Notes to Company common stock, the remaining unamortized discount will be charged to interest expense. Upon conversion of the Advance Notes on May 30, 2019, the remaining unamortized discount was charged to interest expense. The remaining debt discount will be amortized over 9 and 16 months for the 2018 Notes and the 2019 Notes, respectively.

2019 Bridge Notes

On June 28, 2019, the Company issued three short-term, secured bridge notes (the “June Bridge Notes”) evidencing an aggregate of $1.7 million of loans made to the Company by three parties: Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder, lent $750,000; Nomis Bay LTD, the Company’s second largest stockholder, lent $750,000; and Cameron Durrant, M.D., MBA, the Company’s Chief Executive Officer and Chairman of the Board of Directors, lent $200,000. The proceeds from the June Bridge Notes were used to satisfy a portion of the unsecured obligations incurred in connection with the Company’s emergence from bankruptcy in 2016 and for working capital and general corporate purposes. Of the $1.7 million in proceeds received, $950,000 was received on June 28, 2019 and was recorded as Advance notes in the Condensed Consolidated Balance Sheet as of June 30, 2019. The remaining proceeds of $750,000 were received July 1, 2019 and recorded accordingly.

The June Bridge Notes bear interest at a rate of 7.0% per annum and had an original maturity date of October 1, 2019. On October 8, 2019, the Company and the lenders agreed to extend the maturity date of the June Bridge Notes from October 1, 2019 until December 31, 2019 and to waive any prior default up to and including the date of the amendment. On December 30, 2019, the Company and the lenders agreed to extend the maturity date of the June Bridge Notes from December 31, 2019 until March 31, 2020. No other changes to the terms of the June Bridge Notes were made in connection with the extension of the maturity date. The June Bridge Notes may become due and payable at such earlier time as the Company raises more than $3,000,000 in a bona fide financing transaction or upon a change in control. The June Bridge Notes are secured by liens of substantially all of the Company’s assets.

On November 12, 2019, he Company issued two short-term, secured bridge notes (the “November Bridge Notes” and together with the June Bridge Notes, the “2019 Bridge Notes”) evidencing an aggregate of $350,000 of loans made to the Company by two parties: Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., our controlling stockholder, lent $250,000; and Cameron Durrant, M.D., MBA, our Chief Executive Officer and Chairman of our Board of Directors, lent $100,000. The proceeds from the November Bridge Notes will be used for working capital and general corporate purposes.

The November Bridge Notes rank on par with the June Bridge Notes, and possess other terms and conditions substantially consistent with those notes. The November Bridge Notes bear interest at a rate of 7.0% per annum and had an original maturity date of December 31, 2019. On December 30, 2019, the Company and the lenders agreed to extend the maturity date of the November Bridge Notes from December 31, 2019 until March 31, 2020. No other changes to the terms of the November Bridge Notes were made in connection with the extension of the maturity date. The November Bridge Notes may become due and payable at such earlier time as the Company raises more than $3,000,000 in a bona fide financing transaction or upon a change in control. The November Bridge Notes also are secured by a lien of substantially all of the Company’s assets.

Upon an event of default, which events include, but are not limited to, (1) the Company’s failure to timely pay any monetary obligation under the 2019 Bridge Notes; (2) our failure to pay our debts generally as they become due and (3) our commencing any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect, the interest payable on the 2019 Bridge Notes increases to 10.0% per annum. Further, upon certain events of default, all payments and obligations due and owed under the 2019 Bridge Notes shall immediately become due and payable without demand and without notice to the Company.

Total interest expense for the 2019 Bridge Notes for the year ended December 31, 2019 was $0.1 million.

F-19

As of December 31, 2019, the maturities of the debt of the Company by year is as follows:

	Total	2020	2021
Principal payments on Notes payable to vendors	$774	$774	$-
Interest payments on Notes payable to vendors	320	320	-
Principal payments on 2019 Bridge notes	2,050	2,050	-
Interest payments on 2019 Bridge notes	63	63	-
Principal payments on Convertible notes	3,775	2,500	1,275
Interest payments on Convertible notes	290	224	66
Gross debt before unamortized discount	7,272	5,931	1,341
Unamortized debt discount on convertible debt	(785)	(691)	(94)
Total Debt	$6,487	$5,240	$1,247

7. Warrants to Purchase Common Stock

On June 19, 2013, the Company issued a warrant to purchase up to an aggregate of 6,193 shares of common stock and an exercise price of $96.88 per share. The warrant expires on the tenth anniversary of its issuance date. As of December 31, 2019, these warrants were fully vested.

On December 4, 2015, the Company issued a warrant to purchase up to an aggregate of 125,000 shares of common stock at an exercise price of $29.32 per share.  The warrant expires on the fifth anniversary of its issuance. As of December 31, 2019, these warrants were fully vested.

On June 30, 2016, in connection with the MDC Agreement described in Note 5, the Company issued to Savant a five year warrant (the “Savant Warrant”) to purchase 200,000 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment. The Savant Warrant is exercisable for 25% of the shares immediately and exercisable for the remaining shares upon reaching certain regulatory related milestones. In addition, pursuant to the MDC Agreement, the Company has granted Savant certain “piggyback” registration rights for the shares issuable under the Savant Warrant.

The Company determined the initial fair value of the Savant Warrant to be approximately $0.7 million as of June 30, 2016. The Company reevaluated the performance conditions and expected vesting of the Warrant quarterly during 2017 and 2018 and recorded a reduction of expense of approximately $0.1 million during the year ended December 31, 2017. The expense reduction was due to a decline in the fair value, which reduction is included in Research and development expenses in the accompanying Condensed Consolidated Statement of Operations and Comprehensive Loss. Specifically, as a result of the FDA granting accelerated and conditional approval of a benznidazole therapy manufactured by the Chemo Group (“Chemo”) for the treatment of Chagas disease and awarding Chemo a neglected tropical disease PRV, the Company re-evaluated the final two vesting milestones and concluded that the probability of achievement of these milestones had decreased to 0%.

As of December 31, 2019, 100,000 of these warrants were fully vested and 100,000 were not vested.

The Company will continue to reevaluate the performance conditions and expected vesting of the Savant Warrant on a quarterly basis until all performance conditions have been met or the warrants expire.

8. Commitments and Contingencies

Operating Leases

The Company leased office space in Brisbane, California under an operating lease agreement that expired in September 2018. In May 2018, the Company entered into a month-to-month lease for office space in Burlingame, California. The Company terminated the lease on November 19, 2019 and entered into a sub-lease agreement for space in the same building in Burlingame, California. The sub-lease initial term expires on March 31, 2020 and is renewable for additional terms by mutual agreement.

As of December 31, 2019, the Company had no significant future minimum lease payments.

Rent expense was $0.01 million and $0.2 million for the years ended December 31, 2019 and December 31, 2018, respectively.

Indemnification

The Company has certain agreements with service providers with which it does business that contain indemnification provisions pursuant to which the Company typically agrees to indemnify the party against certain types of third-party claims. The Company accrues for known indemnification issues when a loss is probable and can be reasonably estimated. The Company would also accrue for estimated incurred but unidentified indemnification issues based on historical activity. As the Company has not incurred any indemnification losses to date, there were no accruals for or expenses related to indemnification issues for any period presented.

F-20

9. Stockholders’ Equity

Restructuring Transactions

On December 1, 2017, the Company’s obligations matured under the Credit and Security Agreement dated December 21, 2016, as amended on March 21, 2017 and on July 8, 2017 (the “Term Loan Credit Agreement”) with BHCMF, as administrative agent and lender, BHC, as a lender, Cheval, as a lender (collectively with BHCMF and BHC, the Black Horse Entities) and Nomis Bay LTD, as a lender (Nomis and, together with the Black Horse Entities, the Term Loan Lenders).

On December 21, 2017, the Company entered into a Securities Purchase and Loan Satisfaction Agreement (the “Purchase Agreement”) and a Forbearance and Loan Modification Agreement (the “Forbearance Agreement” and, together with the Purchase Agreement, the “Restructuring Agreements”), each with the Term Loan Lenders, in connection with a series of transactions providing for, among other things, the satisfaction and extinguishment of the Company’s outstanding obligations under the Term Loan Credit Agreement and the infusion of $3.0 million of new capital. As of February 27, 2018, the date the Restructuring Transactions were completed, the aggregate amount of our obligations under the Term Loan Credit Agreement, including the Bridge Loan, the Claims Advances extended by Nomis Bay (each as discussed below) and all accrued interest and fees, approximated $18.4 million (the “Term Loans”).

On February 27, 2018 (the “Restructuring Effective Date”), the Restructuring Transactions were completed in accordance with the Restructuring Agreements. As a result, on the Restructuring Effective Date, the Company: (i) in exchange for the satisfaction and extinguishment of the entire $18.4 million balance of the Term Loans, including the Bridge Loan, the Claims Advances extended by Nomis Bay (each as discussed below) and all accrued interest and fees, (a) issued to the Term Loan Lenders an aggregate of 59,786,848 shares of its common stock (the “New Lender Shares”), and (b) transferred and assigned to Madison Joint Venture LLC owned 70% by Nomis Bay and 30% by the Company (Madison), all of the Company’s assets related to benznidazole (the Benz Assets), the Company’s former drug candidate, capable of being so assigned; and (ii) issued to Cheval an aggregate of 32,028,669 shares of common stock (the “New Black Horse Shares” and, collectively with the New Lender Shares, the “New Common Shares”) for total consideration of $3.0 million (collectively, the “Restructuring Transactions”), $1.5 million of which the Company received on December 22, 2017 in the form of a bridge loan (the “Bridge Loan”).

On the Restructuring Effective Date, the aggregate amount of the Term Loans that were deemed to be satisfied and extinguished (i) previously owed to the Black Horse Entities, including the Bridge Loan and all accrued interest and fees, approximated $9.9 million, and (ii) previously owed to Nomis Bay, including certain advances previously extended to the Company by Nomis Bay totaling $0.1 million (the “Claims Advances”) and all accrued interest and fees, approximated $8.5 million. In addition, on the Restructuring Effective Date, (i) each of the Term Loan Credit Agreement, all promissory notes issued thereunder and the Intellectual Property Security Agreement, dated as of December 21, 2016, by and between the Company and the Term Loan Lenders, were terminated and are of no further force or effect, and (ii) all security interests of the Black Horse Entities and Nomis Bay in the Company’s assets were released. Although the Term Loans were satisfied and extinguished, if Madison elected to keep the Benz Assets after the Restructuring Effective Date, Nomis Bay would be obligated to pay or cause Madison to pay $0.3 million in legal fees and expenses owed by the Company to its litigation counsel, which remained unpaid in Accounts payable at December 31, 2017. On August 23, 2018 Madison elected to keep the Benz Assets and these amounts were paid by Madison to the Company’s litigation counsel.

Upon completion of the Restructuring Transactions, Nomis Bay held 33,573,530 of the Company’s common stock, or approximately 31.4% of its outstanding common stock, and the Black Horse Entities collectively held 66,870,851 shares of the Company’s common stock, or approximately 62.6% of its outstanding common stock. Accordingly, the completion of the Restructuring Transactions on the Restructuring Effective Date resulted in a change in control of the Company, as the Black Horse Entities and their affiliates owning more than a majority of its outstanding common stock. Dr. Dale Chappell, a member of the Company’s board of directors from June 30, 2016 until November 10, 2017, controls the Black Horse Entities and accordingly, will be able to exert control over matters of the Company and will be able to determine all matters of the Company requiring stockholder approval.

Lincoln Park Capital Purchase Agreement

On November 8, 2019, the Company entered into a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company has the right to sell to LPC up to $20,000,000 in shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement.

Under the Purchase Agreement, the Company has the right, from time to time at its sole discretion and subject to certain conditions, to direct LPC to purchase up to 100,000 shares of Common Stock, with such amounts increasing based on certain threshold prices but not to exceed $750,000 in total proceeds on any purchase date. The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on the market prices of the Common Stock at the time of such purchases as set forth in the Purchase Agreement. Such sales of Common Stock by the Company, if any, may occur from time to time, at the Company’s option, over the 36-month period expiring in December 2022.

In connection with the signing of the Purchase Agreement on November 8, 2019, the Company issued 706,592 shares of its common stock to LPC. The issuance of the shares were recorded as debt issuance costs in Common stock and Additional paid-in capital with no net effect on Stockholders’ deficit.

F-21

In addition to regular purchases, as described above, the Company may also direct LPC to purchase additional amounts as accelerated purchases if the closing sale price of the Common Stock is not below certain threshold prices, as set forth in the Purchase Agreement. In all instances, the Company may not sell shares of its Common Stock to LPC under the Purchase Agreement if it would result in LPC beneficially owning more than 4.99% of the Common Stock then outstanding.

LPC represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities to LPC pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of, and Regulation D under, the Securities Act.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. During any “event of default” under the Purchase Agreement, all of which are outside of LPC’s control, LPC does not have the right to terminate the Purchase Agreement; however, the Company may not initiate any regular or other sale of shares to LPC until such event of default is cured.

Actual sales of shares of Common Stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. In consideration for entering in the Purchase Agreement, the Company has agreed to pay to LPC a commitment fee in shares of Common Stock. The Company will not receive any cash proceeds from the issuance of these shares.

The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its stock to LPC. The Company expects that any proceeds received by the Company from such sales to LPC will be used for working capital and general corporate purposes.

On November 20, 2019, the Company filed a registration statement on Form S-1. The registration statement was declared effective on December 2, 2019 and the Company filed a final prospectus on December 4, 2019.

Other Common Stock Transactions

Equity Financings

On March 12, 2018, the Company issued 2,445,557 shares of its common stock for total proceeds of $1.1 million to accredited investors. On June 4, 2018, the Company issued 400,000 shares of its common stock for total proceeds of $0.2 million to an accredited investor.

In February 2018, the Company amended and restated its certificate of incorporation to increase the authorized common stock to 225,000,000 shares and authorized 25,000,000 shares of preferred stock.

During the month of December 2019, the Company issued 500,000 shares of its common stock for aggregate proceeds of $0.2 million under the Purchase Agreement.

The Company has reserved the following shares of common stock for issuance as of December 31, 2019:

Warrants to purchase common stock	331,193
Options:
Outstanding under the 2012 Equity Incentive Plan	15,881,406
Outstanding under the 2001 Equity Incentive Plan	315
Available for future grants under the 2012 Equity Incentive Plan	3,050,799
Shares reserved under the 2019 LPC Purchase Agreement	14,500,000
Total common stock reserved for future issuance	33,763,713

2012 Equity Incentive Plan

Under the Company’s 2012 Equity Incentive Plan, the Company may grant shares, stock units, stock appreciation rights, performance cash awards and/or options to employees, directors, consultants, and other service providers. For options, the per share exercise price may not be less than the fair market value of a Company common share on the date of grant. Awards generally vest and become exercisable over three to four years and expire 10 years from the date of grant. Options generally become exercisable as they vest following the date of grant.

In general, to the extent that awards under the 2012 Plan are forfeited or lapse without the issuance of shares, those shares will again become available for awards.

F-22

The 2012 Plan will continue in effect for 10 years from its adoption date, unless the Company’s board of directors decides to terminate the plan earlier.

On September 13, 2016, the Board of Directors of the Company approved an amendment to the Company’s 2012 Equity Incentive Plan to increase the number of shares of the Company’s common stock available for issuance under the Plan by 3,000,000 shares and to increase the annual maximum aggregate number of shares subject to stock option awards that may be granted to any one person under the Plan from 125,000 to 1,100,000. On March 9, 2018, the Board of Directors of the Company approved an amendment to the Company’s 2012 Equity Incentive Plan (the “Equity Plan”) to increase the number of shares of the Company’s common stock authorized for issuance under the Equity Plan by 16,050,000 shares, and to increase the annual maximum aggregate number of shares subject to stock option awards that may be granted to any one person under the Equity Plan during a calendar year to 7,500,000.

As of December 31, 2019, there were 3,050,799 shares available for grant under the 2012 Equity Incentive Plan.

2001 Equity Incentive Plan

Under the Company’s 2001 Stock Plan (the “2001 Plan”), the Company was able to grant shares and/or options to purchase up to 426,030 shares of common stock to employees, directors, consultants, and other service providers. In connection with the 2012 Plan taking effect, the 2001 Plan was terminated in August 2012. However, the awards under the 2001 Plan outstanding as of the termination of the 2001 Plan continued to be governed by their existing terms.

Stock Option Activity

The following table summarizes stock option activity for the years ended December 31, 2019 and 2018:

	Number of Shares	Weighted Average Exercise Price (per share)(1)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value ($000's) (2)
Outstanding at January 1, 2018	2,448,383	$4.15
Granted	13,575,038	0.66
Cancelled (forfeited)	(572,935)	3.20
Cancelled (expired)	(41,129)	37.82
Outstanding at December 31, 2018	15,409,357	0.95
Granted	1,470,957	0.78
Exercised	(488,625)	0.67
Cancelled (forfeited)	(509,923)	0.62
Cancelled (expired)	(45)	9.68
Outstanding at December 31, 2019	15,881,721	$0.95	8.2	$49

Options vested and expected to vest	15,827,723	$0.95	8.2	$49
Exercisable	13,661,670	$0.99	8.0	$22

(1)	The weighted average price per share is determined using exercise price per share for stock options.

(2)	The aggregate intrinsic value is calculated as the difference between the exercise price of the option and the fair value of the Company’s common stock for in-the-money options at December 31, 2019.

F-23

The stock options outstanding and exercisable by exercise price at December 31, 2019 are as follows:

	Stock Options Outstanding			Stock Options Exercisable
Range of Exercise Prices	Number of Shares	Weighted- Average Remaining Contractual Life In Years	Weighted- Average Exercise Price Per Share	Number of Shares	Weighted- Average Exercise Price Per Share
$0.33 - $0.67	13,442,367	8.28	$0.65	11,533,358	$0.66
$0.84 - $1.30	755,080	9.15	$1.09	445,705	$0.94
$1.91 - $3.30	370,000	7.10	$2.97	368,333	$2.97
$3.38 - $3.38	1,263,022	6.71	$3.38	1,263,022	$3.38
$3.40 - $4.72	50,625	6.77	$3.40	50,625	$3.40
$8.24 - $17.36	315	1.02	$12.94	315	$12.94
$42.88 - $48.00	312	3.76	$45.17	312	$45.17
	15,881,721	8.17	$0.95	13,661,670	$0.99

The total fair value of options vested for the years ended December 31, 2019 and 2018 was $2.0 million and $4.8 million, respectively.

Stock-Based Compensation

The Company’s stock-based compensation expense for stock options is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option pricing model and is recognized as expense over the requisite service period. The Black-Scholes option pricing model requires various highly judgmental assumptions including expected volatility and expected term. The expected volatility is based on the historical stock volatilities of several of the Company’s publicly listed peers over a period equal to the expected terms of the options as the Company does not have a sufficient trading history to use the volatility of its own common stock. To estimate the expected term, the Company has opted to use the simplified method, which is the use of the midpoint of the vesting term and the contractual term. If any of the assumptions used in the Black-Scholes option pricing model changes significantly, stock-based compensation expense may differ materially in the future from that recorded in the current period. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. The Company estimates the forfeiture rate based on historical experience and its expectations regarding future pre-vesting termination behavior of employees. The Company reviews its estimate of the expected forfeiture rate annually, and stock-based compensation expense is adjusted accordingly.

The weighted-average fair value-based measurement of stock options granted under the Company’s stock plans in the years ended December 31, 2019 and 2018 was $0.79 and $0.47 per share, respectively. The fair value- based measurement of stock options granted under the Company’s stock plans was estimated at the date of grant using the Black-Scholes model with the following assumptions:

	Year Ended December 31,
	2019	2018
Expected term	5 - 6 years	5 - 6 years
Expected volatility	96% - 99%	93% - 97%
Risk-free interest rate	1.74% - 2.59%	2.7% - 2.8%
Expected dividend yield	0%	0%

Total expense for stock option grants recognized was as follows:

	Year ended December 31,
	2019	2018
General and administrative	$1,928	$4,611
Research and development	97	201
Total stock-based compensation	$2,025	$4,812

At December 31, 2019, the Company had $1.0 million of total unrecognized compensation expense, net of estimated forfeitures, related to outstanding stock options that will be recognized over a weighted-average period of 1.4 years.

F-24

10. Income Taxes

No provision for federal income taxes has been recorded for the years ended December 31, 2019 and 2018 due to net losses and the valuation allowance established.

Deferred tax assets and liabilities reflect the net tax effects of net operating loss and tax credit carryovers and the temporary differences between the carrying amounts of assets and liabilities for financial reporting and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets are as follows:

	As of December 31,
	2019	2018
Deferred tax assets:
Net operating losses	$50,144	$47,877
Research and other credits	2,178	2,178
Stock based compensation	3,001	2,682
In-Process research and development	1,253	1,314
Other	854	708
Total deferred tax assets	57,430	54,759

Valuation allowance	(57,430)	(54,759)
Net deferred tax assets	$-	$-

A reconciliation of the statutory tax rates and the effective tax rates for the years ended December 2019 and 2018 is as follows:

	Year Ended December 31,
	2019	2018
Statutory rate	21.0%	21.0%
Valuation allowance	(26.0)%	(26.4)%
Nondeductible stock compensation	(0.3)%	0.1%
Other	5.3%	5.3%
Effective tax rate	-%	-%

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2.7 million during 2019 and increased by $3.2 million during 2018.

At December 31, 2019, the Company had federal net operating loss carryforwards of approximately $166.2 million, which expire in the years 2021 through 2037, and state net operating loss carryforwards of approximately $172 million, which expire in the years 2028 through 2039. The Company also has federal net operating loss carryforwards generated in 2018 and 2019 of $15.4 million that have no expiration date as a result of the December 22, 2017 Tax Cuts and Jobs Act tax reform legislation.

At December 31, 2019, the Company had federal research and development credit carryforwards of approximately $1.3 million, which expire in the years 2022 through 2035 and state research and development credit carryforwards of approximately $2.2 million. The state research and development credit carryforwards can be carried forward indefinitely.

During 2013, the Company completed a Section 382 study in accordance with the Internal Revenue Code of 1986, as amended, and similar state provisions. The study concluded that the Company has experienced several ownership changes since inception. This causes the Company's utilization of its net operating loss and tax credit carryforwards to be subject to substantial annual limitations. These results are reflected in the above carryforward amounts and deferred tax assets. The Company's ability to utilize its net operating loss and tax credit carryforwards are further limited as a result of subsequent ownership changes. All such limitations could result in the expiration of carryforwards before they are utilized. An ownership change may have occurred during 2015, 2016, 2017, 2018 and 2019, or all five years and in connection with the Restructuring Transactions described in Note 9. As a result, tax attributes such as net operating losses and research and development credits may be subject to further limitation.

F-25

ASC 740 requires that the Company recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance at December 31, 2017	$1,060
Additions based on tax positions related to prior year	-
Additions based on tax positions related to current year	-
Balance at December 31, 2018	1,060
Additions based on tax positions related to prior year	-
Additions based on tax positions related to current year	-
Balance at December 31, 2019	$1,060

There were no interest or penalties related to unrecognized tax benefits. Substantially all of the unrecognized tax benefit, if recognized to offset future taxable income would affect the Company’s tax rate. The Company does not anticipate that the amount of existing unrecognized tax benefits will significantly increase or decrease within the next 12 months. Because of net operating loss carryforwards, substantially all of the Company’s tax years remain open to federal tax and state tax examination.

The Company files income tax returns in the U.S. federal jurisdiction, California and Florida. Federal and California corporation income tax returns beginning with the 2001 tax year remain subject to examination by the Internal Revenue Service and the California Franchise Tax Board, respectively.

11. Employee Benefit Plan

The Company has established a 401(k) tax-deferred savings plan (the “401(k) Plan”), which permits participants to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code. The Company is responsible for administrative costs of the 401(k) Plan. The Company may, at its discretion, make matching contributions to the 401(k) Plan. No employer contributions have been made to date.

12. Litigation

Savant Litigation

On July 10, 2017, the Company filed a complaint against Savant in the Superior Court for the State of Delaware, New Castle County (the “Delaware Court”). KaloBios Pharmaceuticals, Inc. v. Savant Neglected Diseases, LLC, No. N17C-07-068 PRW-CCLD. The Company asserted breach of contract and declaratory judgment claims against Savant arising under the MDC Agreement. See Note 5 - “Savant Arrangements” for more information about the MDC Agreement. The Company alleges that Savant has breached its MDC Agreement obligations to pay cost overages that exceed a budgetary threshold as well as other related MDC Agreement representations and obligations. In the litigation, the Company has alleged that as of June 30, 2017, Savant was responsible for aggregate cost overages of approximately $3.4 million, net of a $0.5 million deductible under the MDC. The Company asserts that it is entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017 Savant owed the Company approximately $1.4 million.

On July 12, 2017, Savant removed the case to the Bankruptcy Court, claiming that the action is related to or arises under the Bankruptcy Case from which we emerged in July 2016. In re KaloBios Pharmaceuticals, Inc., No. 15-12628 (LSS) (Bankr. D. Del.). On July 27, 2017, Savant filed an Answer and Counterclaims. Savant’s filing alleges breaches of contracts under the MDC Agreement and the Security Agreement, claiming that the Company breached its obligations to pay the milestone payments and other related representations and obligations. On August 1, 2017, the Company moved to remand the case back to the Delaware Court (the “Motion to Remand”).

On August 2, 2017, Savant sent a foreclosure notice to the Company, demanding that it provide the Collateral as defined in the Security Agreement for inspection and possession on August 9, 2017, with a public sale to be held on September 1, 2017. The Company moved for a Temporary Restraining Order (the “TRO”) and Preliminary Injunction in the Bankruptcy Court on August 4, 2017. Savant responded on August 7, 2017. On August 7, 2017, the Bankruptcy Court granted the Company’s motion for a TRO, entering an order prohibiting Savant from collecting on or selling the Collateral, entering our premises, issuing any default notices to us, or attempting to exercise any other remedies under the MDC Agreement or the Security Agreement. On August 9, 2017, the parties have stipulated to continue the provisions of the TRO in full force and effect until further order of the appropriate court, which the Bankruptcy Court signed that same day (the “Stipulated Order”).

On January 22, 2018, Savant wrote to the Bankruptcy Court requesting dissolution of the TRO and the Stipulated Order. On January 29, 2018, the Bankruptcy Court granted the Motion to Remand and denied Savant’s request to dissolve the TRO and Stipulated Order, ordering that any request to dissolve the TRO and Stipulated Order be made to the Delaware Court.

F-26

On February 13, 2018 Savant made a letter request to the Delaware Court to dissolve the TRO and Stipulated Order. Also on February 13, 2018, the Company filed its Answer and Affirmative defenses to Savant’s Counterclaims. On February 15, 2018 the Company filed a letter opposition to Savant’s request to dissolve the TRO and Stipulated Order and requesting a status conference. A hearing on Savant’s request to dissolve the TRO and Stipulated Order was held before the Delaware Court on March 19, 2018. The Delaware Court denied Savant’s request to dissolve the TRO and Stipulated order, which remain in effect.

On April 11, 2018, the Company advised the Delaware Court that it would meet and confer with Savant regarding a proposed case management order and date for trial. On April 26, 2018 the Delaware Court so-ordered a proposed case management order submitted by the Company and Savant. The schedule in the case management order was modified by stipulation on August 24, 2018.

On April 8, 2019, the Company moved to compel Savant to produce documents in response to the Company’s document requests.  The parties thereafter agreed to a discovery schedule through June 30, 2019, which the Superior Court so-ordered, and the parties produced documents to each other.

On June 4, 2019, Savant filed a complaint against the Company and Madison in the Delaware Court of Chancery (the “Chancery Action”) seeking to “recover as damages that amounts owed to it under the MDC Agreement, and to reclaim Savant’s intellectual property,” among other things.  Savant also requested leave to move to dismiss the Company’s complaint on the grounds that the Company’s transfer of assets to Madison was champertous.  On June 10, 2019, the Company requested by letter that the Superior Court hold a contempt hearing because the Chancery Action violated the TRO entered by the Bankruptcy Court, the terms of which have been extended by stipulation of the parties.  On June 18, 2019, the Superior Court held a telephonic status conference.  The parties agreed that the Chancery Action should be consolidated with the Superior Court action, after which the Superior Court would address the parties’ motions.

On July 22, 2019, the Company moved for contempt against Savant.  Savant filed its opposition on July 29, 2019.  On August 12, 2019, the Superior Court denied the Company’s motion for contempt.

On July 23, 2019, Savant moved for summary judgment on the issue of champerty.  The Company filed its response and cross-motion for summary judgment on August 27, 2019.  Savant filed its reply on September 10, 2019 and the Company filed its cross-reply on September 20, 2019.  The motion is fully briefed, and is scheduled for argument on February 3, 2020.

On July 26, 2019, the Company moved to modify the previously agreed-upon discovery schedule to extend discovery through December 31, 2019, which the Superior Court granted.  In a subsequent order, the discovery schedule was extended until the end of March 2020.

On July 30, 2019, the Company filed a motion to dismiss Savant’s Chancery Action.  Savant filed an amended complaint on September 4, 2019, and the Company filed its opening brief in support of its motion to dismiss on October 11, 2019.  That motion is fully briefed and scheduled for argument on February 3, 2020.

On August 19, 2019, Savant moved to dismiss the Company’s amended Superior Court complaint.  On September 27, 2019, the Company filed an opposition to Savant’s motion and, in the alternative, requested leave to file a second amended complaint against Savant.  Savant consented to the filing of the second amended complaint and withdrew their motion to dismiss.  Savant filed a partial motion to dismiss against a co-defendant on October 30, 2019.  That motion is fully briefed and is scheduled for argument on February 3, 2020. At the February 3, 2020 hearing, the Court reserved judgment on the parties’ reciprocal motions.

On November 18, 2019, the Court granted Savant’s Motion to Schedule a Preliminary Injunction hearing concerning the August 2017 TRO and Stipulated Order that are still in effect.  A briefing schedule has been set and the hearing is scheduled for March 25, 2020.

The $2.0 million in milestone payments due Savant are included in Accrued expenses in the accompanying balance sheet as of December 31, 2019 and 2018. Recovery of the cost overages from Savant, if any, will be recorded in the period received.

13. License and Collaboration Agreements

Kite Agreement

On May 30, 2019, the Company entered into the Kite Agreement, pursuant to which the Company and Kite will conduct a multi-center Phase Ib/II study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including DLBCL. The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta.

Pursuant to the Kite Agreement, the Company will supply lenzilumab to the collaboration for use in the study and will contribute up to approximately $8.0 million towards the out-of-pocket costs of the study.

F-27

Mayo Agreement

On June 19, 2019, the Company entered into an exclusive worldwide license agreement (the “Mayo Agreement”) with the Mayo Foundation for Medical Education and Research (“Mayo”) for certain technologies used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9 (“GM-CSF knock-out”). The license covers various patent applications and know-how developed by Mayo in collaboration with the Company. These licensed technologies complement and broaden the Company’s position in the GM-CSF neutralization space and expand the Company’s discovery platform aimed at improving CAR-T to include gene-edited CAR-T cells.

Pursuant to the Mayo Agreement, the Company was required to pay $200,000 to Mayo within six months of the effective date, or upon completion of a qualified financing, whichever is earlier. The Company did not pay the initial payment as of the due date and will incur interest on the unpaid balance at the prime rate plus 2%. The Mayo Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones. The Company accrued the initial payment in Accrued expenses in the accompanying Consolidated Balance Sheet as of December 31, 2019.

Zurich Agreement

On July 19, 2019, the Company entered into an exclusive worldwide license agreement (the “Zurich Agreement”) with the University of Zurich (“UZH”) for technology used to prevent or treat Graft versus Host Disease (“GvHD”) through GM-CSF neutralization. The Zurich Agreement covers various patent applications filed by UZH which complement and broaden the Company’s position in the application of GM-CSF and expands the Company’s development platform to include improving allogeneic HSCT.

Pursuant to the Zurich Agreement, the Company paid $100,000 to UZH in July 2019. The Zurich Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones. The license payment of $100,000 was recorded as expense in Research and development in the accompanying Consolidated Statements of Operations and Comprehensive Loss for the year ended December 31, 2019.

14. Related Party Transactions

The Restructuring Transactions were completed on February 27, 2018. See Note 9.

In June, July and August, 2018 the Company received an aggregate of $0.9 million of proceeds from advance notes made to it by four different lenders including Dr. Cameron Durrant, our Chairman and Chief Executive Officer; Cheval, an affiliate of BHC, the Company’s controlling stockholder; and Ronald Barliant, a director of the Company. See Note 6 for a further discussion of the Advance Notes.

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes evidencing an aggregate of $2.5 million of loans made to the Company by six different lenders, including an affiliate of BHC, the Company’s controlling stockholder. See Note 6 for a further discussion of the 2018 Notes.

On June 28, 2019, the Company issued three short-term, secured bridge notes evidencing an aggregate of $1.7 million of loans made to the Company by three parties including Dr. Cameron Durrant, our Chairman and Chief Executive Officer and Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., our controlling stockholder. See Note 6 for a further discussion of the 2019 Bridge Notes.

On November 12, 2019, the Company issued two short-term, secured bridge notes (the “November Bridge Notes” and together with the June Bridge Notes, the “2019 Bridge Notes”) evidencing an aggregate of $350,000 of loans made to the Company by two parties, including Dr. Cameron Durrant, our Chairman and Chief Executive Officer and Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., our controlling stockholder. See Note 6 for a further discussion of the 2019 Bridge Notes.

15. Subsequent Events

Issuance of Convertible Notes in March 2020

In March 2020 (the “Issuance Date”), we delivered a series of convertible redeemable promissory notes (the “Notes”) evidencing loans with an aggregate principal amount of $448,333.33 made to us.

The Notes bear interest at a rate of 7.0% per annum and will mature on March 13, 2021 and March 19, 2021, respectively. The Notes contain an original issue discount of $33,000 and $18,833.33, respectively. We plan to use the proceeds from the Notes for working capital.

Beginning on the 6th month anniversary of the Issuance Date, unless earlier redeemed by us, the holder is entitled, at its option, to convert all or any amount of the principal amount of the Notes then outstanding, together with the accrued and unpaid interest on such portion of the Notes proposed to be converted, into shares of our common stock (the "Common Stock") at a conversion price equal to $.25 per share (the “Fixed Price”). After the 9 month anniversary of the Issuance Date, the conversion price shall be equal to the lower of (i) the Fixed Price or (ii) 68% of the lowest of either the trading price or closing bid of the Common Stock, for the ten prior trading days including the day upon which a Notice of Conversion is received (the “Variable Conversion Price”).

F-28

In the event our Common Stock has a closing price equal to $0.30 or less for 5 consecutive days prior to the 9 month anniversary of the Issuance Date, then, beginning on the 6 month anniversary of the Issuance Date, the holder may elect in its Notice of Conversion to use the lower of the Fixed Price or the Variable Conversion Price set forth above.

Commencing on the 6 month anniversary of the Issuance Date, we will have the right, but not the obligation, to elect to make fixed monthly amortizing payments to the holder in the amount of $25,000. If we elect to make such payments, the holder shall not be entitled to convert all or any amount of the principal amount of the Notes then outstanding if and for so long as we are current in respect of the amortizing payments.

The Notes may be redeemed by us at any time before the 270th day following its issuance, at a redemption price equal to (i) 110% of the principal plus accrued but unpaid interest on the Notes to the date of redemption, if the redemption occurs in the first 60 days following the Issuance Date; (ii) 120% of the principal plus accrued but unpaid interest on the Notes to the date of redemption, if the redemption occurs from day 61 through day 120 following the Issuance Date; or (iii) 130% of the principal plus accrued but unpaid interest on the Notes to the date of redemption, if the redemption occurs from day 121 through day 270 following the Issuance Date. The Notes contain customary default and remedies provisions for convertible note financings of this nature.

The Notes contain customary default and remedies provisions for convertible note financings of this nature.

The Notes were issued in reliance upon the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

Conversion of Certain Outstanding 2018 and 2019 Convertible Notes

As previously reported, holders of the Company’s outstanding convertible notes issued in 2018 and 2019 are entitled to convert the principal and unpaid interest on such notes into shares of our common stock as a result of our completion on December 11, 2019 of a “Non-Qualified Financing”, as defined in such notes, through sales of our common stock to Lincoln Park Capital Fund, LLC pursuant to the Purchase Agreement described in Note 9 in the Notes to the Consolidated Financial Statements. Certain additional “Non-Qualified Financing” transactions occurred from December 11, 2019 until January 7, 2020. Commencing on April 2, 2020, certain holders of such notes, including Cheval Holdings, Ltd. (“Cheval”), an affiliate of Black Horse Capital, L.P., our controlling stockholder, notified us of their exercise of such conversion rights. Pursuant to the exemption from registration afforded by Section 3(a)(9) under the Securities Act of 1933, we issued an aggregate of 7,131,942 shares of our common stock upon the conversion of $2.6 million in aggregate principal and interest on the notes converted, which obligations were retired. Of these, we issued 1,583,333 shares to Cheval. Dr. Dale Chappell, our ex-officio chief scientific officer, controls Black Horse Capital, L.P. and reports beneficial ownership of all shares held by it and its affiliates, including Cheval.

After giving effect to the shares issued upon such conversions, as of April 3, 2020, an aggregate of $0.6 million in principal amount of convertible notes issued in 2018, and an aggregate of $1.2 million in principal amount of convertible notes issued in 2019 were outstanding.

F-29

Humanigen, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

(Unaudited)

	March 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$68	$143
Prepaid expenses and other current assets	293	309
Total current assets	361	452

Restricted cash	71	71
Total assets	$432	$523

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$5,906	$5,046
Accrued expenses	3,500	3,308
Bridge Notes	2,149	2,113
Convertible notes - current	2,756	2,033
Notes payable to vendors	1,122	1,094
Total current liabilities	15,433	13,594
Convertible notes - non current	1,288	1,247
Total liabilities	16721	14841

Stockholders’ deficit:
Common stock, $0.001 par value: 225,000,000 shares authorized at
March 31, 2020 and December 31, 2019; 114,311,790 and 114,034,451 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	114	114
Additional paid-in capital	270,959	270,463
Accumulated deficit	(287,362)	(284,895)
Total stockholders’ deficit	(16,289)	(14,318)
Total liabilities and stockholders’ deficit	$432	$523

See accompanying notes.

F-30

Humanigen, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating expenses:
Research and development	$659	$359
General and administrative	1,398	1,879
Total operating expenses	2,057	2,238

Loss from operations	(2,057)	(2,238)

Other expense:
Interest expense	(410)	(302)
Other income (expense), net	-	(1)
Net loss	$(2,467)	$(2,541)

Basic and diluted net loss per common share	$(0.02)	$(0.02)

Weighted average common shares outstanding used to
calculate basic and diluted net loss per common share	114,270,532	110,033,098

See accompanying notes.

F-31

Humanigen, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
Operating activities:
Net loss	$(2,467)	$(2,541)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation expense	265	697
Issuance of common stock for payment of compensation	19	48
Issuance of common stock in exchange for services	13	68
Changes in operating assets and liabilities:
Prepaid expenses and other assets	16	5
Accounts payable	860	592
Accrued expenses	687	447
Net cash used in operating activities	(607)	(684)

Financing activities:
Net proceeds from issuance of common stock	65	-
Proceeds from exercise of stock options	-	50
Net proceeds from issuance of Convertible notes	467	-
Net cash provided by financing activities	532	50

Net decrease in cash, cash equivalents and restricted cash	(75)	(634)
Cash, cash equivalents and restricted cash, beginning of period	214	885
Cash, cash equivalents and restricted cash, end of period	$139	$251

Supplemental cash flow disclosure:
Cash paid for interest	$2	$1
Supplemental disclosure of non-cash investing and financing activities:
Issuance of stock options in lieu of cash compensation	$133	$195
Issuance of warrant for services	$1	$-

See accompanying notes.

F-32

Humanigen, Inc.

Condensed Consolidated Statements of Stockholders’ Deficit

(in thousands, except share data)

(Unaudited)

	Three Months Ended March 31, 2020
			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2020	114,034,451	$114	$270,463	$(284,895)	$(14,318)
Issuance of common stock	200,000	-	65	-	65
Issuance of common stock in exchange for services	29,342	-	13	-	13
Issuance of stock options for payment of compensation	-	-	133	-	133
Issuance of common stock for payment of compensation	47,997	-	19	-	19
Issuance of warrant for services			1		1
Stock-based compensation expense	-	-	265	-	265
Net loss	-	-	-	(2,467)	(2,467)
Balances at March 31, 2020	114,311,790	$114	$270,959	$(287,362)	$(16,289)

	Three Months Ended March 31, 2019
			Additional		Total
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at January 1, 2019	109,897,526	$110	$266,381	$(274,601)	$(8,110)
Issuance of common stock for payment of compensation	93,358	-	90	-	90
Issuance of stock options for payment of compensation	-	-	195	-	195
Issuance of common stock in exchange for services	82,432	-	68		68
Exercise of stock options	75,000	-	50	-	50
Stock-based compensation expense	-	-	697	-	697
Net loss	-	-	-	(2,541)	(2,541)
Balances at March 31, 2019	110,148,316	$110	$267,481	$(277,142)	$(9,551)

See accompanying notes.

F-33

Humanigen, Inc.

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1.	Nature of Operations

Description of the Business

The Company was incorporated on March 15, 2000 in California and reincorporated as a Delaware corporation in September 2001 under the name KaloBios Pharmaceuticals, Inc. Effective August 7, 2017, the Company changed its legal name to Humanigen, Inc. During February 2018, the Company completed the restructuring transactions announced in December 2017 and continued its transformation into a clinical-stage biopharmaceutical company by further developing its clinical stage immuno-oncology and immunology portfolio of monoclonal antibodies. The Company is currently focused on developing its novel human granulocyte-macrophage colony-stimulating factor (“GM-CSF”) neutralization and gene-knockout platforms and its portfolio of next-generation cell and gene therapies.

The Company’s lead product candidate is lenzilumab, a proprietary Humaneered® monoclonal antibody (a biologic) that has been demonstrated to neutralize a naturally occurring inflammatory factor (GM-CSF). GM-CSF is a cytokine which acts directly on myeloid cells to cause expansion, activation, and to initiate and promote the production of other chemokines, including MCP-1, MIP-1a, and IP-10, and cytokines, including TNFa, IL-6 and IL-1 as part of the body’s immune response. GM-CSF is thought of as a communication conduit between the innate and adaptive immune systems. Once initiated, the inflammatory cascade in certain cases may quickly evolve into a self-perpetuating “storm” as the production of chemokines increases expansion and trafficking of myeloid cells. This, in turn, leads to abnormally high levels of inflammatory cytokines, endothelial activation, vascular permeability, disseminated intravascular coagulation, and neurologic inflammation. This “cytokine storm” is frequently referred to as cytokine release syndrome, or CRS. The neutralization of GM-CSF has been shown to prevent and potentially treat cytokine storm through a decrease in levels of IL-6, MCP-1, MIP1a, IP-10, VEGF, TNFα and other factors and reduce levels of inflammatory myeloid cells. Reduction of these factors demonstrates that GM-CSF is a critical upstream and early regulator of many inflammatory cytokines known to be important in the pathophysiology of CRS (Sterner RM et al. Blood 2019. 133(7): 697–709).

During 2019 and throughout the early portion of the first quarter of 2020, the Company continued to pursue its anti-GM-CSF programs to prevent or reduce the serious and potentially life-threatening side effects associated with chimeric antigen receptor T-cell (“CAR-T”) therapy and to prevent or treat graft-versus-host disease (“GvHD”) in patients undergoing allogeneic hematopoietic stem cell transplantation (“HSCT”). In collaboration with Kite Pharmaceuticals, Inc., a Gilead company (“Kite or the “Kite Collaboration”), the Company seeks to study the effect of lenzilumab on the safety of Yescarta®, axicabtagene ciloleucel (“Yescarta”), Kite’s FDA-approved CAR-T therapy. A clinical trial is underway to measure the effect of lenzilumab in reducing CRS and neurotoxicity (NT), with a secondary endpoint of increased efficacy of Yescarta.

The recent coronavirus pandemic, which is due to the SARS-CoV-2 virus and leads to the condition referred to as COVID-19, is frequently characterized in the later and sometimes fatal stages by severe, progressive viral pneumonia that can progress to acute respiratory distress syndrome (“ARDS”), respiratory failure and death. Recent publications indicate that ARDS in this setting is caused by the body’s autoimmune response to CRS. Published data point to GM-CSF being a key triggering cytokine, with elevated levels especially in those patients who transition to the Intensive Care Unit (“ICU”).

In response to this published data indicating that GM-CSF inhibition may play a role in treating patients with COVID-19, the Company is developing lenzilumab in COVID-19 in a Phase III potential registration study. The Company has commenced enrollment in a multicenter randomized, placebo-controlled, double-blind clinical trial with lenzilumab for the prevention of respiratory failure and/or death in hospitalized patients with severe pneumonia associated with SARS-CoV-2 infection (Clinicaltrials.gov # NCT04351152).

The Company has generated compassionate use data with lenzilumab in patients hospitalized with severe pneumonia associated with COVID-19 and is working with stakeholders to share these data.

See Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 2 of this Quarterly Report on Form 10-Q for additional information regarding the business.

Liquidity and Going Concern

The Company has incurred significant losses since its inception in March 2000 and had an accumulated deficit of $287.4 million as of March 31, 2020. At March 31, 2020, the Company had a working capital deficit of $15.1 million. To date, none of the Company’s product candidates has been approved for sale and therefore the Company has not generated any revenue from product sales. Management expects operating losses to continue for the foreseeable future. The Company will require additional financing in order to meet its anticipated cash flow needs, which are expected to increase as the Company’s clinical trial activities accelerate during the next twelve months. As a result, the Company will continue to require additional capital through equity offerings, debt financing and/or payments under new or existing licensing or collaboration agreements. If sufficient funds are not available on acceptable terms when needed, the Company could be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. The Company’s ability to access capital when needed is not assured and, if not achieved on a timely basis, could materially harm its business, financial condition and results of operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

F-34

The Condensed Consolidated Financial Statements for the three months ended March 31, 2020 were prepared on the basis of a going concern, which contemplates that the Company will be able to realize assets and discharge liabilities in the normal course of business. The ability of the Company to meet its total liabilities of $16.7 million at March 31, 2020 and to continue as a going concern is dependent upon the availability of future funding. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Basis of Presentation

The accompanying interim unaudited Condensed Consolidated Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information and on a basis consistent with the annual consolidated financial statements and include all adjustments necessary for the presentation of the Company’s condensed consolidated financial position, results of operations and cash flows for the periods presented. The Condensed Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. These financial statements have been prepared on a basis that assumes that the Company will continue as a going concern, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The December 31, 2019 Condensed Consolidated Balance Sheet was derived from the audited financial statements but does not include all disclosures required by U.S. GAAP. These interim financial results are not necessarily indicative of the results to be expected for the year ending December 31, 2020, or for any other future annual or interim period. The accompanying unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto included in the Company’s 2019 Form 10-K.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts and disclosures reported in the Condensed Consolidated Financial Statements and accompanying notes. Actual results could differ materially from those estimates. The Company believes judgment is involved in determining the valuation of the fair value-based measurement of stock-based compensation and warrant valuations. The Company evaluates its estimates and assumptions as facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ from these estimates and assumptions, and those differences could be material to the Condensed Consolidated Financial Statements.

Certain prior year amounts have been reclassified to conform to the current year presentation. Such reclassifications had no effect on prior years’ Net loss or Stockholders’ deficit.

2.	Summary of Significant Accounting Policies

There have been no material changes in the Company’s significant accounting policies since those previously disclosed in the 2019 Form 10-K.

Derivative Financial Instruments

The Company has equity conversion features within its 2020 Convertible Redeemable Notes that qualify as embedded derivatives under the guidance of FASB ASC Topic 815, Derivatives and Hedging.  As part of that guidance, an analysis is performed on each embedded derivative to determine whether it should be bifurcated from the host instrument and recorded separately within the Consolidated Balance Sheet at its fair value.  Changes in fair value are recorded in other income (expense) within the Consolidated Statement of Operations.  Refer to Note 4 - Debt and Note -5 – Derivative Instruments for further discussion of the Company’s embedded derivatives.

3.	Potentially Dilutive Securities

The Company’s potentially dilutive securities, which include stock options, restricted stock units and warrants, have been excluded from the computation of diluted net loss per common share as the effect of including those securities would be to reduce the net loss per common share and be antidilutive. Therefore, the denominator used to calculate both basic and diluted net loss per common share is the same in each period presented.

F-35

The following outstanding potentially dilutive securities have been excluded from the computations of diluted net loss per common share:

	As of March 31,
	2020	2019
Options to purchase common stock	17,104,649	16,062,922
Warrants to purchase common stock	331,193	331,193
	17,435,842	16,394,115

4.	Debt

Notes Payable to Vendors

On June 30, 2016, the Company issued promissory notes in an aggregate principal amount of approximately $1.2 million to certain claimants in accordance with the Company’s Plan of Reorganization (the “Plan”) filed with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (Case No. 15-12628 (LSS) (the “Bankruptcy Case”) which became effective June 30, 2016, at which time the Company emerged from its Chapter 11 bankruptcy proceedings. The notes are unsecured, bear interest at 10% per annum and became due and payable in full, including principal and accrued interest on June 30, 2019. In July and August, 2019, following the receipt of proceeds from the 2019 Bridge Notes, the Company used approximately $0.5 million of the proceeds to retire a portion of these notes, including accrued interest. After giving effect to these payments, the aggregate principal amount and accrued but unpaid interest on these notes approximates $1.1 million as of March 31, 2020. As of March 31, 2020 and December 31, 2019, the Company has accrued $0.3 million and $0.3 million in interest related to these promissory notes, respectively. The outstanding principal amount and accrued but unpaid interest on these notes is currently payable to the respective holders without demand, notice or declaration, and the holders, without demand or notice of any kind, may exercise any and all other rights and remedies available to them under the notes, the Plan, at law or in equity. We do not have sufficient funds to repay the principal and accrued but unpaid interest on these notes in their entirety.

Advance Notes

In June, July and August, 2018 the Company received an aggregate of $0.9 million of proceeds from advances made to the Company (the “Advance Notes”) by four different lenders including Dr. Cameron Durrant, the Company’s Chairman and Chief Executive Officer; Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder; and Ronald Barliant, a director of the Company (collectively the “Lenders”). The Advance Notes accrued interest at a rate of 7% per year, compounded annually.

In accordance with their terms, on May 30, 2019, in connection with the Company’s announcement of the Collaboration Agreement with Kite, the lenders converted the amounts due under the Advance Notes into the Company’s common stock at the conversion price of $0.45 per share. The Company issued a total of 2,179,622 shares of common stock in connection with the conversion.

2018 Convertible Notes

Commencing September 19, 2018, the Company delivered a series of convertible promissory notes (the “2018 Notes”) evidencing an aggregate of $2.5 million of loans made to the Company by six different lenders, including an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder. The 2018 Notes bear interest at a rate of 7% per annum and will mature on the earliest of (i) twenty-four months from the date the 2018 Notes were signed, (ii) the occurrence of any customary event of default, or (iii) the certain liquidation events including any dissolution or winding up of the Company or merger or sale by the Company of all or substantially all of its assets (in any case, a “Liquidation Event”). The Company used the proceeds from the 2018 Notes for working capital.

Following the end of the quarter ended March 31, 2020, holders of the 2018 Notes notified us of their exercise of their conversion rights. Please see Note 11 – Subsequent Events for additional information.

As of March 31, 2020 and December 31, 2019, the Company has accrued $0.3 million and $0.2 million in interest related to these promissory notes, respectively.

2019 Convertible Notes

Commencing on April 23, 2019, the Company delivered a series of convertible promissory notes (the “2019 Notes”) evidencing an aggregate of $1.3 million of loans made to the Company.

The 2019 Notes bear interest at a rate of 7.5% per annum and will mature on the earliest of (i) twenty-four months from the date the 2019 Notes are signed (the “Stated Maturity Date”), (ii) the occurrence of any customary event of default, or (iii) the certain liquidation events including any dissolution or winding up of the Company or merger or sale by the Company of all or substantially all of its assets (in any case, a “Liquidation Event”). The Company used the proceeds from the 2019 Notes for working capital.

F-36

Following the end of the quarter ended March 31, 2020, holders of the 2019 Notes notified us of their exercise of their conversion rights. Please see Note 11 – Subsequent Events for additional information.

As of March 31, 2020 and December 31, 2019, the Company had accrued $0.1 million and $0.1 million in interest related to these promissory notes, respectively.

The Advance Notes, the 2018 Notes and the 2019 Notes have an optional voluntary conversion feature in which the holder could convert the notes in the Company’s common stock at maturity at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and at a conversion rate of $1.25 for the 2019 Notes. The intrinsic value of this beneficial conversion feature was $1.8 million upon the issuance of the Advance Notes, the 2018 Notes and the 2019 Notes and was recorded as additional paid-in capital and as a debt discount which is accreted to interest expense over the term of the Advance Notes and Notes. Interest expense includes debt discount amortization of $0.2 million for the three months ended March 31, 2020.

The Company evaluated the embedded features within the Advance Notes, the 2018 Notes and the 2019 Notes to determine if the embedded features are required to be bifurcated and recognized as derivative instruments. The Company determined that the Advance Notes, the 2018 Notes and the 2019 Notes contain contingent beneficial conversion features (“CBCF”) that allow or require the holder to convert the Advance Notes, the 2018 Notes and the 2019 Notes, as applicable, to Company common stock at a conversion rate of $0.45 per share for the Advance Notes and the 2018 Notes and $1.25 for the 2019 Notes, but did not contain embedded features requiring bifurcation and recognition as derivative instruments. Upon the occurrence of a CBCF that results in conversion of the Advance Notes, the 2018 Notes or the 2019 Notes to Company common stock, the remaining unamortized discount will be charged to interest expense. Upon conversion of the Advance Notes on May 30, 2019, the remaining unamortized discount was charged to interest expense. The remaining debt discount for the 2018 and 2019 will be charged to interest expense in the second quarter of 2020 with their conversion in April 2020.

2020 Convertible Redeemable Notes

On March 13, 2020 and March 19, 2020 (the “Issuance Dates”), the Company delivered two convertible redeemable promissory notes (the “2020 Notes”) evidencing loans with an aggregate principal amount of $518,333 made to the Company.

The 2020 Notes bear interest at a rate of 7.0% per annum and will mature on March 13, 2021 and March 19, 2021, respectively. The 2020 Notes contain an original issue discount of $33,000 and $18,833, respectively. The Company used the proceeds from the 2020 Notes for working capital.

Beginning on the six month anniversary of the Issuance Dates, unless earlier redeemed by the Company, the holders are entitled, at their option, to convert all or any amount of the principal amount of the 2020 Notes then outstanding, together with the accrued and unpaid interest on such portion of the 2020 Notes proposed to be converted, into shares of the Company’s common stock (the "Common Stock") at a conversion price equal to $0.25 per share (the “Fixed Price”). After the nine month anniversary of the Issuance Dates, the conversion price shall be equal to the lower of (i) the Fixed Price or (ii) 68% of the lowest of either the trading price or closing bid of the Common Stock, for the ten prior trading days including the day upon which a Notice of Conversion is received (the “Variable Conversion Price”).

In the event our Common Stock has a closing price equal to $0.30 or less for 5 consecutive days prior to the 9 month anniversary of the Issuance Date, then, beginning on the 6 month anniversary of the Issuance Date, the holders may elect in their respective Notice of Conversion to use the lower of the Fixed Price or the Variable Conversion Price set forth above.

Commencing on the 6 month anniversary of the Issuance Dates, the Company will have the right, but not the obligation, to elect to make fixed monthly amortizing payments to the holders in the amount of $25,000 and $14,250, respectively. If we elect to make such payments, the holders shall not be entitled to convert all or any amount of the principal amount of the 2020 Notes then outstanding if and for so long as we are current in respect of the amortizing payments.

The 2020 Notes may be redeemed by us at any time before the 270th day following their issuance, at a redemption price equal to (i) 110% of the principal plus accrued but unpaid interest on the 2020 Notes to the date of redemption, if the redemption occurs in the first 60 days following the Issuance Dates; (ii) 120% of the principal plus accrued but unpaid interest on the 2020 Notes to the date of redemption, if the redemption occurs from day 61 through day 120 following the Issuance Dates; or (iii) 130% of the principal plus accrued but unpaid interest on the 2020 Notes to the date of redemption, if the redemption occurs from day 121 through day 270 following the Issuance Dates. The 2020 Notes contain customary default and remedies provisions for convertible note financings of this nature.

As of March 31, 2020, the Company has accrued $1,600 in interest related to the 2020 Notes.

F-37

The Company evaluated the embedded features within the 2020 Notes and determined that the embedded features are required to be bifurcated and recognized as stand-alone derivative instruments. The variable-share settlement features within the 2020 Notes qualify as redemption features and meet the net settlement criterion for qualification as a stand-alone derivative. In determining the fair value of the bifurcated derivative, the Company evaluated the likelihood of conversion of the 2020 Notes to Company stock.  As the Company believes it will have adequate funding prior to the six month anniversary of the 2020 Notes, the first conversion option for the holders of the 2020 Notes, and it has the intent to either begin making amortizing payments or to pay off the 2020 Notes in their entirety prior to that date, the fair value was determined to be $0 as of March 31, 2020. The original issue discount is being accreted to interest expense over the term of the 2020 Notes. Interest expense includes the original issue discount amortization of approximately $4,000 for the three months ended March 31, 2020. The remaining debt discount will be amortized over approximately 11 months for the 2020 Notes.

2019 Bridge Notes

On June 28, 2019, the Company issued three short-term, secured bridge notes (the “June Bridge Notes”) evidencing an aggregate of $1.7 million of loans made to the Company by three parties: Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder, lent $750,000; Nomis Bay LTD, the Company’s second largest stockholder, lent $750,000; and Dr. Cameron Durrant, the Company’s Chief Executive Officer and Chairman of the Board of Directors, lent $200,000. The proceeds from the June Bridge Notes were used to satisfy a portion of the unsecured obligations incurred in connection with the Company’s emergence from bankruptcy in 2016 and for working capital and general corporate purposes. Of the $1.7 million in proceeds received, $950,000 was received on June 28, 2019 and was recorded as Advance notes in the Condensed Consolidated Balance Sheet as of June 30, 2019. The remaining proceeds of $750,000 were received July 1, 2019 and recorded accordingly.

The June Bridge Notes bear interest at a rate of 7.0% per annum and had an original maturity date of October 1, 2019, which the Company and the lenders agreed to extend until December 31, 2020. No other changes to the terms of the June Bridge Notes were made in connection with the extension of the maturity date. The June Bridge Notes may become due and payable at such earlier time as the Company raises more than $3,000,000 in a bona fide financing transaction or upon a change in control. The June Bridge Notes are secured by liens on substantially all of the Company’s assets.

On November 12, 2019, the Company issued two short-term, secured bridge notes (the “November Bridge Notes” and together with the June Bridge Notes, the “2019 Bridge Notes”) evidencing an aggregate of $350,000 of loans made to the Company by two parties: Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., our controlling stockholder, lent $250,000; and Dr. Cameron Durrant, our Chief Executive Officer and Chairman of our Board of Directors, lent $100,000. The proceeds from the November Bridge Notes were used for working capital and general corporate purposes.

The November Bridge Notes rank on par with the June Bridge Notes, and possess other terms and conditions substantially consistent with those notes. The November Bridge Notes bear interest at a rate of 7.0% per annum and had an original maturity date of December 31, 2019, which the Company and the lenders agreed to extend until December 31, 2020. No other changes to the terms of the November Bridge Notes were made in connection with the extension of the maturity date. The November Bridge Notes may become due and payable at such earlier time as the Company raises more than $3,000,000 in a bona fide financing transaction or upon a change in control. The November Bridge Notes also are secured by a lien on substantially all of the Company’s assets.

Upon an event of default, which events include, but are not limited to, (1) the Company’s failure to timely pay any monetary obligation under the 2019 Bridge Notes; (2) our failure to pay our debts generally as they become due and (3) our commencing any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect, the interest payable on the 2019 Bridge Notes increases to 10.0% per annum. Further, upon certain events of default, all payments and obligations due and owed under the 2019 Bridge Notes shall immediately become due and payable without demand and without notice to the Company.

As of March 31, 2020 and December 31, 2019, the Company has accrued $0.1 million and $0.1 million in interest related to these promissory notes, respectively.

As of March 31, 2020, the maturities of the debt of the Company by year is as follows:

	Total	2020	2021
Principal payments on Notes payable to vendors	$774	$774	$-
Interest payments on Notes payable to vendors	348	348	-
Principal payments on 2019 Bridge notes	2,050	2,050	-
Interest payments on 2019 Bridge notes	99	99	-
Principal payments on Convertible notes	4,293	3,018	1,275
Interest payments on Convertible notes	358	270	88
Gross debt before unamortized discount	7,922	6,559	1,363
Unamortized debt discount on convertible debt	(607)	(532)	(75)
Total Debt	$7,315	$6,027	$1,288

F-38

5.	Derivative Instruments

The Company has certain embedded equity conversion features within its 2020 Notes that require bifurcation and recognition as stand-alone derivatives. See Note 4 – Debt for additional information and discussion on the bifurcated derivatives.

6.	Commitments and Contingencies

Contractual Obligations and Commitments

As of March 31, 2020, other than the debt issuances described in Note 4 and the license agreements described in Note 8, there were no material changes to the Company’s contractual obligations from those set forth in the 2019 Form 10-K.

Guarantees and Indemnifications

The Company has certain agreements with service providers with which it does business that contain indemnification provisions pursuant to which the Company typically agrees to indemnify the party against certain types of third-party claims. The Company accrues for known indemnification issues when a loss is probable and can be reasonably estimated. The Company would also accrue for estimated incurred but unidentified indemnification issues based on historical activity. As the Company has not incurred any indemnification losses to date, there were no accruals for or expenses related to indemnification issues for any period presented.

7.	Stockholders’ Equity

Lincoln Park Capital Purchase Agreement

On November 8, 2019, the Company entered into a purchase agreement (the “Purchase Agreement”) and a registration rights agreement (the “Registration Rights Agreement”) with Lincoln Park Capital Fund, LLC (“LPC”), pursuant to which the Company has the right to sell to LPC up to $20,000,000 in shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement.

Under the Purchase Agreement, the Company has the right, from time to time at its sole discretion and subject to certain conditions, to direct LPC to purchase up to 100,000 shares of Common Stock, with such amounts increasing based on certain threshold prices but not to exceed $750,000 in total proceeds on any purchase date. The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on the market prices of the Common Stock at the time of such purchases as set forth in the Purchase Agreement. Such sales of Common Stock by the Company, if any, may occur from time to time, at the Company’s option, over the 36-month period expiring in December 2022.

In connection with the signing of the Purchase Agreement on November 8, 2019, the Company issued 706,592 shares of its common stock to LPC. The issuance of the shares were recorded as debt issuance costs in Common stock and Additional paid-in capital with no net effect on Stockholders’ deficit.

In addition to regular purchases, as described above, the Company may also direct LPC to purchase additional amounts as accelerated purchases if the closing sale price of the Common Stock is not below certain threshold prices, as set forth in the Purchase Agreement. In all instances, the Company may not sell shares of its Common Stock to LPC under the Purchase Agreement if it would result in LPC beneficially owning more than 4.99% of the Common Stock then outstanding.

LPC represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”)), and the Company sold the securities to LPC pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of, and Regulation D under, the Securities Act.

The Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, agreements and conditions to completing future sale transactions, indemnification rights and obligations of the parties. The Company has the right to terminate the Purchase Agreement at any time, at no cost or penalty. During any “event of default” under the Purchase Agreement, all of which are outside of LPC’s control, LPC does not have the right to terminate the Purchase Agreement; however, the Company may not initiate any regular or other sale of shares to LPC until such event of default is cured.

Actual sales of shares of Common Stock to LPC under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including, among others, market conditions, the trading price of the Common Stock and determinations by the Company as to the appropriate sources of funding for the Company and its operations. In consideration for entering in the Purchase Agreement, the Company paid LPC a commitment fee in shares of Common Stock. The Company did not receive any cash proceeds from the issuance of these shares.

F-39

The net proceeds under the Purchase Agreement to the Company will depend on the frequency and prices at which the Company sells shares of its stock to LPC. The Company expects that any proceeds received by the Company from such sales to LPC will be used for working capital and general corporate purposes.

During the months of December 2019 and January 2020, the Company issued a total of 700,000 shares for aggregate proceeds of $0.3 million under the Purchase Agreement.

Equity Financings

During the month of December 2019, the Company issued 500,000 shares of its common stock for aggregate proceeds of $0.2 million under the Purchase Agreement.

During the month of January 2020, the Company issued 200,000 shares of its common stock for aggregate proceeds of $0.1 million under the Purchase Agreement.

2012 Equity Incentive Plan

Under the Company’s 2012 Equity Incentive Plan, the Company may grant shares, stock units, stock appreciation rights, performance cash awards and/or options to employees, directors, consultants, and other service providers. For options, the per share exercise price may not be less than the fair market value of a Company common share on the date of grant. Awards generally vest and become exercisable over three to four years and expire 10 years from the date of grant. Options generally become exercisable as they vest following the date of grant.

A summary of stock option activity for the three months ended March 31, 2020 under all of the Company’s options plans is as follows:

	Options	Weighted Average Exercise Price
Outstanding at January 1, 2020	15,881,721	$0.95
Granted	1,223,033	0.40
Exercised	-	-
Cancelled (forfeited)	-	-
Cancelled (expired)	(105)	11.68
Outstanding at March 31, 2020	17,104,649	$0.91

The weighted average fair value of options granted during the three months ended March 31, 2020 was $0.40 per share.

The Company valued the options granted using the Black-Scholes options pricing model and the following weighted-average assumption terms for the three months ended March 31, 2020:

Three months ended March 31, 2020
Exercise price	$0.38 - $0.40
Market value	$0.38 - $0.40
Expected term	5 years
Expected volatility	95%
Risk-free interest rate	1.47% - 1.57%
Expected dividend yield	0%

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Stock-Based Compensation

The Company recorded stock-based compensation expense in the Condensed Consolidated Statements of Operations as follows:

	Three months ended March 31,
	2020	2019
General and administrative	$211	$697
Research and development	54	-
Total stock-based compensation	$265	$697

At March 31, 2020, the Company had $0.7 million of total unrecognized stock-based compensation expense, net of estimated forfeitures, related to outstanding stock options that will be recognized over a weighted-average period of 1.6 years.

8.	License and Collaboration Agreements

Kite Agreement

On May 30, 2019, the Company entered into a collaboration agreement (the “Kite Agreement”) with Kite Pharmaceuticals, Inc., pursuant to which the Company and Kite are conducting a multi-center Phase 1b/2 study of lenzilumab with Kite’s Yescarta in patients with relapsed or refractory B-cell lymphoma, including diffuse large B-cell lymphoma (“DLBCL”). The primary objective of the Study is to determine the effect of lenzilumab on the safety of Yescarta.

Pursuant to the Kite Agreement, the Company shall supply lenzilumab to the collaboration for use in the study and will contribute up to approximately $8.0 million towards the out-of-pocket costs of the study, depending on the number of patients enrolled into the study.

Mayo Agreement

On June 19, 2019 the Company entered into an exclusive worldwide license agreement (the “Mayo Agreement”) with the Mayo Foundation for Medical Education and Research (“Mayo”) for certain technologies used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9 (GM-CSF knock-out). The license covers various patent applications and know-how developed by Mayo in collaboration with the Company. These licensed technologies complement and broaden the Company’s position in the GM-CSF neutralization space and expand the Company’s discovery platform aimed at improving CAR-T to include gene-edited CAR-T cells.

Pursuant to the Mayo Agreement, the Company will pay $200,000 to Mayo within six months of the effective date, or upon completion of a qualified financing, whichever is earlier. The Mayo Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones. The Company accrued the initial payment and interest through March 31, 2020 in Accrued expenses in the accompanying Condensed Consolidated Balance Sheets as of December 31, 2019 and March 31, 2020.

Zurich Agreement

On July 19, 2019 the Company entered into an exclusive worldwide license agreement (the “Zurich Agreement”) with the University of Zurich (“UZH”) for technology used to prevent or treat Graft versus Host Disease (“GvHD”) through GM-CSF neutralization. The Zurich Agreement covers various patent applications filed by UZH which complement and broaden the Company’s position in the application of GM-CSF and expands the Company’s development platform to include improving allogeneic Hematopoietic Stem Cell Transplantation (“HSCT”).

Pursuant to the Zurich Agreement, the Company paid $100,000 to UZH in July 2019. The Zurich Agreement also requires the payment of milestones and royalties upon the achievement of certain regulatory and commercialization milestones. The license payment of $100,000 was recorded as expense in Research and development in July 2019.

9.	Savant Arrangements

On June 30, 2016 the Company and Savant Neglected Diseases, LLC (“Savant”) entered into an Agreement for the Manufacture, Development and Commercialization of Benznidazole for Human Use (the “MDC Agreement”), pursuant to which the Company acquired certain worldwide rights relating to benznidazole (the “Compound”).

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In addition, on the Effective Date the Company and Savant also entered into a Security Agreement (the “Security Agreement”), pursuant to which the Company granted Savant a continuing senior security interest in the assets and rights acquired by the Company pursuant to the MDC Agreement and certain future assets developed from those acquired assets.

On the Effective Date, the Company issued to Savant a five year warrant (the “Warrant”) to purchase 200,000 shares of the Company’s Common Stock, at an exercise price of $2.25 per share, subject to adjustment. The Warrant is exercisable for 25% of the shares immediately and exercisable for the remaining shares upon reaching certain regulatory related milestones. As of March 31, 2020 the number of shares for which the Warrant is currently exercisable totals 100,000 shares at an exercise price of $2.25 per share.

As a result of the FDA granting accelerated and conditional approval of a benznidazole therapy manufactured by a competitor for the treatment of Chagas disease and awarding such competitor a neglected tropical disease PRV in August 2017, the Company ceased development of benznidazole and re-evaluated the final two vesting milestones and concluded that the probability of achievement of these milestones had decreased to 0%.

In July 2017, the Company commenced litigation against Savant alleging that Savant breached the MDC Agreement and seeking a declaratory judgement. Savant has asserted counterclaims for breaches of contract under the MDC Agreement and the Security Agreement. The dispute primarily concerns the Company’s right under the MDC Agreement to offset certain costs incurred by the Company in excess of the agreed upon budget against payments due Savant. See Note 10, below, for more information regarding the Savant litigation. The aggregate cost overages as of June 30, 2017 that the Company asserts are Savant’s responsibility total approximately $3.4 million, net of a $0.5 million deductible. The Company asserts that it is entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017, Savant owed the Company approximately $1.4 million. As of June 30, 2019, the cost overages totaled $4.1 million such that Savant owed the Company approximately $2.1 million in cost overages. Such cost overages have been charged to Research and development expense as incurred. Recovery of such cost overages, if any, will be recorded as a reduction of Research and development expense in the period received.

The $2.0 million in milestone payments due Savant are included in Accrued expenses in the accompanying Condensed Consolidated Balance Sheet as of March 31, 2020 and December 31, 2019.

10.	Litigation

Savant Litigation

On July 10, 2017, the Company filed a complaint against Savant in the Superior Court for the State of Delaware, New Castle County (the “Delaware Court”). KaloBios Pharmaceuticals, Inc. v. Savant Neglected Diseases, LLC, No. N17C-07-068 PRW-CCLD. The Company asserted breach of contract and declaratory judgment claims against Savant arising under the MDC Agreement. See Note 9 - “Savant Arrangements” for more information about the MDC Agreement. The Company alleges that Savant has breached its MDC Agreement obligations to pay cost overages that exceed a budgetary threshold as well as other related MDC Agreement representations and obligations. In the litigation, the Company has alleged that as of June 30, 2017, Savant was responsible for aggregate cost overages of approximately $3.4 million, net of a $0.5 million deductible under the MDC. The Company asserts that it is entitled to offset $2.0 million in milestone payments due Savant against the cost overages, such that as of June 30, 2017 Savant owed the Company approximately $1.4 million.

On July 12, 2017, Savant removed the case to the Bankruptcy Court, claiming that the action is related to or arises under the Bankruptcy Case from which we emerged in July 2016. In re KaloBios Pharmaceuticals, Inc., No. 15-12628 (LSS) (Bankr. D. Del.). On July 27, 2017, Savant filed an Answer and Counterclaims. Savant’s filing alleges breaches of contracts under the MDC Agreement and the Security Agreement, claiming that the Company breached its obligations to pay the milestone payments and other related representations and obligations. On August 1, 2017, the Company moved to remand the case back to the Delaware Court (the “Motion to Remand”).

On August 2, 2017, Savant sent a foreclosure notice to the Company, demanding that it provide the Collateral as defined in the Security Agreement for inspection and possession on August 9, 2017, with a public sale to be held on September 1, 2017. The Company moved for a Temporary Restraining Order (the “TRO”) and Preliminary Injunction in the Bankruptcy Court on August 4, 2017. Savant responded on August 7, 2017. On August 7, 2017, the Bankruptcy Court granted the Company’s motion for a TRO, entering an order prohibiting Savant from collecting on or selling the Collateral, entering our premises, issuing any default notices to us, or attempting to exercise any other remedies under the MDC Agreement or the Security Agreement. On August 9, 2017, the parties have stipulated to continue the provisions of the TRO in full force and effect until further order of the appropriate court, which the Bankruptcy Court signed that same day (the “Stipulated Order”).

On January 22, 2018, Savant wrote to the Bankruptcy Court requesting dissolution of the TRO and the Stipulated Order. On January 29, 2018, the Bankruptcy Court granted the Motion to Remand and denied Savant’s request to dissolve the TRO and Stipulated Order, ordering that any request to dissolve the TRO and Stipulated Order be made to the Delaware Court.

On February 13, 2018 Savant made a letter request to the Delaware Court to dissolve the TRO and Stipulated Order. Also on February 13, 2018, the Company filed its Answer and Affirmative defenses to Savant’s Counterclaims. On February 15, 2018 the Company filed a letter opposition to Savant’s request to dissolve the TRO and Stipulated Order and requesting a status conference. A hearing on Savant’s request to dissolve the TRO and Stipulated Order was held before the Delaware Court on March 19, 2018. The Delaware Court denied Savant’s request to dissolve the TRO and Stipulated order, which remain in effect.

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On April 11, 2018, the Company advised the Delaware Court that it would meet and confer with Savant regarding a proposed case management order and date for trial. On April 26, 2018 the Delaware Court so-ordered a proposed case management order submitted by the Company and Savant. The schedule in the case management order was modified by stipulation on August 24, 2018.

On April 8, 2019, the Company moved to compel Savant to produce documents in response to the Company’s document requests.  The parties thereafter agreed to a discovery schedule through June 30, 2019, which the Superior Court so-ordered, and the parties produced documents to each other.

On June 4, 2019, Savant filed a complaint against the Company and Madison in the Delaware Court of Chancery (the “Chancery Action”) seeking to “recover as damages that amounts owed to it under the MDC Agreement, and to reclaim Savant’s intellectual property,” among other things.  Savant also requested leave to move to dismiss the Company’s complaint on the grounds that the Company’s transfer of assets to Madison was champertous.  On June 10, 2019, the Company requested by letter that the Superior Court hold a contempt hearing because the Chancery Action violated the TRO entered by the Bankruptcy Court, the terms of which have been extended by stipulation of the parties.  On June 18, 2019, the Superior Court held a telephonic status conference.  The parties agreed that the Chancery Action should be consolidated with the Superior Court action, after which the Superior Court would address the parties’ motions.

On July 22, 2019, the Company moved for contempt against Savant.  Savant filed its opposition on July 29, 2019.  On August 12, 2019, the Superior Court denied the Company’s motion for contempt.

On July 23, 2019, Savant moved for summary judgment on the issue of champerty.  The Company filed its response and cross-motion for summary judgment on August 27, 2019.  Savant filed its reply on September 10, 2019 and the Company filed its cross-reply on September 20, 2019.  The motion is fully briefed, and was argued at a hearing on February 3, 2020.  The court has not yet ruled on the motion.

On July 26, 2019, the Company moved to modify the previously agreed-upon discovery schedule to extend discovery through December 31, 2019, which the Superior Court granted.  In subsequent orders, the discovery schedule was further extended until the end of June 2020.

On July 30, 2019, the Company filed a motion to dismiss Savant’s Chancery Action.  Savant filed an amended complaint on September 4, 2019, and the Company filed its opening brief in support of its motion to dismiss on October 11, 2019.  That motion is fully briefed and was argued at a hearing on February 3, 2020. The court has not yet ruled on the motion.

On August 19, 2019, Savant moved to dismiss the Company’s amended Superior Court complaint.  On September 27, 2019, the Company filed an opposition to Savant’s motion and, in the alternative, requested leave to file a second amended complaint against Savant.  Savant consented to the filing of the second amended complaint and withdrew their motion to dismiss.  Savant filed a partial motion to dismiss against a co-defendant on October 30, 2019.  That motion is fully briefed and was argued at a hearing on February 3, 2020. At the February 3, 2020 hearing, the Court reserved judgment on the parties’ reciprocal motions.

On November 18, 2019, the Court granted Savant’s Motion to Schedule a Preliminary Injunction hearing concerning the August 2017 TRO and Stipulated Order that are still in effect.  At a hearing on April 28, 2020, the Court granted the application for a preliminary injunction to the Company, and the parties are preparing a proposed order to effectuate the Court’s rulings at the hearing.  The Stipulated Order will no longer be in effect upon the entry of the preliminary injunction order.

A trial is scheduled for October 2020.

11.	Subsequent Events

Conversion of Outstanding 2018 and 2019 Convertible Notes

As described in the Company’s 2019 Annual Report on Form 10-K, holders of the Company’s outstanding convertible notes issued in 2018 and 2019 are entitled to convert the principal and unpaid interest on such notes into shares of the Company’s common stock under various scenarios, including if the Company were to sell its equity securities on or before the date of repayment of the 2018 and 2019 Notes in any financing transaction that results in gross proceeds to the Company of less than $10 million (a “Non-Qualified Financing”). A Non-Qualified Financing occurred as a result of sales of our common stock to Lincoln Park Capital Fund, LLC starting on December 11, 2019 and concluding on January 7, 2020, pursuant to the Purchase Agreement described in Note 7, Stockholders’ Equity above. Commencing on April 2, 2020, the holders of such notes, including Cheval Holdings, Ltd. (“Cheval”), an affiliate of Black Horse Capital, L.P., our controlling stockholder, notified us of their exercise of such conversion rights. Pursuant to the exemption from registration afforded by Section 3(a)(9) under the Securities Act of 1933, we issued an aggregate of 11,989,578 shares of our common stock upon the conversion of $4.3 million in aggregate principal and interest on the notes converted, which obligations were retired. Of these, we issued 1,583,333 shares to Cheval. Dr. Dale Chappell, our ex-officio chief scientific officer, controls Black Horse Capital, L.P. and reports beneficial ownership of all shares held by it and its affiliates, including Cheval.

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After giving effect to the shares issued upon such conversions, as of May 14, 2020, no convertible notes issued in 2018 or 2019 were outstanding.

April 2020 Bridge Notes

On April 27, 2020, the Company issued two short-term, secured bridge notes (the “2020 Bridge Notes”) evidencing an aggregate of $350,000 of loans made to the Company by two parties: Cheval Holdings, Ltd., an affiliate of Black Horse Capital, L.P., the Company’s controlling stockholder, lent $100,000; and Nomis Bay LTD, the Company’s second largest stockholder, lent $250,000. The proceeds from the 2020 Bridge Notes were used for working capital and general corporate purposes.

The 2020 Bridge Notes rank on par with the 2019 Bridge Notes, and possess other terms and conditions substantially consistent with those notes. The 2020 Bridge Notes bear interest at a rate of 7.0% per annum and have a maturity date of December 31, 2020. The 2020 Bridge Notes may become due and payable at such earlier time as the Company raises more than $10,000,000 in a bona fide financing transaction or upon a change in control. The 2020 Bridge Notes also are secured by a lien on substantially all of the Company’s assets.

Upon an event of default, which events include, but are not limited to, (1) the Company’s failure to timely pay any monetary obligation under the 2020 Bridge Notes; (2) our failure to pay our debts generally as they become due and (3) our commencing any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar laws of any jurisdiction now or hereafter in effect, the interest payable on the 2020 Bridge Notes increases to 10.0% per annum. Further, upon certain events of default, all payments and obligations due and owed under the 2020 Bridge Notes shall immediately become due and payable without demand and without notice to the Company.

Paycheck Protection Plan Loan

On May 5, 2020, the Company received a Paycheck Protection Plan loan under the 2020 CARES Act in the amount of $83 thousand (the “PPP Loan”), which the Company used for payroll costs. On June 26, 2020, the Company voluntarily repaid the PPP Loan in full, including applicable interest.

2020 Private Placement

On June 1, 2020, the Company entered into a securities purchase agreement (the “Purchase Agreement”) with certain accredited investors to complete a private placement (the “Private Placement”) of common stock. The closing of the Private Placement occurred on June 2, 2020 (the “Closing Date”). At the closing, the Company issued and sold 82,528,718 shares of common stock at a purchase price of $0.87 per share, for aggregate gross proceeds of approximately $71.8 million. We used a portion of the proceeds to retire certain indebtedness, including all outstanding bridge notes. We expect to use the remaining proceeds from the Private Placement to retire other indebtedness, to fund our Phase III study of lenzilumab in COVID-19, our collaboration with Kite and other development programs, as well as for manufacturing and preparation for potential commercialization of lenzilumab, working capital and other general corporate purposes.

Private Placement Litigation

On June 15, 2020, a complaint was filed against Humanigen and Dr. Durrant in the Commercial Division of the Supreme Court of the State of New York. The plaintiffs comprise a group of 17 prospective investors introduced to Humanigen by Noble Capital Markets, Inc. (“Noble”), which had been engaged as a non-exclusive placement agent in connection with the Private Placement. The plaintiffs had indicated interest in purchasing shares of common stock in the Private Placement but, due to the strength of demand for shares from other prospective investors introduced to the company by J.P. Morgan Securities LLC, the lead placement agent for the Private Placement, the plaintiffs were not allocated any investment amount. The plaintiffs allege that the company and Dr. Durrant breached a contractual obligation to deliver shares of common stock to the plaintiffs. The plaintiffs seek to recover for losses due to alleged fraudulent misstatements and the company’s failure to deliver shares to them, and seek equitable relief in the form of specific performance. On June 19, 2020, Noble filed a separate complaint against Humanigen in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, also arising from the Private Placement. Noble’s complaint alleges that Humanigen breached the terms of its engagement letters with Noble by refusing to pay it the sales commissions it would have earned had its prospective investors received the entire allocation of shares sought in the Private Placement, as opposed to the $4 million of shares actually allocated to Noble and its clients. Noble is seeking payment in full of the commission, damages for Humanigen’s alleged tortious interference with Noble’s business relationship with the investors it introduced to Humanigen but which were not allocated shares in the Private Placement, and attorneys’ fees. Humanigen believes that the claims made in each complaint are without merit, and it is prepared to defend itself vigorously.

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Appointment of Mr. Tousley as Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer

On July 6, 2020, the Company entered into an employment agreement with David L. Tousley in connection with his appointment as the Company’s Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer (the “Tousley Agreement”). The Tousley Agreement provides for an initial annual base salary for Mr. Tousley of $375,000 as well as eligibility for an annual bonus targeted at 40% of his base salary. In connection with his appointment, Mr. Tousley will be entitled to receive stock options to purchase 313,500 shares of the Company’s common stock within three business days following the effective date of the 2020 Equity Plan (as further described below). Mr. Tousley is entitled to participate in the Company’s benefit plans available to other executives.

Under the Tousley Agreement, Mr. Tousley is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Tousley’s employment for any reason other than “Cause”, or if Mr. Tousley resigns for “Good Reason” (each as such term is defined in the Agreement), Mr. Tousley will receive twelve months of base salary then in effect and the amount of the actual bonus earned by Mr. Tousley under the Tousley Agreement for the year prior to the year of termination, pro-rated based on the portion of the year Mr. Tousley was employed by the Company during the year of termination, or if no bonus had been received, at minimum 50% of his target bonus.

The Tousley Agreement additionally provides that if Mr. Tousley resigns for Good Reason or the Company or its successor terminates his employment within the three month period prior to and the two year period following a change in control (as such term is defined in the Tousley Agreement), the Company must pay or cause its successor to pay Mr. Tousley a lump sum cash payment equal to one times (a) his annual salary as of the day before his resignation or termination plus (b) the aggregate bonus received by Mr. Tousley for the year immediately preceding the change in control or, if no bonus had been received, at minimum 50% of the target bonus. In addition, upon such a resignation or termination, all outstanding stock options held by Mr. Tousley will immediately vest and become exercisable.

Appointment of Dr. Chappell as Chief Scientific Officer

On July 6, 2020, the Company entered into an employment agreement with Dale Chappell in connection with his appointment as the Company’s Chief Scientific Officer (the “Chappell Agreement”). The Chappell Agreement provides for an initial annual base salary for Dr. Chappell of $410,000 as well as eligibility for an annual bonus targeted at 40% of his base salary. In connection with his appointment, Dr. Chappell will be entitled to receive stock options to purchase 668,800 shares of the Company’s common stock within three business days following the effective date of the 2020 Equity Plan (as further described below). Dr. Chappell is entitled to participate in the Company’s benefit plans available to other executives.

Under the Chappell Agreement, Dr. Chappell is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Dr. Chappell employment for any reason other than “Cause”, or if Dr. Chappell resigns for “Good Reason” (each as such term is defined in the Chappell Agreement), Dr. Chappell will receive twelve months of base salary then in effect and the amount of the actual bonus earned by Dr. Chappell under the Chappell Agreement for the year prior to the year of termination, pro-rated based on the portion of the year Dr. Chappell was employed by the Company during the year of termination, or if no bonus had been received, at minimum 50% of his target bonus.

The Chappell Agreement additionally provides that if Dr. Chappell resigns for Good Reason or the Company or its successor terminates his employment within the three month period prior to and the two year period following a change in control (as such term is defined in the Chappell Agreement), the Company must pay or cause its successor to pay Dr. Chappell a lump sum cash payment equal to one times (a) his annual salary as of the day before his resignation or termination plus (b) the aggregate bonus received by Dr. Chappell for the year immediately preceding the change in control or, if no bonus had been received, at minimum 50% of the target bonus. In addition, upon such a resignation or termination, all outstanding stock options held by Dr. Chappell will immediately vest and become exercisable.

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Appointment of Mr. Morris as Chief Operating Officer and Chief Financial Officer

On August 3, 2020, the Company announced the appointment of Timothy Morris as the Company’s Chief Operating Officer and Chief Financial Officer. In connection with his appointment as COO and CFO, Mr. Morris stepped down as a member of the Board, a position he had held since June 2016, and the size of the Board was reduced to five members.

The Company entered into an employment agreement with Mr. Morris in connection with his appointment (the “Morris Agreement”). The Morris Agreement provides for an initial annual base salary for Mr. Morris of $475,000 as well as eligibility for an annual bonus targeted at 50% of his base salary. In connection with his appointment, Mr. Morris will be entitled to receive stock options to purchase 756,580 shares of the Company’s common stock within three business days following the effective date of the Humanigen, Inc. 2020 Equity Plan (as further described below). Mr. Morris is entitled to participate in certain of the Company’s benefit plans available to other executives.

Under the Morris Agreement, Mr. Morris is entitled to receive certain benefits upon termination of employment under certain circumstances. If the Company terminates Mr. Morris’s employment for any reason other than “Cause”, or if Mr. Morris resigns for “Good Reason” (each as such term is defined in the Morris Agreement), Mr. Morris will receive his annual salary and the amount of the actual bonus earned by Mr. Morris under the Agreement for the year prior to the year of termination, pro-rated based on the portion of the year Mr. Morris was employed by the Company during the year of termination, or if no bonus had been received, 50% of his target bonus. In addition, upon such a resignation or termination, Mr. Morris will also be entitled to be reimbursed for certain monthly health plan continuation premiums for up to 12 months, and all outstanding stock options held by Mr. Morris will immediately vest and become exercisable.

The Morris Agreement additionally provides that if Mr. Morris resigns for Good Reason or the Company terminates his employment other than for Cause within the three month period prior to or the two year period following a change in control (as such term is defined in the Morris Agreement), the Company must pay or cause its successor to pay Mr. Morris a lump sum cash payment equal to one and one-half times (a) his annual salary plus (b) the aggregate bonus received by Mr. Morris for the year immediately preceding the change in control or, if no bonus had been received, 50% of the target bonus. In addition, upon such a resignation or termination, Mr. Morris will also be entitled to be reimbursed for certain monthly health plan continuation premiums for up to 18 months, and all outstanding stock options held by Mr. Morris will immediately vest and become exercisable.

Clinical Trial Agreement with the National Institute of Allergy and Infectious Diseases

On July 24, 2020, the Company entered into a clinical trial agreement (the “Clinical Trial Agreement”) with the National Institute of Allergy and Infectious Diseases (“NIAID”), part of the National Institutes of Health, which is part of the United States Government Department of Health and Human Services, as represented by the Division of Microbiology and Infectious Diseases. Pursuant to the Clinical Trial Agreement, lenzilumab will be an agent to be evaluated in the NIAID-sponsored Big Effect Trial (“BET”) in hospitalized patients with COVID-19.

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BET will evaluate the combination of lenzilumab and Gilead’s investigational antiviral, remdesivir, on treatment outcomes versus placebo and remdesivir in hospitalized COVID-19 patients. The trial is expected to enroll 100 patients in each arm of the study with an interim analysis for efficacy after 50 patients have been enrolled in each arm.

Pursuant to the Clinical Trial Agreement, NIAID will serve as sponsor and will be responsible for supervising and overseeing BET. The Company will be responsible for providing lenzilumab to NIAID without charge and in quantities to ensure a sufficient supply of lenzilumab. The Clinical Trial Agreement imposes additional obligations on the Company that are reasonable and customary for clinical trial agreements of this nature, including in respect of compliance with data privacy laws and potential indemnification obligations.

Stockholder Action by Written Consent

On July 27, 2020, the Board unanimously approved and recommended, and on July 29, 2020, certain stockholders of the Company (the “Consenting Stockholders”) owning as of July 29, 2020 (the “Record Date”) approximately 63% of the Company's outstanding common stock, par value $0.001 per share (“common stock”), approved the following actions (each, an “Action” and collectively, the “Actions”) by written consent in lieu of a special meeting, in accordance with the applicable provisions of the Delaware General Corporation Law, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), and the Company’s Second Amended and Restated Bylaws:

1.	The approval of an amendment to Article IV of the Charter to increase the number of authorized shares of common stock from 225,000,000 to 750,000,000;

2.	The approval of an amendment to Article IV of the Charter that will give the Board the discretion, until July 29, 2021, to effect a reverse stock split whereby each outstanding 2, 3, 4, 5, 6, 7, 8, 9 or 10 shares of our common stock may be combined, converted and changed into one share of common stock, with the final ratio (if any) as may be determined by and subject to final approval of the Board; and

3.	The approval of the Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan (the “2020 Equity Plan”).

The Company will prepare and cause to be sent or delivered to its stockholders of record as of the Record Date pursuant to Regulation 14C under the Securities Exchange Act of 1934 an information statement relating to the Actions (the “Information Statement”). In accordance with the rules and regulations of the Securities and Exchange Commission, the Actions will not become effective until at least 20 calendar days after we send the Information Statement to such stockholders. Furthermore, the Board retains sole discretion to implement or abandon a reverse stock split, based on its determination of whether effecting a reverse stock split is advisable and in the best interests of the Company and its stockholders. Therefore, a reverse stock split may not occur without further stockholder action, notwithstanding the approval provided by the Consenting Stockholders.

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PROSPECTUS

82,563,584 Shares of Common Stock

, 2020

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the estimated costs and expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by us.

SEC Registration Fee	$32,900.43
Accounting Fees and Expenses	$15,000.00
Legal Fees and Expenses	$360,000.00
Miscellaneous Fees and Expenses	$42,099.57
Total	$450,000.00

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 102(b)(7) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;
•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or redemption of shares; or
•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL further provides that, if a present or former director or officer has been successful in defense of any action referred to above, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

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Our Charter eliminates the personal liability of our directors to the Company and our stockholders for monetary damages for breach of fiduciary duty as a director, with certain limited exceptions set forth therein. Our Amended and Restated Bylaws provide for the indemnification of our directors and officers to the fullest extent permitted by the DGCL.

We maintain an insurance policy that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

Certain of our non-employee directors may, through their relationships with their employers, also be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.

The foregoing descriptions are only general summaries.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since June 1, 2017, we have sold the following securities that were not registered under the Securities Act:

(a)       On August 23, 2017, we issued 15,000 shares of our common stock to Aperture Healthcare Ventures Ltd. in connection with the Aperture ELOC Purchase Agreement, which was terminated on March 12, 2018. No additional shares were issued pursuant to the Aperture ELOC Purchase Agreement prior to such termination.

(b)       On February 27, 2018, in connection with the Restructuring Transactions (as described herein), we issued an aggregate of 91,815,517 shares of our common stock to the Term Loan Lenders in exchange for the satisfaction and extinguishment of the entire $18.4 million balance of the Term Loans and new cash consideration of $3.0 million.

(c)       On March 12, 2018, we sold 2,445,557 shares of our common stock for total proceeds of $1.1 million to certain investors in a private placement.

(d)       On April 6, 2018, we issued 33,333 shares of restricted common stock to Wotczak Group, LLC, an investor relations consultant, in return for services.

(e)       On June 4, 2018, the Company sold 400,000 shares of its common stock for total proceeds of $0.2 million to an investor in a private placement.

(f)       On June 19, 2018, we received an aggregate of $400,000 in proceeds from certain Company insiders in connection with the issuance of the Advance Notes.

(g)       On July 6, 2018, we issued 30,000 shares of common stock to Lincoln Park in return for services.

(h)       On September 19, 2018, we completed a bridge financing through which we received aggregate proceeds of $2.5 million in exchange for the 2018 Notes. The 2018 Notes accrued interest at a rate of 7% per annum and, unless earlier converted into equity securities in our company, were set to mature on the second anniversary of the issue date. In general, the outstanding principal and accrued but unpaid interest on the 2018 Notes was convertible, at the option of the holders, into shares of our common stock at a conversion price of $0.45 per share in the event that we received aggregate gross proceeds of less than $10,000,000 under the ELOC Purchase Agreement from any sales we made to Lincoln Park pursuant to the ELOC Purchase Agreement. Following the end of the quarter ended March 31, 2020, holders of the 2018 Notes notified us of their exercise of their conversion rights. Please see below for additional information regarding the conversion and retirement of the 2018 Notes.

(i)       On April 23, 2019, we completed a bridge financing through which we received aggregate proceeds of $1.3 million in exchange for the April 2019 Notes. The April 2019 Notes accrued interest at a rate of 7.5% per annum and, unless earlier converted into equity securities in our company, were set to mature on the second anniversary of the issue date. In general, the outstanding principal and accrued but unpaid interest on the April 2019 Notes was convertible, at the option of the holders, into shares of our common stock at a conversion price of $1.25 per share in the event that we received aggregate gross proceeds of less than $10,000,000 under the ELOC Purchase Agreement from any sales we made to Lincoln Park pursuant to the ELOC Purchase Agreement. Following the end of the quarter ended March 31, 2020, holders of the April 2019 Notes notified us of their exercise of their conversion rights. Pursuant to the exemption from registration afforded by Section 3(a)(9) under the Securities Act, we issued an aggregate of 11,989,578 shares of our common stock upon the conversion of $4.3 million in aggregate principal and interest on the 2018 Notes and April 2019 Notes converted, which obligations were retired.

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(j)       On May 31, 2019, we issued 472,123 shares of common stock to certain Company insiders upon the conversion of the Advance Notes pursuant to the exemption from registration afforded by Section 3(a)(9) under the Securities Act. No gain or loss was recognized on the conversion.

(k)       On June 28, 2019, we made three short-term, secured bridge notes evidencing an aggregate of $1.7 million of loans made to us by three parties: Cheval, an affiliate of BHC, our controlling stockholder at the time; Nomis Bay, our second largest stockholder; and Cameron Durrant, M.D., MBA, our Chief Executive Officer and Chairman of the Board of Directors.

(l)       Commencing in September 2019, we have issued an aggregate of 72,373 shares of common stock to Ness Capital and Consulting, LLC (the “Consultant”) in exchange for capital markets consulting services delivered by the Consultant to us pursuant to a consulting services agreement entered into on September 13, 2019 (the “Consulting Agreement”). The shares have been issued to the Consultant in monthly installments pursuant to the terms of the Consulting Agreement.

(m)       On November 12, 2019, we made two short-term, secured bridge notes evidencing an aggregate of $350,000 of loans made to the Company by two parties: Cheval, an affiliate of BCH, our controlling stockholder at the time; and Cameron Durrant, M.D., MBA, our Chief Executive Officer and Chairman of the Board of Directors.

(n)       In December 2019 and January 2020, we issued an aggregate of 1,406,592 shares of common stock to Lincoln Park Capital Fund, LLC pursuant to an equity line of credit financing facility, including 706,592 shares issued to Lincoln Park in connection with the establishment of the facility. The Lincoln Park ELOC facility was terminated on June 3, 2020.

(o)       In March 2020, we completed two bridge financings through which we received aggregate proceeds of approximately $0.5 million through the issuance of convertible redeemable notes (the “March 2020 Notes”). The March 2020 Notes were issued with a 10% original issue discount, accrued interest at a rate of 7.0% per annum and, unless earlier converted into equity securities in our company, were set to mature on the first anniversary of the issue date. In general, unless earlier redeemed by us at our option, the outstanding principal and accrued but unpaid interest on the March 2020 Notes was convertible, at the option of the holders, commencing six months from the date of issuance into shares of our common stock at a conversion price of $0.25 per share or, if conversion occurred after nine months from the date of issuance, at a variable conversion price set at a discount to the then-current value of our common stock.

(p)       On April 27, 2020, we issued two short-term, secured bridge notes evidencing an aggregate of $350,000 of loans made to the Company by Nomis Bay LTD and Cheval.

(q)       In April and May 2020, we issued warrants to purchase an aggregate of 60,000 shares of common stock to Batuta Capital Advisors LLC in exchange for capital markets consulting services delivered to us pursuant to a consulting services agreement entered into in April 2020.

(r)       On May 20, 2020, Ronald Barliant, a director of the Company, paid on our behalf approximately $23,000 to a vendor for certain services rendered directly to us. In exchange, we issued Mr. Barliant an aggregate of 26,847 shares of common stock based on the closing price per share of our common stock on such date, which was $0.86 per share.

(s)       In May 2020, we issued an aggregate of 34,866 shares of common stock at the direction of Carter, Terry & Company, Inc. in connection with its performance of capital markets advisory services for the Company.

(t)       In May 2020, we issued warrants to purchase an aggregate of 111,000 shares of common stock to Verta Life Sciences, LLC in exchange for services delivered to us in connection with our clinical trial programs and product development activity.

(u)       In May 2020, we issued warrants to purchase an aggregate of 39,000 shares of common stock to Sage Engineering Services Ltd. in exchange for services delivered to us in connection with our clinical trial programs and product development activity.

(v)       On June 2, 2020, we completed a private placement pursuant to which we issued and sold 82,528,718 shares of our common stock to certain accredited investors at a purchase price of $0.87 per share, for aggregate gross proceeds of approximately $71.8 million.

(w)       On June 30, 2020, Savant executed 100,000 warrant shares in a cashless exercise resulting in 54,545 shares being issued to Savant in July 2020.

Unless otherwise described above, the sales and issuances described in paragraphs (a) – (w) were made in reliance on the exemptions from registration provided by Section 4(a)(2) of the Securities Act as transactions not involving a public offering and/or Regulation D under the Securities Act as sales to accredited investors. The purchasers in these transactions represented to us that they were accredited investors and were acquiring the shares for investment purposes and not with a view to, or for sale in connection with, any distribution thereof.

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ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)       Exhibits

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form+	Date	Number	Filed Herewith
2.1	Findings of Fact, Conclusions of Law, and Order Confirming Second Amended Chapter 11 Plan of Reorganization of the Registrant.	8-K	June 22, 2016	2.1
3.1	Amended and Restated Certificate of Incorporation of the Registrant.	8-K	July 6, 2016	3.1
3.1.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant.	8-K	August 7, 2017	3.1
3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as amended.	8-K	February 28, 2018	3.1
3.1.3***	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as amended (Form of Charter Amendment to Increase Authorized Common Stock)				X
3.1.4***	Form of Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant, as amended (Form of Reverse Stock Split Charter Amendment)				X
3.2	Second Amended and Restated Bylaws of the Registrant.	8-K	August 7, 2017	3.2
4.1	Specimen of Stock Certificate evidencing shares of Common Stock.	S-1 (File No. 333-184299)	January 15, 2013	4.1
4.2	Warrant to Purchase Stock, by and between the Registrant and MidCap Financial SBIC, LP, dated as of June 19, 2013.	8-K	June 24, 2013	10.2
4.3	Common Stock Purchase Warrant, by and between the Registrant and Armistice Capital Fund, dated as December 4, 2015.	8-K	December 9, 2015	4.2
4.4†	Common Stock Purchase Warrant, dated June 30, 2016, by and between the Registrant and Savant Neglected Diseases, LLC.	10-Q	September 23, 2016	4.1
4.5	Registration Rights Agreement, dated as of February 27, 2018, by and among the Registrant and Black Horse Capital Master Fund, Black Horse Capital, Cheval Holdings, Ltd., and Nomis Bay LTD.	10-Q	May 8, 2018	4.6
5.1*	Opinion of Polsinelli PC.
10.1**	2012 Equity Incentive Plan, as amended and restated.	10-Q	August 10, 2015	10.2
10.1.1**	Amendment to the 2012 Equity Incentive Plan, dated as of September 13, 2016.	S-8 (File No. 333-214110)	October 14, 2016	10.2
10.1.2**	Amendment to the 2012 Equity Incentive Plan, effective March 9, 2018.	10-Q	May 8, 2018	10.2
10.2**	Form of Notice of Grant and Stock Option Agreement under the 2012 Equity Incentive Plan.	10-12G (File No. 000-54735)	June 12, 2012	10.8
10.3**	Form of Notice of Grant and Stock Option Agreement under the 2012 Equity Incentive Plan (Outside Directors).	10-K	March 13, 2014	10.37
10.4**	Form of Notice of Stock Unit Award under the 2012 Equity Incentive Plan.	8-K	April 24, 2015	10.1
10.5**	Form of Director and Officer Indemnification Agreement.	10-12G (File No. 000-54735)	June 12, 2012	10.11
10.6	Development and License Agreement, dated May 11, 2004, by and between the Registrant and the Ludwig Institute for Cancer Research.	10-12G/A (File No. 000-54735)	August 7, 2012	10.13
10.7	License Agreement, dated April 7, 2006, by and between the Registrant and the Ludwig Institute for Cancer Research.	10-12G/A (File No. 000-54735)	August 7, 2012	10.14
10.7.1	Amendment to License Agreement, dated October 9, 2008, by and between the Registrant and the Ludwig Institute for Cancer Research.	10-Q	May 8, 2014	10.8

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10.7.2	Amendment to License Agreement, dated June 8, 2011, by and between the Registrant and the Ludwig Institute for Cancer Research.	10-Q	May 8, 2014	10.9
10.8†	Non-Exclusive License Agreement, dated October 15, 2010, by and between the Registrant, BioWa, Inc. and Lonza Sales AG.	10-12G/A (File No. 000-54735)	September 12, 2012	10.16
10.9†	License Agreement, dated March 16, 2007, by and between the Registrant and Novartis International Pharmaceutical Ltd.	10-12G/A (File No. 000-54735)	August 7, 2012	10.17
10.10**	Employment Agreement, dated as of September 13, 2016, by and between the Registrant and Cameron Durrant, MD.	10-Q	November 10, 2016	10.2
10.11	Form of Advance Note.	10-Q	August 9, 2018	10.1
10.12	Form of Convertible Promissory Note.	10-Q	November 6, 2018	10.1
10.13	Amended Employment Agreement dated August 22, 2018, between the Company and Jon. G. Jester.	10-Q	November 6, 2018	10.2
10.14	Form of 2019 Convertible Note.	10-Q	August 13, 2019	10.1
10.15	Clinical Collaboration Agreement, dated May 30, 2019 between the Registrant and Kite Pharma, Inc.	10-Q	August 13, 2019	10.2
10.16	Form of Secured Bridge Note	10-Q	August 13, 2019	10.3
10.16.1	Form of October 8, 2019 Amendment to Secured Bridge Note.	8-K	October 8, 2019	10.1
10.16.2	Form of December 30, 2019 Amendment to Secured Bridge Note.	8-K	December 31, 2019	10.1
10.16.3	Form of March 20, 2020 Amendment to Secured Bridge Note.	8-K	March 23, 2020	10.1
10.17	Purchase Agreement, dated as of November 8, 2019 by and between Humanigen, Inc. and Lincoln Park Capital Fund, LLC.	8-K	November 12, 2019	10.1
10.18	Registration Rights Agreement, dated as of November 8, 2019, by and between Humanigen, Inc. and Lincoln Park Capital Fund, LLC.	8-K	November 12, 2019	10.2
10.19	Form of March 2020 Convertible Note.	10-Q	May 15, 2020	10.3
10.20*	Securities Purchase Agreement, dated as of June 1, 2020, by and among Humanigen, Inc. and the investors party thereto.
10.21*	Registration Rights Agreement, dated as of June 2, 2020, by and among Humanigen, Inc. and the investors party thereto.
10.22	Clinical Trial Agreement, dated as of July 24, 2020, by and between Humanigen, Inc. and The National Institute of Allergy and Infectious Diseases (NIAID), part of the National Institutes of Health (NIH), as represented by the Division of Microbiology and Infectious Diseases (DMID).	8-K	July 30, 2020	10.1
10.23	Form of Humanigen, Inc. 2020 Omnibus Incentive Compensation Plan				X
21.1	List of Subsidiaries.	10-K	March 16, 2020	21.1
23.1	Consent of Horne LLP.				X
23.2*	Consent of Polsinelli PC (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page to initial filing of Form S-1)

101.INS	XBRL Instance Document

101.SCH	XBRL Taxonomy Extension Schema

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB	XBRL Taxonomy Extension Label Linkbase Document

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

* Previously filed

** Indicates management contract or compensatory plan.

*** Each of the Charter Amendment and the Reverse Stock Split Charter Amendment will become effective, if at all, upon filing of such charter amendment with the Delaware Secretary of State. See “Description of Securities” set forth elsewhere in this Registration Statement for additional information regarding the Charter Amendment and the Reverse Stock Split Charter Amendment.

† Confidential treatment has been granted with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

+ Unless otherwise indicated, File No. is 001-035798.

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ITEM 17. UNDERTAKINGS

(a)       The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Burlingame, State of California on August 3, 2020.

Humanigen, Inc.

/s/ Cameron Durrant, M.D., MBA
By: Cameron Durrant, M.D., MBA
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Cameron Durrant
Cameron Durrant, M.D., MBA	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 3, 2020

/s/ Timothy Morris
Timothy Morris, CPA	Chief Operating Officer and Chief Financial Officer (Principal Financial Officer)	August 3, 2020

/s/ David Tousley		August 3, 2020
David Tousley, MBA, CPA	Chief Accounting and Administrative Officer, Corporate Secretary and Treasurer (Principal Accounting Officer)

*
Ronald Barliant, JD	Director	August 3, 2020

*
Rainer Boehm, M.D.	Director	August 3, 2020

*
Robert G. Savage, MBA	Director	August 3, 2020

*
Cheryl Buxton	Director	August 3, 2020

* Pursuant to Power of Attorney

By:	/s/ Cameron Durrant
Cameron Durrant, M.D., MBA
As Attorney-in-Fact